                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-29727


PROSPECTUS

                      OFFER TO EXCHANGE ALL OUTSTANDING
                  9 3/4% SENIOR SUBORDINATED NOTES DUE 2007
                                     FOR
                  9 3/4% SENIOR SUBORDINATED NOTES DUE 2007     VIASYSTEMS, INC.
                               VIASYSTEMS, INC.                     [LOGO]

Viasystems, Inc., a Delaware corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the letter of transmittal accompanying this Prospectus (the "Letter of Transmittal," which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 9 3/4% Senior Subordinated Notes due 2007 (the "New Notes") issued by the Company for each $1,000 principal amount of 9 3/4% Senior Subordinated Notes due 2007 (the "Old Notes") issued by the Company, of which an aggregate principal amount of $400.0 million is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes".

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SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT
SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

--------------------------------------------------------------------------------

Interest on the New Notes is payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1997. The New Notes will mature on June 1, 2007. Except as described below, the Company may not redeem the New Notes prior to June 1, 2002. On and after such date, the Company may redeem the New Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to June 1, 2000, the Company may, subject to certain requirements, redeem up to $140.0 million of the aggregate principal amount of the New Notes with the net cash proceeds received from one or more Equity Offerings (as defined), so long as a Public Market (as defined) exists at the time of such redemption, at a redemption price equal to 109.75% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $200.0 million of the aggregate principal amount of New Notes remains outstanding immediately after each such redemption. The New Notes will not be subject to any sinking fund requirements. Upon the occurrence of a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to June 1, 2002, to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after June 1, 2002, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes."

The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all Subordinated Indebtedness (as defined) of the Company. The Indenture under which the New Notes will be issued (the "Indenture") will permit the Company and its Restricted Subsidiaries (as defined) to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of New Notes." As of June 30, 1997, the aggregate principal amount of the Company's outstanding Senior Indebtedness was approximately $484.8 million (excluding unused commitments) and the Company had no Senior Subordinated Indebtedness, other than the New Notes, and no Subordinated Indebtedness outstanding. See "Description of New
Notes -- Ranking and Subordination." At June 30, 1997, the New Notes effectively ranked junior to approximately $680.7 million of accrued liabilities and obligations of the Company's consolidated subsidiaries, including borrowings under and guarantees in respect of the Senior Credit Facilities. See "Description of New Notes -- Ranking and Subordination."
--------------------------------------------------------------------------------

The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on Friday, December 12, 1997, unless extended (as so extended, such time and date being the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

No public market existed for the Old Notes before the Exchange Offer. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company will pay all the expenses incident to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS NOVEMBER 13, 1997.

                             AVAILABLE INFORMATION

     As a result of the filing of its Registration Statement with the Commission on Form S-1 under the Securities Act, with respect to the New Notes (the "Registration Statement"), the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document set forth all material elements of such documents, but are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

     The Company is required by the Indenture to furnish the holders of the New Notes with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, as long as any New Notes are outstanding.

                     CERTAIN DEFINITIONS AND INDUSTRY DATA

     As used in this Prospectus, unless the context requires otherwise, (i) "Viasystems Group" means Viasystems Group, Inc., which became the Company's corporate parent in April 1997; (ii) "Circo Craft" means Circo Craft Co. Inc. and its subsidiary, which Viasystems Group acquired in October 1996 and contributed to the Company in April 1997; (iii) "Viasystems Technologies" means Viasystems Technologies Corp. (which acquired substantially all of the assets of the Interconnection Technologies Unit of the Microelectronics Group of Lucent Technologies Inc. in December 1996), which Viasystems Group contributed to the Company in April 1997; (iv) "Forward Group" means Forward Group PLC and its subsidiaries, which Viasystems Group acquired and contributed to the Company in April 1997; (v) "Chips" means Interconnection Systems (Holdings) Limited ("ISL") and its subsidiaries, which were acquired by Chips Holdings, Inc. in April 1997 and acquired by the Company concurrently with the consummation of the Original Offering; and (vi) the "Company" means Viasystems, Inc., a wholly-owned subsidiary of Viasystems Group, and the businesses formerly conducted by Circo Craft, Viasystems Technologies, Forward Group, Chips and any of their predecessors. Each of Viasystems Group, Circo Craft, Viasystems Technologies, Forward Group, and Chips are predecessors to Viasystems, Inc.

     The Company relies on and refers to information it has received from various industry analysts regarding the markets for its principal products, printed circuit boards ("PCBs") and backpanel assemblies ("backpanels"). Such information was available from a consistent source only for the United States and European PCB markets and the North American and European backpanel markets.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references herein to the New Notes following the consummation of the Exchange Offer assume that all outstanding Old Notes are tendered and exchanged for New Notes pursuant to the Exchange Offer.

                                  THE COMPANY

GENERAL

     Management believes that the Company is the second largest manufacturer and marketer of printed circuit boards ("PCBs"), and one of the largest manufacturers and marketers of backpanel assemblies ("backpanels"), in the world. PCBs are the basic platforms used to interconnect microprocessors, integrated circuits and other components essential to the functioning of virtually all electronic systems, ranging from sophisticated computers and industrial products to basic household appliances. Backpanels are used in electronic systems to distribute and ground power, to connect PCBs, power supplies and other elements, and to relay information into and out of electronic systems. The Company currently has 16 manufacturing facilities, strategically located in North America, Europe, and South Africa.

     The Company's principal executive offices are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 and its telephone number is (314) 727-2087.

                            OWNERSHIP AND MANAGEMENT

     Hicks Must, Tate & Furst, Incorporated ("Hicks Muse") and Mills & Partners, Inc. ("Mills & Partners") formed Viasystems Group in August 1996 to make strategic acquisitions of PCB manufacturers and backpanel assemblers and to integrate those acquisitions into a global enterprise that is the preferred manufacturer and marketer of complex PCBs and backpanels.

     Hicks Muse is a private investment firm with offices in Dallas, New York, St. Louis and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities.

     With respect to the Company, Hicks Muse is combining its financial expertise with the operating management experience of Mills & Partners. Organized in 1985 by James N. Mills, Mills & Partners consists of a group of senior operating executives who manage a portfolio of companies in a variety of industries. Mills & Partners and Hicks Muse have established an exclusive relationship to pursue leveraged acquisitions of diversified commercial and industrial companies that Mills & Partners will manage.

                                 RECENT HISTORY

     In October 1996, Viasystems Group completed the acquisition of Circo Craft, a rigid PCB manufacturer located in Canada, for a cash purchase price of approximately $129.9 million. In connection with that transaction, Hicks Muse and certain affiliates invested approximately $68.0 million in the common stock of Viasystems Group.

     In December 1996, Viasystems Technologies, a wholly owned subsidiary of Viasystems Group, acquired substantially all the assets of the Interconnection Technologies Unit of the Microelectronics Group (the "Lucent Division") of Lucent Technologies, a rigid PCB manufacturer and backpanel assembler located in the United States, for cash consideration of approximately $170.0 million, plus the issuance of $30.0 million of preferred stock to Lucent Technologies. In connection with that transaction, Hicks Muse and its affiliates invested approximately $7.1 million of additional equity in Viasystems Group, consisting entirely of preferred stock. In addition, simultaneously with the acquisition of the Lucent Division, Hicks Muse and certain affiliates exchanged approximately $38.0 million of the Viasystems Group common stock previously issued to them for $38.0 million of
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

Viasystems Group's preferred stock. The combination of Circo Craft and the former Lucent Division created one of the largest independent manufacturers of PCBs and backpanels in North America.

     In April 1997, an affiliate of Hicks Muse acquired Forward Group, a rigid PCB manufacturer located in the United Kingdom, for a purchase price of approximately $236.3 million (including the issuance of loan notes in the principal amount of approximately $23.9 million to certain former shareholders of the Forward Group (the "Forward Group Loan Notes")), which was funded with $216.0 million of borrowings under a tender facility (the "Tender Facility") and the proceeds from the issuance to Hicks Muse of $40.0 million of the preferred stock of the acquiring entity. Subsequently, Viasystems Group acquired Forward Group for cost, consisting of the assumption of the Tender Facility and the Forward Group Loan Notes. In consideration for Hicks Muse's transfer of Forward Group to Viasystems Group, Viasystems Group issued to Hicks Muse and certain of its affiliates $40.0 million of Viasystems Group's preferred stock. Concurrently with that transaction, Viasystems Group organized the Company as its direct subsidiary and contributed to it the capital stock of Circo Craft, Viasystems Technologies and Forward Group. The Company applied the proceeds from a subordinated credit facility (the "Subordinated Credit Facility") to repay the Tender Facility and to repay $20.0 million of existing indebtedness.

     In April 1997, an affiliate of Hicks Muse ("Chips Holdings") acquired Interconnection Systems (Holdings) Limited, a rigid PCB manufacturer located in the United Kingdom (the "Chips Acquisition"). In connection with that transaction, Hicks Muse and its affiliates invested $140.0 million in the equity capital of Chips Holdings. Concurrently with the consummation of the Original Offering, Viasystems Group acquired Chips Holdings (the "Chips Merger") in consideration for the issuance to Hicks Muse and certain affiliates of Viasystems Group common stock valued at $140.0 million. In connection with the Chips Merger, Viasystems Group assumed approximately $437.5 million of loan notes incurred to finance the Chips Acquisition (the "Chips Loan Notes" and, together with the Forward Group Loan Notes, the "Loan Notes"). Concurrently with the consummation of the Chips Merger, Hicks Muse and its affiliates exchanged the $85.0 million liquidation preference of Viasystem Group's preferred stock owned by them for an equivalent amount of Viasystem Group's common stock. See "Security Ownership of Certain Beneficial Owners" and "Certain Transactions."

     Following the Chips Merger, the Chips operating subsidiaries became indirect wholly-owned subsidiaries of the Company. To facilitate the Chips Merger, the Company negotiated an amendment to its existing credit agreement (the "Senior Credit Facilities"). See "Capitalization" and "Description of Senior Credit Facilities."

     The Circo Craft acquisition, the Lucent Division acquisition, the Forward Group acquisition, and the Chips Merger are collectively referred to as the "Transactions." The foregoing transactions, excluding the acquisitions of Circo Craft and the Lucent Division (both of which occurred in 1996), are collectively referred to as the "1997 Transactions."

                               THE EXCHANGE OFFER

The Exchange Offer.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $400 million aggregate principal amount are outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except that the New Notes will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of New Notes."

                             Based on an interpretation by the Commission's
                               staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, sold and otherwise transferred by any registered person receiving the New Notes, whether or not that person is the registered holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a broker dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exception under the Securities Act or a person participating in the distribution of the New Notes), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person,
                               (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. See "Plan of Distribution."

Registration Rights
  Agreement................  The Old Notes were sold by the Company on June 6,
                               1997, in a private placement in reliance on
                               Section 4(2) of the Securities Act and
                               immediately resold by the initial purchasers thereof in reliance on Rule 144A under the Securities Act (the "Original Offering"). In connection with the sale, the Company entered into an Exchange and Registration Rights Agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement") requiring the Company to make the Exchange Offer. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before November 13, 1997 and (ii) consummate the Exchange Offer on or before December 13, 1997. See "The Exchange
                               Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                               York City time, Friday, December 12, 1997, or such later date and time to which it is extended by the Company.

Withdrawal.................  The tender of the Old Notes pursuant to the
                               Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New
  Notes and Old Notes......  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New
                               Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later. No additional interest will be paid on Old Notes tendered and accept for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to Exchange Offer."

Procedures for Tendering
Old Notes..................  Each holder of the Old Notes wishing to accept the
                               Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. Persons holding the Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company determines that it is not permitted to effect the Exchange Offer as contemplated hereby, (ii) validly tendered Old Notes are not exchanged for New Notes by December 13, 1997, (iii) any holder of Private Exchange Securities (as defined) so requests within 60 days of the Exchange Offer,
                               (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer or (v) any holder of Old Notes that participates in the Exchange Offer does not receive freely transferable New Notes in exchange for tendered securities.

Acceptance of Old Notes and
  Delivery of New Notes....  The Company will accept for exchange any and all
                               Old Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  The Bank of New York is serving as Exchange Agent
                               (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Not Tendering....  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                                 THE NEW NOTES

Issuer.....................  Viasystems, Inc.

Securities Offered.........  $400,000,000 aggregate principal amount of 9 3/4%
                             Senior Subordinated Notes due 2007.

Maturity...................  June 1, 2007.

Interest Payment Dates.....  Interest on the New Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997.

Sinking Fund...............  None.

Optional Redemption........  Except as described below, the Company may not redeem the New Notes prior to June 1, 2002. On and after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to June 1, 2000, the Company may redeem up to $140.0 million of the aggregate principal amount of the New Notes with the net cash proceeds of one or more Equity Offerings, so long as a Public Market exists at the time of redemption, at a redemption price equal to 109.75% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $200.0 million of the aggregate principal amount of the New Notes remains outstanding after each such redemption. See "Description of New Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, (i) the
                             Company will have the option, at any time on or prior to June 1, 2002, to redeem the New Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the date of redemption, and
                             (ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after June 1, 2002, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Description of New Notes -- Change of Control."

Ranking....................  The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness of the Company and will rank senior to all Subordinated Indebtedness of the Company. As of June 30, 1997, the aggregate principal amount of the Company's outstanding Senior Indebtedness was approximately $484.8 million (excluding unused commitments) and the Company had no Senior Subordinated Indebtedness, other than the Old Notes, and no Subordinated Indebtedness outstanding. As of June 30, 1997, the Old Notes ranked junior to approximately $680.7 million of accrued liabilities and obligations of the Company's consolidated subsidiaries, including borrowings under and guarantees in respect of the Senior Credit Facilities. See "Description of New Notes -- Ranking and Subordination."

Restrictive Covenants......  The Indenture limits, among other things: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries; (ii) the payment of dividends on, and redemption of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company and its Restricted Subsidiaries; (iii) investments; (iv) sale of assets and Restricted Subsidiary stock; (v) transactions with affiliates; and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries; however, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of New
                             Notes -- Certain Covenants."

Use of Proceeds............  There will be no cash proceeds to the Company from the Exchange Offer. The Company used the net proceeds from the Original Offering: (i) to repay the Subordinated Credit Facility; (ii) to repay indebtedness under the Senior Credit Facilities; and (iii) to pay related fees and expenses.

                                  RISK FACTORS

     The risk factors that an investor should consider include, but are not limited to: (i) the substantial leverage; (ii) the Company's ability to service its debt; (iii) the Company's restrictive debt covenants of the Indenture and the Senior Credit facilities; (iv) the subordination of the Notes to Senior Indebtedness of the Company; (v) the encumbrances that currently exist on certain of the Company's assets; (vi) the Company's holding company structure;
(vii) lack of the Company's prior history of combined operations; (viii) the ability of the Company to implement its operating and acquisition strategy; (ix) the potential for fluctuations in the Company's operating results and variability of customer orders; (x) the Company's reliance on Lucent Technologies; (xi) the rapidly changing technological environment in which the Company operates; (xii) the Company's dependence upon the electronics industry;
(xiii) the international nature of the Company's operations; (xiv) the Company's ability to protect the proprietary rights to its intellectual property; (xv) certain environmental matters; (xvi) industry competition; (xvii) the impact of labor relations on the Company; (xviii) the existence of a group of stockholders that effectively control the Company; (xix) certain ERISA considerations; (xx) certain limitations on a change in control of the Company; and (xxi) the absence of a public market for the Notes.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the Notes offered hereby.

SUBSTANTIAL LEVERAGE

     The Company has indebtedness that is substantial in relation to its stockholder's equity. As of June 30, 1997, the Company had approximately $884.8 million of indebtedness outstanding and there was approximately $149.6 million available for future borrowings for general corporate purposes and working capital needs and an additional $100.0 million available for future acquisitions, subject to certain conditions under the Senior Credit Facilities. See "Description of the Senior Credit Facilities." On a pro forma basis, after giving effect to the 1997 transactions, the Original Offering and the Exchange Offer, the Company's earnings would have been insufficient to cover fixed charges by approximately $58.5 million and $28.4 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The Company may incur additional indebtedness in the future, subject to certain limitations to be contained in the Indenture and the Senior Credit Facilities, and intends to do so in order to fund future acquisitions as part of its business strategy. See "Description of New Notes" and "Description of Senior Credit Facilities."

     The Company's high degree of leverage could have several important consequences to the holders of the New Notes, including, but not limited to, the following: (i) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions and competition; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes, may be limited; (iii) the Company's leveraged position and the covenants that will be contained in the Indenture and the Senior Credit Facilities could limit the Company's ability to compete, as well as its ability to expand, including through acquisitions, and to make capital improvements; (iv) the Company may be more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's ability to refinance the New Notes in order to pay the principal of the New Notes at maturity or upon a Change of Control may be adversely affected.

     A portion of the consolidated debt of the Company bears interest at floating rates; therefore, the financial results of the Company are and will continue to be affected by changes in prevailing interest rates. As of June 30, 1997, the Company had approximately $484.8 million of debt outstanding bearing interest at floating interest rates. See "Description of Senior Credit Facilities."

ABILITY TO SERVICE DEBT

     The Company's ability to pay interest and principal upon the Senior Credit Facilities, to pay interest on the Notes, and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which will be beyond its control. In addition, amounts owing under the Senior Credit Facilities will become due prior to the maturity of the Notes and such amounts may need to be refinanced. There can be no assurance that future borrowings or equity refinancing will be available for the payment or refinancing of the Company's indebtedness. Cash interest and debt repayments of a total of approximately $52.7 million will be required to be paid from July 1, 1997 to December 31, 1997, based upon the amount of debt outstanding as of June 30, 1997. Cash interest and debt repayments of a total of approximately $86.7 million and $108.9 million will be required to be paid in 1998 and 1999, respectively, based upon the amount of debt outstanding as of June 30, 1997. Such amounts do not give consideration to any additional borrowings which may from time to time be necessary, interest rate fluctuations, or payment of any borrowings before maturity due to any reason. If the Company is unable to service its indebtedness, however, whether in the ordinary course of business or upon acceleration of such indebtedness, the Company will be forced to pursue one or more alternative strategies, such as restructuring or refinancing its indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Description of Senior Credit Facilities."

RESTRICTIVE DEBT COVENANTS

     The Indenture and the Senior Credit Facilities contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, make investments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Senior Credit Facilities contain certain other and more restrictive covenants including restrictions on prepaying indebtedness, such as the New Notes, and will also require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet these financial ratio and financial condition tests can be affected by events beyond its control and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facilities or the Indenture. Upon the occurrence of an event of default under the Senior Credit Facilities, including a default on certain other Indebtedness, such as the Notes, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company were unable to pay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. Substantially all the assets of the Company, including the stock of certain of its subsidiaries, are pledged as collateral to secure the Company's obligations under the Senior Credit Facilities. If the indebtedness under the Senior Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the New Notes. In addition, if a default occurs with respect to Senior Indebtedness, such as the Senior Credit Facilities, the subordination provisions of such Senior Indebtedness would likely restrict payments to holders of New Notes. The Indenture also provides that the failure of the Company or any Restricted Subsidiary (as defined) to pay Indebtedness in a total amount in excess of $20.0 million within any applicable grace period after the final maturity of such Indebtedness, or the acceleration by the holders of such Indebtedness, shall constitute an event of default under the Indenture, unless such default on the Indebtedness is cured, including by way of repayment, or such acceleration rescinded after a 10 day period. See "Description of New
Notes -- Certain Covenants," "-- Events of Default" and "Description of Senior Credit Facilities."

SUBORDINATION OF NOTES TO SENIOR INDEBTEDNESS

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the New Notes will be subordinated to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Company, the assets of the Company will be available to pay obligations on the New Notes only after all Senior Indebtedness has been so paid in full; accordingly there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of the New Notes, or purchase, redeem or otherwise retire the New Notes, in the event of any default with respect to Senior Indebtedness, including Senior Indebtedness under the Senior Credit Facilities. See "Description of Senior Credit Facilities."

     As of June 30, 1997, there was approximately $484.8 million of Senior Indebtedness outstanding (represented by approximately $88.0 million of direct borrowings by the Company under the Senior Credit Facilities, $319.3 million for the Chips Reimbursement Obligation, $24.6 million of Forward Group Loan Notes and $52.9 million of other indebtedness). In addition, there was approximately $149.6 million available under the Senior Credit Facilities as of June 30, 1997 for general corporate purposes and working capital needs of the Company and its subsidiaries and an additional $100.0 million available for future acquisitions, all of which would be Senior Indebtedness if borrowed. Of the amount available to be borrowed as of June 30, 1997 approximately $99.6 million was available for borrowing by the Company's foreign subsidiaries. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of New Notes -- Ranking and Subordination,"
"-- Certain Covenants," and "Description of the Senior Credit Facilities."

ENCUMBRANCES ON ASSETS TO SECURE SENIOR CREDIT FACILITIES

     In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the New Notes will not be secured by any assets of the Company or its subsidiaries; however, obligations under the Senior Credit Facilities are secured by a pledge of all the capital stock of the Company's direct U.S. subsidiaries, 65% of the voting stock of its direct foreign subsidiaries and 100% of the preferred stock of its direct foreign subsidiaries, and the tangible and intangible assets of the U.S. subsidiaries (including 65% of the voting stock of their direct foreign subsidiaries) and certain foreign subsidiaries (including Forward Group and Circo Craft) to secure their respective obligations only, and will be guaranteed by Viasystems Group, with such guaranty secured by a pledge of the capital stock of the Company. In addition, the Company has guaranteed the obligations of its foreign subsidiaries for borrowings under the Senior Credit Facilities and the Company's U.S. subsidiaries have guaranteed the obligations of the Company under the Senior Credit Facilities, including obligations arising under the Company's guarantees. If the Company becomes insolvent or is liquidated, or if payment under any of the Senior Credit Facilities is accelerated, the lenders under the Senior Credit Facilities will be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the Senior Credit Facilities. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of Senior Credit Facilities."

HOLDING COMPANY STRUCTURE

     The New Notes are effectively subordinated to the obligations of the Company's subsidiaries, including the guarantee by its U.S. subsidiaries of obligations of the Company under the Senior Credit Facilities, because the Company is a holding company. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, the creditors of the Company (including the holders of the New Notes), as well as shareholders of the Company, will have no right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under applicable bankruptcy laws. Creditors of such subsidiaries, including lenders under the Senior Credit Facilities, would be entitled to payment in full from such assets before the Company, as a shareholder, would be entitled to receive any distribution therefrom. Except to the extent that the Company itself may be a creditor with recognized claims against such subsidiaries, claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including claims under the New Notes. In addition, as a result of the Company being a holding company, the Company's operating cash flow and its ability to service its indebtedness, including the New Notes, is dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise. At June 30, 1997, the subsidiaries of the Company had aggregate liabilities, including trade payables and accrued expenses, of $680.7 million, including amounts borrowed under the Senior Credit Facilities and guarantees of borrowings made by the Company under the Senior Credit Facilities. As of June 30,

1997 the Company's foreign subsidiaries had additional availability under the Senior Credit Facilities of $99.6 million.

NO PRIOR HISTORY OF COMBINED OPERATIONS

     Prior to their respective acquisitions, the operations of Circo Craft, Viasystems Technologies, Forward Group and Chips were conducted as separate and distinct businesses, each with its own management team, sales and administrative personnel, and manufacturing facilities. The Company anticipates that the current operating management of the various subsidiaries will continue to manage their respective operations and that Mills & Partners will be responsible for the overall management of the Company. There can be no assurance that the Company can successfully integrate these operations. Moreover, the historical financial information and results of operations presented herein may be of limited utility in assessing the Company's historical and potential results of operations as an independent, combined entity. Investors are advised to carefully read "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the financial statements contained herein before making an investment decision. See "Summary -- Transactions" and "Business."

ABILITY TO IMPLEMENT THE COMPANY'S OPERATING AND ACQUISITION STRATEGY

     No assurances can be given that the Company or its management team will be able to implement successfully the operating strategy described herein, including the ability to identify, negotiate and consummate future acquisitions on terms management considers favorable. No assurances can be given that the Company will successfully implement its operating strategies in the future.

     The Company may from time to time pursue the acquisitions of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the costs of assimilating the operations and personnel of the acquired companies, and the potential loss of employees of the acquired companies. No assurance can be given that any acquisition by the Company will not materially and adversely affect the Company or that any such acquisition will enhance the Company's business.

     The ability of the Company to implement its operating strategy and to consummate future acquisitions will require significant additional debt and/or equity capital, particularly in light of the Company's significant and ongoing anticipated capital expenditures, and no assurance can be given as to whether, and on what terms, such additional debt and/or equity capital will be available.

     The Company has responded to a letter from the United Kingdom's Office of Fair Trading ("OFT"), the governmental entity responsible for antitrust control in the United Kingdom, requesting information regarding Chips and Forward Group and their respective market shares in the United Kingdom to determine whether the Fair Trading Act of 1973 applies to the Chips Acquisition. Although no assurances can be given, the Company believes, after consultation with counsel, that no adverse consequence will arise from such OFT inquiry.

FLUCTUATIONS IN OPERATING RESULTS; VARIABILITY OF ORDERS

     The Company's operating results are affected by a number of factors, including the timing of orders from and shipments to major customers, the volume of orders relative to the Company's capacity, the timing of expenditures in anticipation of future sales, pricing pressures, variations in product mix, start-up expenses relating to new manufacturing facilities and economic conditions in the electronics industry. Many of these factors are outside the control of the Company. Because a significant portion of the Company's operating expenses are fixed, even a relatively small revenue shortfall can have a disproportionate effect on the Company's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

     The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in the customers' manufacturing strategies and variation in demand for customer products due to, among other things, technological change, new product introductions, product life-cycles, competitive conditions or general economic conditions. Because the Company generally does not obtain long-term purchase orders or commitments from its customers, it must attempt to anticipate the future volume of orders based on discussions with its customers. A substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. The Company relies on its estimate of anticipated future volumes when making commitments regarding the level of business that it will seek and accept, the mix of products that it intends to manufacture, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. A significant portion of the Company's backlog at any time may be subject to cancellation or postponement without penalty. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

CUSTOMER CONCENTRATION; RELIANCE ON LUCENT TECHNOLOGIES

     Sales to Lucent Technologies by the Lucent Division for fiscal years 1994 and 1995 and by the Company on a pro forma basis for fiscal year 1996 were $277.3 million, $283.0 million and $308.8 million, respectively. The Company does not expect net sales to Lucent Technologies for fiscal year 1997 to significantly diverge from net sales in fiscal year 1996. Lucent Technologies produces telecommunications systems, including telecommunications switching, transmission and wireless communications equipment, all of which utilize the Company's products. Any adverse development or lack of success by Lucent Technologies in any of these product areas could have a material adverse effect on the Company's business and results of operations. See "Business -- Markets and Customers."

     The Company anticipates that Lucent Technologies will continue to be its largest customer for at least the next few years, in part because of the five-year supply agreement (the "Lucent Agreement") that the Company entered with Lucent Technologies as of November 26, 1996, which agreement will be renewed upon the satisfaction of certain performance requirements for two additional one-year periods and thereafter on an ongoing basis until either party terminates the agreement on 18 months' notice. No assurance can be given, however, that the contract with Lucent Technologies will be renewed for additional periods or extended or replaced upon its final expiration.

     The Lucent Agreement requires that by January 1, 1999 the Company's prices for the products supplied to Lucent Technologies shall be reduced to an agreed upon benchmark standard. Effective January 1, 1997, the Company has reduced prices on certain products supplied to Lucent Technologies pursuant to the Lucent Agreement. The financial data for Viasystems Technologies included herein reflects its results of operations while Viasystems Technologies was a captive producer for Lucent Technologies. Historical results of Viasystems Technologies may not be indicative of its results of operations as an independent entity. The Lucent Agreement also requires Lucent Technologies to make minimum annual purchases, subject to certain penalties for failing to satisfy such minimum purchase amounts.

     On a pro forma basis, Lucent Technologies accounted for approximately 35% and the Company's five largest customers as a group accounted for approximately 53% of the Company's net sales for the fiscal year 1996. Although there is no assurance the Company's principal customers will continue to purchase products from the Company at past levels, the Company expects a significant portion of its revenue will continue to be concentrated within a small number of customers. The loss of, or significant curtailment of purchases by, one or more of these customers could have a material adverse effect on the Company. See "Business -- Markets and Customers."

TECHNOLOGICAL CHANGE, PROCESS DEVELOPMENT AND PROCESS DISRUPTION

     The market for the Company's products and services is characterized by rapidly changing technology and continuing process development. The future success of the Company's business will depend in large part upon its ability to maintain and enhance its technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for higher technology and smaller PCBs. In addition, the PCB and backpanel industry could in the future encounter competition from new or revised technologies that render existing electronic interconnect technology less competitive or obsolete or technologies that may reduce the number of PCBs required in electronic components. There can be no assurance that the Company will effectively respond to the technological requirements of the changing market. To the extent the Company determines that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment are likely to continue to require significant capital investment by the Company. There can be no assurance that capital will be available for these purposes in the future or that investments in new technologies will result in commercially viable technological processes. Moreover, the Company's business involves highly complex manufacturing processes that could in the future be subject to periodic failure or disruption. Process disruptions can result in delays in certain product shipments. There can be no assurance that failures or disruptions will not occur in the future. The loss of revenue and earnings to the Company from such a technological change, process development or process disruption, as well as any disruption of the Company's operations resulting from a natural disaster such as an earthquake, fire or flood, could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Industry -- Overview," "Business -- Business Strategy," "-- Products and Services," and " -- Manufacturing."

DEPENDENCE ON ELECTRONICS INDUSTRY

     The electronics industry, which encompasses the Company's principal customers, is characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, the electronics industry is generally subject to rapid technological change and product obsolescence. Furthermore, the electronics industry is subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the electronics industry would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Industry -- Overview" and
"Business -- Markets and Customers."

INTERNATIONAL OPERATIONS

     A significant portion of the Company's operations are conducted in foreign countries, and are subject to risks that are inherent in operating abroad, including governmental regulation, changes in import duties, trade restrictions, work stoppages, currency restrictions and other restraints and burdensome taxes. On a pro forma basis, net sales from international operations during fiscal 1996 and the six months ended June 30, 1997 were approximately $331.6 million and $281.9 million, or 60.9% and 62.5% of pro forma net sales, respectively.

     The Company's operations worldwide and the products it sells are subject to numerous governmental regulations and inspections. Although the Company believes it is substantially in compliance with such regulations, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, may from time to time require operational improvements or modifications at various locations or the payment of fines and penalties, or both.

     The Company is subject to a variety of governmental regulations in certain countries where it markets its products, including import quotas and tariffs, and taxes.

     The Company's operations involve transactions in a variety of currencies. The results of its operations may be significantly affected by fluctuations of currency exchange rates. Such fluctuations are significant to the Company's operations because many of its costs are incurred in currencies different from those that are received from the sale of its products in foreign markets, and there is normally a time lag between the incurrence of such costs and collection of the related sales proceeds. The Company engages from time to time in various hedging activities to minimize potential losses on cash flows originating in foreign currencies.

INTELLECTUAL PROPERTY

     The Company's success depends in part on proprietary technology and manufacturing techniques. The Company has few patents for these proprietary techniques and chooses to rely primarily on trade secret protection. Litigation may be necessary to protect the Company's technology, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. The Company is not aware of any pending or threatened claims that affect any of the Company's intellectual property rights. If any infringement claim is asserted against the Company, the Company may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

     The Company's operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all PCB manufacturers because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future new or more stringent requirements could be imposed. See "Business -- Environmental."

COMPETITION

     The PCB and backpanel industries are highly fragmented and characterized by intense competition. The Company believes that its major competitors are large U.S. and international independent and captive producers that also manufacturer multilayer PCBs and provide backpanels and other electronic assemblies. In addition, OEMs with captive PCB and backpanel manufacturing operations may seek orders in the open market to fill excess capacity, thereby increasing price competition. Moreover, the Company may face additional competitive pressures as a result of changes in technology. See "-- Technological Change, Process Development and Process Disruption."

     During periods of recession or economic slowdown in the electronics industry and other periods when excess capacity exists, electronics OEMs become more price sensitive, which could have a material adverse effect on PCB and backpanel pricing. In addition, the Company believes that price competition from PCB and backpanel manufacturers in Asia and other locations may play an increasing role in the PCB and backpanel markets in which the Company competes. Competition in the industry has also increased due to the consolidation trend in the industry, which results in potentially better capitalized, and more effective competitors. Price has become the most important competitive issue as: (i) competition from Pacific Rim competitors has intensified; (ii) U.S. and European manufacturers have shifted production overseas; (iii) the price of products in end-user industries has declined; (iv) technology and material enhancements have improved efficiencies and reduced production costs; and (v) improved quality control has resulted in higher yields. The Company's basic interconnect technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

LABOR RELATIONS

     Approximately 35% of the Company's employees are unionized. Approximately 660 employees of the Company at Forward Group's United Kingdom facilities are governed by a collective bargaining agreement that is terminable by either party upon three months notice. Approximately 95 employees of the Company at Forward Group's South Africa facility are governed by a collective bargaining agreement that is negotiated annually. A prolonged dispute at one or more facilities could have a material adverse effect on the Company.

CONTROLLING STOCKHOLDERS

     100% of the common stock of the Company is owned by Viasystems Group, which in turn is controlled by an affiliate of Hicks Muse. As a result, Hicks Muse effectively will be able to elect all the members of the Board of Directors of Viasystems Group and therefore direct the management and policies of the Company. The interests of Hicks Muse and its affiliates as equity owners of Viasystems Group may differ from the interests of holders of the Notes as creditors of the Company. See "Summary -- Recent History," "Security Ownership of Certain Beneficial Owners" and "Certain Transactions."

ERISA CONSIDERATIONS

     The Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Fund III") is a private investment fund which is managed by an affiliate of Hicks Muse and which was formed for the principal purpose of making investments in companies. Fund III currently owns at least 80% of the total outstanding common stock of Viasystems Group and thereby indirectly possesses at least 80% of the total combined voting power and total value of shares of all classes of stock of the Company. Fund III also currently owns and may acquire at least 80% of the total combined voting power or the total value of shares of all classes of stock of other companies, some of which may sponsor or contribute to pension plans subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 412 of the Internal Revenue Code of 1986, as amended ("Code"). In accordance with the provisions of ERISA and the Code, the Company is a member of a controlled group of corporations or a group of trades or businesses under common control that includes Fund III ("Fund III ERISA Group"), and each member of such group is jointly and severally liable for certain unfunded pension liabilities and pension contributions which arise during such member's inclusion within such group. While Hicks Muse expects each member of the Fund III ERISA Group to satisfy its pension-related obligations with respect to its employees to the fullest extent permitted by law, without assistance from other members of the Fund III ERISA Group, there are no assurances that an insolvency, bankruptcy or other condition would not occur at one member of the Fund III ERISA Group which could result in a liability to other members of the Fund III ERISA Group (including the Company). Hicks Muse is not currently aware of any accrued and unpaid pension contribution, or termination of or withdrawal from a pension plan subject to Title IV of ERISA or
Section 412 of the Code at any member of the Fund III ERISA Group which would have a material adverse effect on the Company.

LIMITATION ON CHANGE OF CONTROL

     Upon a Change of Control, the Company may be required to offer to purchase all of the New Notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the New Notes that the Company might be required to purchase. In the event that the Company were required to purchase New Notes pursuant to a Change of Control Offer (as defined), the Company expects that it would require third party financing; however, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Senior Credit Facilities restricts the Company's ability to repurchase the New Notes, including pursuant to a Change of Control Offer. A Change of Control will result in an event of default under the Senior Credit Facilities and may cause the acceleration of other Senior Indebtedness, if any, in which case the subordination provisions of the New Notes would require payment in full of the Senior Credit Facilities and any such Senior Indebtedness before repurchase of the Notes. See "Description of New Notes -- Change of Control" and "Description of Senior Credit Facilities." The inability to repay Senior Indebtedness, if accelerated, and to purchase all of the tendered Notes, would constitute an event of default under the Indenture.

FRAUDULENT CONVEYANCE

     The incurrence of indebtedness (such as the New Notes) in connection with the Transactions and payments to consummate the Transactions with the proceeds thereof are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the New Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors or that the Company received less than a reasonably equivalent value of fair consideration for those obligations and, at the time of the occurrence of the obligations, the obligor either: (i) was insolvent or rendered insolvent by reason thereof; (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital; or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the New Notes, subordinate the New Notes to other indebtedness of the Company or take other action detrimental to the holders of the New Notes. Some courts have held that an obligor's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for indebtedness incurred to finance that purchase.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Transactions, the Company will be: (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Transactions;
(ii) in possession of sufficient capital to run its business effectively; and
(iii) incurring debts within its ability to pay as the same mature or become due.

     There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     Prior to the Exchange Offer, there was no public market for the Old Notes. The Company does not intend to apply for a listing of the New Notes, on a securities exchange or on any automated dealer quotation system. There is currently no established market for the New Notes and there can be no assurance as to the liquidity of markets that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the prices at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may be lower than the initial market value thereof, depending upon many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the Exchange Offer. The Company used the net proceeds from the Original Offering (approximately $386.0 million), to (i) repay all amounts outstanding under the Tranche A Loan (as defined) under the Senior Credit Facilities; (ii) repay a portion of the Tranche C Loan (as defined) under the Senior Credit Facilities; (iii) repay all amounts outstanding under the Canadian Term Loan (as defined) under the Senior Credit Facilities; (iv) repay all amounts outstanding under the Chips Revolving Loan (as defined); and (v) repay all amounts outstanding under the Subordinated Credit Facility. See "Capitalization" and "Description of Senior Credit Facilities."

     Prior to its repayment, the Tranche A Loan matured on December 31, 2002, and bore interest, at the Company's option, at a rate per annum equal to (i) 1.5% above the Alternate Base Rate, or (ii) 2.5% above the Eurocurrency Base Rate. The Tranche C Loan matures on June 30, 2005 and bears interest, at the Company's option, at a rate per annum equal to (i) 2.5% above the Alternate Base Rate, or (ii) 3.5% above the Eurocurrency Base Rate. Prior to its repayment, the Canadian Term Loan matured on December 31, 2002 and loans denominated in U.S. dollars bore interest, at the Company's election, at either (i) the Eurocurrency Base Rate (as defined in the Senior Credit Facility) plus 2.5% or (ii) the Canadian Alternate Base Rate (as defined in the Senior Credit Facilities) plus 1.5%, and those loans denominated in Canadian dollars bore interest, at the Company's option, at a rate per annum equal to (i) the Canadian Bankers Acceptance Discount Rate plus 2.5%, or (ii) the Canadian Prime Rate (as defined) plus 1.5%. Pursuant to the Senior Credit Facilities, the Chips Revolving Loan will have a maturity date of November 30, 2002, and will bear interest at LIBOR plus 2.5%. The Subordinated Credit Facility had an initial maturity date of April 11, 1998. At May 30, 1997, the interest rate on such borrowings (calculated as a fixed spread over a floating interest rate index) was 14.5% per annum. See "Summary -- Recent History" and "Description of Senior Credit Facilities."

                            SELECTED FINANCIAL DATA
THE COMPANY

    The selected information below for the period from inception (August 28, 1996) to December 31, 1996 presents financial information of Viasystems Group for the period during which Circo Craft and Viasystems Technologies were operated by Viasystems Group and prior to the formation of the Company and Viasystems Group's contribution of its assets to the Company in April 1997. The data for the period from inception (August 28, 1996) to December 31, 1996 has been derived from the audited consolidated financial statements of Viasystems Group. The selected information below for the six months ended June 30, 1997, presents the financial information of Viasystems, Inc. and its subsidiaries subsequent to the capital contribution by Viasystems Group and the financial information of Viasystems Group and its subsidiaries prior to the capital contribution to Viasystems, Inc. The data for the six months ended June 30, 1997, has been derived from the unaudited condensed consolidated financial statements of Viasystems, Inc. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The following information should be read in conjunction with the audited consolidated financial statements of Viasystems Group and the notes thereto, the unaudited condensed consolidated financial statements of Viasystems, Inc. and the notes thereto, the "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                                                  FROM INCEPTION
                                                                   (AUGUST 28,            SIX MONTHS
                                                                     1996) TO               ENDED
                                                                   DECEMBER 31,            JUNE 30,
                                                                       1996                  1997
                                                              ----------------------    --------------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................         $ 50,400             $  346,692
Cost of goods sold..........................................           42,052                254,648
Selling, general and administrative expenses................            3,844                 31,851
Depreciation and amortization...............................            4,635                 46,303
Write-off of acquired in-process research and
  development(1)............................................           50,800                294,500
                                                                     --------             ----------
  Operating loss............................................          (50,931)              (280,610)
Interest expense............................................            2,503                 22,127
Amortization of deferred financing costs....................              470                  2,796
Other expense...............................................              262                     70
                                                                     --------             ----------
  Loss before income taxes and extraordinary item...........          (54,166)              (305,603)
Provision (benefit) for income taxes........................           (5,424)                   891
                                                                     --------             ----------
  Loss before extraordinary item............................          (48,742)              (306,494)
Extraordinary loss, net of tax(2)...........................               --                  7,796
                                                                     --------             ----------
  Net loss..................................................         $(48,742)            $ (314,290)
                                                                     ========             ==========
OTHER DATA:
Adjusted EBITDA(3)..........................................         $  4,504             $   60,193
Operating cash flows........................................            1,662                 22,057
Investing cash flows........................................         (286,286)              (198,292)
Financing cash flows........................................          300,713                212,386
Capital expenditures........................................            3,563                 42,388
Ratio of earnings to fixed charges(4).......................              N/A                    N/A

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...................................         $ 16,117             $   50,823
Working capital.............................................           44,938                 90,245
Total assets................................................          387,741              1,012,661
Total debt, including current maturities....................          265,620                884,805
Stockholders' equity (deficit)..............................           54,973                (66,496)

---------------

(1) Represents charges relating to the write-off of acquired in-process research and development costs associated with the acquisitions of Circo Craft, the Lucent Division, Forward Group and Chips. The write-off relates to acquired research and development for projects that do not have a future alternative use. See "Notes to Consolidated Financial Statements" of Viasystems Group and "Notes to Unaudited Condensed Consolidated Financial Statements" of Viasystems, Inc.

(2) The Company recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity with the proceeds of the Original Offering.

(3) Adjusted EBITDA is defined as operating income (loss) plus depreciation, amortization and the non-cash charge relating to the write-off of acquired in-process research and development. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP. Adjusted EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of Adjusted EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. Adjusted EBITDA, as presented, may not be comparable to similarly-titled measures of other companies.

(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the component of rental expense that management believes is representative of interest. Earnings were insufficient to cover fixed charges by $54,166 for the period August 28, 1996 to December 31, 1996 and $305,603 for the six months ended June 30, 1997.

CIRCO CRAFT CO. INC.

     The selected information below represents the financial information of Circo Craft for the periods indicated. The data for the four fiscal years ended December 31, 1995, and the nine months ended September 30, 1996 (the period prior to the acquisition of Circo Craft by Viasystems Group), and the six months ended June 30, 1996, set forth in Canadian GAAP in C$, has been derived from the audited and unaudited condensed consolidated financial statements of Circo Craft. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The consolidated financial statements of Circo Craft have been prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP (see
Note 12 to the consolidated financial statements of Circo Craft). The data set forth in U.S. GAAP for the two years ended December 31, 1995, the nine months ended September 30, 1996, and the six months ended June 30, 1996, has been derived from the audited and unaudited condensed consolidated financial statements of Circo Craft and adjusted for differences between Canadian GAAP and U.S. GAAP and includes financial information for the nine months ended September 30, 1996, which has been translated for convenience to U.S.$ at an exchange rate of C$1.36 = U.S.$1.00 (Source: The Wall Street Journal). The following information should be read in conjunction with the audited and unaudited condensed consolidated financial statements of Circo Craft and the notes thereto, the "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                 CANADIAN GAAP
                                ---------------

                                                                                                             SIX
                                                                                           NINE MONTHS     MONTHS
                                                 FISCAL YEARS ENDED DECEMBER 31,              ENDED         ENDED
                                           --------------------------------------------   SEPTEMBER 30,   JUNE 30,
                                             1992       1993       1994(1)     1995(1)        1996          1996
                                           --------   ---------   ---------   ---------   -------------   ---------
                                                               (CANADIAN DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales................................  C$94,010   C$106,244   C$151,825   C$185,156     C$129,633     C$ 85,304
Cost of goods sold.......................    74,200      88,788     124,929     148,788       101,532        67,900
Selling, general and administrative
  expenses...............................     7,395       7,908      10,079      11,087         7,969         5,704
Depreciation and amortization............     7,095       7,296       7,160       7,931         8,456         5,020
                                           --------   ---------   ---------   ---------     ---------     ---------
  Operating income.......................     5,320       2,252       9,657      17,350        11,676         6,680
Interest expense.........................       854         337         515         852           646           393
Other income.............................        --          --        (195)       (915)         (880)         (571)
Expenses related to sale(2)..............        --          --          --          --         5,907            --
                                           --------   ---------   ---------   ---------     ---------     ---------
  Income before income taxes.............     4,466       1,915       9,337      17,413         6,003         6,858
Provision for income taxes...............     1,429       1,854       2,719       5,564         3,847         2,934
                                           --------   ---------   ---------   ---------     ---------     ---------
  Net income before non controlling
    interest.............................  C$ 3,037   C$     61   C$  6,618   C$ 11,849     C$  2,156     C$  3,924
                                           ========   =========   =========   =========     =========     =========
OTHER DATA:
EBITDA(3)................................  C$12,415   C$  9,548   C$ 16,817   C$ 25,281     C$ 20,132     C$ 11,700
Capital expenditures.....................     2,704      11,072       6,679      23,764        13,058         7,997
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents......................................   C$  7,202   C$ 19,231     C$ 28,438
Working capital................................................      34,260      40,057        41,909
Total assets...................................................     101,175     128,964       134,725

                        APPROXIMATE AMOUNTS IN U.S. GAAP

                                                                                                         IN U.S. $
                                                                                              SIX         FOR THE
                                                    FISCAL YEARS ENDED      NINE MONTHS     MONTHS      NINE MONTHS
                                                       DECEMBER 31,            ENDED         ENDED         ENDED
                                                   ---------------------   SEPTEMBER 30,   JUNE 30,    SEPTEMBER 30,
                                                    1994(1)     1995(1)        1996          1996          1996
                                                   ---------   ---------   -------------   ---------   -------------
                                                               (CANADIAN AND U.S. DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................  C$142,840   C$194,140     C$129,633     C$85,304      $ 95,318
Cost of goods sold...............................    122,513     148,788       101,532       67,900        74,656
Selling, general and administrative expenses.....     10,217      10,846         8,072        5,732         5,935
Depreciation and amortization....................      7,160       7,931         8,456        5,020         6,218
                                                   ---------   ---------     ---------     --------      --------
  Operating income...............................      2,950      26,575        11,573        6,652         8,509
Interest expense.................................        515         852           646          393           475
Other income.....................................       (195)       (915)         (880)        (571)         (647)
Expenses related to sale(2)......................         --          --         5,907           --         4,343
                                                   ---------   ---------     ---------     --------      --------
  Income before income taxes.....................      2,630      26,638         5,900        6,830         4,338
Provision for income taxes.......................      2,822       6,079         3,680        2,711         2,706
                                                   ---------   ---------     ---------     --------      --------
  Net income (loss) before non controlling
    interest.....................................  C$   (192)  C$ 20,559     C$  2,220     C$ 4,119      $  1,632
                                                   =========   =========     =========     ========      ========
OTHER DATA:
EBITDA(3)........................................  C$ 10,110   C$ 34,506     C$ 20,029     C$11,672      $ 14,727
Operating cash flows.............................      5,653      24,388        18,034       12,920        13,260
Investing cash flows.............................     (7,392)    (21,790)      (14,444)     (15,228)      (10,621)
Financing cash flows.............................      5,737       9,300         1,222       (1,332)          899
Capital expenditures.............................      6,679      23,764        13,058        7,997         9,601
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents........................  C$  4,703   C$ 16,600     C$ 21,411                   $ 15,744
Working capital..................................     25,276      40,057        41,909                     30,815
Total assets.....................................     91,139     128,964       134,725                     99,063
Total debt, including current maturities.........     14,101      15,998        17,563                     12,914

---------------

(1) Under Canadian GAAP in effect at the time, the Company recognized certain revenues related to a gain on an out-of-court settlement in 1994. Under U.S. GAAP, that gain would have been deferred and recognized in 1995.

(2) Represents non-recurring expenses incurred in connection with the sale of Circo Craft to Viasystems Group which includes, among others, brokerage and legal fees.

(3) EBITDA is defined as operating income plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. EBITDA, as presented, may not be comparable to similarly-titled measures of other companies.

VIASYSTEMS TECHNOLOGIES CORP.

     The selected information below presents financial information of the Lucent Division (renamed Viasystems Technologies) for the periods indicated. The unaudited financial data for the fiscal years ended December 31, 1992 and 1993 and the six months ended June 30, 1996, has been derived from the unaudited financial statements of Viasystems Technologies which, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The data for the fiscal years ended December 31, 1994 and 1995, and the eleven months ended November 30, 1996 (the period prior to the acquisition of the Lucent Division by Viasystems Technologies), has been derived from the audited statements of operations of Viasystems Technologies. Presentation of balance sheet data for Viasystems Technologies is not meaningful because such business was a division of Lucent Technologies for the periods indicated. In addition, Viasystems Technologies was a captive producer for Lucent Technologies and historical financial results for Viasystems Technologies may not be indicative of its results of operations as an independent entity. The following information should be read in conjunction with the audited financial statement of Viasystems Technologies and the notes thereto, the "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                                                                                    SIX
                                                                                  ELEVEN MONTHS    MONTHS
                                           FISCAL YEARS ENDED DECEMBER 31,            ENDED        ENDED
                                      -----------------------------------------   NOVEMBER 30,    JUNE 30,
                                        1992       1993       1994       1995         1996          1996
                                      --------   --------   --------   --------   -------------   --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...........................  $247,458   $262,364   $310,559   $325,047     $325,102      $171,299
Cost of goods sold..................   205,175    217,277    238,623    274,824      244,313       129,897
Selling, general and administrative
  expenses..........................    29,525     24,259     42,930     42,445       34,792        20,565
Depreciation and amortization.......    17,405     17,606     16,111     16,378       18,317        10,527
                                      --------   --------   --------   --------     --------      --------
  Operating income (loss)...........    (4,647)     3,222     12,895     (8,600)      27,680        10,310
Interest expense(1).................        --         --          5        204          917           361
Other income........................      (191)      (249)       (75)       (94)        (228)         (564)
                                      --------   --------   --------   --------     --------      --------
  Income (loss) before income
    taxes...........................    (4,456)     3,471     12,965     (8,710)      26,991        10,513
Provision (benefit) for income
  taxes.............................    (1,737)     1,319      4,927     (3,310)      10,257         4,205
                                      --------   --------   --------   --------     --------      --------
  Net income (loss).................  $ (2,719)  $  2,152   $  8,038   $ (5,400)    $ 16,734      $  6,308
                                      ========   ========   ========   ========     ========      ========
OTHER DATA:
EBITDA(2)...........................  $ 12,758   $ 20,828   $ 29,006   $  7,778     $ 45,997      $ 20,837
Operating cash flows(3).............
Investing cash flows(3).............
Financing cash flows(3).............
Capital expenditures................    11,804      9,823     16,884     22,173       16,485         8,100

---------------

(1) Interest expense represents interest incurred on capital leases.

(2) EBITDA is defined as operating income (loss) plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. EBITDA, as presented, may not be comparable to similarly-titled measures of other companies. Charges of $10,069, $8,896, $14,565, $18,987, $7,900 and $6,388, net of estimated additional administrative costs to be incurred, for fiscal years ended 1992, 1993, 1994, 1995, the eleven months ended November 30, 1996 and the six months ended June 30, 1996, respectively, incurred with respect to corporate allocations to the Lucent Division by Lucent Technologies, which are not expected to be incurred by the Company are included in the historical results of operations and have not been eliminated to calculate EBITDA.

(3) Financial statements had not been previously prepared for the Lucent Division. The data in the table above has been derived from financial statements that present only assets purchased in the Lucent Division acquisition and results of operations related to the Lucent Division. Any computation of historical cash flow data for the Lucent Division would be based on arbitrary assumptions of the financial information necessary to prepare such data. As a result, the historical cash flow data of the Lucent Division has not been prepared or presented.

FORWARD GROUP PLC

     The selected information below presents financial information of Forward Group for the periods indicated. The data for the five fiscal years ended January 31, 1997, set forth in U.K. GAAP in U.K.L, has been derived from the audited consolidated financial statements of Forward Group. The data for the six months ended June 30, 1996 and the three months ended March 31, 1997, has been derived from the unaudited condensed consolidated financial statements of Forward Group. In the opinion of management the unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The consolidated financial statements of Forward Group have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see Note 25 to the consolidated financial statements of Forward Group included elsewhere herein). The data set forth in U.S. GAAP for the three fiscal years ended January 31, 1997 and for the six months ended June 30, 1996 and the three months ended March 31, 1997, has been derived from the audited and unaudited condensed financial statements of Forward Group and adjusted for differences between U.K. GAAP and U.S. GAAP and includes financial information for the fiscal year ended January 31, 1997, and the three months ended March 31, 1997, which has been translated for convenience to U.S.$ at exchange rates of U.K.L.62=U.S. $1.00 and U.K.L.61==U.S. $1.00, respectively (Source: The Wall Street Journal). The following information should be read in conjunction with the audited and unaudited condensed consolidated financial statements of Forward Group and the notes thereto, the "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                   U.K. GAAP
                                   ----------

                                                                                                      SIX         THREE
                                                                                                    MONTHS       MONTHS
                                                      FISCAL YEARS ENDED JANUARY 31,                 ENDED        ENDED
                                          ------------------------------------------------------   JUNE 30,     MARCH 31,
                                            1993       1994       1995       1996        1997        1996         1997
                                          --------   --------   --------   ---------   ---------   ---------    ---------
                                                                       (POUNDS IN THOUSANDS)
Statement of Operations Data:
Net sales...............................  L 12,459   L 20,663   L 23,819   L  66,839   L 105,029   L  49,899    L  25,287
Costs of goods sold.....................     6,868   11,505..     17,032      49,850      79,030      36,826       18,938
Selling, general and administrative
  expenses..............................     3,290      5,856      3,179       6,425      11,189       3,919        2,271
Depreciation and amortization...........       914      1,143      1,215       2,701       4,694       1,979        1,265
Restructuring charges(1)................                   --         --          --       1,244          --           --
                                          --------   --------   --------   ---------   ---------   ---------    ---------
  Operating income......................     1,387      2,159      2,393       7,863       8,872       7,175        2,813
Interest expense........................       213        208        228         412         996         354          381
Other income............................       (57)       (75)       (52)       (113)       (229)       (121)         (40)
Gain on disposal of discontinued
  operation(2)..........................        --         --     (1,503)         --          --          --           --
Expense related to sale(3)..............                   --         --          --          --          --        1,318
                                          --------   --------   --------   ---------   ---------   ---------    ---------
  Income before income taxes............     1,231      2,026      3,720       7,564       8,105       6,942        1,154
Provision for income taxes..............       428        699        744       2,641       2,707       2,291          833
                                          --------   --------   --------   ---------   ---------   ---------    ---------
  Net income............................  L    803   L  1,327   L  2,976   L   4,923   L   5,398   L   4,651    L     321
                                          ========   ========   ========   =========   =========   =========    =========
OTHER DATA:
EBITDA(4)...............................  L  2,301   L  3,302   L  3,608   L  10,564   L  14,810   L   9,154    L   4,078
Capital expenditures....................     1,423      3,050      2,724       4,678      11,841       7,292        1,494
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............  L      3   L      4   L      3   L     789   L      --                L      --
Working capital.........................      (561)       (94)     1,245       1,898      (3,074)                  (3,610)
Total assets............................     8,997     13,968     15,589      51,124      60,282                   63,721

                        APPROXIMATE AMOUNTS IN U.S. GAAP

                                                                                                        IN US$
                                                                         SIX        THREE     --------------------------
                                           FISCAL YEARS ENDED           MONTHS     MONTHS     FISCAL YEAR   THREE MONTHS
                                               JANUARY 31,              ENDED       ENDED        ENDED         ENDED
                                     -------------------------------   JUNE 30,   MARCH 31,   JANUARY 31,    MARCH 31,
                                       1995       1996       1997        1996       1997         1997           1997
                                     --------   --------   ---------   --------   ---------   -----------   ------------
                                                              (POUNDS AND DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................  L 23,819   L 66,839   L 105,029   L49,899    L 25,287     $ 169,402      $ 41,454
Costs of goods sold................    17,032     49,850      79,030    36,826      18,938       127,468        31,046
Selling, general and administrative
  expenses.........................     3,179      6,390      11,029     3,849       2,231        17,789         3,657
Depreciation and amortization......     1,219      2,787       4,870     2,058       1,313         7,855         2,152
Restructuring charges(1)...........        --         --       1,244        --          --         2,006            --
                                     --------   --------   ---------   --------   --------     ---------     ---------
  Operating income.................     2,389      7,812       8,856     7,166       2,805        14,284         4,599
Interest expense...................       228        412         996       354         381         1,606           625
Other income.......................       (52)      (113)       (229)     (121)        (40)         (369)          (66)
Gain on disposal of discontinued
  operation(2).....................    (1,523)        --          --        --          --            --            --
Expense related to sale(3).........        --         --          --        --       1,318            --         2,161
                                     --------   --------   ---------   --------   --------     ---------     ---------
  Income before income taxes.......     3,736      7,513       8,089     6,933       1,146        13,047         1,879
Provision for income taxes.........     1,488      2,652       2,760     2,314         846         4,452         1,387
                                     --------   --------   ---------   --------   --------     ---------     ---------
  Net income.......................  L  2,248   L  4,861   L   5,329   L 4,619    L    300      $  8,595      $    492
                                     ========   ========   =========   ========   ========     =========     =========
OTHER DATA:
Adjusted EBITDA(4).................  L  3,608   L 10,599   L  14,970   L 9,224    L  4,118      $ 24,145      $  6,751
Operating cash flows...............     1,901      8,594      13,995     6,911       2,687        22,573         4,405
Investing cash flows...............       301    (12,045)    (16,373)  (13,244)       (488)      (26,408)         (800)
Financing cash flows...............    (2,203)     4,237       1,589     5,231      (2,199)        2,563        (3,604)
Capital expenditures...............     2,724      4,678      11,841     7,292       1,494        19,098         2,449
BALANCE SHEET DATA
  (END OF PERIOD):
Cash and cash equivalents..........  L      3   L    789   L      --              L     --       $    --       $    --
Working capital....................     1,534      2,553      (3,074)               (3,610)       (4,958)       (5,917)
Total assets.......................    15,134     56,539      67,406                70,814       108,719       116,088
Total debt, including current
  maturities.......................     1,746      7,879      15,535                18,295        25,056        29,992

---------------

(1) Represents non-recurring restructuring charges related to the consolidation and rationalization of several facilities at Forward Group.

(2) Represents the gain recognized from the sale of an unrelated business in December 1994.

(3) Represents non-recurring expenses incurred in connection with the sale of Forward Group which includes, among others, brokerage and legal fees.

(4) Adjusted EBITDA is defined as operating income plus depreciation, amortization and the non-cash charges related to the restructuring of facilities discussed in note (1) above in the amount of L1,244 and $2,006, in U.K.L and U.S.$, respectively. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of Adjusted EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. Adjusted EBITDA, as presented, may not be comparable to similarly-titled measures of other companies.

INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED ("CHIPS")

     The selected information below presents financial information of Chips as of and for the periods indicated. The data as of and for the fiscal years ended April 2, 1993, April 1, 1994, March 31, 1995, March 29, 1996, and April 4, 1997
set forth in U.K.L, has been derived from the audited consolidated financial statements of Chips. The data for the six months ended June 29, 1996 and the three months ended April 4, 1997, has been derived from the unaudited condensed consolidated financial statements of Chips. In the opinion of management of the Company, the unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The results for the three months ended March 29, 1996 (which are included in the results for the six months ended June 29, 1996) and the three months ended April 4, 1997, are included in the statement of operations data for the fiscal years ended March 29, 1996 and April 4, 1997. The consolidated financial statements of Chips have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see
Note 25 to the consolidated financial statements of Chips included elsewhere herein). The data set forth in U.S. GAAP as of and for the fiscal years ended March 31, 1995, March 29, 1996 and April 4, 1997, and for the six months ended June 29, 1996, and the three months ended April 4, 1997, has been derived from the audited and unaudited condensed consolidated financial statements of Chips and adjusted for differences between U.K. GAAP and U.S. GAAP and includes financial information for the fiscal year and three months ended April 4, 1997, which has been translated for convenience to U.S.$ at an exchange rate of U.K.L.61=U.S. $1.00 (Source: The Wall Street Journal). The following information should be read in conjunction with the audited and unaudited condensed consolidated financial statements of Chips and the notes thereto, the "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                   U.K. GAAP
                                   ----------

                                                                                                            SIX        THREE
                                                                 FISCAL YEARS ENDED                       MONTHS      MONTHS
                                               -------------------------------------------------------     ENDED       ENDED
                                               APRIL 2,   APRIL 1,   MARCH 31,   MARCH 29,   APRIL 4,    JUNE 29,    APRIL 4,
                                                 1993       1994       1995        1996        1997        1996        1997
                                               --------   --------   ---------   ---------   ---------   ---------   ---------
                                                                            (POUNDS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  L 36,750   L 51,852   L 70,805    L 104,611   L 141,643   L 61,834     L 38,266
Costs of goods sold..........................    25,793     36,024     49,149      73,407       94,466     39,000       28,848
Selling, general and administrative
  expenses...................................     4,207      6,264      6,242       7,522       10,514      4,399        1,895
Depreciation and amortization................     3,198      6,561     10,822      17,302       19,123      8,971        5,050
                                               --------   --------   ---------   ---------   ---------   --------    ---------
  Operating income...........................     3,552      3,003      4,592       6,380       17,540      9,464        2,473
Interest expense.............................       830        449        921         807          818        440          260
Other income.................................       (27)      (200)      (109)         --          (44)        --          (44)
                                               --------   --------   ---------   ---------   ---------   --------    ---------
  Income before income taxes.................     2,749      2,754      3,780       5,573       16,766      9,024        2,257
Provision for income taxes...................       997      1,488      2,539       4,422        6,874      4,083          668
                                               --------   --------   ---------   ---------   ---------   --------    ---------
  Net income.................................   L 1,752    L 1,266   L  1,241    L  1,151     L  9,892    L 4,941     L  1,589
                                               ========   ========   =========   =========   =========   ========    =========
OTHER DATA:
EBITDA(1)....................................   L 6,750    L 9,564   L 15,414    L 23,682     L 36,663   L 18,435     L  7,523
Capital expenditures.........................     5,292     11,434     14,477      25,544       27,591     12,751       13,672
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents....................   L    33    L    27   L  2,087    L  2,636     L 26,244                L 26,244
Working capital..............................     1,027     (2,948)    (1,094)     (5,851)      11,516                  11,516
Total assets.................................    26,928     36,067     52,616      67,349      129,921                 129,921

                        APPROXIMATE AMOUNTS IN U.S. GAAP

                                                                                                                IN U.S.$
                                                                                  SIX        THREE     --------------------------
                                                  FISCAL YEARS ENDED            MONTHS      MONTHS     FISCAL YEAR   THREE MONTHS
                                           ---------------------------------     ENDED       ENDED        ENDED         ENDED
                                           MARCH 31,   MARCH 29,   APRIL 4,    JUNE 29,    APRIL 4,     APRIL 4,       APRIL 4,
                                             1995        1996        1997        1996        1997         1997           1997
                                           ---------   ---------   ---------   ---------   ---------   -----------   ------------
                                                                     (POUNDS AND DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales................................  L 70,805    L104,611    L 141,643   L 61,834    L  38,266    $232,202       $ 62,731
Costs of goods sold......................    49,149      73,407       94,466     39,000       28,848     154,862         47,292
Selling, general and administrative
  expenses...............................     6,112       7,464       10,437      4,358        1,877      17,110          3,077
Depreciation and amortization............     9,124      15,752       17,522      8,184        4,650      28,725          7,623
                                           --------    ---------   ---------   --------    ---------    --------       --------
  Operating income.......................     6,420       7,988       19,218     10,292        2,891      31,505          4,739
Interest expense.........................       921         807          818        440          260       1,341            426
Other income.............................      (109)         --          (44)        --          (44)        (72)           (72)
                                           --------    ---------   ---------   --------    ---------    --------       --------
  Income before income taxes.............     5,608       7,181       18,444      9,852        2,675      30,236          4,385
Provision for income taxes...............     2,080       2,584        6,112      3,633          351      10,020            576
                                           --------    ---------   ---------   --------    ---------    --------       --------
  Net income.............................  L  3,528    L  4,597    L  12,332   L  6,219    L   2,324    $ 20,216       $  3,809
                                           ========    =========   =========   ========    =========    ========       ========
OTHER DATA:
EBITDA(1)................................  L 15,544    L 23,740    L  36,740   L 18,476    L   7,541    $ 60,230       $ 12,362
Operating cash flows.....................    10,763      18,670       27,826     13,550        8,243      45,616         13,513
Investing cash flows.....................   (12,670)    (16,816)     (24,119)    (5,870)      (9,490)    (39,539)       (15,557)
Financing cash flows.....................     3,967      (1,305)      19,901     (2,333)       5,229      32,625          8,572
Capital expenditures.....................    14,477      25,544       27,591     12,751       13,672      45,231         22,413
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents................  L  2,087    L  2,636    L  26,244               L  26,244    $ 43,023       $ 43,023
Working capital..........................      (677)     (3,929)      14,276                  14,276      23,403         23,403
Total assets.............................    45,397      62,893      105,452                 105,452     172,872        172,872
Total debt, including current
  maturities.............................    11,295      15,699       35,754                  35,754      58,613         58,613

---------------

(1) EBITDA is defined as operating income plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. EBITDA, as presented, may not be comparable to similarly-titled measures of other companies.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") of the Company is based on the audited and unaudited condensed consolidated financial statements of Viasystems Group, the audited and unaudited condensed consolidated financial statements of Circo Craft, the audited and unaudited condensed financial statements of Viasystems Technologies, the audited and unaudited condensed consolidated financial statements of Forward Group, and the audited and unaudited condensed consolidated financial statements of Chips, all included elsewhere herein. Due to the differing yearends of Forward Group and Chips, compared to the Company, the results of Forward Group for the month of January and Chips for the three months ended April 4, 1997 are included in the unaudited pro forma statements of operations for both the year ended December 31, 1996, and the six months ended June 30, 1997. In order to present the Pro Forma Financial Information, certain financial information for Circo Craft, Forward Group and Chips was translated from the local currency to United States dollars at the exchange rate in effect as of the date of the financial information based upon exchange rates published in The Wall Street Journal. Such rates, in all cases, are not materially different from the weighted average exchange rate for the period being translated. Circo Craft financial information for the nine months ended September 30, 1996, was translated at C$1.36=U.S.$1.00. Forward Group financial information for the year ended January 31, 1997 and the three months ended March 31, 1997 were translated at U.K. L.62=U.S.$1.00 and U.K. L.61= U.S.$1.00, respectively. Chips financial information for the year and three months ended April 4, 1997, was translated at U.K. L.61= U.S.$1.00. The Company does not represent that the Canadian dollar or British pound sterling amounts shown herein could have been converted to United States dollars at the quoted exchange rates. The Pro Forma Financial Information gives effect to pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma statement of operations for the year ended December 31, 1996 gives effect to the acquisitions of Circo Craft, Viasystems Technologies and Forward Group, the Chips Merger and the consummation of the Original Offering and the Exchange Offer, as though each such transaction had occurred at January 1, 1996. The unaudited pro forma statement of operations for the six months ended June 30, 1997, gives effect to the 1997 Transactions, the consummation of the Original Offering and the Exchange Offer, as though such transactions had occurred at January 1, 1996. The financial data for Circo Craft, Forward Group and Chips used in the preparation of the Pro Forma Financial Information has been adjusted for the differences between Canadian GAAP or U.K. GAAP, as the case may be, and U.S. GAAP (see notes to the consolidated financial statements of Circo Craft, Forward Group and Chips, all included elsewhere herein).

     The Pro Forma Financial Information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future. The Pro Forma Financial Information should be read in conjunction with the historical financial statements of Viasystems Group, Circo Craft, Viasystems Technologies, Forward Group and Chips, and the related notes thereto, all included elsewhere herein.

                                VIASYSTEMS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                             ORIGINAL
                                                                                             OFFERING
                                                                                           AND EXCHANGE
                                        HISTORICAL     TRANSACTIONS         TRANSACTIONS      OFFER
                                        COMBINED(1)    ADJUSTMENTS           PRO FORMA     ADJUSTMENTS      PRO FORMA(2)
                                       -------------   ------------         ------------   ------------     ------------
Net sales.............................   $872,424        $     --             $872,424       $     --         $872,424
Costs of goods sold(3)................    643,351         (13,474)(4)          629,877             --          629,877
Selling, general and administrative
  expenses(3).........................     79,470                               79,470             --           79,470
Depreciation and amortization.........     65,750          64,208(5)           129,958             --          129,958
Write-off of acquired in-process
  research and development............     50,800         (50,800)(6)               --             --               --
Restructuring charges.................      2,006              --                2,006             --            2,006
                                         --------        --------             --------       --------         --------
  Operating income....................     31,047              66               31,113             --           31,113
Interest expense, net(7)..............      6,842          73,916(8)            80,758            505(9)        81,263
Amortization of deferred financing
  costs...............................        470           7,552(10)            8,022          1,388(11)        9,410
Expenses related to sale..............      4,343          (4,343)(12)              --             --               --
Other income..........................     (1,054)             --               (1,054)            --           (1,054)
                                         --------        --------             --------       --------         --------
  Income (loss) before income taxes...     20,446         (77,059)             (56,613)        (1,893)         (58,506)
Provision (benefit) for income
  taxes...............................     22,011         (27,213)(13)          (5,202)          (757)(13)      (5,959)
                                         --------        --------             --------       --------         --------
     Net income (loss)................   $ (1,565)       $(49,846)            $(51,411)      $ (1,136)        $(52,547)
                                         ========        ========             ========       ========         ========
Ratio of earnings to fixed
  charges(14).........................                                                                             N/A

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                                VIASYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

(1) The following combined historical operating data of Viasystems Group for the period from inception (August 28, 1996) to December 31, 1996, Circo Craft for the nine months ended September 30, 1996 (the period prior to the acquisition of Circo Craft by Viasystems Group), Viasystems Technologies for the eleven months ended November 30, 1996 (the period prior to the acquisition of the Lucent Division by Viasystems Technologies), Forward Group for the year ended January 31, 1997, and Chips for the year ended April 4, 1997 was derived from the audited historical statements of operations of Viasystems Group, Circo Craft, Viasystems Technologies, Forward Group, and Chips all included elsewhere herein.

                               VIASYSTEMS    CIRCO     VIASYSTEMS    FORWARD                COMBINED
                                 GROUP       CRAFT    TECHNOLOGIES    GROUP      CHIPS     HISTORICAL
                               ----------   -------   ------------   --------   --------   ----------
    Net sales................   $ 50,400    $95,318     $325,102     $169,402   $232,202     $872,424
    Costs of goods sold......     42,052     74,656      244,313      127,468    154,862      643,351
    Selling, general and
      administrative
      expenses...............      3,844      5,935       34,792       17,789     17,110       79,470
    Depreciation and
      amortization...........      4,635      6,218       18,317        7,855     28,725       65,750
    Write-off of acquired in-
      process research and
      development............     50,800         --           --           --         --       50,800
    Restructuring charges....         --         --           --        2,006         --        2,006
                                --------    -------     --------     --------   --------     --------
      Operating income
         (loss)..............    (50,931)     8,509       27,680       14,284     31,505       31,047
    Interest expense.........      2,503        475          917        1,606      1,341        6,842
    Amortization of deferred
      financing costs........        470         --           --           --         --          470
    Expenses related to
      sale...................         --      4,343           --           --         --        4,343
    Other expense (income)...        262       (647)        (228)        (369)       (72)      (1,054)
                                --------    -------     --------     --------   --------     --------
      Income (loss) before
         income taxes........    (54,166)     4,338       26,991       13,047     30,236       20,446
    Provision (benefit) for
      income taxes...........     (5,424)     2,706       10,257        4,452     10,020       22,011
                                --------    -------     --------     --------   --------     --------
         Net income (loss)...   $(48,742)   $ 1,632     $ 16,734     $  8,595   $ 20,216     $ (1,565)
                                ========    =======     ========     ========   ========     ========

(2) The Unaudited Pro Forma Statement of Operations does not reflect the following non-recurring charges which resulted from the 1997 Transactions and the Original Offering. Such charges were recorded in the first and second quarters of 1997. See "Management's Discussion and Analysis of Results of Operations and Financial Condition".

     (a) Write-off recorded as an Extraordinary Item in the second quarter of 1997 of $7,796, net of income tax benefit, related to debt financing fees on debt retired before maturity with the proceeds of the Original Offering.

     (b) Write-off of $294,500 recorded in the second quarter of 1997 related to acquired in-process research and development in the acquisitions of Forward Group and Chips.

     (c) Expenses of the seller of approximately $2,161 related to the acquisition of Forward Group have been recorded by Forward Group as of March 1997. See "Viasystems, Inc. Unaudited Pro Forma Statement of Operations for the Six Months Ended June 30, 1997" and accompanying notes thereto.

(3) Included in cost of goods sold and selling, general and administrative expenses are $6,004 and $12,200, respectively of corporate allocations from Lucent to Viasystems Technologies. Such allocations will not be incurred by the Company on standalone basis, but have not been eliminated in the pro forma statement of operations.

                                VIASYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

(4) Adjustment reflects the following:

     (a) Effect on cost of goods sold as
         a result of purchase accounting
         adjustments....................  $  (1,844)
     (b) Savings associated with the
         change to certain benefits of
         manufacturing personnel........    (11,630)
                                          ---------
          Total.........................  $ (13,474)
                                          =========

(5) Adjustment reflects the full year effect of the acquisitions of the Lucent Division, Circo Craft, Forward Group and Chips.

(6) Adjustment reflects elimination of the write-off of acquired in-process research and development as this item is not expected to have a continuing impact on operations.

(7) Interest expense, net, is interest expense net of interest income. A one-half of one percent change in interest rates would impact interest expense by approximately $525 in the aggregate for borrowings under the Tranche B Loan, the Tranche C Loan, and the Forward Group Loan Notes remaining outstanding on a pro forma basis after giving effect to the Transactions, the Original Offering and the Exchange Offer.

(8) Adjustment reflects the net impact to interest expense of the following borrowings as if the Transactions had been consummated as of the beginning of the period:

Senior Credit Facilities:
  Chips Revolving Loan -- $41,587 at 8.0%...................  $ 3,327
  Canadian Revolving Loan -- $1,235 at 8.0%.................       99
  Tranche A Loan -- $35,000 at 8.0%.........................    2,800
  Tranche B Loan -- $55,000 at 8.5%.........................    4,675
  Tranche C Loan -- $55,000 at 9.0%.........................    4,950
  Canadian Term Loan -- $63,345 at 5.5%.....................    3,484
  Chips Reimbursement Obligation(a).........................   30,258
Forward Group Loan Notes -- $23,852 at 7.0%.................    1,669
Subordinated Credit Facility -- $216,000 at 12.1%...........   26,190
Other -- $41,324 at 8.0%....................................    3,306
                                                              -------
                                                               80,758
Elimination of historical interest..........................   (6,842)
                                                              -------
                                                              $73,916
                                                              =======

     --------------------
    (a) Interest on the Chips Reimbursement Obligation consists of:

     Chips Loan Notes -- $437,500 at 6.2%...................    $27,213
     Letter of credit fee -- $346,463 at 2.5%...............      8,662
     Letter of credit fee on the Cash Collateral
      Reimbursement Account -- $118,250 at 0.25%............        296
     Less: Interest income on the Cash Collateral
      Reimbursement Account -- $118,250 at 5.0%.............     (5,913)
                                                                -------
                                                                $30,258
                                                                =======

(9) Adjustment reflects the net impact to interest expense as a result of the Original Offering and the Exchange Offer:

 Issuance of Senior Subordinated Notes due 2007 -- $400,000
    at 9.75%................................................  $ 39,000
 Repayment of:
   Chips Revolving Loan -- $41,587 at 8.0%..................    (3,327)
   Canadian Revolving Loan -- $1,235 at 8.0%................       (99)
   Tranche A Loan -- $35,000 at 8.0%........................    (2,800)
   Tranche C Loan -- $28,833 at 9.0%........................    (2,595)
   Canadian Term Loan -- $63,345 at 5.5%....................    (3,484)
   Subordinated Credit Facility -- $216,000 at 12.1%........   (26,190)
                                                              --------
                                                              $    505
                                                              ========

(10) Adjustment reflects the amortization of deferred financing costs associated with the Transactions as if the Transactions had been consummated as of the beginning of the period. These

                                VIASYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     costs are amortized over the term of the related debt using the effective interest method and the straight-line method, which approximates the effective interest method.

(11) Adjustment reflects the amortization of deferred financing costs associated with the Original Offering and the Exchange Offer as if the Original Offering and the Exchange Offer had been consummated as of the beginning of the period and the elimination of the amortization of the deferred financing costs associated with debt which was repaid prior to maturity with the proceeds of the Original Offering. Deferred financing costs are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

(12) Adjustment reflects the elimination of expenses of Circo Craft related to the acquisition of Circo Craft.

(13) Adjustments reflect the pro forma tax effect of the adjustments described above based on effective tax rates of 40% for all entries impacting U.S. pro forma results and 33% for all entries impacting non-U.S. pro forma results.

(14) For purposes of calculating the ratio of earnings to fixed charges available to cover fixed charges, "earnings" represent earnings before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately 1/3) of rental expenses that management believes is representative of the interest component of rent expense. Earnings on a pro forma basis were insufficient to cover fixed charges by $58,506.

                                VIASYSTEMS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                           ORIGINAL
                                                                                         OFFERING AND
                                                                                           EXCHANGE
                                           HISTORICAL    TRANSACTIONS    TRANSACTIONS       OFFER
                                           COMBINED(1)   ADJUSTMENTS      PRO FORMA      ADJUSTMENTS      PRO FORMA
                                           -----------   ------------    ------------   --------------    ---------
Net sales................................   $ 450,877      $     --        $450,877        $    --        $450,877
Costs of goods sold......................     332,986            --         332,986             --         332,986
Selling, general and administrative
  expenses...............................      38,585            --          38,585             --          38,585
Depreciation and amortization............      56,078         6,591(2)       62,669             --          62,669
Write-off of acquired in-process R&D.....     294,500      (294,500)(3)          --             --              --
                                            ---------      --------        --------        -------        --------
  Operating income (loss)................    (271,272)      287,909          16,637             --          16,637
Interest expense, net(4).................      23,178        17,518(5)       40,696            774(6)       41,470
Amortization of deferred financing
  costs..................................       2,796         1,013(7)        3,809           (144)(8)       3,665
Expenses related to sale.................       2,161        (2,161)(9)          --             --              --
Other income.............................         (68)           --             (68)            --             (68)
                                            ---------      --------        --------        -------        --------
  Income (loss) before income taxes and
     extraordinary item..................    (299,339)      271,539         (27,800)          (630)        (28,430)
Provision (benefit) for income taxes.....       2,854        (7,416)(10)     (4,562)          (252)(10)     (4,814)
                                            ---------      --------        --------        -------        --------
  Income (loss) before extraordinary
     item................................    (302,193)      278,955         (23,238)          (378)        (23,616)
                                            ---------      --------        --------        -------        --------
Extraordinary loss, net of income tax
  benefit................................       7,796            --           7,796         (7,796)(11)         --
                                            ---------      --------        --------        -------        --------
          Net income (loss)..............   $(309,989)     $278,955        $(31,034)       $ 7,418        $(23,616)
                                            =========      ========        ========        =======        ========
Ratio of earnings to fixed charges(12)...                                                                      N/A

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                                VIASYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

(1) The following combined interim operating data of Viasystems, Inc. for the six months ended June 30, 1997, Forward Group for the three month period ended March 31, 1997, and of Chips for the three month period ended April 4, 1997 was derived from the unaudited interim statement of operations all included elsewhere herein.

                                                     VIASYSTEMS   FORWARD              COMBINED
                                                        INC.       GROUP     CHIPS    HISTORICAL
                                                     ----------   -------   -------   ----------
     Net sales.....................................  $ 346,692    $41,454   $62,731    $ 450,877
     Costs of goods sold...........................    254,648     31,046    47,292      332,986
     Selling, general and administrative
       expenses....................................     31,851      3,657     3,077       38,585
     Depreciation and amortization.................     46,303      2,152     7,623       56,078
     Write-off of acquired in-process R&D..........    294,500         --        --      294,500
                                                     ---------    -------   -------    ---------
       Operating income (loss).....................   (280,610)     4,599     4,739     (271,272)
                                                     ---------    -------   -------    ---------
     Interest expense..............................     22,127        625       426       23,178
     Amortization of deferred financing costs......      2,796         --        --        2,796
     Expenses related to sale......................         --      2,161        --        2,161
     Other expense (income)........................         70        (66)      (72)         (68)
                                                     ---------    -------   -------    ---------
       Income (loss) before income taxes and
          extraordinary item.......................   (305,603)     1,879     4,385     (299,339)
     Provision for income taxes....................        891      1,387       576        2,854
                                                     ---------    -------   -------    ---------
       Income (loss) before extraordinary item.....   (306,494)       492     3,809     (302,193)
                                                     ---------    -------   -------    ---------
     Extraordinary loss, net of income tax
       benefit.....................................      7,796         --        --        7,796
                                                     ---------    -------   -------    ---------
          Net income (loss)........................  $(314,290)   $   492   $ 3,809    $(309,989)
                                                     =========    =======   =======    =========

(2) Adjustment reflects the six month effect of the acquisitions of Forward Group and Chips.

(3) Adjustment reflects elimination of the write-off of acquired in-process research and development as this item is not expected to have a continuing impact on operations.

(4) Interest expense, net, is interest expense net of interest income. A one-half of one percent change in interest rates would impact interest expense by approximately $282 in the aggregate for borrowings under the Tranche B Loan, the Tranche C Loan, and the Forward Group Loan Notes outstanding at June 30, 1997.

                                VIASYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
             FOR THE SIX MONTHS ENDED JUNE 30, 1997 -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

 (5) Adjustment reflects the net impact to interest expense of the following borrowings as if the 1997 Transactions had been consummated as of January 1, 1996:

Senior Credit Facilities:
  Chips Revolving Loan -- $41,587 at 8.1%...................  $  1,678
  Tranche A Loan -- $45,000 at 8.1%.........................     1,815
  Tranche B Loan -- $55,000 at 8.6%.........................     2,356
  Tranche C Loan -- $55,000 at 9.1%.........................     2,494
  Canadian Term Loan -- $62,995 at 5.5%.....................     1,742
  Chips Reimbursement Obligation(a).........................    15,129
Forward Group Loan Notes -- $24,243 at 7.0%.................       857
Subordinated Credit Facility -- $216,000 at 11.6%...........    12,493
Other -- $53,312 at 8.0%....................................     2,132
                                                              --------
                                                                40,696
Elimination of historical interest..........................   (23,178)
                                                              --------
                                                              $ 17,518
                                                              ========

     --------------------

      (a) Interest on the Chips Reimbursement Obligation consists of:

    Chips Loan Notes -- $437,500 at 6.2%....................    $13,606
    Letter of credit fee -- $346,463 at 2.5%................      4,331
    Letter of credit fee on the Cash Collateral
     Reimbursement Account -- $118,250 at 0.25%.............        148
    Less: Interest income on the Cash Collateral
     Reimbursement Account -- $118,250 at 5.0%..............     (2,956)
                                                                -------
                                                                $15,129
                                                                =======

 (6) Adjustment reflects the net impact to interest expense as a result of the Original Offering and the Exchange Offer:

Senior Subordinated Notes due 2007 -- $400,000 at 9 3/4%....    $19,500
Senior Credit Facilities:
  Tranche B Loan -- $55,000 at 8.6%.........................      2,356
  Tranche C Loan -- $33,000 at 9.1%.........................      1,496
  Chips Reimbursement Obligation(a).........................     15,129
Forward Group Loan Notes -- $24,243 at 7.0%.................        857
Other -- $53,312 at 8.0%....................................      2,132
                                                                -------
                                                                 41,470
Elimination of Transactions Pro Forma interest..............    (40,696)
                                                                -------
                                                                $   774
                                                                =======

     --------------------

     (a) Interest on the Chips Reimbursement Obligation consists of:

    Chips Loan Notes -- $437,500 at 6.2%....................    $13,606
    Letter of credit fee -- $346,463 at 2.5%................      4,331
    Letter of credit fee on the Cash Collateral
     Reimbursement Account -- $118,250 at 0.25%.............        148
    Less: Interest income on the Cash Collateral
     Reimbursement Account -- $118,250 at 5.0%..............     (2,956)
                                                                -------
                                                                $15,129
                                                                =======

                                VIASYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
             FOR THE SIX MONTHS ENDED JUNE 30, 1997 -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

 (7) Adjustment reflects the amortization of deferred financing costs associated with the 1997 Transactions as if the 1997 Transactions had been consummated as of the beginning of the period. These costs are amortized over the term of the related debt using the effective interest method and the straight-line method, which approximates the effective interest method.

 (8) Adjustment reflects the amortization of deferred financing costs associated with the Original Offering and the Exchange Offer as if the Original Offering and the Exchange Offer had been consummated as of the beginning of the period and the elimination of the amortization of the deferred financing costs associated with debt which was retired prior to maturity with the proceeds of the Original Offering. Deferred financing costs are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

 (9) Adjustment reflects the elimination of expenses of Forward Group related to the acquisition of Forward Group.

(10) Adjustments reflect the pro forma tax effect of the adjustments described above based on effective tax rates of 40% for all entries impacting U.S. pro forma results and 33% for all entries impacting non U.S. pro forma results.

(11) Adjustment reflects elimination of the extraordinary item as this item is not expected to have a continuing impact on operations.

(12) For purposes of calculating the ratio of earnings to fixed charges available to cover fixed charges, "earnings" represent earnings before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately 1/3) of rental expenses that management believes is representative of the interest component of rent expense. Earnings on a pro forma basis were insufficient to cover fixed charges by $28,430.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
GENERAL

     Hicks Muse and Mills & Partners formed Viasystems Group in August 1996 to make strategic acquisitions of PCB manufacturers and backpanel assemblers and to integrate those acquisitions into a global enterprise that is the preferred manufacturer and marketer of PCBs and backpanels. In October 1996, Viasystems Group completed the acquisition of Circo Craft, a rigid PCB manufacturer, for a cash purchase price of approximately $129.9 million. In December 1996, Viasystems Technologies, a wholly owned subsidiary of Viasystems Group, acquired substantially all the assets of the Lucent Division, in a transaction valued at $200.0 million. The combination of Circo Craft and the former Lucent Division created one of the largest independent manufacturers of PCBs and backpanels in North America. Prior to its acquisition by Viasystems Technologies, the Lucent Division was a captive supplier of Lucent Technologies. Accordingly, its historical results of operations are not indicative of the results of operations to be expected for a stand-alone enterprise.

     In April 1997, an affiliate of Hicks Muse acquired Forward Group, a rigid PCB manufacturer located in the United Kingdom, for a cash purchase price of approximately $236.0 million. Subsequently, Viasystems Group acquired Forward Group from the Hicks Muse affiliate. Concurrently with that transaction, Viasystems Group organized the Company as its direct subsidiary and contributed to it the capital stock of Circo Craft, Viasystems Technologies and Forward Group.

     In April 1997, Chips Holdings acquired Chips. Concurrently with the consummation of the Original Offering, Viasystems Group acquired Chips in consideration for the issuance to Hicks Muse and certain of its affiliates of Viasystems Group's common stock valued at $140.0 million. In connection with the Chips Merger, Viasystems Group assumed the Chips Loan Notes. Following the Chips Merger, the Chips operating subsidiaries became indirect wholly-owned subsidiaries of the Company. See "Summary -- Recent History."

     Viasystems, Inc. is a wholly owned subsidiary of Viasystems Group. Viasystems, Inc. was formed on April 2, 1997, as a subsidiary of Viasystems Group. On April 10, 1997, Viasystems Group contributed to Viasystems, Inc. all of the capital of its then existing subsidiaries -- Circo Craft, Viasystems Technologies, and PCB Acquisition Limited (the acquisition parent of Forward Group). Prior to the contribution of this capital by Viasystems Group, Viasystems, Inc. had no operations of its own. The discussion included herein of the Company represents the results of operations of Viasystems, Inc. and its subsidiaries subsequent to the capital contribution by Viasystems Group and of Viasystems Group and its subsidiaries prior to the capital contribution of such subsidiaries to Viasystems, Inc.

     Each of Viasystems Group, Circo Craft, Viasystems Technologies, Forward Group and Chips are predecessors to Viasystems, Inc. A discussion of the results of operations for each of the separate entities follows the discussion below relating to the Company. The separate results of each entity are impacted by a number of factors including target markets, customers, and local economics. Differing demand for printed circuit boards in general and demand for different technologies of printed circuit boards may not be consistent for each of the predecessor entities acquired. The Company believes that the combination of the predecessor entities will provide it with a significant advantage in managing its operations to meet demand. The discussion of the results of operations of the separate entities has been prepared based upon the results of each of separate entity in accordance with the local GAAP of the entity and should be read in conjunction with the "Selected Financial Data" of each of entity and the financial statements and notes thereto of Viasystems Group, Circo Craft, Viasystems Technologies, Forward Group, and Chips, all of which are included elsewhere herein.

THE COMPANY

     Viasystems, Inc. is a wholly owned subsidiary of Viasystems Group. Viasystems, Inc. was formed on April 2, 1997, as a subsidiary of Viasystems Group. On April 10, 1997, Viasystems Group contributed to Viasystems, Inc. all of the capital of its then existing subsidiaries -- Circo Craft, Viasystems Technologies, and PCB Acquisition Limited (the acquisition parent of Forward Group). Prior to the contribution of this capital by Viasystems Group, Viasystems, Inc. had no operations of its own. The discussion included herein of the Company represents the results of operations of Viasystems, Inc. and its subsidiaries subsequent to the capital contribution by Viasystems Group and of Viasystems Group and its subsidiaries prior to the capital contribution of such subsidiaries to Viasystems, Inc.

     The following table presents (i) statement of operations data of the Company on a historical basis and expressed as a percentage of net sales and
(ii) specified other data.

                                                  FROM INCEPTION
                                                 (AUGUST 28, 1996)     SIX MONTHS ENDED
                                                  TO DECEMBER 31,          JUNE 30,
                                                       1996                  1997
                                                 -----------------     -----------------
STATEMENT OF OPERATIONS DATA:
Net sales......................................  $ 50,400    100.0%    $ 346,692   100.0%
Cost of goods sold.............................    42,052     83.4       254,648    73.5
Selling, general and administrative expenses...     3,844      7.6        31,851     9.2
Depreciation and amortization..................     4,635      9.2        46,303    13.4
Write-off of acquired in-process research and
  development(1)...............................    50,800    100.8       294,500    84.9
                                                 --------   ------     ---------   -----
  Operating loss...............................  $(50,931)  (101.1)%   $(280,610)  (80.9)%
                                                 ========   ======     =========   =====
OTHER DATA:
Adjusted EBITDA(2).............................  $  4,504      8.9%    $  60,193    17.4%
Operating cash flows...........................     1,662                 22,057
Investing cash flows...........................  (286,286)              (198,292)
Financing cash flows...........................   300,713                212,386

---------------

(1) Represents charges relating to the write-off of acquired in-process research and development costs associated with the acquisitions of Circo Craft, the Lucent Division, Forward Group and Chips. The write-off related to acquired research and development for projects that do not have a future alternatives use. See "Notes to Consolidated Financial Statements" of Viasystems Group and "Notes to Unaudited Condensed Consolidated Financial Statements" of Viasystems, Inc.

(2) Adjusted EBITDA is defined as operating income (loss) plus depreciation, amortization and the non-cash charge relating to the write-off of acquired in-process research and development. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP. Adjusted EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of adjusted EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. Adjusted EBITDA, as presented, may not be comparable to similarly-titled measures of other companies.

     The Company's net sales for the period from inception (August 28, 1996) to December 31, 1996 were $50.4 million and cost of goods sold were $42.1 million, or 83.4% of net sales. Selling, general and administrative expenses for the same period were $3.8 million, or 7.6% of net sales. During the period from inception (August 28, 1996) to December 31, 1996, net cash provided by operating activities was $1.7 million. For the same period, the Company used approximately

$286.3 million in investing activities primarily for the acquisitions of Circo Craft and the Lucent Division. The acquisitions were funded through the issuance of $238.3 million of long-term obligations and the proceeds of $73.8 million of equity offerings offset by $11.4 million of financing costs.

     The Company's net sales for the six months ended June 30, 1997 were $346.7 million and cost of goods sold were $254.6 million, or 73.5% of net sales. Selling, general and administrative expenses for the same period were $31.9 million, or 9.2% of net sales. During the six months ended June 30, 1997, net cash from operations was $22.0 million. For the same period, the Company used approximately $42.3 million for capital expenditures and used approximately $155.9 million in investing activities primarily for the acquisitions of Forward Group and Chips. The acquisitions were funded through the issuance of $187.1 million of long-term obligations and the proceeds of $59.8 million of equity offerings offset by $34.5 million of financing costs.

     The Company believes that the operating results of Viasystems, Inc. are not comparable to the operating results expected to be achieved in the future due to, among other things, the 1997 Transactions, the Original Offering and the Exchange Offer. The Company believes that, due to the acquisitions, sales in subsequent periods will increase from that reported for the period from inception (August 28, 1996) to December 31, 1996, and for the six months ended June 30, 1997.

CIRCO CRAFT

     The following table presents, in accordance with Canadian GAAP unless otherwise indicated, (i) statement of operations data of Circo Craft on a historical basis and expressed as a percentage of net sales and (ii) specified other data.

                                                                               NINE MONTHS
                                       FISCAL YEARS ENDED DECEMBER 31,            ENDED            SIX MONTHS
                                    -------------------------------------     SEPTEMBER 30,      ENDED JUNE 30,
                                          1994                1995                1996                1996
                                    -----------------   -----------------   -----------------   ----------------
                                                          (CANADIAN DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  C$151,825   100.0%  C$185,156   100.0%  C$129,633   100.0%  C$85,304   100.0%
Cost of goods sold................    124,929    82.3     148,788    80.4     101,532    78.3     67,900    79.6
Selling, general and
  administrative expenses.........     10,079     6.6      11,087     6.0       7,969     6.1      5,704     6.7
Depreciation and amortization.....      7,160     4.7       7,931     4.3       8,456     6.5      5,020     5.9
                                    ---------   -----   ---------   -----   ---------   -----   --------   -----
Operating income..................  C$  9,657     6.4%  C$ 17,350     9.4%  C$ 11,676     9.0%  C$ 6,680     7.8%
                                    =========   =====   =========   =====   =========   =====   ========   =====
OTHER DATA:
EBITDA(1).........................  C$ 16,817    11.1%  C$ 25,281    13.7%  C$ 20,132    15.5%  C$11,700    13.7%
Operating cash flows(2)...........      5,653              24,388              18,034             12,920
Investing cash flows(2)...........     (7,392)            (21,790)            (14,444)           (15,228)
Financing cash flows(2)...........      5,737               9,300               1,222             (1,332)

---------------

(1) EBITDA is defined as operating income plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP and does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. EBITDA, as presented may not be comparable to similarly-titled measures of other companies.

(2) Cash flow data of Circo Craft has been presented in accordance with U.S. GAAP since under Canadian GAAP, cash flows are not calculated. Instead, under Canadian GAAP, companies are required to present changes in financial position. See the "Consolidated Financial Statements" and notes thereto of Circo Craft included elsewhere herein.

  Six Months Ended June 30, 1996

     Net sales for the six months ended June 30, 1996 were C$85.3 million and cost of goods sold were C$67.9 million, or 79.6% of net sales. Selling, general and administrative expenses for the same period were C$5.7 million, or 6.7% of net sales. During the six months ended June 30, 1996, net cash provided by operating activities was C$12.9 million. For the same period, Circo Craft used C$15.2 million in investing activities and approximately C$2.3 million in financing activities.

  Nine Months Ended September 30, 1996 Compared to Fiscal 1995

     Net sales and cost of goods sold for the nine months ended September 30, 1996, were C$129.6 million and C$101.5 million, respectively, compared to sales and cost of goods sold for fiscal 1995 of C$185.2 million and C$148.8 million, respectively. Net sales for the nine months ended September 30, 1996, were approximately 70.0% of sales for fiscal 1995. In general, Circo Craft's sales were lower during 1996 due to a shift in the product mix to lower layer count products driven primarily by the demand of one of Circo Craft's customers in the automotive industry. As a percentage of sales, cost of goods sold for the nine months ended September 30, 1996, decreased to 78.3% from 80.4% for fiscal 1995 primarily as a result of cost savings achieved through improved production processes. Selling, general and administrative expenses for the nine months ended September 30, 1996, were C$8.0 million compared to selling, general and administrative expenses for fiscal 1995 of C$11.1 million. Selling, general and administrative expenses as a percentage of sales for the nine months ended September 30, 1996, increased to 6.1% from 6.0% for fiscal 1995 primarily as a result of the lower sales caused by the product mix shift discussed above.

  Fiscal 1995 Compared to Fiscal 1994

     Net sales and cost of goods sold for fiscal 1995 were C$185.2 million and C$148.8 million, respectively, compared to sales and cost of goods sold for fiscal 1994 of C$151.8 million and C$124.9 million, respectively. Sales during fiscal 1995 increased over 1994 due to an increase in the volume and a shift in the product mix to higher layer count products driven primarily by the demand of one of Circo Craft's customers in the automotive industry. As a percentage of sales, cost of goods sold for fiscal 1995 decreased to 80.4% from 82.3% for fiscal 1994 primarily as a result of the shift in the product mix to higher layer count products which generally have higher margins. Selling, general and administrative expenses for fiscal 1995 were C$11.1 million compared to selling, general and administrative expenses for fiscal 1994 of C$10.1 million. Selling, general and administrative expenses as a percentage of sales for fiscal 1995 decreased to 6.0% from 6.6% for fiscal 1994 primarily as a result of the higher sales caused by the increase in volume and product mix shift discussed above.

VIASYSTEMS TECHNOLOGIES

     The following table presents (i) statement of operations data of Viasystems Technologies on a historical basis and expressed as a percentage of net sales and (ii) specified other data.

                                                                                ELEVEN MONTHS
                                         FISCAL YEARS ENDED DECEMBER 31,            ENDED            SIX MONTHS
                                       ------------------------------------      NOVEMBER 30,      ENDED JUNE 30,
                                             1994                1995                1996               1996
                                       ----------------    ----------------    ----------------   ----------------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................  $310,559   100.0%   $325,047   100.0%   $325,102   100.0%  $171,299   100.0%
Cost of goods sold...................   238,623    76.8     274,824    84.5     244,313    75.1    129,897    75.8
Selling, general and administrative
  expenses...........................    42,930    13.8      42,445    13.1      34,792    10.7     20,565    12.0
Depreciation and amortization........    16,111     5.2      16,378     5.0      18,317     5.6     10,527     6.1
                                       --------   -----    --------   -----    --------   -----   --------   -----
Operating income.....................  $ 12,895     4.2%   $ (8,600)   (2.6)%  $ 27,680     8.5%  $ 10,310     6.0%
                                       ========   =====    ========   =====    ========   =====   ========   =====
OTHER DATA:
EBITDA(1)............................  $ 29,006     9.3%   $  7,778     2.4%   $ 45,997    14.1%  $ 20,837    12.2%
Operating cash flows(2)..............
Investing cash flows(2)..............
Financing cash flows(2)..............

---------------

(1) EBITDA is defined as operating income (loss) plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP and does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. EBITDA, as presented may not be comparable to similarly-titled measures of other companies. Charges of $14,565, $18,987, $7,900 and $6,388, net of estimated additional administrative costs to be incurred, for fiscal years ended 1994, 1995, the eleven months ended November 30, 1996 and the six months ended June 30, 1996, respectively, incurred with respect to corporate allocations to the Lucent Division by Lucent Technologies, which are not expected to be incurred by the Company are included in the historical results of operations and have not been eliminated to calculate EBITDA.

(2) Financial statements had not been previously prepared for the Lucent Division. The data in the table above has been derived from financial statements that present only assets purchased in the Lucent Division acquisition and results of operations related to the Lucent Division. Any computation of historical cash flow data for the Lucent Division would be based on arbitrary assumptions of the financial information necessary to prepare such data. As a result, the historical cash flow data of the Lucent Division has not been prepared or presented.

  Six Months Ended June 30, 1996

     Net sales for the six months ended June 30, 1996 were $171.3 million and cost of goods sold were $129.9 million, or 75.8% of net sales. Selling, general and administrative expenses for the same period were $20.6 million, or 12.0% of net sales.

  Eleven Months Ended November 30, 1996 Compared to Fiscal 1995

     Net sales and cost of goods sold for the eleven months ended November 30, 1996, were $325.1 million and $244.3 million, respectively, compared to sales and cost of goods sold for fiscal 1995 of $325.0 million and $274.8 million, respectively. Net sales for the eleven months ended November 30, 1996, were approximately 100.0% of sales for fiscal 1995 as sales for Viasystems Technologies increased during 1996 due to increased demand by Lucent Technologies caused by the rapidly expanding telecommunications market. As a percentage of sales, cost of goods sold for the eleven months ended November 30, 1996, decreased to 75.1% from 84.5% for fiscal 1995 primarily as a result of the favorable impact of productivity improvements. Selling, general and administrative expenses for the eleven months ended November 30, 1996, were $34.8 million compared to selling, general and administrative expenses for fiscal 1995 of $42.4 million. Selling, general and administrative expenses as a percentage of sales for the eleven months ended November 30, 1996, decreased to 10.7% from 13.1% for fiscal 1995 as a result of decreased allocations from Lucent Technologies.

  Fiscal 1995 Compared to Fiscal 1994

     Net sales and cost of goods sold for fiscal 1995 were $325.0 million and $274.8 million, respectively, compared to sales and cost of goods sold for fiscal 1994 of $310.6 million and $238.6 million, respectively. Sales during fiscal 1995 increased over 1994 due to an increase in backpanel sales caused by the rapidly expanding telecommunications market combined with a shift in the product mix to higher layer count products, partially offset by a reduction in prices across all product lines sold to Lucent Technologies. As a percentage of sales, cost of goods sold for fiscal 1995 increased to 84.5% from 76.8% for fiscal 1994 primarily as a result of the price declines to Lucent Technologies. Selling, general and administrative expenses for fiscal 1995 were $42.4 million compared to selling, general and administrative expenses for fiscal 1994 of $42.9 million. Selling, general and administrative expenses as a percentage of sales for fiscal 1995 decreased to 13.1% from 13.8% for fiscal 1994 as a result of decrease in research and development costs, including those allocated from Lucent Technologies, combined with higher sales as discussed above.

FORWARD GROUP

     The following table presents, in accordance with U.K. GAAP, (i) statement of operations data of Forward Group on a historical basis and expressed as a percentage of net sales and (ii) specified other data.

                                                                                                        THREE MONTHS
                                       FISCAL YEARS ENDED JANUARY 31,                  SIX MONTHS           ENDED
                            -----------------------------------------------------    ENDED JUNE 30,       MARCH 31,
                                 1995               1996               1997               1996              1997
                            ---------------   ----------------   ----------------   ----------------   ---------------
                                                          (POUNDS STERLING IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................  L23,819   100.0%  L 66,839   100.0%  L105,029   100.0%  L 49,899   100.0%  L25,287   100.0%
Cost of goods sold........   17,032    71.5     49,850    74.6     79,030    75.2     36,826    73.8    18,938    74.9
Selling, general and
  administrative
  expenses................    3,179    13.3      6,425     9.6     11,189    10.7      3,919     7.9     2,271     9.0
Depreciation and
  amortization............    1,215     5.1      2,701     4.0      4,694     4.5      1,979     4.0     1,265     5.0
Restructuring charges.....       --     0.0         --     0.0      1,244     1.2         --     0.0        --     0.0
                            -------   -----   --------   -----   --------   -----   --------   -----   -------   -----
Operating income..........  L 2,393    10.0%  L  7,863    11.8%  L  8,872     8.4%  L  7,175    14.4%  L 2,813    11.1%
                            =======   =====   ========   =====   ========   =====   ========   =====   =======   =====
OTHER DATA:
Adjusted EBITDA(1)........  L 3,608    15.1%  L 10,564    15.8%  L 14,810    14.1%  L  9,154    18.3%  L 4,078    16.1%
Operating cash
  flows(2)................    2,722             10,667             18,561              7,362             3,173
Investing cash flows(2)...      521            (12,045)           (16,373)           (13,244)             (488)
Financing cash flows(2)...     (879)             5,590             (3,045)            (1,287)             (836)

---------------

(1) Adjusted EBITDA is defined as operating income plus depreciation, amortization and the non-cash charges related to the restructuring of facilities in the amount of L1,244 for the fiscal year 1997. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP and does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of Adjusted EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. Adjusted EBITDA, as presented may not be comparable to similarly-titled measures of other companies.

(2) Cash flow data of Forward Group has been presented in accordance with U.K. GAAP. The U.S. GAAP amounts have been disclosed by Forward Group in Note 25 to the "Consolidated Financial Statements" of Forward Group included elsewhere herein.

  Three Months Ended March 31, 1997

     Net sales for the three months ended March 31, 1997 were L25.3 million and cost of goods sold were L18.9 million, or 74.9% of net sales. Selling, general and administrative expenses for the same period were L2.3 million, or 9.0% of net sales. During the three months ended March 31, 1997, net cash provided by operating activities was L3.2 million. For the same period, Forward Group used
L.5 million for capital expenditures and used approximately L.8 million for financing activities.

  Six Months Ended June 30, 1996

     Net sales for the six months ended June 30, 1996 were L49.9 million and cost of goods sold were L36.8 million, or 73.8% of net sales. Selling, general and administrative expenses for the same period were L3.9 million, or 7.9% of net sales. During the six months ended June 30, 1996, net cash provided by operating activities was L7.4 million. For the same period, Forward Group used L4.1 million for capital expenditures, L9.2 million for acquisitions and repaid approximately L1.3 million of loan obligations.

  Fiscal Year Ended January 31, 1997 Compared to Fiscal Year Ended January 31, 1996

     Net sales and cost of goods sold for the fiscal year ended 1997 were L105.0 million and L79.0 million, respectively, compared to sales and cost of goods sold for the fiscal year ended 1996 of L66.8 million and L49.9 million, respectively. Sales during the fiscal year ended 1997 increased over the fiscal year ended 1996 due primarily to the full year impact of the 1995 acquisition of Exacta Circuits and three smaller companies in 1996. As a percentage of sales, cost of goods sold for the fiscal year ended 1997 increased to 75.2% from 74.6% for the fiscal year ended 1996 primarily as a result of the three smaller acquisitions in 1996 which have products with lower margins. Selling, general and administrative expenses for the fiscal year ended 1997 were L11.2 million compared to selling, general and administrative expenses for the fiscal year ended 1996 of L6.4 million. Selling, general and administrative expenses increased in the fiscal year ended 1997 primarily due to the impact of the acquisitions discussed above.

  Fiscal Year Ended January 31, 1996 Compared to Fiscal Year Ended January 31, 1995

     Net sales and cost of goods sold for the fiscal year ended 1996 were L66.8 million and L49.9 million, respectively, compared to sales and cost of goods sold for the fiscal year ended 1995 of L23.8 million and L17.0 million, respectively. Sales during the fiscal year ended 1996 increased over the fiscal year ended 1995 due primarily to the acquisition of Exacta Circuits and market share gains. As a percentage of sales, cost of goods sold for the fiscal year ended 1996 increased to 74.6% from 71.5% for the fiscal year ended 1995 primarily due to the effect of the acquisition of Exacta Circuits. Selling, general and administrative expenses for the fiscal year ended 1996 were L6.4 million compared to selling, general and administrative expenses for the fiscal year ended 1995 of L3.2 million. Selling, general and administrative expenses as a percentage of sales for the fiscal year ended 1996 decreased to 9.6% from 13.3% for the fiscal year ended 1995 as a result of the increase in sales which was not accompanied by a corresponding increase in selling, general and administrative expenses.

CHIPS

     The following table presents, in accordance with U.K. GAAP (i) statement of operations data of Chips on a historical basis and expressed as a percentage of net sales and (ii) specified other data.

                                              FISCAL YEARS ENDED                       SIX MONTHS       THREE MONTHS
                             -----------------------------------------------------        ENDED             ENDED
                                MARCH 31,         MARCH 29,           APRIL 4,          JUNE 29,          APRIL 4,
                                  1995               1996               1997              1996              1997
                             ---------------   ----------------   ----------------   ---------------   ---------------
                                                          (POUNDS STERLING IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  L70,805   100.0%  L104,611   100.0%  L141,643   100.0%  L61,834   100.0%  L38,266   100.0%
Cost of goods sold.........   49,149    69.4     73,407    70.2     94,466    66.7    39,000    63.1    28,848    75.4
Selling, general and
  administrative
  expenses.................    6,242     8.8      7,522     7.2     10,514     7.4     4,399     7.1     1,895     5.0
Depreciation and
  amortization.............   10,822    15.3     17,302    16.5     19,123    13.5     8,971    14.5     5,050    13.2
                             -------   -----   --------   -----   --------   -----   -------   -----   -------   -----
Operating income...........  L 4,592     6.5%  L  6,380     6.1%  L 17,540    12.4%  L 9,464    15.3%  L 2,473     6.5%
                             =======   =====   ========   =====   ========   =====   =======   =====   =======   =====
OTHER DATA:
EBITDA(1)..................  L15,414    21.8%  L 23,682    22.6%  L 36,663    25.9%  L18,435    29.8%  L 7,523    19.7%
Operating cash flows(2)....   13,784             22,757             33,842            16,007            12,430
Investing cash flows(2)....  (12,670)           (16,816)           (24,119)           (5,870)           (9,490)
Financing cash flows(2)....    3,967             (1,305)            19,901            (2,333)            5,229

---------------

(1) EBITDA is defined as operating income plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating ex-penses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP and does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company. EBITDA, as presented may not be comparable to similarly-titled measures of other companies.

(2) Cash flow data of Chips has been presented in accordance with U.K. GAAP. The U.S. GAAP amounts have been disclosed by Chips in Note 25 to the "Consolidated Financial Statements of" Interconnection Systems (Holdings) Limited included elsewhere herein.

  Three Months Ended April 4, 1997

     Net sales for the three months ended April 4, 1997 were L38.3 million and cost of goods sold were L28.8 million, or 75.4% of net sales. Cost of goods sold as a percentage of sales was abnormally high during the three months ended April 4, 1997, primarily due to a special write-off of certain boards which were scrapped since the boards failed to meet customer specifications. The Company does not believe that the cost of goods sold percentage incurred during the three months ended April 4, 1997, is indicative of a future trend. Selling, general and administrative expenses for the same period were L1.9 million, or 5.0% of net sales. During the three months ended April 4, 1997, net cash provided by operating activities was L12.4 million. For the same period, Chips used L9.5 million for capital expenditures and used approximately L5.2 million for financing activities.

  Six Months Ended June 30, 1996

     Net sales for the six months ended June 30, 1996 were L61.8 million and cost of goods sold were L39.0 million, or 63.1% of net sales. Selling, general and administrative expenses for the same period were L4.4 million, or 7.1% of net sales. During the six months ended June 30, 1996, net cash provided by operating activities was L16.0 million. For the same period, Chips used L5.9 million for capital expenditures and repaid approximately L2.3 million of loan obligations.

  Fiscal Year Ended April 4, 1997 Compared to Fiscal Year Ended March 29, 1996

     Net sales and cost of goods sold for the fiscal year ended 1997 were L141.6 million and L94.5 million, respectively, compared to sales and cost of goods sold for the fiscal year ended 1996 of L104.6 million and L73.4 million, respectively. Sales during the fiscal year ended 1997 increased over the fiscal year ended 1996 due to increased demand for higher layer count PCBs for the telecommunications and computer industries. As a percentage of sales, cost of goods sold for the fiscal year ended 1997 decreased to 66.7% from 70.2% for the fiscal year ended 1996 primarily as a result of improved absorption of costs due to higher sales and productivity improvements achieved as a result of a number of cost savings projects underway including projects to decrease the cost of process materials and improve process automation. Selling, general and administrative expenses for the fiscal year ended 1997 were L10.5 million compared to selling, general and administrative expenses for the fiscal year ended 1996 of L7.5 million. Selling, general and administrative expenses as a percentage of sales for the fiscal year ended 1997 remained relatively consistent at 7.4% compared to 7.2% for the fiscal year ended 1996.

  Fiscal Year Ended March 29, 1996 Compared to Fiscal Year Ended March 31, 1995

     Net sales and cost of goods sold for the fiscal year ended 1996 were L104.6 million and L73.4 million, respectively, compared to sales and cost of goods sold for the fiscal year ended 1995 of L70.8 million and L49.1 million, respectively. Sales during the fiscal year ended 1996 increased over the fiscal year ended 1995 due to an increase in the volume and a shift in the product mix to higher layer count products. As a percentage of sales, cost of goods sold for the fiscal year ended 1996 increased to 70.2% from 69.4% for the fiscal year ended 1995 primarily as a result of an increase in the complexity of the products being sold and slightly increasing materials costs. Selling, general and administrative expenses for the fiscal year ended 1996 were L7.5 million compared to selling, general and administrative expenses for the fiscal year ended 1995 of L6.2 million. Selling, general and administrative expenses as a percentage of sales for the fiscal year ended 1996 decreased to 7.2% from 8.8% for the fiscal year ended 1995 primarily as a result of scale efficiencies caused by the increase in sales.

LIQUIDITY AND CAPITAL RESOURCES

     Following the consummation of the Chips Merger and the Original Offering, the Company's principal liquidity requirements consist of debt service requirements under the Senior Credit Facilities, the New Notes and other outstanding indebtedness, and for working capital needs and capital expenditures. In addition, the acquisition of other businesses by the Company in the future likely would require external sources of debt and/or equity financing.

     After giving effect to the repayment of a portion of the Tranche C Loan and all amounts outstanding under the Tranche A Loan, the Canadian Term Loan and the Chips Revolving Loan, with a portion of the proceeds of the Original Offering, the remaining Term Loans under the Senior Credit Facilities will require periodic principal repayments in increasing amounts through the final maturity of the Senior Credit Facilities in 2005. In addition, borrowings under the Senior Credit Facilities bear interest at floating rates and will require interest payments on varying dates depending on the interest rate option selected by the Company. The Company has entered into interest rate hedge agreements that provide a Eurocurrency Base Rate (as defined) ceiling until March 10, 1998 of 7.0% per annum for up to $120.0 million of Term Loans for which the Eurodollar Base Rate is in effect and a ceiling of 8.0% per annum until March 11, 1999. See "Description of Senior Credit Facilities."

     The New Notes will bear interest at the rate of 9 3/4% per annum, which will be payable semiannually in arrears.

     The Chips Loan Notes bear interest initially at the rate of approximately 6.2% per annum and thereafter at a varying discount to the Chase Manhattan Bank's prime rate. The Company is liable for payment of interest on the Chips Loan Notes through the Chips Reimbursement Obligation. The holders of the Chips Loan Notes will receive payment for interest and principal in respect of the Chips Loan Notes pursuant to "direct-pay" letters of credit issued by Chase Manhattan Bank Delaware. Any such payments made pursuant to the "direct-pay" letters of credit will be required to be reimbursed by the Company pursuant to the Chips Reimbursement Obligation and Bisto pursuant to the Cash Collateral Reimbursement Obligation. Pursuant to the terms of the Chips Reimbursement Obligation and the Cash Collateral Reimbursement Obligation, the Company will be responsible for (a) reimbursing Chase Manhattan Bank Delaware, the issuer under the Letter of Credit securing the Chips Loan Notes, for drawings to pay (x) $319.3 million of principal of the Chips Loan Notes and (y) interest on the Chips Loan Notes less any portion of such interest actually paid by Bisto. Accordingly, to the extent the interest income earned by Bisto on the $118.3 million of cash it holds is insufficient to fund interest on $118.3 million principal amount of the Chips Loan Notes, the Company will be required pursuant to the terms of the Chips Reimbursement Obligation to fund any such shortfall. When principal is paid on the Chips Loan Notes pursuant to the "direct-pay" letters of credit, the first $118.3 million of principal payments will be funded by Bisto and the remainder will be funded by the Company. In order to fund such principal, the Senior Credit Facilities contain a committed, unfunded term loan facility that may be drawn upon by the Company so that it may satisfy its reimbursement obligations in respect of the $319.3 million principal amount of the Chips Loan Notes. See "Description of Senior Credit Facilities."

     The Company estimates that in fiscal 1997, on a pro forma basis, it will spend approximately $100.0 million on capital expenditures, primarily for the expansion of capacity, productivity and process improvements and maintenance. Of this amount, approximately $39.0 million will be spent on the construction of the Company's new facility in Newcastle, England. The Company's fiscal 1997 capital expenditures are anticipated to include approximately $20.0 million for maintenance, which the Company believes will provide it with the ability to maintain its existing volume production levels. The Company's ability to make capital expenditures is subject to restrictions in the Senior Credit Facilities. See "Description of Senior Credit Facilities."

     The Company expects that its primary sources of cash will be cash from operating activities and revolving borrowings under the Senior Credit Facilities. As of June 30, 1997, there were no amounts outstanding under the Revolving Loans under the Senior Credit Facilities, and approximately $249.6 million ($100.0 million of which was only available for future acquisitions) of available borrowing capacity thereunder, subject to certain limitations. The Company believes that cash from operating activities and Revolving Loans will be sufficient to fund its debt service requirements, working capital needs, and capital expenditures for the foreseeable future, although no assurances can be given in this regard. As noted above, future acquisitions, if any, may require additional third party financing and there can be no assurance that such funds would be available on terms satisfactory to the Company, if at all. In addition, the Company's future operating performance and ability to meet its financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond the Company's control.

     The Company estimates that the acquired developed technologies it has capitalized will retain economic utility for 15 years, but that revenues contributed by the acquired developed technologies may decrease 40%-45% through five years and 70-80% through ten years. The Company also anticipates that these technologies will be supplanted over time by new products and processes developed through the successful completion of acquired research and development efforts and new research and development efforts. The Company believes that efforts to complete the acquired in-process research and development projects will consist primarily of internal engineering costs over the next two to four years. These costs are estimated to be approximately $40-$60 million. Such estimate is subject to revision should there be changes in the operating environment or the technical knowledge available within the industry or the Company. The Company anticipates that cash generated from existing operations will be sufficient to fund such expenditures. The Company, through its continued investment in research and development, intends to achieve and sustain technical superiority in the design and delivery of advanced printed circuit board products, and believes, given its leadership position in the industry, that it is well positioned to do so. The Company believes that the new product and process technologies which result from ongoing research and development will build on the existing core printed circuit board technology and contribute to an anticipated growth in the Company's sales and anticipated improvements in the Company's cost of production in the future.

     While the core printed circuit board technology remains relatively consistent, the Company's research and development projects aim to advance the technical knowhow, further develop complete technological solutions, enhance the conceptual formulation and design of possible technological alternatives, and design and improve testing capabilities. As such, these research and development projects bear a certain amount of risk. If these efforts are successful, they will enable the Company to further penetrate existing markets, pursue sizable new markets, and dramatically expand the business. If acceptable advancements are not achieved, failed research and development projects could have a material adverse effect on the Company's financial position or results of operations. The Company is unable to accurately quantify the potential impact in the future of the failure of any single project or multiple projects which were acquired as in-process research and development in the acquisitions of Circo Craft, Viasystems Technologies, Forward Group, and Chips. Although there can be no guarantee that the acquired in-process research and development projects will achieve technological feasibility, the Company believes that the likelihood of development is reasonable for these projects. The Company does not believe that it is subject to any greater risk of failure than its competitors, and, in fact, believes that its size, access to financial resources, and relationships with customers contribute to a reduction of that risk which gives the Company a competitive technical advantage. See "Risk Factors -- Technological Change, Process Development and Process Disruption."

     Although Adjusted EBITDA does not necessarily indicate whether cash flows will be sufficient for cash requirements, the Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements as revenues increase more than cash expenditures for operating expenses. The Company's Adjusted EBITDA for fiscal 1996, and the first six months of 1997 was $4.5 million and $60.2 million, respectively. As a percentage of sales, Adjusted EBITDA was 8.9% and 17.4%, respectively, for the same periods. Adjusted EBITDA is also one of the financial measures in the covenants to the Senior Credit Facilities.

INTERNATIONAL OPERATIONS

     The Company conducts manufacturing operations in several foreign countries, including Canada, the United Kingdom, Spain, and South Africa. The Company also conducts sales and marketing operations in Canada, Mexico, England, Scotland, Ireland, France, Germany, Spain, Netherlands, Sweden, Israel and South Africa. Net sales on a pro forma basis from international operations during fiscal 1996 and the first fiscal quarter ended 1997 were approximately $531.6 million and $142.0 million, or 60.9% and 63.4% of net sales, respectively.

     The Company's international operations may be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Most of the net sales and costs and expenses of the Company's operations in these countries are denominated in the local currencies. The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency, although United States dollars would be used if any of these countries were deemed hyperinflationary in accordance with Statement of Financial Accounting Standards No. 52 ("FASB 52").

     Assets and liabilities and statement of operations' accounts of the Company's foreign subsidiaries are translated at the balance sheet date and period-end exchange rate. Translation adjustments, which amounted to approximately ($79,000) and $15.0 million at December 31, 1996 and June 30, 1997, respectively, arise from differences in exchange rates from period to period and are included on the Company's balance sheet as a cumulative translation adjustment.

     Fluctuations in exchange rates, as well as higher inflation rates, may have an adverse effect on the Company. The Company may periodically use foreign currency forward option contracts to offset the effects of exchange rate fluctuations on cash flows denominated in foreign currencies. The balance of these contracts as of December 31, 1996 and June 30, 1997 was not material, and the Company does not use derivative financial instruments for trading or speculative purposes.

     No country in which the Company has significant operations is deemed hyperinflationary in accordance with FASB 52. Inventories in countries outside the United States are primarily accounted for using the first-in first-out
(FIFO) basis and, therefore, the charge to cost of sales does not necessarily reflect current cost. If the Company's operations were restated to reflect higher cost of goods sold to replace existing inventories, the Company estimates that reported income would not be significantly decreased.

     The Company's financial performance in future periods may be adversely impacted as a result of changes in the above factors which are largely beyond the control of the Company. See "Risk Factors -- International Operations."

INFLATION

     The Company does not believe that inflation has had a material impact on its financial position or results of operations.

SEASONALITY

     The Company does not believe that its results of operations fluctuate materially due to seasonality.

                                    BUSINESS

GENERAL

     The Company believes it is the second largest manufacturer and marketer of PCBs, and one of the largest manufacturers and marketers of backpanels, in the world. PCBs are the basic platforms used to interconnect microprocessors, integrated circuits and other components essential to the functioning of virtually all electronic systems, ranging from sophisticated computers and industrial products to basic household appliances. Backpanels are used in electronic systems to distribute and ground power, to connect PCBs, power supplies and other elements, and to relay information into and out of electronic systems. The Company supplies over 800 customers globally, serving, among others, the telecommunications, computer, automotive, industrial and instrumentation, military, and consumer electronics industries. The Company currently has 16 manufacturing facilities, strategically located in North America, Europe, and South Africa, including one of the world's largest PCB and backpanel manufacturing plants.

PRODUCTS AND SERVICES

     The Company's offering of products and services includes the following:

     Design and Development. The Company provides design and engineering assistance in the early stages of product development to assure that both mechanical and electrical considerations are integrated to achieve a high quality and cost-effective product. Through development groups located at various facilities, the Company identifies, develops and markets new technologies that it believes will benefit its customers. These development groups work closely with customers during all stages of product life-cycles. For instance, process design changes and refinements required for volume production are identified and implemented prior to production. The Company also evaluates customer designs in light of manufacturing considerations and, when appropriate, recommends design changes to reduce manufacturing costs or lead times or to increase manufacturing yields or the quality of finished PCBs.

     Quick-Turnaround Prototype. Prototypes typically require lead times of three to seven days, although lead times can be as short as 24 hours. The Company provides quick-turnaround prototype services to customers to facilitate their testing of products in development. Prototype development at the Company has included multilayer PCBs of up to 24 layers, embedded discrete components, and various high performance substrates for the high frequency microwave market.

     Pre-Production. Pre-production is the manufacture of limited quantities of PCBs and backpanels during the transition period from prototype to volume production. Pre-production generally requires quick-turnaround delivery to accommodate time-to-volume pressures or as a temporary solution for unpredictable customer demands.

     Medium to High Volume Production. Volume production is characterized by longer lead times and increased emphasis on lower cost as the product moves to full-scale commercial production. As customers increasingly demand a quick transition from prototype to volume production, few independent manufacturers can provide complex PCBs of 18 or more layers in the volume provided by the Company's larger facilities. The Company operates nine facilities that have medium and/or high volume PCB production capabilities.

     Backpanels. Backpanels are generally larger and thicker PCBs on which connectors, pins and other components are mounted to interconnect PCBs, integrated circuits and other electronic components. The Company incorporates its own PCBs in backpanels to provide customers with a high level of PCB technology on a quick-turnaround and volume basis. Net sales of backpanels accounted for, on a combined basis, approximately 22%, 18% and 17% of the Company's combined net sales during fiscal 1994, 1995 and 1996, respectively.

     Specialty Production. The Company also manufactures the following specialty products in quick-turnaround and medium to high volume quantities:

          High-Performance PCBs. High-performance PCBs are used in electronic products that require high frequency interconnect solutions, such as cellular phone base stations and other telecommunications products, and are manufactured using specialty materials with properties that address the need for higher operating temperatures, higher frequencies and increased density. The Company has the expertise and specialized engineering processes required to manufacture high-performance PCBs with a broad range of materials and technological requirements.

        PCMCIA Products. Personal Computer Memory Card International Association ("PCMCIA") products are credit card-sized, plug-in PCBs, a significant portion of which are memory and communication cards tailored to the mobile computing market. PCMCIA production requires the ability to produce very thin, dense packaging.

MANUFACTURING

     The production of PCBs involves a variety of manufacturing disciplines, including mechanical operations (such as lamination, drilling and routing), chemical operations (such as copper deposition and etching), and graphics operations (such as phototool generation, photoprinting and screen printing). Much of the equipment is automated and highly specialized.

     The Company's customers require that their suppliers be qualified under various industry standards, for manufacture of PCBs, including Bellcore standards for telecommunications products, and UL (Underwriters Laboratories) standards for electronics. All of the Company's facilities are ISO-9002 registered. This registration facilitates worldwide acceptance of the Company's products. ISO-9002 registration is based on successful implementation of certain quality assurance requirements and includes ongoing monitoring of the Company's business and periodic compliance audits conducted by an independent quality assessor.

     The Company's primary manufacturing processes are described below:

     Drilling. Complex multilayer PCBs require large numbers of small (less than 0.019 inches) holes in order to interconnect the various PCB layers.

     Automatic Plating. The Company has custom designed, computer controlled plating lines that are capable of plating significant volumes of high quality PCBs. The plating lines are installed above a special purpose basement where chemicals are prepared and pumped to the manufacturing lines, chemical wastes are pre-processed and water is pre-treated and recycled.

     Automatic Optical Inspection ("AOI") and Electrical Test ("ET")
Equipment. Because defects in complex circuitry cannot be readily detected by conventional visual inspection, sophisticated AOI and ET equipment is necessary to improve yields and reduce the potential for customer returns.

     Surface Mount Technology. The Company incorporates the use of surface mount technology to achieve greater component packaging densities. Surface mount technology allows components to be soldered to the surface of a PCB. The traditional through-hole technique requires components to be affixed to PCBs by inserting leads through the board. The use of surface mount technology has facilitated several overall improvements in PCBs, including: (i) the miniaturization of PCBs; (ii) end-user innovations using smaller and more complex designs; and (iii) more reliable interconnection within the PCB.

MARKETS AND CUSTOMERS

     The Company provides double-sided PCBs, multilayer PCBs and backpanels to its diverse customer base. The Company's position as a strategic supplier of prototype quick-turnaround and medium to high volume PCBs and backpanel assembly fosters close relationships with customers.

SALES AND MARKETING

     The Company markets its products through its own sales and marketing organization and manufacturers' representatives. This global sales organization is structured to ensure geographic coverage and account coordination. As of April 1, 1997, the Company employed 99 sales and marketing employees, of which 22 are direct sales representatives strategically located throughout 13 countries in North America, Europe, the Middle East and South Africa. The Company is also represented by 19 manufacturers' representative organizations in North America. The North American sales organization is divided into 5 regions which are jointly serviced by direct sales representatives and manufacturers' representatives. In Europe and South Africa, the Company's sales force is focused by country and for the specialty products, by customer. North America, Europe and South Africa each have a support staff of sales engineers, technical service personnel and customer service organizations to ensure high-quality, customer-focused service. The global marketing organization further supports the sales organization through market research, market development and communications.

     The Company has a unique, long-term supplier relationship with Lucent Technologies, one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. To ensure itself a stable and consistent supply of PCBs and backpanels in the future, Lucent Technologies entered into a five-year supply agreement with the Company, through Viasystems Technologies, pursuant to which substantial revenues may be derived. Sales to Lucent Technologies by the Lucent Division for fiscal year 1994 and 1995 and by the Company on a pro forma basis for fiscal year 1996 were $277.3 million, $283.0 million and $308.8 million respectively. On a pro forma basis, Lucent Technologies accounted for approximately 35% of the Company's net sales for the fiscal year 1996. The Company does not expect net sales to Lucent Technologies for fiscal year 1997 to significantly diverge from net sales in fiscal year 1996. The agreement contains automatic renewal provisions for two additional one-year periods upon the Company's satisfaction of certain specified performance requirements for cost, quality and service. Under the agreement Lucent Technologies is required to purchase a minimum annual dollar volume of PCBs and backpanels from the Company. Lucent Technologies is also required to compensate the Company if Lucent Technologies fails to purchase such minimum annual dollar volume. The agreement requires that by January 1, 1999 the Company's prices for products supplied shall be reduced to an agreed upon benchmark standard. See "Risk Factors -- Customer Concentration; Reliance on Lucent Technologies." After the expiration of the two additional annual renewal periods, the agreement continues to renew unless either party terminates the agreement on 18 months' notice. Lucent Technologies has also designated the Company as a preferred supplier and afforded it the right to bid for all of Lucent Technologies' product requirements for which the Company demonstrates capability.

SUPPLIER RELATIONSHIPS

     The Company orders materials and supplies based on purchase orders received and accepted and seeks to minimize its inventory of materials that are not identified for use in filling specific orders. Certain raw materials used in the Company's products consist mainly of inorganic chemicals, copper foil, copper clad epoxy glass laminate, epoxy glass prepreg and dryfilm resist. Although the Company uses a select group of suppliers, the materials used in manufacturing PCBs are generally readily available in the open market. The Company works with its suppliers to develop just-in-time supply systems which reduce inventory carrying costs. The Company also maintains a Supplier Certification Program which evaluates potential vendors on the basis of such factors as quality, on-time delivery, cost, technical capability, and potential technical advancement. In addition, the Company works closely with certain of its suppliers to improve the raw materials used in PCB and backpanel production. Although adequate amounts of raw materials have been available in the past, there can be no assurances this will continue in the future. The Company purchases significant quantities of pins and similar products from Berg Electronics Corp., which is controlled by Hicks Muse and managed by Mills & Partners. See "Certain Transactions."

TECHNOLOGY, DEVELOPMENT AND PATENTS

     The Company maintains a strong commitment to research and development, focusing its efforts on enhancing existing product lines as well as developing new products based on the Company's existing technologies and production capabilities. The Company's research and development staff of over 650 experienced engineers, chemists and laboratory technicians works together with the Company's sales staff to identify specific needs and develop innovative, high performance solutions which satisfy those needs. This method of product development allows the customer to become a member of the development team, develops close ongoing working relationships between the Company and its customers and, in many instances, permits the Company to gain an in-depth understanding of its customers' businesses, thereby enabling it to better anticipate and serve their needs. The Company also seeks to apply advancements resulting from this process to other high-margin end user markets.

     The Company has developed proprietary techniques and manufacturing expertise, particularly in the area of complex multilayer PCBs. The Company has received certain (U.S. and foreign) patents, including patents on advanced registration and positioning techniques, solder leveling, drilling and pin insertion, but chooses to rely primarily on trade secret protection. Although such techniques and expertise are subject to misappropriation or obsolescence, the Company intends to continue to develop improved methods, processes and techniques as dictated by the technological needs of the business. See "Risk Factors -- Intellectual Property."

COMPETITION

     The PCB and backpanel industry is highly fragmented and characterized by intense competition. The Company believes that its major competitors are the independent and captive producers that manufacture multilayer PCBs and provide backpanel and other electronic assemblies.

     The demand for PCBs has continued to be affected by the development of smaller, more powerful electronic components requiring less PCB area but a higher layer count. Expansion of the Company's existing products or services could expose the Company to new competition. Moreover, new developments in the electronics industry could render existing technology obsolete or less competitive and could potentially introduce new competition into the industry. There can be no assurance that the Company will continue to compete successfully against present and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company competes on the basis of product quality, timeliness of delivery, price, customer technical support and its integrated offering from development and design through volume production and backpanel assembly.

FACILITIES

     In addition to its executive offices in St. Louis, Missouri, the Company operates 16 principal manufacturing and research facilities located in six different countries with a total area of approximately 2.2 million square feet. The Company owns approximately 1.8 million square feet and leases approximately 400,000 square feet. The Company is currently constructing what it believes will be, upon its completion, the largest PCB manufacturing facility in Europe. The Company believes its plants and equipment include state-of-the-art technology and to be well-maintained. Production facilities for certain of the Company's products are operating at or near capacity.

     All of the Company's owned facilities are subject to mortgages pursuant to the Senior Credit Facilities.

     The Company's facilities are as follows:

                                          SIZE              TYPE OF            DESCRIPTION OF
             LOCATION               (APPROX. SQ. FT.)      INTEREST      PRODUCTS/SERVICES PROVIDED
             --------               -----------------      --------      --------------------------
UNITED STATES
Richmond, Virginia................       700,000             Owned       High volume PCBs and
                                                                         backpanels
San German, Puerto Rico...........       185,000           Leased(1)     High volume inner layer
                                                                         and high density PCBs
CANADA
Kirkland, Quebec..................       117,000             Owned       High volume, high density
                                                                         PCBs
Pointe-Claire, Quebec.............       160,000             Owned       High volume inner layers
                                                                         and prototype and
                                                                         pre-production
Granby, Quebec....................       103,000             Owned       High volume, high density
                                                                         PCBs
EUROPE
Tres Cantos, Spain................         5,000           Leased(2)     Backpanels
Galashiels, Scotland..............       121,000             Owned       High volume PCBs
Selkirk, Scotland.................       142,000        Owned/Leased(3)  High volume complex PCBs
                                                                         and quick-turnaround
Rugby, England....................        36,000           Leased(4)     Pre-production PCBs
Tamworth, England.................        62,000             Owned       Prototype, quick-
                                                                         turnaround complex PCBs
Telford, England..................        44,000           Leased(5)     Medium volume PCBs
Manchester, England...............        30,000             Owned       Advanced prototype and
                                                                         pre-production PCBs
Portsmouth, England...............        27,000           Leased(6)     High reliability thick
                                                                         film hybrids
South Shields, England............       320,000             Owned       High volume PCBs;
                                                                         quick-turnaround
Newcastle, England................       500,000             Under       High volume PCBs
                                                         construction

SOUTH AFRICA
TI, Wilsonia, East London.........        82,000           Leased(7)     Double-sided PCBs
Swift, Fort Jackson, East                 22,000           Leased(7)     Single-sided PCBs
  London..........................

---------------

(1) -- Lease expires December 31, 2002.

(2) -- Lease expires November 11, 1997.

(3) -- Lease portion of facility (approximately 30,000 sq. ft.) expires May 15, 2004 (includes options to renew through May 15, 2024 and to purchase).

(4) -- Lease expires June 24, 2009.

(5) -- Lease expires June 24, 2987 (999 year lease).

(6) -- Lease expires October 1, 2004.

(7) -- Leases expire March 31, 2000.

LEGAL

     The operations of the Company have from time to time been involved in claims and litigation. The nature of the Company's business is such that it is anticipated that the Company will be involved from time to time in claims and litigation considered to be in the ordinary course of its business. Based on experience with similar claims and litigation, the Company does not anticipate that these matters will have a material adverse effect on the Company.

     The Company anticipates that it may, from time to time, receive notifications alleging infringements of patents generally held by other manufacturers. Disputes over patent infringement are common in the electronics industry and typically begin with notices of the type described above. Although the ultimate resolution of the legal action and infringement notices described above cannot be predicted, the Company believes that such resolution, including any ultimate liability, will not have a material adverse effect on the Company.

ENVIRONMENTAL

     Certain operations of the Company are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of pollutants into the air and water, as well as the handling and disposal of solid and hazardous wastes. The Company believes that it is in material compliance with applicable environmental laws and the costs of compliance with such current or proposed environmental laws and regulations will not have a material adverse effect on the Company. Further, the Company is not a party to any claim or proceeding and is not aware of any threatened claim or proceeding under environmental laws, that could, if adversely decided, reasonably be expected to have a material adverse effect. Currently, remedial activities are being undertaken at the Company's facilities in Virginia and Puerto Rico. While the cost of such remediation could be material, the prior owners are conducting the requisite remedial actions pursuant to governmental orders and have agreed to indemnify the Company for costs associated with the remediations. Accordingly, the Company does not believe that any of these matters are reasonably likely to have a material adverse effect on the Company.

EMPLOYEES

     As of August 1, 1997, the Company had approximately 7,300 employees. Approximately 2,500 employees, or about 35%, are represented by various unions pursuant to collective bargaining agreements. The Company has not experienced any labor problems resulting in a work stoppage, and believes it has good relations with its employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and positions of the respective directors and executive officers of the Company. All directors hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified.

James N. Mills.......................   60  Chairman of the Board and Chief Executive Officer
                                            of the Company and Viasystems Group
Thomas O. Hicks......................   51  Director of the Company and Viasystems Group
Jack D. Furst........................   38  Director of the Company and Viasystems Group
Richard W. Vieser....................   70  Director of the Company and Viasystems Group
Kenneth F. Yontz.....................   52  Director of the Company and Viasystems Group
Robert N. Mills......................   55  President, Chief Operating Officer and Director
                                            of the Company and Viasystems Group
David M. Sindelar....................   40  Senior Vice President, Chief Financial Officer of
                                            the Company and Viasystems Group
Larry S. Bacon.......................   51  Senior Vice President, Human Resources of the
                                            Company
W. Thomas McGhee.....................   61  Secretary and General Counsel of the Company
Gerald C. Nelson.....................   45  Executive Vice President -- Operations of the
                                            Company
James G. Powers......................   36  Vice President -- Finance of the Company

     James N. Mills has been Chairman of the Board and Chief Executive Officer of Viasystems Group since January 1997 and the Chairman of the Board and Chief Executive Officer of the Company since April 1997. Mr. Mills is the Chairman, President and Chief Executive Officer of Mills & Partners. Mr. Mills is also Chairman of the Board and Chief Executive Officer of Berg Electronics Corp., Chairman of the Board and sole director of Berg Electronics Group, Inc., Chairman of the Board and Chief Executive Officer of International Wire Holding Company, International Wire Group, Inc., Crain Holdings Corp., Crain Industries, Inc. and Copy USA Holdings Corp. Mr. Mills was Chairman of the Board and Chief Executive Officer of Jackson Holding Company and Jackson Products, Inc. from February 1993 through August 1995. Mr. Mills was Chairman of the Board and Chief Executive Officer of Thermadyne Holdings Corporation from February 1989 through February 1995. Mr. Mills was Executive Vice President of McGraw-Edison Company from 1978 to 1985, and served as Industrial Group President and President of the Bussman Division of the McGraw-Edison Company from 1980 to 1984. Mr. Mills also serves as a director of Hat Brands Holding Corporation and Hat Brands, Inc.

     Thomas O. Hicks has been a director of Viasystems Group since January 1997 and a director of the Company since May 1997. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks serves as a director of Berg Electronics Corp., Chancellor Broadcasting Company, International Home Foods, Inc., D.A.C. Vision, Inc., Sybron International Corporation, Capstar Broadcasting Partners, Inc., Cooperative Computing Holding Company, Inc., and Neodata Corporation.

     Jack D. Furst has been a director of Viasystems Group since August 1996 and a director of the Company since May 1997. Mr. Furst is a Managing Director and Principal of Hicks Muse and has held such position since 1989. Mr. Furst has approximately 15 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of Hicks Muse's business and has been actively involved in originating, structuring and monitoring its investments. Mr. Furst is primarily responsible for managing the relationship with Mills & Partners. Prior to joining Hicks Muse, Mr. Furst was a Vice President and subsequently a Partner of Hicks & Haas, Incorporated, a

Dallas-based private investment firm from 1987 to May 1989. From 1984 to 1986, Mr. Furst was a merger and acquisition/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a financial consultant at Price Waterhouse. Mr. Furst serves on the board of directors of Neodata Corporation, Desa Holdings Corporation, International Wire Holding Company and Cooperative Computing, Inc.

     Richard W. Vieser has been a director of Viasystems Group since January 1997 and a director of the Company since May 1997. Mr. Vieser is the retired Chairman of the Board, Chief Executive Officer and President of Lear Siegler, Inc. (a diversified manufacturing company), the former Chairman of the Board and Chief Executive Officer of FL Industries, Inc. and FL Aerospace (also diversified manufacturing companies), and the former President and Chief Operating Officer of McGraw-Edison Co. He is also a director of Ceridian Corporation (formerly Control Data Corporation), Berg Electronics Corp., Dresser Industries, Inc. INDRESCO Inc., Sybron International Corporation and Varian Associates, Inc.

     Kenneth F. Yontz has been a director of Viasystems Group since January 1997 and a director of the Company since May 1997. Mr. Yontz is the Chairman, President and Chief Executive Officer of Sybron International Corporation, a manufacturer and marketer of laboratory apparatus products, dental sundry supplies and orthodontic appliances. Mr. Yontz is also a director of Playtex Products, Inc. and Berg Electronics Corp. Prior to joining Sybron, Mr. Yontz was Group Vice President and Executive Vice President of the Allen-Bradley Company. Mr. Yontz also held various managerial and professional positions with Chemetron from 1974 to 1980 and at Ford Motor Company from 1966 to 1974.

     Robert N. Mills has been a director of Viasystems Group since January 1997 and has been President, Chief Operating Officer since the Company's formation in April 1997 and a director of the Company since May 1997. Mr. Mills is also Vice Chairman of Berg Electronics Corp. and served as President of Berg Electronics Corp. since June 1995, and as Chief Operating Officer of Berg Electronics Corp. and as President and Chief Executive Officer of Berg Electronics Group since March 1993. Mr. Mills served as a Vice President of the Berg Electronics Corp. from March 1993 through June 1995, Mr. Mills is a Vice President of Mills & Partners, Inc. Prior to joining Berg in March 1993, Mr. Mills was Vice President of Thermadyne Industries, Inc. and President of Stoody Deloro Stellite and has held such positions since February 1990 and July 1989, respectively. Prior thereto, he served as President, Chief Operating Officer and Director of Tridex Corporation from 1987 through 1989, and Vice President and General Manager of Elco Corporation, a subsidiary of Wickes Manufacturing Company, from 1983 through 1987. Robert N. Mills is the brother of James N. Mills.

     David M. Sindelar has been a Senior Vice President since January 1997 and Chief Financial Officer of Viasystems Group since its inception and has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since its formation in April 1997. Mr. Sindelar is also Senior Vice President and Chief Financial Officer of Mills & Partners, Berg Electronics Corp., International Wire Holding Company, Crain Industries, Inc. and Crain Holdings Corp. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Jackson Holding Company from February 1993 through August 1995. From 1987 to February 1995, Mr. Sindelar held various other positions at Thermadyne Holdings Corporation including Senior Vice President and Chief Financial Officer, Vice President -- Corporate Controller and Controller. Mr. Sindelar was employed by Arthur Andersen & Co. from 1979 to 1987.

     Larry S. Bacon has been a Senior Vice President of Viasystems Group since January 1997 and Senior Vice President of the Company since May, 1997. Mr. Bacon is also Senior Vice President of Mills & Partners, Berg Electronics Corp., Crain Industries, Inc., Crain Holdings Corp. and International Wire Holding Company. Mr. Bacon was Senior Vice President of Jackson Holding Company from February 1993 through August 1995. Previously, Mr. Bacon was Senior Vice President -- Human Resources of Thermadyne Holdings Corporation from September 1987 until February 1995.

Prior to that, he held a variety of senior human resources management positions with Cooper Industries, McGraw-Edison Company and Hoechst Celanese.

     W. Thomas McGhee has been Secretary and General Counsel of Viasystems Group since January 1997 and has been Secretary of the Company since its formation in April 1997. Mr. McGhee is also a partner of the law firm of Herzog, Crebs and McGhee and has held that position since 1987. In addition, Mr. McGhee serves as Secretary and General Counsel of International Wire Holding Company, International Wire Group, Inc., Berg Electronics Corp., Crain Industries, Inc. and Crain Holdings Corp.

     Gerald C. Nelson is Executive Vice President, Operations of the Company and has held that position since May, 1997. Prior to joining the Company, Mr. Nelson held several executive positions, such as President of the Harness Division of International Wire Group, Inc. and President and Chief Operating Officer of the Wear Resistance Division of Thermadyne Industries, Inc.

     James G. Powers has been a Vice President of Viasystems Group since April 1997 and a Vice President of the Company since its formation in April 1997. Prior to joining the Company, Mr. Powers served as Vice President -- Finance of Crain Industries, Inc. He also held various positions at Berg Electronics Corp., including Vice President -- Controller, from June 1993 to August 1995. Previously, Mr. Powers was Controller of Moog Automotive, Inc. from 1991 through 1993 and was employed by Arthur Andersen & Co. from 1983 to 1991.

COMPENSATION OF DIRECTORS

     The directors of Viasystems Group and the Company did not receive compensation from either Viasystems Group or the Company for services rendered in that capacity during the prior fiscal year. Directors who are officers, employees or otherwise an affiliate of Viasystems Group or the Company are not presently expected to receive compensation for their services as directors. Directors of Viasystems Group and the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. No determination has yet been made with respect to annual fees or board attendance fees, if any, to be paid to directors of Viasystems Group or the Company who are not also officers, employees, or otherwise an affiliate of Viasystems Group or the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     The executive officers of Viasystems Group and the Company did not receive any compensation from either Viasystems Group or the Company during the prior fiscal year. Viasystems Group and the Company have entered into employment agreements with Messrs. J. Mills, R. Mills, Sindelar and Nelson, and certain other executive offices of Viasystems Group and the Company. The compensation to be paid to the executive officers of Viasystems Group and the Company will be determined by the terms of those agreements, the Chairman of the Board of Viasystems Group and the Company, and the Board of Directors of Viasystems Group and the Company.

EMPLOYMENT AGREEMENTS

     James N. Mills Executive Employment Agreement. Mr. James N. Mills entered into an executive employment agreement with Viasystems Group, Viasystems Technologies and Circo Craft as of January 1, 1997. Pursuant to his employment agreement, Mr. J. Mills will serve as the Chairman of the Board of Directors and Chief Executive Officer of Viasystems Group through December 31, 2001, unless terminated earlier as provided therein. Mr. J. Mills is required to devote such time as is reasonably necessary to faithfully and adequately supervise the overall executive management of Viasystems Group and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr.
J. Mills is free to participate in other endeavors.

     The compensation provided to Mr. J. Mills under his executive employment agreement includes an annual base salary of not less than $395,000, subject to upward adjustment at the sole discretion of the Board of Directors of Viasystems Group, and such benefits as are customarily accorded the executives of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. J. Mills is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. J. Mills' executive employment agreement also provides that if Mr. J. Mills' employment is terminated without cause, Mr. J. Mills will continue to receive his then current salary, which shall not be less than $395,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

     Robert N. Mills Executive Employment Agreement. Mr. Robert N. Mills entered into an executive employment agreement with Viasystems Group, Viasystems Technologies and Circo Craft as of January 1, 1997. Pursuant to his employment agreement, Mr. R. Mills will serve as the President and Chief Operating Officer of Viasystems Group through December 31, 2001, unless terminated earlier as provided therein. Mr. R. Mills is required to devote such time as is reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems Group and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. R. Mills is free to participate in other endeavors.

     The compensation provided to Mr. R. Mills under his executive employment agreement includes an annual base salary of not less than $482,000, subject to upward adjustment at the sole discretion of the Chairman of the Board of Directors of Viasystems Group, and such benefits as are customarily accorded the executives of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. R. Mills is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. R. Mills' executive employment agreement also provides that if Mr. R. Mills' employment is terminated without cause, Mr. R. Mills will continue to receive his then current salary, which shall not be less than $482,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

     David M. Sindelar Executive Employment Agreement. Mr. David M. Sindelar entered into an executive employment agreement with Viasystems Group, Viasystems Technologies and Circo Craft as of January 1, 1997. Pursuant to his employment agreement, Mr. Sindelar will serve as the Senior Vice President and Chief Financial Officer of Viasystems Group through December 31, 2001, unless terminated earlier as provided therein. Mr. Sindelar is required to devote such time as is reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems Group and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

     The compensation provided to Mr. Sindelar under his executive employment agreement includes an annual base salary of not less than $168,200, subject to upward adjustment at the sole discretion of the Chairman of the Board of Directors of Viasystems Group, and such benefits as are customarily accorded the executives of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. Sindelar is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. Sindelar's executive employment agreement also provides that if Mr. Sindelar's employment is terminated without cause, Mr. Sindelar will continue to receive his then current salary, which shall not be less than $168,200, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

     Gerald C. Nelson Executive Employment Agreement. Mr. Gerald C. Nelson entered into an executive employment agreement with Viasystems Group, Viasystems Technologies and Circo Craft as of January 1, 1997. Pursuant to his employment agreement, Mr. Nelson will serve as the Senior Vice President -- Operations of Viasystems Group through December 31, 2001, unless terminated earlier as provided therein. Mr. Nelson is required to devote such time as is reasonably necessary to faithfully and adequately supervise the operations of Viasystems Group and its subsidiaries, both direct and indirect.

     The compensation provided to Mr. Nelson under his executive employment agreement includes an annual base salary of not less than $275,000, subject to upward adjustment at the sole discretion of the Chairman of the Board of Directors of Viasystems Group, and such benefits as are customarily accorded the executive of Viasystems Group as long as the executive employment agreement is in force. In addition, Mr. Nelson is entitled to an annual bonus in an amount determined in accordance with the Senior Executive Incentive Compensation Plan and reimbursement for expenses to own and maintain an automobile.

     Mr. Nelson's executive employment agreement also provides that if Mr. Nelson's employment is terminated without cause, Mr. Nelson will continue to receive his then current salary, which shall not be less than $275,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon death or "total disability" (as defined therein) and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for and medical benefits for his lifetime.

BENEFIT PLANS

  Stock Option Plan

     Viasystems Group has adopted the Viasystems Group, Inc. 1997 Stock Option Plan (the "Stock Option Plan") pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards and stock units may be issued to such employees of Viasystems Group and any parent or subsidiary corporation designated by the Board of Directors of Viasystems Group. A total of 8,409,782 shares of Viasystems Group Common Stock will be reserved for issuance under the Stock Option Plan, of which 7,420,386 of such shares were reserved in connection with the Chips Merger and related transactions. As of the date of this Prospectus, options to purchase an aggregate of 605,000 shares of Viasystems Group Common Stock subject to the terms and conditions of the Stock Option Plan are outstanding.

     The Stock Option Plan provides that it is to be administered by a committee of the Board of Directors of Viasystems Group or a subcommittee of such a committee (the "Committee"). The

Committee has the authority to grant to any participant one or more stock options, and to establish the terms and conditions of such options, subject to certain limitations specified in the Stock Option Plan. For example, the per-share exercise price of each option must not be less than 100% of the fair market value of the Viasystems Group Common Stock on the date such option is granted, and no option may be exercisable later than ten years after the date of grant. In the event of a change in control (as defined in the Stock Option
Plan), the Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding awards, including, without limitation, accelerating the exercisability or vesting of such awards.

     The Stock Option Plan became effective as of February 4, 1997. Effective concurrent with the consummation of the Chips Merger, the Stock Option Plan was amended to increase the number of shares of Viasystems Group Common Stock reserved for issuance under the Stock Option Plan. The Stock Option Plan, as amended, is subject to stockholder approval and will terminate on February 4, 2007, unless sooner terminated by the Committee.

  Performance Options

     On November 26, 1996, Viasystems Group granted options (the "Performance Options") to purchase 1,085,187 shares of Viasystems Group Common Stock. Messrs.
J. Mills and Sindelar were granted Performance Options to purchase 336,408 and 227,889 shares of Viasystems Group Common Stock, respectively, and Performance Options to purchase the remaining 520,890 shares of Viasystems Group Common Stock were granted to certain officers of the Company who are also affiliated with Mills & Partners. Upon the consummation of the Original Offering, Viasystems Group granted Performance Options to purchase 8,138,904 shares of Viasystems Group Common Stock. Messrs. J. Mills and Sindelar were granted Performance Options to purchase 2,132,392 and 1,318,501 shares of Viasystems Group Common Stock, respectively, and Performance Options to purchase the remaining 4,688,011 shares of Viasystems Group Common Stock were granted to certain officers of the Company who are also affiliated with Mills & Partners. Pursuant to the terms of the option agreements (the "Performance Option Agreements") related to the Performance Options, the Performance Options will become options to purchase an identical number of shares of Viasystems Group Common Stock.

     The Performance Options are exercisable only in the event that HM Fund III has, as of the exercise date, realized an overall rate of return of at least 35% per annum, compounded annually, on all equity funds invested by it in Viasystems Group. Subject to the foregoing, the Performance Options are exercisable (i) immediately prior to the consummation of a Liquidity Event (as hereinafter defined), (ii) concurrently with the consummation of a Qualified IPO (as hereinafter defined), or (iii) on the ten year anniversary of their grant. A "Liquidity Event" generally means (i) one or more sales or other dispositions of Viasystems Group Common Stock if, thereafter, the amount of Viasystems Group Common Stock owned by HM Fund III is reduced by 50%, (ii) any merger, consolidation or other business combination of Viasystems Group pursuant to which any person or group acquires a majority of the common stock of the resulting entity, or (iii) any sale of all or substantially all of the assets of Viasystems Group. A "Qualified IPO" means a firm commitment underwritten public offering of Viasystems Group Common Stock for gross proceeds of at least $50 million pursuant to an effective registration statement under the Securities Act.

     The exercise price for the Performance Options is initially equal to $1.00 per share and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.08. The exercise price of the Performance Options and the number of shares of Viasystems Group Common Stock for which the Performance Options are exercisable is subject to adjustment in the event of certain fundamental changes in the capital structure of Viasystems Group. All Performance Options terminate on the ten year anniversary of their grant.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     All the issued and outstanding shares of common stock of the Company are held by Viasystems Group. The following table sets forth certain information regarding the expected beneficial ownership of the voting securities of Viasystems Group upon the consummation of the Transactions, by each person who is expected to beneficially own more than 5% of any class of Viasystems Group voting securities and by the directors and certain executive officers of Viasystems Group, individually, and by the directors and executive officers of Viasystems Group as a group, following the consummation of the Transactions. The Viasystems Group Class A Common Stock votes together with the Viasystems Group Common Stock as a single class and is entitled to one vote for each share.

                                                             SHARES BENEFICIALLY OWNED
                                          ---------------------------------------------------------------
                                                                        VIASYSTEMS GROUP
                                              VIASYSTEMS GROUP               CLASS A
                                                COMMON STOCK             COMMON STOCK(1)
                                          ------------------------   -----------------------
                                           NUMBER OF    PERCENT OF   NUMBER OF    PERCENT OF   PERCENT OF
                                            SHARES        CLASS        SHARES       CLASS        TOTAL
                                          -----------   ----------   ----------   ----------   ----------
5% STOCKHOLDERS:
HM Parties(2)...........................  255,000,004      99.9%             --        --         87.9%
  c/o Hicks, Muse, Tate & Furst
    Incorporated
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
OFFICERS AND DIRECTORS:
  James N. Mills(3).....................      200,000        --      34,835,832     100.0%        12.0%
  Thomas O. Hicks(2)....................  255,000,004      99.9%             --        --         87.9%
  Jack D. Furst(2)......................  255,000,004      99.9%             --        --         87.9%
  Richard W. Vieser(4)..................      500,000         *              --        --            *
  Kenneth F. Yontz......................      400,000         *              --        --            *
  Robert N. Mills.......................           --        --       7,140,000      20.5%         2.5%
  David M. Sindelar(5)..................           --        --       7,333,331      21.1%         2.5%
  All executive officers and directors
    as a group (11 persons)(6)..........  256,200,004     100.0%     34,835,832     100.0%       100.0%

---------------

  * Represents less than 1%.

(1) Viasystems Group Class A Common Stock is convertible into Viasystems Group Common Stock (i) at the option of any holder thereof at any time, (ii) at the option of Viasystems Group upon the occurrence of a Triggering Event (as defined below), and (iii) automatically on September 30, 2006. A "Triggering Event" means any sale of substantially all of the assets of Viasystems Group or any merger, consolidation or other business combination of Viasystems Group in which Hicks Muse and its affiliates cease to beneficially own, directly or indirectly, at least 50% of the resulting entity. Each share of Viasystems Group Class A Common Stock is convertible into a fraction of a share of Viasystems Group Common Stock equal to the quotient of (i) the fair market value of a share of Viasystems Group Common Stock at the time of conversion less the sum of $.99 plus imputed interest thereon at a rate of 8% per annum, compounded annually, at the time of conversion, divided by
    (ii) the fair market value of a share of Viasystems Group Common Stock at the time of conversion. Because the fraction of a share of Viasystems Group Common Stock into which Viasystems Group Class A Common Stock is convertible is determinable only at the time of a conversion, shares of Viasystems Group Common Stock that may be issuable upon conversion of Viasystems Group Class A Common Stock are not included in the shares of Viasystems Group Common Stock beneficially owned in the foregoing table.

(2) Includes (i) shares owned of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Fund III"), a limited partnership, of which the ultimate general partner of Fund III is Hicks, Muse, Tate & Furst Fund III, Incorporated, an affiliate of Hicks Muse; and (ii) shares owned of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is

    Fund III. Thomas O. Hicks is a controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of Viasystems Group Common Stock held by Fund III and HM3 Coinvestors, L.P. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart Jr., Michael J. Levitt and Alan B. Menkes are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of Viasystems Group Common Stock held by Fund III and HM3 Coinvestors, L.P. Each of Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt and Menkes disclaims the existence of a group and disclaims beneficial ownership of Viasystems Group Common Stock not respectively owned of record by him.

(3) Includes shares of Viasystems Group Common Stock and Viasystems Group Class A Common Stock held by James N. Mills and shares of Viasystems Group Common Stock and Viasystems Group Class A Common Stock owned of record by certain individuals, including Messrs. R. Mills and D. Sindelar, subject to an irrevocable proxy in favor of Mr. Mills. See "Certain Transactions." Does not include 2,468,800 shares of Viasystems Group Common Stock issuable to Mr. Mills upon the exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Stock Option Plan."

(4) Includes 100,000 shares of Viasystems Group Common Stock that may be acquired by Mr. Vieser upon the exercise of options granted to him pursuant to a stock option agreement with Viasystems Group.

(5) Does not include 1,546,390 shares of Viasystems Group Common Stock issuable to Mr. Sindelar upon exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Performance Options."

(6) Does not include 9,224,091 shares of Viasystems Group Common Stock issuable to executive officers of Viasystems Group upon the exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Performance Options."

                              CERTAIN TRANSACTIONS

     In April 1997, an affiliate of Hicks Muse acquired Forward Group, a rigid PCB manufacturer located in the United Kingdom, for a purchase price of approximately $236.0 million (including the issuance of the Forward Group Loan Notes), which was funded with $216.0 million of borrowings under the Tender Facility and the proceeds from the issuance to Hicks Muse of $40.0 million initial liquidation preference of preferred stock. Subsequently, Viasystems Group acquired Forward Group for cost, consisting of the assumption of the Tender Facility and the issuance to Hicks Muse and certain affiliates of $40.0 million initial liquidation preference of Viasystem Group's preferred stock.

     In April 1997, Chips Holdings acquired Chips, a rigid PCB manufacturer located in the United Kingdom. In connection with such transaction, Hicks Muse and its affiliates invested $140.0 million in the equity capital of Chips Holdings. The Chips Merger was consummated concurrently with the consummation of the Original Offering, in consideration for the issuance to Hicks Muse and certain affiliates of common stock valued at $140.0 million. In addition, the Company became the obligor on the Chips Reimbursement Obligation.

     Viasystems Group and its subsidiaries have entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with an affiliate of Hicks Muse ("Hicks Muse Partners") which was amended upon consummation of the Transactions and pursuant to which Viasystems Group and its subsidiaries will pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to the Company. The annual fee is adjustable on January 1 of each calendar year to an amount equal to 0.2% of the budgeted consolidated annual net sales of Viasystems Group and its subsidiaries for the then-current fiscal year, but in no event less than $1,750,000 (the "Base Fee"). Upon the acquisition by Viasystems Group or any of its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using the pro forma combined budgeted consolidated annual net sales of Viasystems Group and its subsidiaries. Thomas O. Hicks and Jack D. Furst, directors of Viasystems Group and the Company, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to the Company under the Monitoring and Oversight Agreement. In addition, Viasystems Group and its subsidiaries, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employes from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been and will continue to be provided to the Company by Hicks Muse Partners could otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by Viasystems Group, the Company and their respective subsidiaries.

     Chips Holdings and its subsidiaries entered into a ten-year agreement (the "Chips Monitoring and Oversight Agreement") with Hicks Muse Partners pursuant to which Chips and its subsidiaries agreed to pay Hicks Muse Partners an annual fee on terms substantially similar to those under the Monitoring and Oversight Agreement except that the Base Fee thereunder is $530,000. Upon consummation of the Transactions, the Chips Monitoring and Oversight Agreement was terminated.

     Viasystems Group and its subsidiaries entered into a ten-year agreement (the "Financial Advisory Agreement"), pursuant to which Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "add-on transaction" (as defined) in which Viasystems Group or any of its subsidiaries is involved. In respect of the acquisitions to date, Hicks Muse has received aggregate fees of approximately $4.9 million under the Financial Advisory

Agreement. The term "transaction value" means the total value of the add-on transaction including without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement), including the amount of any indebtedness, preferred stock or similar terms assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving Viasystems Group or any of its subsidiaries or any of their respective subsidiaries and any other person or entity. In addition, Viasystems Group and its subsidiaries, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been and will continue to be provided by Hicks Muse Partners could otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by Viasystems Group, the Company and their respective subsidiaries. No fee will be paid under the Financial Advisory Agreement in connection with the Chips Merger.

     Forward Group and its subsidiaries previously entered into a ten-year agreement (the "Forward Group Financial Advisory Agreement"), pursuant to which Hicks Muse Partners was entitled to receive certain fees on terms substantially identical to those described in the Financial Advisory Agreement. In respect of acquisitions to date, Hicks Muse Partners has received aggregate fees of approximately $3.5 million under the Forward Group Financial Advisory Agreement. Upon consummation of the acquisition of Forward Group, the Forward Group Financial Advisory Agreement was terminated and no fees were paid in connection with the Company's acquisition of the Forward Group.

     Chips Holdings and its subsidiaries entered into a ten-year agreement (the "Chips Financial Advisory Agreement"), pursuant to which Hicks Muse Partners is entitled to receive certain fees on terms substantially identical to those fees described in the Financial Advisory Agreement. In respect of the acquisitions to date, Hicks Muse Partners has received aggregate fees of approximately $6.9 million under the Chips Financial Advisory Agreement. Upon consummation of the Chips Merger, the Chips Financial Advisory Agreement was terminated and no fee was paid in connection with the Chips Merger.

     Effective concurrent with the consummation of the Transactions, each investor in any class of common stock of Viasystems Group entered into an amended and restated stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement, among other things, grants preemptive rights and certain registration rights to the parties thereto and contains provisions requiring the parties thereto to sell their shares of common stock in connection with certain sales of Viasystems Group Common Stock by Fund III ("drag-along rights") and granting the parties thereto the right to include a portion of their shares of common stock in certain sales in which Fund III does not exercise its drag-along rights ("tag-along rights"). All parties to the Stockholders Agreement agreed to take all action within their respective power (including the voting of Viasystems Group Common Stock and Viasystems Group Class A Common Stock) to cause the Board of Directors of the Company to at all times be constituted by the members designated by Fund III. The Stockholders Agreement contains an irrevocable proxy pursuant to which all parties to the Stockholders Agreement (other than the initial holders of Viasystems Group Class A Common Stock and their transferees) grant to Fund III the power to vote all shares of Viasystems Group Common Stock held by such parties on all matters submitted to the Company's stockholders.

Further, the Stockholders Agreement contains an irrevocable proxy pursuant to which the initial holders of Viasystems Group Class A Common Stock and their transferees grant to James N. Mills (or to Fund III if Mr. Mills is no longer an officer or director of Viasystems Group) the power to vote all shares of Viasystems Group Class A Common Stock held by such parties on all matters submitted to the Company's stockholders. The Stockholders Agreement terminates on its tenth anniversary date, although the preemptive rights, drag-along rights and tag-along rights contained therein terminate earlier upon the consummation of a firm commitment underwritten public offering of Viasystems Group Common Stock.

     The Company purchases certain connectors and other products needed to manufacture PCBs and backpanels from Berg. Prior to the Company's acquisition of the Lucent Division, the Lucent Division purchased certain electronic connections from Berg pursuant to a written supply contract (the "Berg Supply Agreement"). Berg and the Company have agreed to continue to supply and purchase products on the same terms and condition as set forth in the Berg Supply Agreement. Berg is controlled by Hicks Muse, through its affiliates, and managed by Mills and Partners. In addition, certain of the Company's directors and executive officers have financial interests in Berg. In fiscal year 1996, the Company and the Lucent Division collectively purchased approximately $38.8 million of product from Berg. In fiscal years 1994 and 1995, the Lucent Division purchased $30.1 million and $37.1 million, respectively, of product from Berg. The Company expects to continue to purchase product from Berg on terms and conditions substantially similar to the terms and conditions of the Berg Supply Agreement, which the Company believes to be comparable to the terms that would be reached in an arm's-length transaction.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

     In connection with the consummation of the Chips Merger and the Original Offering, the Senior Credit Facilities were amended and restated (the "Amendments") as described below. The description set forth below sets forth all material elements of the Senior Credit Facilities and the Amendments, but does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Senior Credit Facilities, which are available upon request from the Company. Capitalized terms used but not otherwise defined in this "Description of Senior Credit Facilities" shall have the meaning to be ascribed to them in the Senior Credit Facilities.

     The Company, Circo Craft, PCB Investments PLC ("PCB Investments"), which is the direct parent of Forward Group, Chips Acquisition Limited ("Chips Limited"), which is the direct parent of Chips, Chips and Forward Group (collectively the "Borrowers") entered into a Second Amended and Restated Credit Agreement (the "Senior Credit Facilities") dated as of June 5, 1997 among Viasystems Group, as Guarantor, the Borrowers, the several lenders party thereto, The Chase Manhattan Bank of Canada ("Canadian Agent"), Chase Manhattan International Limited, and The Chase Manhattan Bank, as Administrative Agent. The Senior Credit Facilities includes (i) a $88.0 million term loan facility (the "U.S. Term Loan") and a $150.0 million revolving credit facility (the "U.S. Revolving Loan" and together with the U.S. Term Loan, the "U.S. Loans"); (ii) a U.S.$25.0 million revolving credit facility (the "Canadian Revolving Loan"); (iii) a L32.0 million revolving credit facility (the "Forward Group Revolving Loan") and a L27.6 million revolving credit facility (the "Chips Revolving Loan", and together with the Forward Group Revolving Loan, the "U.K. Revolving Loans", and together with the U.S. Revolving Loan and the Canadian Revolving Loan, the "Revolving Loans") and
(iv) US$346.5 million Letter of Credit Facility in respect of the Chips Loan Notes comprised of (i) a US$319.3 million term loan facility ("the Chips Term Loans" and together with the US Term Loan, the "Term Loans") in respect of the principal portion of the Chips Loan Notes (up to US$249.2 of which may be converted to pounds sterling) and (ii) a US$27.2 million facility in respect of interest on the Chips Loan Notes.

     The U.S. Term Loan consists of two tranches: (i) $55.0 million of tranche B term loans (the "Tranche B Loan") and (ii) $33.0 million of tranche C term loans (the "Tranche C Loan"). The Tranche B Loan amortizes semi-annually over seven years and Tranche C Loan amortizes semi-annually over eight years. The Chips Term Loans amortize semi-annually over six years.

     The Borrowers may use the Revolving Loans for letters of credit in an amount not to exceed $15.0 million, in the case of both the U.S. Revolving Loan and the Canadian Revolving Loan, and related letters of credit and bankers' acceptances in an amount not to exceed L5.0 million in the case of the Forward Group Revolving Loan and L10,000,000 in the case of the Chips Revolving Loan (collectively, the "Accommodations"). L14.8 million of the Forward Group Revolving Loan is available solely to finance obligations of PCB Investments in respect of the Forward Group Loan Notes and $100.0 million of the U.S. Revolving Loan is available solely to finance future acquisitions. The Revolving Loans and the Accommodations are available until November 30, 2002.

     The Borrowers may optionally prepay the Term Loans from time to time in whole or in part, without premium or penalty. At the Borrowers' option, Revolving Loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part, at any time.

     The Borrowers will be required to make mandatory prepayments of Term Loans, in the amounts, at the times and subject to exceptions to be agreed upon, (a) in respect of 75% of excess cash flow of the Company and its subsidiaries, and (b) in respect of 100% of the net cash proceeds of certain dispositions of assets, issuances of stock or incurrences of indebtedness by Viasystems Group, the Company or any of their subsidiaries.

     The obligations of the Borrowers under the Senior Credit Facilities are unconditionally and irrevocably guaranteed by Viasystems Group. In addition, the obligations of Forward Group, PCB Investments, Chips Limited, and Circo Craft under their respective loans are unconditionally and irrevocably guaranteed by the Company. The Domestic Subsidiaries (as defined in the Credit Agreement) of the Company have also unconditionally and irrevocably guaranteed the obligations of the Company for the U.S. Loans and its guarantees of the other loans. In addition, to the extent permitted by applicable contractual and legal provisions, the Borrowers and the Guarantors have granted and/or pledged a first priority or equivalent security interests in all of their respective tangible and intangible assets and the capital stock of, or other equity interests in, each direct subsidiary (which is limited to 65% of the voting capital stock of, or other equity interests in, each direct foreign subsidiary of the Company).

     The U.S. Loans bear interest, at the Company's election, at either: (i) the Eurocurrency Base Rate plus (x) 2.5% in the case of the Chips Term Loan and U.S. Revolving Loan, (y) 3.0% in the case of Tranche B Loan, or (z) 3.5% in the case of Tranche C Loan; or (ii) the Alternate Base Rate plus (x) 1.5% in the case of the Chips Term Loan or U.S. Revolving Loan, (y) 2.0% in the case of Tranche B Loan, or (z) 2.5% in the case of Tranche C Loan. The Alternate Base Rate is the highest of The Chase Manhattan Bank's Prime Rate, the Three-Month Secondary CD Rate (as defined therein) plus 1.0%, and the Federal Funds Effective Rate (as defined therein) plus 0.5%. The Canadian Revolving Loan denominated in US dollars bears interest, at Circo Craft's election, at either (i) the Eurocurrency Base Rate plus 2.5% or (ii) the Canadian Alternate Base Rate plus 1.5%. The Canadian Revolving Loan denominated in Canadian Dollars bears interest, at Circo Craft's election either (i) the Canadian Bankers Acceptance Discount Rate plus 2.5% or (ii) the Canadian Prime Rate plus 1.5%. The Canadian Alternate Base Rate is equal to the higher of Canadian Agent's prime rate or the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%. The U.K. Revolving Loans and any Chips Term Loans converted to pounds sterling bear interest at the Eurocurrency Base Rate plus 2.5%.

     The applicable margin with respect to extensions of credit under the Canadian Revolving Loan is reduced by the amount of the applicable margin for the Facility Fee (hereinafter described) thereunder. In addition, the applicable margin with respect to the Chips Terms Loan and Revolving Loans and the Facility Fee and Commitment Fee (hereinafter described) are eligible for certain step-downs after January 1, 1998 based on a ratio of Consolidated Total Debt to Consolidated EBITDA (each as defined in the Senior Credit Facilities).

     The Borrowers pay a per annum fee equal to the applicable margin on their respective Revolving Loans which bear interest at the Eurocurrency Base Rate, of the average daily face amount of their respective outstanding Accommodations, other than with respect to the Chips Letter of Credit, which fee is equal to the applicable margin on the Chips Term Loan bearing interest at the Eurocurrency Base Rate. Each of the Company, Chips Limited and Forward Group pay a Commitment Fee equal to 0.5% on the undrawn portion of the commitments in respect of their respective Revolving Loans and Circo Craft pays a Facility Fee equal to 0.5% on the Canadian revolving credit commitment. In addition, US Borrower pays a fee of 0.25% per annum of Bisto's $118.3 million portion of the Chips Letter of Credit to the extent not paid by Bisto.

     The Senior Credit Facilities contain a number of covenants customary for facilities similar to the Senior Credit Facilities that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness (other than certain exceptions customary for facilities of this type, including intercompany indebtedness (whether as the result of intercompany asset transfers or otherwise), indebtedness existing on the date of the Senior Credit Facilities with certain increases therein, purchase money and capital lease indebtedness, seller unsecured indebtedness in connection with permitted acquisitions or indebtedness assumed in connection with any permitted acquisition, indebtedness of foreign subsidiaries that are not credit parties for working capital purposes and under unsecured overdraft facilities, indebtedness arising out of the sale of accounts receivable in a receivables transaction permitted under the Senior Credit Facilities, unsecured senior subordinated indebtedness in the amount of $400 million, indebtedness in the amount of $5.0 million, indebtedness of Bisto in respect of reimbursement obligations, indebtedness arising out of agreements with governmental authorities of foreign countries or subdivisions thereof relating to the construction of plants and purchase and installation of equipment, indebtedness in respect of the Loan Notes, additional indebtedness of the Company's indirect Puerto Rican subsidiary not to exceed $3.0 million and additional indebtedness of subsidiaries of Group not to exceed $35.0 million and certain other exceptions, in each case upon the conditions set forth in the Senior Credit Facilities), create liens on assets, incur guarantee obligations, enter into mergers, consolidations or amalgamations or liquidate, wind up or dissolve, dispose of assets, pay dividends, make capital expenditures in excess of $115 million in 1997, $100 million in 1998, $90 million in 1999 and thereafter (provided that (i) the Company may make additional capital expenditures of up to $16.0 million to build a facility in the United States, (ii) 100% of any amount not used in a fiscal year may be carried forward into the next succeeding fiscal year, and (iii) additional capital expenditures may be made with the Company's share of excess cash flow to the extent such monies are not used to make additional investments), make advances, loans, extensions of credit, capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities, prepay certain indebtedness (including the New Notes) or amend other debt instruments (including the Indenture), engage in certain transactions with subsidiaries and affiliates, enter into sale and leaseback transactions, make changes in their fiscal year, limit the ability of subsidiaries to incur, assume or suffer to exist liens (other than certain exceptions customary for facilities of this type, including liens granted in connection with the Senior Credit Facilities, liens for taxes not yet due or which are being contested in accordance with the provisions of the Senior Credit Facilities, carriers', landlord's, warehousemen's, mechanics', materialmen's, repairmen's or similar liens, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of similar nature, easements, rights-of-way, zoning restrictions, restrictions and other similar encumbrances, liens existing on the date of the Senior Credit Facilities, purchase money liens and in respect capital expenditures, liens in favor of landlords, licenses, leases and subleases permitted under the Credit Facilities, attachment or judgement Liens not constituting an event of default, precautionary UCC filings with respect to operating leases or consignment arrangements, liens in favor of banking institutions, liens arising from the sale of accounts receivables in a transaction permitted under the Senior Credit Facilities, liens on cash collateral of Bisto, liens securing property financing by government grants otherwise permitted under the Senior Credit Facilities, and other liens securing obligations not exceeding $10.0 million, in each case upon the conditions set forth in the Senior Credit Facilities), or pay dividends or make other distributions or pay indebtedness owed to Viasystems Group or any of its subsidiaries and otherwise restricts certain corporate activities. In addition, under the Senior Credit Facilities, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage (increasing from 1.75:1.00 in the second quarter of fiscal 1997 to 3.00:1.00 commencing with the first quarter of fiscal 2002 for the remainder of the term of the loans) and maximum leverage ratios (decreasing from 5.75:1.00 in the second quarter of fiscal 1997 to 4.00:1.00 commencing with the fourth quarter of fiscal 2003 for the remainder of the term of the loans) and a trailing four quarter minimum EBITDA test (increasing from $37.0 million in the second quarter of fiscal 1997 to $250.0 million in the fourth quarter of fiscal 2003 for the remainder of the term of the loans).

     The Senior Credit Facilities also contain customary events of default including failure to pay principal on any Loan or any Accommodation when due or any interest or other amount that becomes due within five days after the due date thereof, any representation or warranty made or deemed made is incorrect in any material respect on or as of the date made or deemed made, the default in the performance of certain negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days, default in other indebtedness or guarantee obligations with a principal amount in excess of $5.0 million beyond the period of grace, certain insolvency events, certain ERISA events, and other customary events of default for facilities similar to the Senior Credit Facilities.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on June 2, 1997, in the Original Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before November 13, 1997 and (ii) consummate the Exchange Offer on or before December 13, 1997. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part, and the summary herein of the material provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company determines that it is not permitted to effect the Exchange Offer as contemplated hereby, (ii) validly tendered Old Notes are not exchanged for New Notes by December 13, 1997, (iii) any holder of Private Exchange Securities so requests within 60 days of the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer, or (v) any holder of Old Notes that participates in the Exchange Offer does not receive freely transferable New Notes in exchange for tendered securities. In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least two years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's shares of Old Notes under the Securities Act. See
"-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the registered holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of June 1, 1997, Old Notes representing $400.0 million aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on Friday, December 12, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal prior to the Expiration Date, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of

Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail:            By Hand or Overnight Delivery:

           The Bank of New York                       The Bank of New York
           101 Barclays Street                        101 Barclays Street
                Floor 7-E                       Corporate Trust Services Window
         New York, New York 10286                         Ground Level
                                                    New York, New York 10286
      Attn: Reorganization Section,
               Marcia Brown                      Attn: Reorganization Section,
              (212) 815-3428                              Marcia Brown
                                                         (212) 815-3428

                   By Facsimile (for Eligible Institutions):

                                 (212) 815-6339

                               For Information or
                           Confirmation by Telephone:
                                 (212) 815-6333

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $230,000, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES

GENERAL

     The New Notes are to be issued under the Indenture, dated as of June 6, 1997 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Company. The Old Notes were also issued under the Indenture. Upon the effectiveness of the Exchange Offer, the Indenture will be subject to and governed by the TIA. The following summary of certain provisions of the Indenture and the Notes sets forth all material elements of such documents, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes. A copy of the Indenture has been filed as an exhibit to the Company's registration statement on Form S-1 relating to the Exchange Offer.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF NOTES

     The Notes will be unsecured, senior subordinated obligations of the Company, limited to $400 million aggregate principal amount, and will mature on June 1, 2007. Each Note will bear interest at 9.750% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year commencing on December 1, 1997 to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes will not be redeemable at the option of the Company prior to June 1, 2002. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     If redeemed during the 12-month period commencing on June 1 of the years set forth below:

                                                              REDEMPTION
                           PERIOD                               PRICE
                           ------                             ----------
2002........................................................   104.875%
2003........................................................   103.250%
2004........................................................   101.625%
2005 and thereafter.........................................   100.000%

     In addition, at any time and from time to time prior to June 1, 2000, the Company may redeem in the aggregate up to $140.0 million of the Notes with the net cash proceeds of one or more Equity Offerings by the Company or Viasystems Group (to the extent, in the case of Viasystems Group, that the Net Cash Proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company) so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 109.75%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes); provided, however, that at least $200.0 million of the Notes must remain outstanding after each such redemption.

     At any time on or prior to June 1, 2002, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes).

     "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at June 1, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Note through June 1, 2002, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2002; provided, however, that if the period from the Redemption Date to June 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

RANKING AND SUBORDINATION

     The payment of the principal of, premium (if any), and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of March 31, 1997, on a pro forma basis after giving effect to the 1997 Transactions, the Original Offering and the Exchange Offer, there would have been approximately $432.4 million of Senior Indebtedness outstanding. In addition, on the same pro forma basis, there would have been approximately $146.5 million available under the Senior Credit Facilities as of December 31, 1996 for the general corporate purposes and working capital needs of the Company and an additional $100.0 million available for future acquisitions, all of which would be Senior Indebtedness if borrowed. Of the amount available to be borrowed as of March 31, 1997 on a pro forma basis, approximately $96.5 million would have been available for borrowings by the Company's Subsidiaries. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain
Covenants -- Limitation on Indebtedness" below.

     "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, as the Bank Indebtedness and all other Indebtedness of the Company, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), or (4) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Indebtedness.

     The Notes are effectively subordinated to the obligations of the Company's Subsidiaries, including the guarantee by its U.S. Subsidiaries of obligations under the Senior Credit Facilities, because the Company is a holding company. In the event of an insolvency, liquidation or other reorganization of any of the Subsidiaries of the Company, the creditors of the Company (including the holders of the Notes), as well as shareholders of the Company, will have no right to proceed against the assets of such Subsidiaries or to cause the liquidation or bankruptcy of such Subsidiaries under applicable bankruptcy laws. Creditors of such Subsidiaries, including lenders under the Senior Credit Facilities, would be entitled to payment in full from such assets before the Company, as a shareholder, would be entitled to receive any distribution therefrom. Except to the extent that the Company itself may be a creditor with recognized claims against such Subsidiaries, claims of creditors of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including claims under the Notes.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness.

     The Company may not pay principal of, premium (if any), or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes (except in (i) Capital Stock (other than Disqualified Stock) issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest thereon or (iii) in securities issued by the Company which are subordinated to Senior Indebtedness at least to the same extent as the Notes and having an Average Life at least equal to the remaining Average Life of the Notes) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, that if a Blockage Notice is given by holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may deliver a subsequent Blockage Notice during such 360-day period, but the total duration of all Payment Blockage Periods during such 360-day period shall not exceed 179 days.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear.

     If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company and the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive accrued and unpaid interest due on the relevant interest payment date in respect of then outstanding Notes):

          (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse, Mills & Partners, or any of their Affiliates, officers and directors (the "Permitted Holders"); or

          (ii) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors; or

          (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive accrued and unpaid interest on the relevant interest payment date in respect of the then outstanding Notes); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. The Company will also comply, to the extent applicable, with the requirements of the applicable securities laws and regulations in connection with any offer made pursuant to this covenant, including Rule 14e-1 under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company and future Indebtedness of its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under Senior Indebtedness of the Company, even if the Change of

Control itself does not. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Bank Indebtedness will prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

CERTAIN COVENANTS

     The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness.

     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00: 1.00, if such Indebtedness is Incurred on or prior to December 31, 1999, and 2.25:1.00, if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may incur the following Indebtedness: (i) Indebtedness Incurred pursuant to (A) the Credit Agreement (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in clause (ii) of the definition thereof) or (B) any other agreements or indentures governing Senior Indebtedness; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $710.0 million at any time outstanding, less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit Indebtedness, the commitment to advance the loans repaid has been terminated);
(ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business or Incurred to Refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $25.0 million at any time outstanding; (iii) Permitted Indebtedness; and (iv) Indebtedness (other than Indebtedness described in clauses (i) - (iii)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (iv) and then outstanding, will not exceed $75.0 million (it being understood that any Indebtedness Incurred under this clause (iv) shall cease to be deemed Incurred or outstanding for purposes of this clause (iv) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (iv)).

     (c) In addition, the Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     (d) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

     (e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (x) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on March 31, 1997, and (y) if such Indebtedness is Incurred to refinance other indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     Limitation on Layering. The Company shall not Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock), and (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or another Restricted Subsidiary of the Company (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock) or to the extent that after giving effect to such purchase, redemption, retirement or acquisition, such Restricted Subsidiary would become a Wholly Owned Subsidiary),
(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to in clauses (i) through (iv) as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or
(2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net

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

proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that the value of any non cash net proceeds (which in each case shall be assets of the type used in a Related Business or Capital Stock of a Person engaged in a Related Business) shall be as determined by the Board of Directors in good faith, except that in the event the value of any non cash net proceeds shall be $25 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing; (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or similar trust subsequent to the Issue Date; provided, however, that if such plan or trust Incurs any Indebtedness to or Guaranteed by the Company or any of its Restricted Subsidiaries to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to such Net Cash Proceeds less such Indebtedness Incurred to or Guaranteed by the Company or any of its Restricted Subsidiaries and any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); (E) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (E) to the extent it is already included in Consolidated Net Income; (F) the aggregate Net Cash Proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Stock) which are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger and Consolidation" covenant subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such Net Cash Proceeds to redeem or repurchase the Company's Capital Stock; and (G) $5 million.

     (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3) (B) of paragraph (a); (ii) any purchase or redemption of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Indebtedness from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with the requirements of paragraph (a) above; (v) payments of dividends on the Company's common stock (or payments to Viasystems Group to pay dividends on its common stock) after an initial public offering of common stock of the Company or of Viasystems Group, as the case may be, in an annual amount not to exceed 6% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company from shares of common stock sold for the account of the Company (and not for the account of any stockholder) in such initial public offering or, in the case of an initial public offering by Viasystems Group, 6% per annum of the amount contributed to the common or non-redeemable preferred equity of the Company by Viasystems Group from the Net Cash Proceeds of an initial public offering of common stock by Viasystems Group; (vi) payments by the Company to repurchase (or to enable Viasystems Group to repurchase) Capital Stock or other securities of the Company or Viasystems Group from members of management of the Company in an aggregate amount not to exceed $15 million; (vii) payments to enable the Company to redeem or repurchase (or to enable Viasystems Group to redeem or repurchase) stock purchase or similar rights granted by the Company or Viasystems Group with respect to its Capital Stock in an aggregate amount not to exceed $1 million;
(viii) payments, not to exceed $200,000 in the aggregate, to enable the Company or Viasystems Group to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (ix) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger and Consolidation" covenant; provided, however, that no such payment may be made pursuant to this clause (ix) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Indebtedness" covenant such that, after Incurring that $1.00 of additional Indebtedness, the Consolidated Coverage Ratio would be greater than 3.5:1.00; and (x) payments by the Company to fund (A) out of pocket expenses of Viasystems Group for administrative, legal and accounting services provided by third parties, or to pay franchise fees and similar costs, but not to exceed an aggregate amount of $1 million per annum, and (B) taxes of Viasystems Group; provided, however, that in the case of clauses (v), (vi),
(vii), (viii) and (ix) no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof; provided further, however, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (3) of the immediately preceding paragraph (a), only the amounts expended under clauses (iv) through (ix) shall be included.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company; except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement; (b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness or Preferred Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness or Preferred Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company); (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are not materially less favorable to the holders, as determined in good faith by the senior management of the Company or Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date; (d) in the case of clause
(iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary as determined in good faith by senior management of the Company; (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (g) encumbrances or restrictions with respect to Indebtedness of Foreign Subsidiaries; provided that
(i) such encumbrances or restrictions do not limit in any manner the ability of the Restricted Subsidiaries of the Company in existence on the Issue Date from performing any of the acts referred to in clauses (i) through (iii) of this covenant and (ii) the aggregate principal amount of the Indebtedness of the Foreign Subsidiaries of the Company which includes such an encumbrance or restriction does not exceed $50.0 million; and (h) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company's senior management or the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase
(x) Senior Indebtedness or (y) Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election either (x) to the investment in or acquisition of Additional Assets or
(y) to prepay, repay or purchase (1) Senior Indebtedness or (2) Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company); and (C) third, within 45 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes and other Senior Subordinated Indebtedness, to the extent required pursuant to the terms thereof, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Senior Subordinated Indebtedness so tendered, if such Senior Subordinated Indebtedness was issued at a discount) plus accrued and unpaid interest, if any, thereon to the date of purchase. The balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) may be used by the Company in any manner not otherwise prohibited under the Indenture. Notwithstanding anything herein to the contrary, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (C) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $15 million. The Company shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $25 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Swap if (i) immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing, (ii) in the event such Asset Swap involves an aggregate amount in excess of $10 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company, and (iii) in the event such Asset Swap involves an aggregate amount in excess of $50 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a) (iii) (C), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription as well as proration required as a result of tenders of other Senior Subordinated Indebtedness) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company may use the remaining Net Available Cash for any purpose not prohibited by the Indenture. Upon the consummation of the purchase of Notes properly tendered in response to such offer to purchase, the amount of Net Available Cash subject to future offers to purchase shall be deemed to be reset to zero.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries, (iv) any transaction between Wholly-Owned Subsidiaries,
(v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements as in existence on the Issue Date, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business, (viii) payments made in connection with the Transactions as described herein, including fees to Hicks Muse, (ix) the issuance of Capital Stock of the Company (other than Disqualified Stock), (x) any obligations of the Company pursuant to the Monitoring and Oversight Agreement and the Financial Advisory Agreement, and (xi) transactions pursuant to supply or similar agreements entered into in the ordinary course of business on customary terms that are not less favorable to the Company than those that would have been obtained in a comparable transaction with an unrelated Person, as determined in good faith by senior management of the Company.

     Limitation on Capital Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock (other than Preferred Stock) to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock (other than Preferred Stock) of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; provided, however, that this provision shall not prohibit (x) the Company or any of its Restricted Subsidiaries from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

     Reports. So long as any of the Notes are outstanding, the Company will provide to the holders of Notes and file with the Commission, to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

EVENTS OF DEFAULT

     Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (iii) the failure by the Company to comply with its obligations under "Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than "-- Merger and Consolidation," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20 million and such default shall not have been cured, including by way of repayment, or such acceleration rescinded after a 10 day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $20 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"). However, a default under clauses
(iv) and (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be immediately due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. However, except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above,
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any

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

holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any other change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under substantially all its covenants in the Indenture including those covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Events of Default" above and the limitations contained in clauses (iii) and
(iv) under "Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "Events of Default" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to maturity or any redemption date specified by the Company, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company;
(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed 1.50% of the consolidated book value of the Company's assets as of the most recent date prior to such disposition for which a consolidated balance sheet of the Company has been regularly prepared, (v) transactions permitted under "Certain Covenants -- Merger and Consolidation" above, (vi) transactions permitted by the "Limitation on Restricted Payments" covenant, and (vii) any transaction that constitutes a Change of Control.

     "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any

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

amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable or guaranteed by the Company under or in respect of the Credit Agreement or any Interest Rate Agreement or Currency Agreement with a holder of Bank Indebtedness and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the Notes) and less, to the extent added in calculating Consolidated Net Income, (x) exchange or translation gains on foreign currencies and (y) non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters: provided, however, that (1) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to

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

calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (provided that if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected minimum balance of such Indebtedness (as determined in good faith by senior management of the Company and assuming a constant level of sales) shall be deemed outstanding for purposes of this calculation) and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Indebtedness of the Company or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,
(3) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (4) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company) or an acquisition of assets, including any Investment in a Restricted Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, or if the transaction giving rise to such calculation is a transaction subject to the "Mergers and Consolidations" covenant, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness and the use of the proceeds therefrom) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro

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

forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Notwithstanding anything herein to the contrary, if at the time the calculation of the Consolidated Coverage Ratio is to be made, the Company does not have available consolidated financial statements reflecting the ownership by the Company of each of Circo Craft, Viasystems Technologies (or the assets acquired by it in the Lucent Transaction), Forward Group and Chips for a period of at least four full fiscal quarters, all calculations required by the Consolidated Coverage Ratio shall be prepared on a pro forma basis, as though each such transaction (to the extent not otherwise reflected in the consolidated financial statements of the Company) had occurred on the first day of the four fiscal quarter period for which such calculation is being made.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements,
(viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and debt discount solely to the extent relating to the issuance and sale of Indebtedness together with any equity security as part of an investment unit and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Company and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant (excluding clause (g) thereof from the operation of this parenthetical)), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) restructuring charges or writeoffs recorded within the one year period following the Issue Date in an aggregate amount not to exceed $50 million, (vii) charges relating to the writeoff of acquired in-process research and development expenses and other intangibles in connection with the application of the purchase method of accounting to the net assets of a Person acquired by the Company and its Restricted Subsidiaries and charges relating to writeoff of intangible assets, (viii) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the

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lesser of (A) dividends or distributions paid to the Company or any of its
Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (ix) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 180 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Company on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

     "Credit Agreement" means (i) the Second Amended and Restated Credit Agreement, dated as of June 5, 1997, among Viasystems Group, as Guarantor, the Company, as US Borrower, Circo Craft Co. Inc., PCB Investments PLC, Forward Group PLC, Chips Limited, Chips and the other Foreign Subsidiary Borrowers from time to time parties thereto, The Chase Manhattan Bank of Canada, Chase Manhattan International Limited and the other Foreign Agents from time to time appointed thereunder, The Chase Manhattan Bank, as Administrative Agent, and the lender parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications relating to the addition or elimination of Subsidiaries of the Company as borrowers or other credit parties thereunder, and
(ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent, Foreign Agent(s) and Issuing Lender, and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Credit Agreement or one or more other credit or other agreements or indentures).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures (other than as a result of a Change of Control) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) or (iii) is redeemable at the option of the holder thereof (other than as a result of a Change of Control), in whole or in part, in each case on or prior to the Stated Maturity of the Notes, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity shall be deemed to be Disqualified Stock.

     "Equity Offering" means an offering for cash by the Company or Viasystems Group of its common stock, or options, warrants or rights with respect to its common stock.

     "Financial Advisory Agreement" means the Financial Advisory Agreement between Hicks Muse Partners and the Company as in effect on the Issue Date.

     "Foreign Subsidiaries" means a Restricted Subsidiary not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (but excluding, in each case, any accrued dividends) and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Monitoring and Oversight and Agreement" means the Monitoring and Oversight Agreement between Hicks Muse Partners and the Company as in effect on the Issue Date.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP in connection with such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Permitted Indebtedness" means (i) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;
(ii) Indebtedness represented by (x) the Notes, (y) any Indebtedness (other than the Indebtedness described in clauses (i), (ii) and (iv) of paragraph (b) of the covenant described under "Limitation on Indebtedness" and other than Indebtedness Incurred pursuant to clause (i) above or clauses (iv), (v), (vi) or
(vii) below) outstanding on the Issue Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (ii) or Incurred pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; (iii) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company or its Restricted Subsidiaries (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness" above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iii) and (B) Refinancing Indebtedness Incurred by the Company or a

Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and (D) under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business; (v) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness or other obligations Incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition, provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (v), when taken together with all Indebtedness Incurred pursuant to this clause (v) and then outstanding, shall not exceed $20.0 million; (vi) Indebtedness consisting of (A) Guarantees by the Company or a Restricted Subsidiary of Indebtedness Incurred by a Wholly-Owned Subsidiary without violation of the Indenture and (B) Guarantees by a Restricted Subsidiary of Senior Indebtedness Incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have Incurred such Indebtedness directly without violation of the Indenture); (vii) Indebtedness arising from agreements with governmental agencies of any foreign country, or political subdivision or agency thereof, relating to the construction of plants and the purchase and installation (including related training costs) of equipment to be used in a Related Business; provided that such Indebtedness (i) has a maturity in excess of ten years and 91 days and (ii) in the aggregate does not exceed $50.0 million; and
(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished promptly in accordance with customary practices.

     "Permitted Investment" means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company; provided, however, that the primary business of such Wholly-Owned Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that in each case such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees for purposes of purchasing the

Company's common stock in an aggregate amount outstanding at any one time not to exceed $10 million and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) a Person engaged in a Related Business or a loan or advance to the Company the proceeds of which are used solely to make an investment in a Person engaged in a Related Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause
(viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $50 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause
(viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); (ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for Asset Dispositions effected in compliance with the covenant described under "Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; (xi) payments in respect of the Chips Reimbursement Obligation as in effect on the Issue Date; and (xii) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in the Company's business or any Related Business.

     A "Public Market" exists at any time with respect to the common stock of the Company or Viasystems Group if (a) the common stock of the Company or Viasystems Group, as the case may be, is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and (b) at least 15% of the total issued and outstanding common stock of the Company or Viasystems Group, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933, as amended.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance") any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of
(A) the ninety-first day after the Stated Maturity of the Notes and (B) the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced, and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced, plus applicable premium and reasonable costs paid in connection with such refinancing.

     "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture, as reasonably determined by the Company's Board of Directors.

     "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

     "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities

Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and
(vi) Investments in mutual funds whose investment guidelines restrict substantially all of such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of "Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary; provided, however, the Forward Group shall be deemed to be a Wholly-Owned Subsidiary of the Company for all purposes of the Indenture unless the sale or issuance of more than 1% of the Capital Stock thereof to a person other than another Wholly Owned Subsidiary of the Company occurs.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit, on its internal system, the principal amount of New Notes to the respective accounts of Participants with an interest in such Global Notes and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent.

     So long as the Depository or its nominee is the registered owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by such Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities (as defined below), and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each Holder of a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Holder owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders or an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize such Holders owning through such Participants to take such action or would otherwise act upon the instruction of such Holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Notes representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Notes as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, securities in registered definitive form without coupons ("Certificated Securities") will be issued to each person that the Depository identifies as the beneficial owner of the Notes represented by the Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 11, 1997, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

     The balance sheet of Viasystems, Inc. as of April 3, 1997, has been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, St. Louis, Missouri, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Viasystems Group as of December 31, 1996, and for the period from inception (August 28, 1996) to December 31, 1996, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, St. Louis, Missouri, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Circo Craft as of September 30, 1996, and for the nine month period ended September 30, 1996, have been included herein in reliance on the report of Coopers & Lybrand, chartered accountants, Montreal, Quebec, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Circo Craft as of December 31, 1995, and for the years ended December 31, 1994 and 1995, have been included herein in reliance on the report of Deloitte & Touche, chartered accountants, Montreal, Quebec, given on the authority of that firm as experts in accounting and auditing. The statements of net assets sold of Viasystems Technologies (formerly the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc.) as of December 31, 1995 and November 30, 1996, and the statements of operations for the periods ended December 31, 1994 and 1995 and the 11-month period ended November 30, 1996 have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, St. Louis, Missouri, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Forward Group as of January 31, 1996 and 1997, and for the three years in the period ended January 31, 1997, have been included herein in reliance on the report of KPMG Audit Plc, chartered accountants and registered auditor, Birmingham, England, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Chips as of March 29, 1996 and April 4, 1997, and for the years ended March 31, 1995, March 29, 1996, and April 4, 1997, have been included herein in reliance on the report of Ernst & Young, chartered accountants, independent auditors, Newcastle upon Tyne, England, given on the authority of that firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     Subsequent to the acquisition of Circo Craft, the Company dismissed the former accountants and on January 7, 1997, the Company named Coopers & Lybrand, L.L.P., the accountants for Viasystems Group, Inc. and Viasystems, Inc., as the auditor of Circo Craft. The former accountants report did not contain an adverse opinion or disclaimer of opinion nor was it modified as to an uncertainty, audit scope, or accounting principle. Such change to the accountant was approved by the stockholder of Circo Craft. There was no disagreement with the former accountant on any matter which, if not resolved to the satisfaction of the former accountant, would have caused the former accountant to make reference to the subject matter of the disagreement in connection with their reports.

     The Company has informed KPMG Audit Plc, the accountants for Forward Group, and Ernst & Young, the accountants for Chips, that they will be dismissed and that Coopers & Lybrand, L.L.P. will be named as the auditor of Forward Group and Chips. The reports of the accountants to be dismissed did not contain adverse opinions or disclaimers of opinion nor were they modified as to an uncertainty, audit scope, or accounting principle. There were no disagreements with the accountants to be dismissed on any matter which, if not resolved to the satisfaction of the accountants to be dismissed, would have caused the accountant to make reference to the subject matter of the disagreement in connection with their reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VIASYSTEMS, INC.
Report of Independent Auditors..............................   F-2
Balance Sheet at April 3, 1997..............................   F-3
Notes to Financial Statements...............................   F-4
VIASYSTEMS, INC. & SUBSIDIARIES
Condensed Consolidated Balance Sheet as of June 30, 1997
  (unaudited)...............................................   F-6
Condensed Consolidated Statements of Operations for the six
  months ended June 30, 1997 (unaudited)....................   F-7
Condensed Consolidated Statement of Cash Flows for the six
  months ended June 30, 1997 (unaudited)....................   F-8
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................   F-9
VIASYSTEMS GROUP, INC.
Report of Independent Auditors..............................  F-15
Consolidated Balance Sheet at December 31, 1996.............  F-16
Consolidated Statement of Operations from inception (August
  28, 1996) to December 31, 1996............................  F-17
Consolidated Statement of Stockholders' Equity from
  inception (August 28, 1996) to December 31, 1996..........  F-18
Consolidated Statement of Cash Flows from inception (August
  28, 1996) to December 31, 1996............................  F-19
Notes to Consolidated Financial Statements..................  F-20
CIRCO CRAFT CO. INC.
Auditors' Report............................................  F-32
Auditors' Report............................................  F-33
Consolidated Balance Sheets at December 31, 1995 and
  September 30, 1996........................................  F-34
Consolidated Statements of Retained Earnings for the years
  ended December 31, 1994 and 1995 and the nine month period ended September 30, 1996 and for the six month period
  ended June 30, 1996 (unaudited)...........................  F-35
Consolidated Statements of Earnings for the years ended
  December 31, 1994 and 1995 and the nine month period ended
  September 30, 1996 and for the six month period ended June
  30, 1996 (unaudited)......................................  F-36
Consolidated Statements of Changes in Financial Position for
  the years ended December 31, 1994 and 1995 and the nine
  month period ended September 30, 1996 and for the six
  month period ended June 30, 1996 (unaudited)..............  F-37
Notes to Consolidated Financial Statements..................  F-38
VIASYSTEMS TECHNOLOGIES CORP. (FORMERLY MICROELECTRONICS
  GROUP, INTERCONNECTION TECHNOLOGIES UNIT OF LUCENT
  TECHNOLOGIES INC.)
Report of Independent Auditors..............................  F-49
Statements of Net Assets Sold at December 31, 1995 and
  November 30, 1996.........................................  F-50
Statements of Operations for the years ended December 31,
  1994 and 1995, the eleven month period ended November 30,
  1996 and for the period from January 1, 1996 through June
  30, 1996 (unaudited)......................................  F-51
Notes to Financial Statements...............................  F-52
FORWARD GROUP PLC
Report of Independent Auditors..............................  F-57
Consolidated Profit and Loss Accounts for the years ended
  January 31, 1995, 1996 and 1997, the six months ended June
  30, 1996 (unaudited) and the three months ended March 31,
  1997 (unaudited)..........................................  F-58
Consolidated Statements of Total Recognized Gains and Losses
  for the years ended January 31, 1995, 1996, and 1997, the
  six months ended June 30, 1996 (unaudited) and the three
  months ended March 31, 1997 (unaudited)...................  F-59
Consolidated Balance Sheets at January 31, 1996 and 1997 and
  at March 31, 1997 (unaudited).............................  F-60
Consolidated Statements of Cash Flows for the years ended
  January 31, 1995, 1996, and 1997, the six months ended
  June 30, 1996 (unaudited) and the three months ended March
  31, 1997 (unaudited)......................................  F-61
Notes to the Consolidated Financial Statements..............  F-62
INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED
Report of Independent Auditors..............................  F-88
Consolidated Profit and Loss Accounts for the years ended
  March 31, 1995, March 29, 1996 and April 4, 1997, the six
  months ended June 29, 1996 (unaudited) and the three
  months ended April 4, 1997 (unaudited)....................  F-89
Consolidated Statements of Total Recognized Gains and Losses
  for the years ended March 31, 1995, March 29, 1996 and
  April 4, 1997, the six months ended June 29, 1996
  (unaudited) and the three months ended April 4, 1997
  (unaudited)...............................................  F-90
Consolidated Balance Sheets at March 29, 1996 and April 4,
  1997......................................................  F-91
Consolidated Statements of Cash Flows for the years ended
  March 31, 1995, March 29, 1996 and April 4, 1997, the six
  months ended June 29, 1996 (unaudited) and the three
  months ended April 4, 1997 (unaudited)....................  F-92
Notes to the Consolidated Financial Statements..............  F-93

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of Viasystems, Inc.:

     We have audited the accompanying balance sheet of Viasystems, Inc. (a Delaware corporation) as of April 3, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion of this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Viasystems, Inc. as of April 3, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

St. Louis, Missouri
June 18, 1997

                                VIASYSTEMS, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                              APRIL 3,
                                                                1997
                                                              --------
Total assets................................................  $    --
                                                              =======

                 LIABILITIES AND STOCKHOLDER'S EQUITY

Total liabilities...........................................  $    --
Stockholder's equity:
  Common Stock, par value $.01 per share, 1,000 shares
     authorized, issued and outstanding.....................       10
  Paid in capital...........................................      990
  Subscriptions receivable..................................   (1,000)
                                                              -------
          Total stockholder's equity........................       --
                                                              -------
          Total liabilities and stockholder's equity........  $    --
                                                              =======

       The accompanying notes are an integral part of the balance sheet.

                                VIASYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. THE COMPANY

     Viasystems, Inc. a Delaware corporation ("Viasystems"), was formed on April 2, 1997, as a subsidiary of Viasystems Group, Inc. On April 10, 1997, Viasystems Group, Inc. contributed to Viasystems all of the capital of its then existing subsidiaries -- Circo Craft Co. Inc., Viasystems Technologies Corp., and PCB Acquisition Limited. Viasystems has no operations of its own. The balance sheet sets forth the financial position of Viasystems before the contribution of the capital of the subsidiaries of Viasystems Group, Inc. The fiscal year end of Viasystems is December 31.

2. SUBSEQUENT EVENTS

     On April 11, 1997, Viasystems acquired Forward Group PLC ("Forward Acquisition"), a manufacturer of rigid printed circuit boards located in the U.K. The purchase price of approximately $236,300 consisted of cash, notes payable to certain of the Forward Group PLC stockholders, and assumed debt. The Forward Acquisition and the related transaction fees and expenses were funded with (i) $40,000 from the issuance of 1,600,000 shares of Series C Preferred Stock of Viasystems Group, Inc. and (ii) $216,000 from a Subordinated Credit Facility. The Subordinated Credit Facility was paid off with a subsequent debt offering (see below). The Forward Acquisition will be accounted for using the purchase method of accounting.

     In connection with the Forward Acquisition, Viasystems entered into an Amended and Restated Credit Agreement with terms substantially similar to the Credit Agreements of Viasystems Group, Inc. The Amended and Restated Credit Agreement provided for a U.K.L.32,000 (approximately US$51,500) Revolving Facility to Forward Group PLC.

     On April 11, 1997, Viasystems made an optional prepayment of $20,000 under the Term A Loan outstanding under the Amended and Restated Credit Agreement.

     In April 1997, Viasystems Group, Inc.'s stockholders and certain of its affiliates formed Chips Holdings, Inc., to acquire Interconnection Systems (Holdings) Limited ("ISL"), a manufacturer of rigid printed circuit boards located in the U.K. On April 21, 1997, Chips Holdings, Inc. acquired ISL for $437,500. The purchase price consisted entirely of notes payable to the former stockholders of ISL. In connection with the transaction, these stockholders invested $140,000 of equity capital in Chips Holdings, Inc. On June 6, 1997, Chips Holdings, Inc. merged with Viasystems Group, Inc. and the subsidiaries of Chips Holdings, Inc., including ISL, became subsidiaries of Viasystems and certain of its subsidiaries in consideration for the issuance of 140,000,000 shares of Viasystems Group, Inc. common stock valued at $140,000 to Viasystems Group, Inc.'s stockholders and certain of its affiliates. Viasystems Group, Inc. assumed the $437,500 of notes payable which were incurred by Chips Holdings, Inc. (the "Chips Loan Notes") to finance the ISL acquisition. The acquisition of ISL by Chips Holdings, Inc. will be accounted for using the purchase method of accounting. The merger of Chips Holdings, Inc. with Viasystems Group, Inc. will be accounted for as a transfer of assets among companies under common control and will be recorded at Chips Holdings, Inc.'s historical cost. Viasystems will account for the acquisition of ISL as of the date of ISL's acquisition by Chips Holdings, Inc.

     The Chips Loan Notes mature on March 31, 2003 and bear interest, payable quarterly, at approximately 6.22% per annum through April 1, 1998, with variable rates thereafter discounted from the U.S. prime rate. The Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998. The Chips Loan Notes are collateralized by letters of credit issued by a bank. Such letters of credit are in turn collateralized in part by a fully cash collateralized $118,300 reimbursement obligation of Bisto Funding, Inc., a special purpose entity and sister Company of Viasystems, established as a subsidiary of the Viasystems Group, Inc. in connection with the acquisition of ISL, with the remainder, including interest on the Chips Loan Notes for one year, collateralized by a reimbursement obligation of Viasystems.

     On June 5, 1997 Viasystems Group, Inc. as guarantor, and Viasystems and certain of its subsidiaries, as borrowers, entered into a Second Amended and Restated Credit Agreement with terms substantially similar to the Credit Agreements of Viasystems Group, Inc. The Second Amended and Restated Credit Agreement provided for a U.K.L27,600 (approximately U.S.$44,400) Revolving Facility and a $319,250 term loan facility to be drawn upon in the event the Chips Loan Notes are called. On June 6, 1997, Viasystems completed an offering of $400,000 of 9 3/4% Senior Subordinated Notes due 2007 (the "Offering"). Viasystems used the net proceeds of the Offering to repay amounts totaling approximately $171,600 principal amount outstanding under the Second Amended and Restated Credit Agreement, plus interest, and to repay the $216,000 principal amount outstanding under the Subordinated Credit Facility, plus interest.

                        VIASYSTEMS, INC. & SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                           JUNE 30,
                                             1997
                                          -----------
                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents.............   $   50,823
  Accounts receivable, net..............      133,545
  Inventories...........................       67,123
  Prepaid expenses and other............        9,617
                                           ----------
          Total current assets..........      261,108
  Property, plant and equipment, net....      406,919
  Intangibles and other assets..........      344,634
                                           ----------
          Total assets..................   $1,012,661
                                           ==========

   LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term
     obligations........................   $   14,276
  Accounts payable......................       56,278
  Accrued and other liabilities.........       88,089
  Income taxes payable..................       12,220
                                           ----------
          Total current liabilities.....      170,863
Long-term obligations, less current
  maturities............................      870,529
Other long-term liabilities.............       37,765
Stockholder's equity (deficit):
  Common stock, par value $.01 per
     share, 1,000 shares authorized,
     issued and outstanding.............           --
  Paid-in capital.......................      281,756
  Accumulated deficit...................     (363,032)
  Cumulative translation adjustments....       14,780
                                           ----------
          Total stockholder's equity
          (deficit).....................      (66,496)
                                           ----------
          Total liabilities and
          stockholder's equity
          (deficit).....................   $1,012,661
                                           ==========

   See accompanying notes to the condensed consolidated financial statements.

                       VIASYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              SIX MONTHS
                                                                ENDED
                                                               JUNE 30,
                                                                 1997
                                                              ----------
Net sales...................................................  $ 346,692
Operating expenses:
  Cost of goods sold........................................    254,648
  Selling, general and administrative.......................     31,851
  Depreciation and amortization.............................     46,303
  Write-off of acquired in-process R&D......................    294,500
                                                              ---------
          Operating loss....................................   (280,610)
Other expense:
  Interest expense..........................................     22,127
  Amortization of deferred financing costs..................      2,796
  Other, net................................................         70
                                                              ---------
          Loss before income tax provision and extraordinary
          item..............................................   (305,603)
Provision for income taxes..................................       (891)
                                                              ---------
Loss before extraordinary item..............................   (306,494)
Extraordinary item -- loss on early extinguishment of debt,
  net of income tax benefit of $4,332.......................      7,796
                                                              ---------
Net loss....................................................  $(314,290)
                                                              =========

   See accompanying notes to the condensed consolidated financial statements.

                        VIASYSTEMS, INC. & SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              SIX MONTHS
                                                                ENDED
                                                               JUNE 30,
                                                                 1997
                                                              ----------
Cash flows provided by (used in) operating activities:
  Net loss..................................................  $(314,290)
  Adjustments to reconcile net income to net cash provided
     by (used in)
     operating activities:
     Extraordinary item.....................................     12,128
     Write-off of acquired in-process R&D...................    294,500
     Deferred taxes.........................................        341
     Depreciation and amortization..........................     46,303
     Amortization of deferred financing costs...............      2,796
     Change in assets and liabilities:
       Accounts receivable..................................    (26,972)
       Inventories..........................................      3,833
       Prepaid expenses and other...........................     (1,548)
       Accounts payable and accrued liabilities.............      7,439
       Other liabilities....................................     (2,473)
                                                              ---------
Net cash from operating activities..........................     22,057
                                                              ---------
Cash flows provided by (used in) investing activities:
  Capital expenditures......................................    (42,388)
  Acquisitions, net of cash acquired........................   (155,904)
                                                              ---------
Net cash from investing activities..........................   (198,292)
                                                              ---------
Cash flows provided by (used in) financing activities:
  Equity proceeds...........................................     59,777
  Proceeds from the issuance of Senior Subordinated Notes
     due 2007...............................................    400,000
  Proceeds from the Subordinated Credit Facility............    216,000
  Repayment of amounts outstanding under the Credit
     Agreements and the Second Amended and Restated Credit
     Agreement..............................................   (151,464)
  Repayment of the Senior Credit Facility...................   (216,000)
  Repayment of other long-term obligations..................    (61,436)
  Financing costs...........................................    (34,491)
                                                              ---------
Net cash from financing activities..........................    212,386
                                                              ---------
Effect of exchange rate changes on cash.....................     (1,445)
                                                              ---------
Net change in cash and cash equivalents.....................     34,706
Cash and cash equivalents at beginning of the period........     16,117
                                                              ---------
Cash and cash equivalents at end of period..................  $  50,823
                                                              =========

   See accompanying notes to the condensed consolidated financial statements.

                        VIASYSTEMS, INC. & SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     Viasystems, Inc. ("Viasystems") is a wholly owned subsidiary of Viasystems Group, Inc. Viasystems was formed on April 2, 1997, as a subsidiary of Viasystems Group, Inc. On April 10, 1997, Viasystems Group, Inc. contributed to Viasystems all of the capital of its then existing subsidiaries -- Circo Craft Co. Inc. ("Circo Craft"), Viasystems Technologies Corp. ("Viasystems Technologies"), and PCB Acquisition Limited. Prior to the contribution of this capital by Viasystems Group, Inc., Viasystems had no operations of its own. The unaudited interim condensed consolidated financial statements included herein present the results of operations of Viasystems and its subsidiaries subsequent to the capital contribution by Viasystems Group, Inc., and the results of operations of Viasystems Group, Inc. and its subsidiaries prior to the capital contribution of such subsidiaries to Viasystems. As used herein, the Company refers to Viasystems subsequent to the capital contribution by Viasystems Group, Inc. and Viasystems Group, Inc. prior to such capital contribution.

  Unaudited Interim Condensed Consolidated Financial Statements

     The unaudited interim condensed consolidated financial statements reflect all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. The results for the six months ended June 30, 1997, are not necessarily indicative of the results that may be expected for a full fiscal year.

  Statement of Cash Flows

     Interest and income taxes paid for the six months ended June 30, 1997 was approximately $14,388 and $1,709, respectively.

2. INVENTORIES

     The composition of inventories at June 30, 1997, is as follows:

Raw materials...............................................  $21,129
Work-in-process.............................................   26,442
Finished goods..............................................   19,552
                                                              -------
Total.......................................................  $67,123
                                                              =======

3. ACQUISITIONS

     On April 11, 1997, the Company acquired all of the outstanding stock of Forward Group, PLC ("Forward"), a manufacturer of rigid printed circuit boards located in the U.K. The purchase price of approximately $208,483 consisted of cash and notes payable to certain Forward stockholders plus $5,585 of acquisition fees and expenses (the "Forward Acquisition"). The Forward Acquisition and related transaction fees and expenses were funded with (i) $40,000 from the issuance of 1,600,000 shares of Series C Preferred Stock of Viasystems Group, Inc. and (ii) $216,000 from a Subordinated Credit Facility. The Subordinated Credit Facility was paid off with a subsequent debt offering (see Note 5).

                        VIASYSTEMS, INC. & SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     The Forward Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to the assets and liabilities based on their estimated respective fair values. Accordingly, the results of operations of Forward since its acquisition are included in the results of operations of the Company. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $97,800 of in-process research and development ("in-process R&D"). The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $97,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     The total purchase price including fees and expenses has been preliminarily allocated to the acquired net assets as follows:

Current assets..............................................  $ 45,040
Property, plant and equipment...............................    60,524
Developed technologies......................................    34,800
Assembled workforce.........................................     6,600
Customer list...............................................    13,200
In-process R&D..............................................    97,800
Goodwill....................................................    25,808
Non-current assets..........................................     5,660
Current liabilities.........................................   (33,026)
Non-current liabilities.....................................   (42,338)
                                                              --------
          Total.............................................  $214,068
                                                              ========

     In connection with the Forward Acquisition, the Company entered into an Amended and Restated Credit Agreement with terms substantially similar to the Credit Agreements of Viasystems Group, Inc. The Amended and Restated Credit Agreement provided for a U.K. L32,000 (approximately US $51,500) Revolving Facility to Forward Group PLC.

     On April 11, 1997, Viasystems made an optional prepayment of $20,000 under the Term A Loan outstanding under the Amended and Restated Credit Agreement.

     In April 1997, Viasystems Group, Inc.'s stockholders and certain of its affiliates formed Chips Holding, Inc., to acquire Interconnection Systems (Holdings) Limited ("ISL"), a manufacturer of rigid printed circuit boards located in the U.K. On April 21, 1997, Chips Holdings, Inc. acquired ISL for $437,500 plus $8,953 of acquisition fees and expenses (the "ISL Acquisition"). The purchase price consisted entirely of notes payable to the former stockholders of ISL. In connection with the transaction, the stockholders of Viasystems Group, Inc. invested $140,000 of equity capital in Chips Holdings, Inc. On June 6, 1997, Chips Holdings, Inc. merged with Viasystems Group, Inc. and the subsidiaries of Chips Holdings, Inc., including ISL, became subsidiaries of Viasystems and certain of its subsidiaries in consideration for the issuance to Viasystems Group, Inc.'s stockholders and certain of its affiliates of 140,000,000 shares of Viasystems Group, Inc. common stock valued at $140,000. Viasystems Group, Inc. assumed the $437,500 of notes payable which were incurred by Chips Holdings, Inc. (the "Chips Loan Notes") to finance the ISL acquisition.

                        VIASYSTEMS, INC. & SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     The Chips Loan Notes mature on March 31, 2003 and bear interest, payable quarterly, at approximately 6.22% per annum through April 1, 1998, with variable rate thereafter discounted from the U.S. prime rate. The Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998. The Chips Loan Notes have not been classified as current at June 30, 1997 since the Company has in place a facility to replace the Chips Loan Notes in the event they are called (See Note 4). The Chips Loan Notes are collateralized by letters of credit issued by banks. Such letters of credit are in turn collateralized in part by a fully cash collateralized $118,500 reimbursement obligation of Bisto Funding, Inc., a special purpose entity and sister company of Viasystems established as a subsidiary of Viasystems Group, Inc. in connection with the acquisition of ISL, with the remainder, including interest on the Chips Loan Notes for one year, collateralized by a reimbursement obligation of Viasystems.

     The ISL Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $196,700 of in-process research and development ("in-process R&D"). The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $196,700 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     The merger of Chips Holdings, Inc. with Viasystems Group, Inc. will be accounted for as a transfer of assets among companies under common control and will be recorded at Chips Holdings, Inc.'s historical cost. In the merger of Chips Holdings, Inc. with Viasystems Group, Inc. ISL, and its subsidiaries became wholly owned subsidiaries of Viasystems, and as such, Viasystems will account for the acquisition of ISL as of the acquisition by Chips Holdings, Inc. and the results of operations of ISL since the acquisition by Chips Holdings, Inc. are included in the results of operations of the Company.

     The total purchase price including fees and expenses has been preliminarily allocated to the acquired net assets as follows:

Current assets..............................................  $ 96,880
Property, plant and equipment...............................   114,983
Developed technologies......................................    66,500
Assembled workforce.........................................     8,000
Customer list...............................................    17,900
In-process R&D..............................................   196,700
Goodwill....................................................    68,786
Non-current assets..........................................    12,971
Current liabilities.........................................   (68,285)
Non-current liabilities.....................................   (67,982)
                                                              --------
          Total.............................................  $446,453
                                                              ========

     The Company will evaluate the capacities and production capabilities of all acquired entities to assess potential cost savings from consolidating those facilities and optimize its global plant

                        VIASYSTEMS, INC. & SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

utilization by shifting production between facilities to most efficiently satisfy particular customer orders.

     The intangible assets acquired are being amortized using systematic methods over the estimated useful lives of the related assets as follows:

                                                   LIFE              METHOD
                                                 --------   ------------------------
Developed technologies.........................  15 years   Double-declining balance
Assembled workforce............................  1 year     Straight-line
Customer list..................................  3 years    Straight-line
Goodwill.......................................  20 years   Straight-line

     Included below is unaudited pro forma financial data setting forth condensed results of operations of the Company for the six months ended June 30, 1997, as though the Forward Acquisition and the ISL Acquisition and the related financing had occurred at the beginning of the year. In preparing this data, the financial data of Forward and ISL for the first fiscal quarter of 1997 has been translated at an exchange rate of U.K. L 0.61 = U.S. $1.00, the exchange rate at March 31, 1997, which is not materially different from the exchange rate for the period.

Net sales...................................................  $450,877
Net loss before extraordinary item..........................   (23,238)
Net loss....................................................   (31,034)

4. LONG-TERM OBLIGATIONS

     On June 5, 1997 Viasystems Group, Inc., as guarantor, and Viasystems and certain of its subsidiaries, as borrowers, entered into a Second Amended and Restated Credit Agreement with terms substantially similar to the Credit Agreements of Viasystems Group, Inc. The Second Amended and Restated Credit Agreement provides for (i) an $88,000 term loan facility (the "U.S. Term Loan") and a $150,000 revolving credit facility (the "U.S. Revolving Loan" and together with the U.S. Term Loan, the "U.S. Loans"); (ii) a U.S. $25,000 revolving credit facility (the "Canadian Revolving Loan"), (iii) a L32,000 revolving credit facility (the "Forward Group Revolving Loan") and a L27,600 revolving credit facility (the "Chips Revolving Loan", and together with the Forward Group Revolving Loan, the "U.K. Revolving Loans", and together with the U.S. Revolving Loan and the Canadian Revolving Loan, the "Revolving Loans") and (iv) US$346,463 Letter of Credit Facility in respect of the Chips Loan Notes comprised of (a) a US$319,250 term loan facility ("the Chips Term Loans" and together with the US Term Loan, the "Term Loans") in respect of the principal portion of the Chips Loan Notes and (b) a US$27,213 facility in respect of interest on the Chips Loan Notes.

     The U.S. Term Loan consists of two tranches: (i) $55.0 million of tranche B term loans (the "Tranche B Loan") and (ii) $33.0 million of tranche C term loans (the "Tranche C Loan"). The Tranche B Loan amortizes semiannually over eight years and the Tranche C Loan is payable $1,500 on December 31, 2004 and $31,500 on June 30, 2,005. The Chips Term Loans, if drawn, amortize semi-annually over six years.

     The Company may use the Revolving Loans for letters of credit in an amount not to exceed $15.0 million, in the case of both the U.S. Revolving Loan and the Canadian Revolving Loan, and related letters of credit and bankers' acceptances in an amount not to exceed L5.0 million in the case of the Forward Group Revolving Loan and L10,000,000 in the case of the Chips Revolving Loan. L14.8 million of the Forward Group Revolving Loan is available solely to finance obligations of

                        VIASYSTEMS, INC. & SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

PCB Investments in respect of the Forward Group Loan Notes and $100.0 million of the U.S. Revolving Loan is available solely to finance future acquisitions.

     The U.S. Loans bear interest, at the Company's election, at either: (i) the Eurocurrency Base Rate plus (x) 2.5% in the case of the Chips Term Loan and U.S. Revolving Loan, (y) 3.0% in the case of Tranche B Loan, or (z) 3.5% in the case of Tranche C Loan; or (ii) the Alternate Base Rate plus (x) 1.5% in the case of the Chips Term Loan or U.S. Revolving Loan, (y) 2.0% in the case of Tranche B Loan, or (z) 2.5% in the case of Tranche C Loan. The Alternate Base Rate is the highest of The Chase Manhattan Bank's Prime Rate, the Three-Month Secondary CD Rate (as defined therein) plus 1.0%, and the Federal Funds Effective Rate (as defined therein) plus 0.5%. The Canadian Revolving Loan denominated in US dollars bears interest, at Circo Craft's election, at either (i) the Eurocurrency Base Rate plus 2.5% or (ii) the Canadian Alternate Base Rate plus 1.5%. The Canadian Revolving Loan denominated in Canadian Dollars bears interest, at Circo Craft's election either (i) the Canadian Bankers Acceptance Discount Rate plus 2.5% or (ii) the Canadian Prime Rate plus 1.5%. The Canadian Alternate Base Rate is equal to the higher of Canadian Agent's prime rate or the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%. The U.K. Revolving Loans and any Chips Term Loans converted to pounds sterling bear interest at the Eurocurrency Base Rate plus 2.5%.

     The Company pays a per annum fee equal to the applicable margin on Revolving Loans which bear interest at the Eurocurrency Base Rate, of the average daily face amount of outstanding letters of credit, other than with respect to the Chips Letter of Credit, which fee is equal to the applicable margin on the Chips Term Loan bearing interest at the Eurocurrency Base Rate. The Company pays a Commitment Fee equal to 0.5% on the undrawn portion of the commitments in respect of Revolving Loans and a Facility Fee equal to 0.5% on the Canadian revolving credit commitment. In addition, the Company pays a fee of 0.25% per annum of Bisto Funding Inc.'s $118,500 portion of the Chips Letter of Credit to the extent not paid by Bisto Funding, Inc.

     The Second Amended and Restated Credit Agreement contains a number of covenants customary for similar facilities which, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, create liens on or dispose of assets, enter into business combinations, and pay dividends. In addition, the Second Amended and Restated Credit Agreement contains financial covenants which require the Company to maintain certain financial ratios and limit the Company's amount of capital expenditures.

     On June 6, 1997, Viasystems completed an offering of $400,000 of 9.75% Senior Subordinated Notes due 2007 (the "Offering"). Interest on the Senior Subordinated Notes is due semiannually. Viasystems used the net proceeds of the offering to repay amounts totaling approximately $171,600 principal amount previously outstanding under the Second Amended and Restated Credit Agreement, plus interest, and to repay the $216,000 amount outstanding under the Subordinated Credit Facility, plus interest.

                        VIASYSTEMS, INC. & SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     The composition of long term obligations at June 30, 1997, is as follows:

Second Amended and Restated Credit Agreement:
  Term Facilities...........................................  $ 88,000
Senior Subordinated Notes due 2007..........................   400,000
Chips Loan Notes............................................   319,250
Forward Loan Notes..........................................    24,243
Other debt..................................................    53,312
                                                              --------
                                                               884,805
          Less current maturities...........................   (14,276)
                                                              --------
                                                              $870,529
                                                              ========

5. EXTRAORDINARY ITEM

     The Company recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity with the proceeds of the Offering.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of Viasystems Group, Inc.:

     We have audited the accompanying consolidated balance sheet of Viasystems Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (August 28, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viasystems Group, Inc. and subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows for period from inception (August 28, 1996) to December 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

St. Louis, Missouri
February 28, 1997, except
for Note 18, for
which the date
is June 6, 1997

                             VIASYSTEMS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                          DECEMBER 31, 1996
                                          -----------------
Current assets:
  Cash and cash equivalents.............      $ 16,117
  Accounts receivable, less allowance
     for doubtful accounts of $409......        37,149
  Inventories...........................        43,123
  Prepaid expenses and other............         7,333
                                              --------
          Total current assets..........       103,722
Property, plant and equipment, net......       208,748
Deferred financing costs, net...........        27,351
Intangible assets, net..................        47,920
                                              --------
          Total assets..................      $387,741
                                              ========

           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
     obligations........................      $ 10,804
  Accounts payable......................         5,185
  Accrued and other liabilities.........        42,112
  Income taxes payable..................           683
                                              --------
          Total current liabilities.....        58,784
Deferred taxes..........................         3,785
Long-term obligations, less current
  maturities............................       254,816
Other noncurrent liabilities............        15,383
                                              --------
          Total liabilities.............       332,768
                                              --------
Stockholders' Equity:
  Series A preferred stock, $.01 par
     value, 1,800,000 shares issued and
     outstanding, including liquidation
     preference of $45,000..............            18
  Series B preferred stock, $.01 par
     value, 1,200,000 shares issued and
     outstanding, including liquidation
     preference of $30,000..............            12
  Common Stock, par value $.01 per
     share, 90,000,000 shares
     authorized, 30,000,004 shares
     issued and outstanding.............           300
  Class A common stock, par value $.01
     per share, 10,000,000 shares
     authorized 4,098,333 shares issued
     and outstanding....................            41
  Paid in capital.......................       103,423
  Accumulated deficit...................       (48,742)
  Cumulative translation adjustment.....           (79)
                                              --------
       Total stockholders' equity.......        54,973
                                              --------
          Total liabilities and
           stockholders' equity.........      $387,741
                                              ========

 The accompanying notes are an integral part of the consolidated balance sheet.

                             VIASYSTEMS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                   INCEPTION
                                                              (AUGUST 28, 1996) TO
                                                               DECEMBER 31, 1996
                                                              --------------------
Net sales...................................................        $ 50,400
Operating expenses:
  Cost of goods sold........................................          42,052
  Selling, general and administrative.......................           3,844
  Depreciation and amortization.............................           4,635
  Write-off of acquired in-process research and
     development............................................          50,800
                                                                    --------
Operating loss..............................................         (50,931)
Other expenses:
  Interest expense..........................................           2,503
  Amortization of deferred financing costs..................             470
  Other expense.............................................             262
                                                                    --------
Loss before income taxes....................................         (54,166)
Benefit for income taxes....................................          (5,424)
                                                                    --------
Net loss....................................................        $(48,742)
                                                                    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             VIASYSTEMS GROUP, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                      CUMULATIVE
                                        PREFERRED   COMMON   PAID IN    ACCUMULATED   TRANSLATION
                                          STOCK     STOCK    CAPITAL      DEFICIT     ADJUSTMENT     TOTAL
                                        ---------   ------   --------   -----------   -----------   --------
Balance at Inception (August 28,
  1996)...............................     $--       $ --    $     --    $     --        $ --       $     --
  Issuance of 30,000,004 shares of
    Common Stock......................      --        300      29,700          --          --         30,000
  Issuance of 4,098,333 shares of
    Class A Common Stock..............      --         41          --          --          --             41
  Issuance of 1,800,000 shares of
    Series A Preferred Stock..........      18         --      44,982          --          --         45,000
  Issuance of 1,200,000 shares of
    Series B Preferred Stock..........      12         --      29,988          --          --         30,000
  Stock issuance costs................      --         --      (1,247)         --          --         (1,247)
  Net loss............................      --         --          --     (48,742)         --        (48,742)
  Cumulative translation adjustment...      --         --          --          --         (79)           (79)
                                           ---       ----    --------    --------        ----       --------
Balance at December 31, 1996..........     $30       $341    $103,423    $(48,742)       $(79)      $ 54,973
                                           ===       ====    ========    ========        ====       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             VIASYSTEMS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                   INCEPTION
                                                              (AUGUST 28, 1996) TO
                                                               DECEMBER 31, 1996
                                                              --------------------
Cash flows provided by (used in) operating activities:
  Net loss..................................................       $ (48,742)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Write-off of acquired in-process research and
      development...........................................          50,800
     Depreciation and amortization..........................           4,635
     Amortization of deferred financing costs...............             470
     Deferred taxes.........................................          (5,874)
     Change in assets and liabilities, net of acquisitions:
       Accounts receivable..................................         (15,469)
       Inventories..........................................           2,655
       Prepaid expenses and other...........................            (927)
       Accounts payable.....................................             976
       Accrued and other liabilities........................          13,899
       Income taxes payable.................................            (761)
                                                                   ---------
Net cash from operating activities..........................           1,662
                                                                   ---------
Cash flows provided by (used in) investing activities:
  Acquisitions, net of cash acquired of $20,890.............        (282,723)
  Capital expenditures......................................          (3,563)
                                                                   ---------
Net cash used in investing activities.......................        (286,286)
                                                                   ---------
Cash flows provided by (used in) financing activities:
  Proceeds from issuance of long-term obligations...........         238,283
  Repayment of long-term obligations........................              --
  Equity proceeds...........................................          73,794
  Financing fees and other..................................         (11,364)
                                                                   ---------
Net cash from financing activities..........................         300,713
                                                                   ---------
Effect of exchange rate changes on cash.....................              28
                                                                   ---------
Net change in cash and cash equivalents.....................          16,117
Cash and cash equivalents at inception......................              --
                                                                   ---------
Cash and cash equivalents at end of period..................       $  16,117
                                                                   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for
     Interest...............................................       $     323
                                                                   =========
     Income taxes...........................................       $   1,184
                                                                   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                             VIASYSTEMS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. THE COMPANY

     Viasystems Group, Inc. a Delaware corporation ("Viasystems Group"), was formed on August 28, 1996. Viasystems Group, together with its subsidiaries, is herein referred to as the Company. The Company was formed to make strategic acquisitions of printed circuit board manufacturers and backpanel assemblers and integrate those acquisitions as a global enterprise that is the preferred manufacturer and marketer of complex printed circuit boards ("PCBs") and backpanels. In connection therewith, as of December 31, 1996, the Company had acquired Circo Craft Co. Inc. and the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc. (together, the "Acquisitions") as described below. Prior to the Acquisitions, Viasystems Group had no operations of its own other than those incident to the Acquisitions.

     On October 1, 1996, the Company acquired all of the outstanding stock of Circo Craft Co. Inc., a Quebec corporation and a rigid printed circuit board manufacturer, for aggregate cash consideration of $129,850 plus acquisition fees and expenses of $885 (the "Circo Craft Acquisition"). The operating results of Circo Craft Co. Inc. are included in the consolidated financial statements of Viasystems Group since the date of the Circo Craft Acquisition.

     The Circo Craft Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to the assets and liabilities based on their estimated respective fair values. The Company allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $39,200 of in-process research and development ("in-process R&D"). The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $39,200 and was charged to expense as of the acquisition date. The in-process R&D projects relate primarily to developing significant enhancements to the current product offering, as well as introducing advanced new products. The incomplete projects include new connector functionality, chip packaging solutions, component miniaturization, specialty drilling and surface finishes. Given the uniqueness of the tasks and the technologies involved, alternative future uses for these projects, apart from the objectives and economics of the projects for which they are intended, do not exist. The Company believes that the efforts to complete the acquired in-process R&D projects will consist of internally-staffed engineering costs over the next two to four years. The costs to complete the in-process R&D projects and to procure, develop and test the required capital assets are anticipated to be significant. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years (see Note 2). The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     The total purchase price including fees and expenses has been preliminarily allocated to the acquired net assets as follows:

Current assets..........................  $ 52,846
Property, plant and equipment...........    50,710
Developed technologies..................    13,400
Assembled workforce.....................     5,200
Customer list...........................     3,400
In-process R&D..........................    39,200
Goodwill................................     7,857
Non-current assets......................     2,500
Current liabilities.....................   (28,951)
Non-current liabilities.................   (15,427)
                                          --------
          Total.........................  $130,735
                                          ========

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     On December 1, 1996, the Company, through its newly formed subsidiary, Viasystems Technologies Corp., acquired certain assets and assumed certain liabilities of the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc., a rigid printed circuit board manufacturer and backpanel assembler, (the "Lucent Division Acquisition") for an aggregate cash consideration of $170,000 and 1,200,000 shares of preferred stock valued at $30,000 plus acquisition fees and expenses of $1,969. The operating results of Viasystems Technologies Corp. are included in the consolidated financial statements since the date of the Lucent Division Acquisition.

     The Lucent Division Acquisition was accounted for using the purchase method of accounting whereby the total purchase price has been preliminarily allocated to the assets and liabilities based on their estimated respective fair values. The Company allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $11,600 of in-process R&D. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use totaled $11,600 and was charged to expense as of the acquisition date. The in-process R&D projects relate primarily to developing significant enhancements to the current product offering as well as introducing advanced new products. The incomplete projects include new connector functionality, chip packaging solutions, component miniaturization, specialty drilling and surface finishes. Given the uniqueness of the tasks and the technologies involved, alternative future uses for these projects, apart from the objectives and economics of the projects for which they are intended, do not exist. The Company believes that the efforts to complete the acquired in-process R&D projects will consist of internally-staffed engineering costs over the next two to four years. The costs to complete the in-process R&D projects and to procure, develop and test the required capital assets are anticipated to be significant. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years (see Note 2).

     The total purchase price including fees and expenses has been preliminarily allocated to the acquired net assets as follows:

Current assets..........................  $ 39,204
Property, plant and equipment...........   155,674
Developed technologies..................     7,866
Assembled workforce.....................     5,810
Customer list...........................     5,099
In-process R&D..........................    11,600
Non-current assets......................    13,080
Current liabilities.....................    (8,849)
Non-current liabilities.................   (27,515)
                                          --------
          Total.........................  $201,969
                                          ========

     The Company will evaluate the capacities and production capabilities of all acquired entities, including those acquired subsequent to yearend (see Note 17), to assess potential cost savings from consolidating its facilities and optimize its global plant utilization by shifting production between facilities to most efficiently satisfy particular customer orders.

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Included below is unaudited pro forma financial data setting forth condensed results of operations of the Company for the year ended December 31, 1996, as though the Acquisitions and related financing had occurred at the beginning of the year. In preparing this data, the financial data of Circo Craft Co. Inc. for the period from January 1, 1996 to the date of the Circo Craft Acquisition has been translated at an exchange rate of Cdn$1.36 = U.S.$1.00, the exchange rate at September 30, 1996, which is not materially different from the average exchange rate for the period.

Net sales...............................  $470,820
Net income..............................       283

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     The Company is primarily involved in manufacturing and distributing advanced PCBs and assembling backpanels at various facilities located in the United States, Canada and Puerto Rico. The Company's customers include a diversified base of manufacturers in the telecommunications, computer and automotive industries throughout North America.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Viasystems Group and its wholly-owned subsidiaries, Circo Craft Co. Inc. ("Circo Craft") and Viasystems Technologies Corp. ("Viasystems Technologies"). All material intercompany balances and transactions have been eliminated in consolidation.

  Foreign Currency Translation

     Local currencies have been designated as the functional currency for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains and losses are included as a component of stockholders' equity on the consolidated balance sheet.

  Inventories

     Inventories are stated at the lower of cost (valued using the first-in, first-out (FIFO) method) or market. Cost includes raw materials, labor and manufacturing overhead.

  Property, Plant, and Equipment

     Property, plant, and equipment are recorded at cost. Repairs and maintenance which do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. Depreciation, which amounted to $4,102 for the period from inception (August 28, 1996) to December 31, 1996, is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building....................................................      40 years
Leasehold improvements......................................   10-12 years
Machinery and equipment.....................................     3-8 years

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Deferred Financing Costs

     Deferred financing costs, consisting of fees and other expenses associated with debt financings are amortized over the term of the related debt using the effective interest method.

  Intangible Assets

     Intangible assets consist primarily of identifiable intangibles acquired in the Acquisitions and goodwill arising from the excess of cost over the fair value of net assets acquired. The Company assesses the recoverability of its intangible assets based on its current and anticipated future undiscounted cash flows. In addition, the Company's policy for the recognition and measurement of any impairment of goodwill is to assess the current and anticipated future discounted cash flows associated with the goodwill. An impairment of goodwill occurs when the discounted cash flows (excluding interest) do not exceed the carrying amount of goodwill. The amount of the impairment loss is the difference between the amount of the goodwill and the discounted cash flows associated with the goodwill. At December 31, 1996 the Company does not believe there has been any impairment of its identified intangible assets or goodwill. Amortization of intangible assets is computed using systematic methods over the estimated useful lives of the related assets as follows:

                                          LIFE               METHOD
                                        --------    ------------------------
Developed technologies................  15 years    Double-declining balance
Assembled workforce...................  1 year      Straight-line
Customer list.........................  3 years     Straight-line
Goodwill..............................  20 years    Straight-line

  Research and Development

     Expenditures for research and development activities relating to new products and processes are charged to expense as incurred.

  Revenue Recognition

     Sales and related costs of goods sold are included in income when goods are delivered to the customer in accordance with the delivery terms.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The fair market values of the financial instruments included in the consolidated financial statements approximate the carrying values of those instruments.

  Statement of Cash Flows

     For purposes of the Consolidated Statement of Cash Flows, the Company considers investments purchased with an original maturity of three months or less to be cash equivalents. In connection with the Viasystems Technologies Acquisition, the Company issued $30,000 of Series B Preferred Stock as non-cash consideration and received $2,802 of property, plant, and equipment paid for by Lucent Technologies Inc.

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. INVENTORIES

     Inventories are as follows:

                                          DECEMBER 31,
                                              1996
                                          ------------
Raw materials...........................    $12,829
Work in progress........................     16,796
Finished goods..........................     13,498
                                            -------
          Total.........................    $43,123
                                            =======

4. DEFERRED FINANCING COSTS

     In connection with the debt and equity financing used to fund the Acquisitions, the Company incurred aggregate fees and expenses related to the Term Notes and Revolver (see Note 9). Such costs are included in deferred financing costs and are being amortized over the terms of the related borrowings. Costs related to the issuance of common and preferred stock have been deducted from the proceeds to reduce the carrying value of the common stock.

5. INTANGIBLE ASSETS

     Intangible assets are amortized using systematic methods over various estimated useful lives (see Note 2). The composition of intangible assets at December 31, 1996 is as follows:

Developed technologies......................................  $21,185
Assembled workforce.........................................   10,980
Customer list...............................................    8,479
Goodwill....................................................    7,809
                                                              -------
                                                               48,453
Less: Accumulated amortization..............................     (533)
                                                              -------
          Total.............................................  $47,920
                                                              =======

     Goodwill represents the purchase price in excess of net tangible and identified intangible assets acquired in acquisitions.

6. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment at December 31, 1996 is as follows:

Land and buildings..........................................  $ 52,480
Machinery and equipment.....................................   144,455
Construction in progress....................................    12,533
Leasehold improvements......................................     3,368
                                                              --------
                                                               212,836
Less: Accumulated depreciation..............................    (4,088)
                                                              --------
          Total.............................................  $208,748
                                                              ========

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. ACCRUED AND OTHER LIABILITIES

     The composition of accrued and other liabilities at December 31, 1996, is as follows:

Accrued payroll and related costs...........................  $12,069
Accrued consulting fees.....................................    3,777
Accrued lease termination costs.............................    2,848
Accrued and other liabilities...............................   23,418
                                                              -------
          Total.............................................  $42,112
                                                              =======

8. COMMITMENTS

     The Company leases certain building and transportation and other equipment under capital and operating leases. Included in property, plant, and equipment as of December 31, 1996, is $17,083 of cost basis and $380 of accumulated depreciation related to equipment held under capital leases. Total rental expense under operating leases was $255 for the period from inception (August 28, 1996) to December 31, 1996. Future minimum lease payments under capital leases and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

YEAR ENDING
DECEMBER 31,                                                        CAPITAL   OPERATING
------------                                                        -------   ---------
   1997...........................................................  $ 6,384    $  609
   1998...........................................................    5,714       558
   1999...........................................................    5,196       508
   2000...........................................................    2,018       508
   2001...........................................................       --       508
   Thereafter.....................................................       --        --
                                                                    -------    ------
             Total................................................   19,312    $2,691
                                                                               ======
   Less: Amounts representing interest............................    2,047
                                                                    -------
             Capital lease obligation (see Note 9)................  $17,265
                                                                    =======

     In connection with the Lucent Division Acquisition, the Company entered into a supply agreement with Lucent Technologies Inc. ("Lucent Technologies") under which Lucent Technologies agreed to purchase certain increasing minimum annual volumes from the Company at defined prices (see Note 12). Such agreement also provides the Company with specified remedies against Lucent Technologies in the event Lucent Technologies does not purchase the minimum annual volumes set forth in the agreement.

9. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The benefit for income taxes for the period from inception (August 28, 1996) to December 31, 1996 consisted of the following:

Current:
  Federal...............................  $     --
  State.................................        --
  Foreign...............................       170
Deferred:
  Federal...............................    (5,698)
  Foreign...............................       104
                                          --------
                                          $ (5,424)
                                          ========

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

U.S. Federal statutory rate.............  $(18,416)
Permanent items.........................    15,680
State taxes.............................    (3,250)
Foreign.................................       213
Other...................................       349
                                          --------
                                          $ (5,424)
                                          ========

     The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                               DATES OF      DECEMBER 31,
                                                              ACQUISITION        1996
                                                              -----------    ------------
Deferred tax assets:
  Accrued liabilities not yet deductible....................   $ 10,112        $ 10,112
  Net operating loss carryforwards..........................        237           1,037
  Other.....................................................        278             186
                                                               --------        --------
                                                                 10,627          11,335
     Valuation Allowance....................................       (237)           (260)
                                                               --------        --------
                                                                 10,390          11,075
                                                               --------        --------
Deferred tax liabilities:
  Intangibles...............................................    (10,112)         (5,418)
  Fixed Assets..............................................     (3,673)         (3,505)
  Other.....................................................       (287)           (239)
                                                               --------        --------
                                                                (14,072)         (9,162)
                                                               --------        --------
Net deferred tax asset (liability)..........................   $ (3,682)       $  1,913
                                                               ========        ========

     Approximate domestic and foreign income before income tax provision for the period from inception (August 28, 1996) to December 31, 1996, are as follows:

Domestic................................  $(14,426)
Foreign.................................   (39,740)

     As of December 31, 1996, the Company has $1,942 of U.S. net operating loss carryforwards which will expire in 2011, if not previously utilized, and $5,794 of Puerto Rican net operating loss carryforwards which will expire in 2001-2003, if not previously utilized. At December 31, 1996, the Company has included a net current deferred tax asset of $5,698 in prepaid expenses and other assets.

10. LONG-TERM OBLIGATIONS

     In connection with the Circo Craft Acquisition, the Company entered into a credit agreement with a financial institution. This agreement was replaced when Circo Craft and Viasystems Technologies entered into two credit agreements with certain financial institutions dated as of November 26, 1996 (the "Circo Credit Agreement" and the "Viasystems Technologies Credit Agreement", respectively, and together, the "Credit Agreements"). Borrowings under the Credit Agreements are collateralized by first priority mortgages and liens on substantially all of the material assets of the Company and its subsidiaries.

     The Circo Credit Agreement consists of a Cdn$86,750 (approximately US$65,000) Canadian term loan (the "Canadian Term Loan") and a US$25,000 (or the Canadian dollar equivalent)

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

revolving credit facility (the "Circo Revolver"). The Viasystems Technologies Credit Agreement consists of a $65,000 term loan (the "Term A Loan"), a $55,000 term loan (the "Term B Loan"), a $55,000 term loan (the "Term C Loan"), and a $50,000 revolving credit facility (the "Viasystems Technologies Revolver"). The Canadian Term Loan, the Term A Loan, the Term B Loan, and the Term C Loan are together herein referred to as the Term Facilities. The Circo Revolver and the Viasystems Technologies Revolver are together herein referred to as the "Revolvers". The Revolvers provide that up to $15,000 of such facilities may be used for the issuance of letters of credit. At December 31, 1996, the Company had no outstanding letters of credit. At December 31, 1996, there was $73,765 of unused borrowing capacity under the Revolvers. The Credit Agreements contain several financial covenants which, among other things, require the Company to maintain certain financial ratios, restrict the Company's ability to incur additional indebtedness, and limit the amount of capital expenditures. A commitment fee of .5% on the unused portion of the Revolvers is payable quarterly.

     Mandatory principal payments of the Term Facilities are due in semi-annual installments. The final installments on the Term A Loan and Canadian Term Loan are due on December 31, 2002 at which time the Revolvers are also due. The final installment on the Term B Loan is due on June 30, 2004. The final installment on the Term C Loan is due on June 30, 2005. Beginning in fiscal year 1997, the Credit Agreements require annual prepayments of the Term Facilities based on "Excess Cash Flow" (as defined).

     Borrowings under the Term A Loan, the Canadian Term Loan, and United States dollar borrowings under the Revolvers bear interest, at the option of the Company, at a rate per annum equal to (a) the Alternate Base Rate (as defined in the Credit Agreements) plus 1.5% or (b) the Eurodollar Rate (as defined in the Credit Agreements) plus 2.5%. Canadian dollar borrowings under the Revolver bear interest, at the option of the Company, at a rate per annum equal to (a) the Alternate Base Rate plus 1.0% or (b) the Eurodollar Rate plus 2.0%. Borrowings under the Term B Loan bear interest, at the option of the Company, at a rate per annum equal to (a) the Alternate Base Rate plus 2.0% or (b) the Eurodollar Rate plus 3.0%. Borrowings under the Term C Loan bear interest , at the option of the Company, at a rate per annum equal to (a) the Alternate Base Rate plus 2.5% or
(b) the Eurodollar Rate plus 3.5%. The Alternate Base Rate and Eurodollar Rate margins are established quarterly based on formulas as defined in the Credit Agreements. Interest payment dates vary depending on the interest rate option to which the Term Facilities and the Revolvers are tied, but generally interest is payable quarterly. At December 31, 1996 the weighted average interest rate on outstanding borrowings is 7.68%.

     The composition of long-term obligations at December 31, 1996 is as follows:

Credit Agreements:
  Term Facilities...........................................  $238,345
  Revolvers.................................................     1,235
Capital lease obligations (see Note 7)......................    17,265
Other.......................................................     8,775
                                                              --------
                                                               265,620
          Less current maturities...........................   (10,804)
                                                              --------
                                                              $254,816
                                                              ========

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The schedule of principal payments for long-term obligations at December 31, 1996 is as follows:

1997........................................................  $ 10,804
1998........................................................    16,568
1999........................................................    24,182
2000........................................................    25,866
2001........................................................    33,187
Thereafter..................................................   155,013
                                                              --------
                                                              $265,620
                                                              ========

11. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product development and other actions arising in the normal course of business. In the opinion of the Company's management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's financial condition and results of operations.

     The Company believes it is in material compliance with applicable environmental laws and regulations and that its environmental controls are adequate to address existing regulatory requirements.

12. STOCKHOLDERS' EQUITY

     The authorized capital stock of Viasystems Group consists of 90 million shares of common stock, 10 million shares of Class A common stock and 30 million shares of preferred stock, of which 8,000,000 shares are designated as Series A Preferred Stock and 6,000,000 shares are designated as Series B Preferred Stock. All authorized capital stock has a par value of $.01.

     On October 1 and November 26, 1996, Viasystems Group issued an aggregate of 67,949,754 shares of common stock for total proceeds of $67,950 and issued an aggregate of 4,098,333 shares of Class A common stock for total proceeds of $41. On November 26, 1996, holders of 37,949,750 shares of common stock exchanged such shares for 1,517,990 shares of Series A Preferred Stock ("Series A Preferred"), and Viasystems Group issued an additional 282,010 shares of Series A Preferred for total proceeds of $7,050. On December 1, 1996, and in connection with the Lucent Division Acquisition, Viasystems Group issued 1,200,000 shares of Series B Preferred Stock ("Series B Preferred") to Lucent for total consideration of $30,000 (see Note 1).

     The Class A common stock may be converted into shares of common stock at the option of the holder at any time. In addition, the Class A common stock may be converted into common stock at the option of the Company upon the occurrence of a Triggering Event (as defined) or automatically on September 30, 2006. Such conversion is based on a formula set forth in Viasystems Group's Certificate of Incorporation.

     Dividends are payable to holders of the common stock and the Class A common stock in amounts as and when declared by Viasystems Group's board of directors, subject to legally available funds and certain agreements. The common stock and Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     Dividends on the Series A Preferred are cumulative and are payable at an annual rate of $2.00 per share per annum prior to November 30, 2004, $2.50 per share per annum from November 30,

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2004 to November 30, 2005, $3.00 per share per annum from November 30, 2005 to November 30, 2006, and $3.50 per share per annum on and after November 30, 2006. Dividends are payable quarterly on February 28, May 31, August 31 and November 30 in each year, commencing on February 28, 1997. The Company may, at its option, pay quarterly dividends on the Series A Preferred, if the Credit Agreement prohibits the payment of cash dividends, until but excluding November 30, 2001, by issuing additional shares of Series A Preferred. Series A Preferred has no provision for mandatory redemption. At the Company's option, the Series A Preferred is redeemable on or any time after November 30, 2001, at specified redemption values which reduce over time together with accrued and unpaid dividends to the date of redemption.

     Dividends on the Series B Preferred are cumulative and are payable at an annual rate of $2.00 per share per annum prior to November 30, 2004, $2.50 per share per annum from November 30, 2004 to November 30, 2005, $3.00 per share per annum from November 30, 2005 to November 30, 2006, and $3.50 per share per annum on and after November 30, 2006. Dividends are payable quarterly on February 28, May 31, August 31 and November 30 in each year, commencing on February 28, 1997. The Company may, at its option, pay quarterly dividends on the Series B Preferred, if the Credit Agreement prohibits the payment of cash dividends, by issuing additional shares of Series B Preferred. Except in the case of a Change in Control (as defined), the Series B Preferred have no provisions for mandatory redemption. At the Company's option, the Series B Preferred is redeemable at any time, at $25 per share, together with accrued and unpaid dividends to the date of redemption.

13. CONCENTRATION OF BUSINESS

     During the period from inception (August 28, 1996) to December 31, 1996, three customers accounted for 27%, 18%, and 11% of the Company's revenues, respectively.

14. RELATED PARTY TRANSACTIONS

     In connection with the Acquisitions and the related financing, the Company entered into a Monitoring and Oversight Agreement ("Agreement") with Hicks, Muse & Co. Partners L.P. ("Hicks, Muse") (a shareholder and affiliate of the Company) pursuant to which the Company paid Hicks, Muse a cash fee of $5,013 as compensation for financial advisory services. The fees have been allocated to acquisition costs and the debt and equity securities issued in connection with the Acquisition as deferred financing costs. The Agreement further provides that the Company shall pay Hicks, Muse an annual fee of $750 for ten years of monitoring and oversight services adjusted annually at the end of each fiscal year to an amount equal to .2% of the budgeted consolidated net sales of the Company, but in no event less than $750 annually. The obligation under the Agreement and the related deferred financing costs have been recorded in the consolidated balance sheet and will be amortized over the life of the agreement.

     The Company purchased $1,307 of connectors from Berg Electronics Corp. (an affiliate of the Company).

15. STOCK OPTION PLANS

     On February 4, 1997, the Company adopted the Viasystems Group, Inc. 1997 Stock Option Plan (the "Plan"), pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards, and stock units (vesting stock awards) may be issued. The aggregate number of shares of common stock that may be subject to options grants or other

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

awards under the Plan is 989,386. As of December 31, 1996, no shares of common stock are reserved for issuance and no options or other awards have been granted.

     The Company has also granted performance options ("the Performance Options") to certain key executives. The Performance Options are exercisable only on the occurrence of certain events. The exercise price for the Performance Options is initially equal to $1.00 per share and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.08. The Performance Options terminate on the tenth anniversary date of the date of grant. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company calculated the amount of compensation cost of the Performance Options and found such amount to be immaterial.

16. RETIREMENT PLAN

     The Company has a defined contribution retirement savings plan (the "Plan") covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Plan incorporates the salary deferral provision of Section 401 (k) of the Internal Revenue Code and employees may defer up to 15% of compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company contributes 1% of employees salaries to the Plan and matches a percentage of the employees' deferrals. The Company may also elect to contribute an additional profit-sharing contribution to the Plan at the end of each year. The Company's contributions to the Plan were $0 for the period from inception (August 28, 1996) to December 31, 1996.

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

     The Company does not offer any postemployment or postretirement benefits.

18. SUBSEQUENT EVENTS

     On April 2, 1997, Viasystems Group formed a new wholly-owned subsidiary, Viasystems, Inc., to which it contributed all assets and liabilities.

     On April 11, 1997, the Company, through Viasystems, Inc., acquired Forward Group PLC ("Forward Acquisition"), a manufacturer of rigid printed circuit boards located in the U.K. The purchase price of approximately $236,300 consisted of cash, notes payable to certain of the Forward Group PLC stockholders, and assumed debt. The Forward Acquisition and the related transaction fees and expenses were funded with (i) $40,000 from the issuance of 1,600,000 shares of Series C Preferred Stock of the Company and (ii) $216,000 from a Subordinated Credit Facility. The Subordinated Credit Facility was repaid with a subsequent debt offering (see below).

     In connection with the Forward Acquisition, Viasystems, Inc. entered into an Amended and Restated Credit Agreement with terms substantially similar to the Credit Agreements. The Amended and Restated Credit Agreement provided for a U.K.L.32,000 (approximately US$51,500) Revolving Facility to Forward Group PLC.

     On April 11, 1997, the Company made an optional prepayment of $20,000 under its Term A Loan.

     In April 1997, the Company's stockholders and certain of its affiliates formed Chips Holdings, Inc., to acquire Interconnection Systems (Holdings) Limited ("ISL"), a manufacturer of rigid printed circuit boards located in the U.K. In connection with the transaction, the Company's stockholders invested $140,000 of equity capital in Chips Holdings, Inc. On June 6, 1997, Chips

                             VIASYSTEMS GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Holdings, Inc. became subsidiaries of Viasystems Group and the subsidiaries of Chips Holdings, Inc., including ISL, merged into Viasystems, Inc. and certain of its subsidiaries in consideration for the issuance of $140,000 of Company common stock to the Company's stockholders and certain of its affiliates. Concurrently, the Company's Series A and Series C preferred stockholders received 85 million shares of the Company's common stock in exchange for preferred stock owned by them. The Company assumed approximately $437,500 of notes payable which were incurred by Chips Holdings, Inc. (the "Chips Loan Notes") to finance the ISL acquisition.

     The Chips Loan Notes mature on March 31, 2003 and bear interest, payable quarterly, at approximately 6.22% per annum through April 1, 1998, with variable rates thereafter discounted from the U.S. prime rate. The Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998. The Chips Loan Notes are collateralized by letters of credit issued by a bank. Such letters of credit are in turn collateralized in part by a fully cash collateralized $118,300 reimbursement obligation of Bisto Funding, Inc., a special purpose entity established as a subsidiary of the Viasystems Group in connection with the acquisition of ISL, with the remainder, including interest on the Chips Loan Notes for one year, collateralized by a reimbursement obligation of Viasystems, Inc.

     On June 5, 1997, Viasystems Group, as guarantor, and Viasystems, Inc. and certain of its subsidiaries, as borrowers, entered into a Second Amended and Restated Credit Agreement with terms substantially similar to the Credit Agreements. The Second Amended and Restated Credit Agreement provided for a U.K.L27,600 (approximately U.S.$44,400) Revolving Facility and a $319,250 term loan facility to be drawn upon in the event the Chips Loan Notes are called. On June 6, 1997, Viasystems, Inc. completed an offering of $400,000 of 9 3/4% Senior Subordinated Notes due 2007 (the "Offering"). Viasystems, Inc. used the net proceeds of the Offering to repay amounts totaling approximately $171,600 principal amount outstanding under the Second Amended and Restated Credit Agreement, plus interest, and to repay the $216,000 principal amount outstanding under the Subordinated Credit Facility, plus interest.

     In June 1997, the authorized common stock of the Company increased to 423 million shares of common stock and 47 million shares of Class A common stock. Additionally, 8 million shares of preferred stock were designated as Series C Preferred Stock.

                                AUDITORS' REPORT

To The Directors of Circo Craft Co. Inc.

     We have audited the consolidated balance sheet of Circo Craft Co. Inc. as at September 30, 1996 and the consolidated statements of earnings, retained earnings and changes in financial position for the nine-month period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 1996 and the results of its operations and the changes in its financial position for the nine-month period then ended in accordance with generally accepted accounting principles in Canada.

Coopers & Lybrand
General Partnership
Chartered Accountants

Montreal, Quebec
December 20, 1996

                                AUDITORS' REPORT

To the Directors of Circo Craft Co. Inc.

We have audited the consolidated balance sheet of Circo Craft Co. Inc. as at December 31, 1995, and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1995 and the results of its operations and the changes in its financial position for each of the years in the two-year period ended December 31, 1995, in accordance with generally accepted accounting principles in Canada.

Deloitte & Touche
Chartered Accountants

Montreal, Quebec
February 1, 1996

                              CIRCO CRAFT CO. INC.

                          CONSOLIDATED BALANCE SHEETS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
                                                                 (THOUSANDS OF DOLLARS)
Current assets
  Cash and short-term deposits..............................     19,231           28,438
  Accounts receivable.......................................     33,992           26,406
  Inventories (note 2)......................................     16,202           15,802
  Prepaid expenses..........................................        665              973
                                                                -------          -------
          Total current assets..............................     70,090           71,619
Fixed assets (note 3).......................................     58,874           63,106
                                                                -------          -------
          Total assets......................................    128,964          134,725
                                                                =======          =======
                                        LIABILITIES
Current liabilities
  Bank indebtedness (note 4(d) and (e)).....................      1,501            2,173
  Accounts payable and accrued liabilities..................     21,540           22,343
  Income taxes..............................................      3,369            1,977
  Current portion of long-term debt (note 4)................      3,623            3,217
                                                                -------          -------
          Total current liabilities.........................     30,033           29,710
Long-term debt (note 4).....................................     10,874           12,173
Deferred income taxes.......................................      4,086            5,136
Non-controlling interest (notes 5 and 6(d)).................      2,286               --
                                                                -------          -------
          Total liabilities.................................     47,279           47,019
                                                                -------          -------
                                   SHAREHOLDERS' EQUITY
Capital stock (note 6)......................................     37,776           41,823
Retained earnings...........................................     43,909           45,883
                                                                -------          -------
          Total shareholders' equity........................     81,685           87,706
                                                                -------          -------
          Total liabilities and shareholders' equity........    128,964          134,725
                                                                =======          =======

                              CIRCO CRAFT CO. INC.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                    YEAR ENDED       NINE MONTH      SIX MONTH
                                                   DECEMBER 31,     PERIOD ENDED    PERIOD ENDED
                                                  ---------------   SEPTEMBER 30,     JUNE 30,
                                                   1994     1995        1996            1996
                                                  ------   ------   -------------   ------------
                                                      (THOUSANDS OF DOLLARS)        (UNAUDITED)

Balance -- Beginning of period..................  25,832   32,216       43,909         43,909
  Net earnings for the period...................   6,384   11,693        1,974          3,847
                                                  ------   ------       ------         ------
Balance -- End of period........................  32,216   43,909       45,883         47,756
                                                  ======   ======       ======         ======

                              CIRCO CRAFT CO. INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                   YEAR ENDED        NINE MONTH      SIX MONTH
                                                  DECEMBER 31,      PERIOD ENDED    PERIOD ENDED
                                                -----------------   SEPTEMBER 30,     JUNE 30,
                                                 1994      1995         1996            1996
                                                -------   -------   -------------   ------------
                                                     (THOUSANDS OF DOLLARS)         (UNAUDITED)
Sales.........................................  151,825   185,156      129,633         85,304
Cost of sales including amortization of
  deferred
  start-up costs (1994 -- $2,416; 1995 and
     1996 -- nil).............................  124,929   148,788      101,532         67,900
                                                -------   -------      -------         ------
Operating margin..............................   26,896    36,368       28,101         17,404
                                                -------   -------      -------         ------
Selling, general and administrative
  expenses....................................   10,079    11,087        7,969          5,704
                                                -------   -------      -------         ------
Other expenses (income)
  Depreciation of fixed assets................    7,160     7,931        8,456          5,020
  Interest on long-term debt..................      515       852          646            393
  Interest income.............................     (195)     (915)        (880)          (571)
  Expenses related to sale (note 14)..........       --        --        5,907             --
                                                -------   -------      -------         ------
                                                  7,480     7,868       14,129          4,842
                                                -------   -------      -------         ------
Earnings before income taxes and non-
  controlling interest........................    9,337    17,413        6,003          6,858
Provision for income taxes (note 8)...........    2,719     5,564        3,847          2,934
                                                -------   -------      -------         ------
Earnings before non-controlling interest......    6,618    11,849        2,156          3,924
Non-controlling interest......................      234       156          182             77
                                                -------   -------      -------         ------
Net earnings for the period...................    6,384    11,693        1,974          3,847
                                                =======   =======      =======         ======

                              CIRCO CRAFT CO. INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                   YEAR ENDED        NINE MONTH      SIX MONTH
                                                  DECEMBER 31,      PERIOD ENDED    PERIOD ENDED
                                                -----------------   SEPTEMBER 30,     JUNE 30,
                                                 1994      1995         1996            1996
                                                -------   -------   -------------   ------------
                                                     (THOUSANDS OF DOLLARS)         (UNAUDITED)
Operating activities
  Net earnings for the period.................    6,384    11,693        1,974          3,847
     Non-cash items --
       Depreciation of fixed assets...........    7,160     7,931        8,456          5,020
       Amortization of deferred start-up
          costs...............................    2,416        --           --             --
       Deferred income taxes..................     (450)      800        1,050            840
       Gain on sale of fixed assets...........      (87)     (397)        (716)          (582)
       Non-controlling interest...............      234       156          182             77
                                                -------   -------      -------         ------
                                                 15,657    20,183       10,946          9,202
  Cash provided by (used for) non-
     cash operating working capital items.....   (9,866)    3,964        7,191          3,746
                                                -------   -------      -------         ------
                                                  5,791    24,147       18,137         12,948
                                                -------   -------      -------         ------
Financing activities
  Increase in long-term debt..................   11,126     3,537        4,186          2,224
  Repayment of long-term debt.................   (2,523)   (2,624)      (3,187)        (2,325)
  Decrease in non-controlling interest........      (81)       --       (2,608)            --
  Issue of common shares......................        1     8,827        4,047             --
                                                -------   -------      -------         ------
                                                  8,523     9,740        2,438           (101)
                                                -------   -------      -------         ------
Investing activities
  Acquisition of fixed assets.................   (6,679)  (23,764)     (13,058)        (7,997)
  Proceeds from sale of fixed assets..........      573       922        1,018            782
                                                -------   -------      -------         ------
                                                 (6,106)  (22,842)     (12,040)        (7,215)
                                                -------   -------      -------         ------
Increase in cash..............................    8,208    11,045        8,535          5,632
Cash -- beginning of period...................   (1,523)    6,685       17,730         17,730
                                                -------   -------      -------         ------
Cash -- end of period.........................    6,685    17,730       26,265         23,362
                                                =======   =======      =======         ======
  Represented by --
       Cash and short-term deposits...........    7,202    19,231       28,438         25,577
       Bank indebtedness......................     (517)   (1,501)      (2,173)        (2,215)
                                                -------   -------      -------         ------
                                                  6,685    17,730       26,265         23,362
                                                =======   =======      =======         ======

                              CIRCO CRAFT CO. INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)

1. ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and include the following significant accounting policies:

  Principles of Consolidation

     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, Circo Caribe Corporation ("Circo Caribe"). All significant intercompany balances and transactions have been eliminated on consolidation.

  Inventories

     Inventories are valued at the lower of cost and market. Cost is determined using the first-in, first-out method for raw materials. The cost of work in process inventories and finished goods includes the cost of raw materials, direct labour and applicable manufacturing overhead, excluding depreciation. Market is defined as replacement cost for raw materials, and as net realizable value for work in process and finished goods.

  Fixed Assets and Depreciation

     Fixed assets are recorded at cost less applicable investment tax credits, government grants and accumulated depreciation. Assets acquired under capital leases are included in fixed assets. Depreciation is computed using the straight-line method at the following annual rates:

Buildings...................................................      2 1/2%
Machinery and equipment.....................................  15% -- 33 1/3%
Leasehold improvements......................................         10%

  Deferred Start-Up Costs

     In conjunction with the out-of-court settlement described in note 7, deferred start-up costs were fully amortized in 1994.

  Revenue Recognition

     Sales and related cost of sales are included in income when goods are delivered to the customer in accordance with the delivery terms.

  Foreign Currency

     Foreign currency transactions and balances including those of Circo Caribe, an integrated foreign subsidiary, are translated using the temporal method. Under this method, monetary assets and liabilities are translated into Canadian dollars at exchange rates in effect as at the balance sheet date and non-monetary assets and liabilities at the exchange rates prevailing when the assets were acquired and liabilities incurred. Sales and expenses, with the exception of depreciation and amortization, are translated at average monthly rates. Depreciation and amortization are translated at the rates used in the translation of the relevant asset accounts. Translation gains and losses are included in determining net earnings in the period in which the exchange rate changes except for gains and losses on long-term debt, which are deferred and amortized over the remaining life of the debt.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

  Income Taxes

     The company follows the tax allocation method in providing for income taxes. Deferred income taxes result primarily from the difference between capital cost allowance claimed for income tax purposes and depreciation recorded for accounting purposes.

  Interim Financial Presentation

     The unaudited condensed consolidated statements of earnings, retained earnings, and changes in financial position for the six months ended June 30, 1996, do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

2. INVENTORIES

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
                                                                 (THOUSANDS OF DOLLARS)
Raw materials...............................................      7,467           7,164
Work in process.............................................      6,830           5,681
Finished goods..............................................      1,905           2,957
                                                                 ------          ------
                                                                 16,202          15,802
                                                                 ======          ======

3. FIXED ASSETS

                                                                     DECEMBER 31, 1995
                                                              -------------------------------
                                                                        ACCUMULATED
                                                               COST     DEPRECIATION    NET
                                                              -------   ------------   ------
                                                                  (THOUSANDS OF DOLLARS)
Land........................................................    1,127          --       1,127
Buildings...................................................   24,562       6,534      18,028
Machinery and equipment.....................................   91,265      52,630      38,635
Leasehold improvements......................................      637         120         517
Deposits on machinery and equipment.........................      567          --         567
                                                              -------      ------      ------
                                                              118,158      59,284      58,874
                                                              =======      ======      ======

                                                                    SEPTEMBER 30, 1996
                                                              -------------------------------
                                                                        ACCUMULATED
                                                               COST     DEPRECIATION    NET
                                                              -------   ------------   ------
                                                                  (THOUSANDS OF DOLLARS)
Land........................................................    1,127          --       1,127
Buildings...................................................   26,685       7,513      19,172
Machinery and equipment.....................................   99,408      57,884      41,524
Leasehold improvements......................................      853         179         674
Deposits on machinery and equipment.........................      609          --         609
                                                              -------      ------      ------
                                                              128,682      65,576      63,106
                                                              =======      ======      ======

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

Machinery and equipment under capital leases had a cost of $8,664,000 and accumulated depreciation of $1,532,000 as at September 30, 1996 (December 31, 1995 -- $8,000,000 and $1,762,000 respectively).

4. LONG-TERM DEBT

     (a) Long-term debt consists of the following:

                                          DECEMBER 31,    SEPTEMBER 30,
                                              1995            1996
                                          ------------    -------------
                                             (THOUSANDS OF DOLLARS)
CANADA
  Term loan under the Canada-Quebec
     Subsidiary Agreement on Industrial
     Development, non-interest bearing,
     repayable in five annual
     installments beginning in December
     2000...............................      2,962           4,068
  Obligations under capital leases
     bearing interest at rates varying
     from 7.4% to 8.5% repayable in
     monthly installments to November
     2000...............................      1,789           2,674
  Other.................................        675           1,307
PUERTO RICO
  Term loan of U.S. $2,400,000 payable
     in remaining quarterly installments
     of U.S. $200,000, bearing interest
     at 1 1/4% over the bank's cost of
     "936" funds (8.25% as at September
     30, 1996), as defined, through July
     1999, collateralized by specific
     fixed assets for an amount of Cdn.
     $5,400,000.........................      4,095           3,272
  Term loan of U.S. $1,646,000 payable
     in fifty-nine monthly installments
     of U.S. $21,000 plus interest at a
     variable rate tied to LIBOR, as
     defined (7.75% as at September 30,
     1996), plus a balloon payment of
     U.S. $771,000, due on April 2000,
     collateralized by machinery and
     equipment of the subsidiary........      2,503           2,244
  Obligations under capital leases of
     U.S. $1,339,000, bearing interest
     at rates varying from 7.70% to
     7.98%, repayable in monthly
     installments to September 1999.....      2,197           1,825
  Other.................................        276              --
                                             ------          ------
                                             14,497          15,390
          Less: Current portion.........      3,623           3,217
                                             ------          ------
                                             10,874          12,173
                                             ======          ======

     (b) The estimated fair value of the long-term debt, including the obligations under capital leases, approximates $13,600,000 as at September 30, 1996, based on discounted cash flows using interest rates available to the company for debts with similar terms and maturities.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

     (c) Principal repayments over the next five twelve-month periods ending September 30 are as follows:

                                                              OBLIGATIONS
                                                                 UNDER         TERM LOAN
                                                             CAPITAL LEASES    AND OTHER
                                                             --------------    ---------
                                                               (THOUSANDS OF DOLLARS)
1997.......................................................      2,002           1,721
1998.......................................................      1,086           1,892
1999.......................................................      1,213           1,813
2000.......................................................        538           1,396
2001.......................................................        357             814
                                                                 -----
Minimum lease payments.....................................      5,196
  Less: Amount representing interest.......................        697
                                                                 -----
                                                                 4,499
  Less: Current portion....................................      1,496
                                                                 -----
                                                                 3,003
                                                                 =====

     (d) Pursuant to an agreement with a chartered bank, the company has credit facilities available up to $22,500,000. Under this agreement, the $7,500,000 operating loan which forms part of the credit facilities bears interest at the prime rate. Also, a revolving term loan of $15,000,000 is for a two-year period extendible annually for up to two additional one-year periods to be followed by a reducing loan with a term of up to three years. The interest rate on the revolving term loan is prime plus 1/4%. As at September 30, 1996, the company has drawn $307,000 on the operating loan facility. Accounts receivable and inventories have been pledged as collateral for these borrowings.

     (e) Circo Caribe entered into a line of credit agreement with a financial institution which provides borrowings up to a maximum of U.S. $2,000,000. The interest rate is prime plus 1%. As at September 30, 1996, Circo Caribe has used $1,369,000 of the line of credit. Accounts receivable and inventories of Circo Caribe have been pledged as collateral for these borrowings.

5. NON-CONTROLLING INTEREST

     The Economic Development Bank for Puerto Rico (EDB) subscribed to 150,000 Class A Preferred shares of Circo Caribe (EDB shares) for a total amount of U.S. $1,500,000. The EDB shares have a par value of U.S. $10 per share and carry a cumulative preferential annual dividend of 7.5% on the par value thereof, payable on a semi-annual basis. EDB shares carry no voting rights.

6. CAPITAL STOCK

     (a) As at September 30, 1996 and December 31, 1995, the authorized capital stock consists of the following in an unlimited number:

          First Preferred shares, without nominal or par value, issuable in series

          Second Preferred shares, without nominal or par value, issuable in series

          Common shares, without nominal or par value

     The directors are responsible for defining the rights, privileges, restrictions and conditions attached to each series of the First and Second Preferred shares upon their issuance.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

     (b) The issued and paid capital stock consists of the following:

                                                          DECEMBER 31,    SEPTEMBER 30,
                                                              1995            1996
                                                          ------------    -------------
                                                             (THOUSANDS OF DOLLARS)
16,069,300 (December 31, 1995 -- 15,435,200) common
  shares................................................     37,776          41,823
1,200,000 Second Preferred shares, Series A (note
  6(c)).................................................         --              --
156,000 Second Preferred shares, Series B (note 6(c))...         --              --
2,556,000 Second Preferred shares, Series C (note
  6(c)).................................................         --              --
                                                             ------          ------
                                                             37,776          41,823
                                                             ======          ======

     (c) The company issued Second Preferred shares, Series A, B and C in connection with the financial assistance amounting to $1,200,000 in 1986, $78,000 in 1988, $78,000 in 1990, $852,000 in 1991, $852,000 in 1992 and
$852,000 in 1993, received from the Government of Quebec for costs incurred in the installation of facilities. Such shares are non-voting and are entitled to receive, as and when declared, an aggregate non-cumulative preferential dividend of $1 and upon liquidation, to receive an aggregate amount of $1. The company issued such shares for the purposes of such financial assistance and will repurchase such shares at their issue price of $1 per share upon request of the holder thereof if the majority of the common shares or more than half of the assets of the company are transferred, within five years following the granting of such financial assistance, to an enterprise whose head office is not located in the Province of Quebec or to an individual who does not reside therein unless prior approval is obtained from the holder of such Preferred shares. The proceeds from these issues were deducted from the cost of certain fixed assets.

     Subsequent to September 30, 1996, pursuant to an agreement with the Government of Quebec, the company repurchased and cancelled all of the issued Second Preferred shares, Series A, B and C for a total cash consideration of $752,400. As at September 30, 1996, the company recorded a provision for the share repurchase as an increase to the cost of certain fixed assets, which had been previously reduced upon receiving the Government of Quebec grant.

     (d) On September 28, 1996, the company issued 317,100 common shares to the Economic Development Bank for Puerto Rico in exchange for the 150,000 Class A Preferred shares it previously held in Circo Caribe. The value attributed to the common shares issued corresponds to the redemption price of the shares of Circo Caribe received, which was $2,044,950 (U.S. $1,500,000).

     (e) In 1995, the company established a Key Employee Stock Option Plan (the "Plan"). The maximum number of common shares that may be issued under the Plan shall not exceed 1,250,000 common shares. In 1996, the company issued 317,000 common shares for a total cash consideration of $2,002,225 upon exercise of options granted in 1995 and 1996 under this Plan. There were no outstanding options as at September 30, 1996.

     (f) In 1995, the company issued 1,349,799 common shares (201 in 1994) at a price of $6.50 per share for the exercise of warrants.

     (g) In 1994, under the terms of specific employment contracts, the company granted options to two officers to purchase from treasury a maximum of 150,000 common shares. During 1995, 12,500

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

options were exercised at a price of $4.24 per share. Following the resignation of these officers in 1995, the balance of unvested options expired.

7. SALES

     In January 1995, the company reached an out-of-court settlement with a competitor for an amount of $10,528,000. This amount was received in January 1995 and was presented as other receivable as at December 31, 1994. Sales of Circo Caribe in 1994 include an amount of $5,614,000 net of related expenses of $4,914,000 in connection with the settlement.

8. INCOME TAXES

     (a) The company's provision for income taxes includes the following:

                                                                YEAR ENDED       NINE MONTH
                                                               DECEMBER 31,     PERIOD ENDED
                                                              --------------    SEPTEMBER 30,
                                                              1994     1995         1996
                                                              -----    -----    -------------
                                                                  (THOUSANDS OF DOLLARS)

Current.....................................................  3,169    4,764        2,797
Deferred....................................................   (450)     800        1,050
                                                              -----    -----        -----
                                                              2,719    5,564        3,847
                                                              =====    =====        =====

     (b) The company's effective income tax rate is as follows:

                                                              1994    1995    1996
                                                                %       %       %
                                                              -----   -----   -----
Combined basic federal and provincial income tax rate.......  45.09   45.09   45.09
Increase (decrease) in income tax rate resulting from:
  Active business income deduction..........................  (7.35)  (7.35)  (7.35)
  Manufacturing and processing deduction....................  (7.00)  (7.00)  (7.00)
  Non-deductible expenses...................................     --      --   12.82
  Surtax....................................................   0.84    1.07    1.12
  Other.....................................................  (1.58)   1.19    2.07
                                                              -----   -----   -----
Combined Canadian rates.....................................  30.00   33.00   46.75
Unrecognized (recognized) income tax benefits of Circo
  Caribe....................................................  (0.90)  (1.05)  17.33
                                                              -----   -----   -----
                                                              29.10   31.95   64.08
                                                              =====   =====   =====

     (c) Circo Caribe obtained a fifteen-year tax exemption grant under the 1987 Puerto Rico Tax Incentives Act. The grant expires in December 2011 and provides a 90% exemption on industrial development income and property taxes.

9. MAJOR CUSTOMERS

     Approximately 26%, 19%, and 10%, respectively (1995 -- 19%, 15%, 14%, and 11%; 1994 -- 25%, 21%, and 13%) of the company's sales were to three unrelated multinational corporations (four in 1995) which have multiple divisions responsible for their own purchasing decisions.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

10. COMMITMENTS

     Capital expenditures committed as at September 30, 1996 amount to approximately $1,135,000 (December 31, 1995 -- $3,602,000; December 31,
1994 -- $2,012,000).

     Circo Caribe leases its manufacturing facilities in Puerto Rico under an operating lease with the Puerto Rico Industrial Development Corporation which expires on December 31, 2002. Future lease payments will aggregate U.S. $3,048,000, including the following amounts, over the next five years:

                                          (THOUSANDS OF
                                          U.S. DOLLARS)
                                          -------------
1997....................................       508
1998....................................       508
1999....................................       508
2000....................................       508
2001....................................       508

11. BUSINESS AND GEOGRAPHIC SEGMENT

     The company's operations are concentrated in the manufacturing of printed circuits, with facilities located in Canada and Puerto Rico selling to a diversified base of manufacturers in the telecommunications, computer, automotive, and industrial electronics markets throughout North America. Information concerning the company's business by geographic segment is as follows:

                                    CANADA                            PUERTO RICO                         CONSOLIDATED
                       ---------------------------------   ----------------------------------   ---------------------------------
                          YEAR ENDED        NINE MONTH         YEAR ENDED        NINE MONTH        YEAR ENDED        NINE MONTH
                         DECEMBER 31,      PERIOD ENDED       DECEMBER 31,      PERIOD ENDED      DECEMBER 31,      PERIOD ENDED
                       -----------------   SEPTEMBER 30,   ------------------   SEPTEMBER 30,   -----------------   SEPTEMBER 30,
                        1994      1995         1996         1994       1995         1996         1994      1995         1996
                       -------   -------   -------------   -------    -------   -------------   -------   -------   -------------
                                                                 (THOUSANDS OF DOLLARS)
Sales to external
 customers...........  127,497   155,326      109,756      24,328(1)  29,830        19,877      151,825   185,156      129,633
                       =======   =======      =======      ======     ======       =======      =======   =======      =======
Inter-segment sales..      --        --           678       2,619      7,211           775          --        --            --
                       =======   =======      =======      ======     ======       =======      =======   =======      =======
Earnings (loss)
 before income taxes
 and non-controlling
 interest............   9,032    16,859         8,228         305(2)     554        (2,225)      9,337    17,413         6,003
                       =======   =======      =======      ======     ======       =======      =======   =======      =======
 Identifiable
   assets............  74,613    109,623      116,735      26,700     19,341        17,990      101,313   128,964      134,725
                       =======   =======      =======      ======     ======       =======      =======   =======      =======

---------------

(1) Sales of 1994 include a net amount of $5,614,000 in connection with an out-of-court settlement.

(2) In conjunction with the out-of-court settlement described in note 7, deferred start-up costs were fully amortized in 1994. Amortization in 1994 amounted to $2,416,000.

     Export sales amounted to approximately 66% (1995 and 1994 -- 73%) of the company's total sales to external customers.

12. UNITED STATES ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). In certain respects, Canadian GAAP differs from accounting principles generally accepted in the United States ("U.S. GAAP").

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

  Net Earnings and Shareholders' Equity

     (a) The following summary sets out the material adjustments to the company's reported net earnings and shareholders' equity which would be made in order to conform to U.S. GAAP:

                                                                           NINE MONTH
                                                         YEAR ENDED       PERIOD ENDED
                                                        DECEMBER 31,      SEPTEMBER 30,
                                                      -----------------   -------------
                                                       1994      1995         1996
                                                      -------   -------   -------------
                                                           (THOUSANDS OF DOLLARS)
Net earnings for the period under Canadian GAAP.....    6,384    11,693       1,974
U.S. GAAP adjustments:
  Contingent gain (note 12(b))......................   (8,984)    8,984          --
  Start-up costs (note 12(c)).......................    2,416        --          --
  Translation gains and losses (note 12(d)).........     (138)      241        (103)
  Income taxes (note 12(e)).........................     (104)     (515)        167
                                                      -------   -------      ------
Net earnings (loss) for the period under U.S.
  GAAP..............................................     (426)   20,403       2,038
                                                      =======   =======      ======

                                          DECEMBER 31,      DECEMBER 31,      SEPTEMBER 30,
                                              1994              1995              1996
                                         ---------------   ---------------   ---------------
                                                       (THOUSANDS OF DOLLARS)
Shareholders' equity under Canadian
  GAAP.................................       61,165            81,685           87,706
U.S. GAAP adjustments:
  Contingent gain (note 12(b)).........       (8,984)               --               --
  Translation gains and losses (note
     12(d))............................         (138)              103               --
  Income taxes (note 12(e))............           61              (454)            (287)
                                             -------           -------           ------
Shareholders' equity under U.S. GAAP...       52,104            81,334           87,419
                                             =======           =======           ======

     (b) Under Canadian GAAP in effect before April 1, 1996, contingent gains, when confirmed, were treated as prior period adjustments and the effect of the change was applied retroactively to the years to which they relate. Under U.S. GAAP, contingent gains are recorded in the year the uncertainty as to the likelihood or amount is resolved. Accordingly, the out-of-court settlement of $10,528,000 described in note 7 would have been recorded in earnings in 1995 under U.S. GAAP net of related expenses of $1,544,000.

     (c) Under Canadian GAAP, start-up costs can be deferred and amortized over a reasonable period of time. Under U.S. GAAP, no start-up costs would have been deferred and the $2,416,000 amortized in 1994 would have been expensed when incurred, in 1993.

     (d) Under Canadian GAAP, translation gains and losses arising on the translation, at exchange rates prevailing at the balance sheet date, of long-term debt denominated in foreign currency are deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such gains and losses are included in the statement of earnings in the period in which the exchange rate changes.

     (e) Under Canadian GAAP, the company follows the tax allocation method in providing for income taxes while under U.S. GAAP the liability method would be used. Under this method, deferred income taxes are calculated on the difference between accounting and tax values of the assets and liabilities. The current tax rate is used to calculate deferred income taxes at the balance sheet date. Deferred tax assets arising from losses and temporary differences are subject to a valuation allowance whenever it is more likely that the assets will not be realized.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

     (f) Under Canadian GAAP, share issue costs can be shown as a reduction of retained earnings. Under U.S. GAAP, these costs must be shown as a reduction of the capital stock. Accordingly, issue costs amounting to $772,000 incurred in prior years would have been shown as a reduction of the capital stock under U.S. GAAP.

     (g) Under Canadian GAAP, costs of providing life insurance and health care benefits to employees after retirement are recognized as incurred while under U.S. GAAP these costs are accrued during the employees' years of active service. This difference in GAAP would not result in a material change to the company's consolidated financial statements.

  Cash flows

     (h) Under U.S. GAAP, the following amounts would be reported:

                                         YEAR ENDED         NINE MONTH       SIX MONTH
                                        DECEMBER 31,       PERIOD ENDED     PERIOD ENDED
                                      -----------------    SEPTEMBER 30,      JUNE 30,
                                       1994      1995          1996             1996
                                      ------    -------    -------------    ------------
                                                                            (UNAUDITED)
                                                    (THOUSANDS OF DOLLARS)
Net cash provided by operating
  activities........................   5,653     24,388        18,034          12,920
Net cash provided by financing
  activities........................   5,737      9,300         1,222          (1,332)
Net cash used in investing
  activities........................  (7,392)   (21,790)      (14,444)        (15,228)
                                      ------    -------       -------         -------
Net increase (decrease) in cash.....   3,998     11,898         4,812          (3,640)
                                      ------    -------       -------         -------
Cash at the end of the period.......   4,702     16,600        21,412          12,960
                                      ======    =======       =======         =======

     (i) Canadian GAAP allows the disclosure of a subtotal of the amount of cash provided by operating activities before cash provided by non-cash operating working capital items. U.S. GAAP requires a statement of cash flows without subtotal.

     (j) Under U.S. GAAP, the definition of cash in the statement of cash flows would exclude short-term deposits with original maturities of three months or more and bank indebtedness which amounted to $8,000,000 and $3,147,000, respectively as at September 30, 1996 (December 31, 1995 $3,500,000 and $2,370,000, respectively; December 31, 1994 $2,500,000 and $517,000, respectively). Under U.S. GAAP, changes in short-term deposits with original maturities of three months or more would be disclosed as an investing activity and changes in bank indebtedness would be disclosed as a financing activity.

     (k) Machinery and equipment financed through capital leases are included as financing and investing activities in the consolidated statement of changes in financial position under Canadian GAAP but would be excluded from a statement of cash flows under U.S. GAAP. New capital leases amounted to $2,096,000, $2,052,000 and $1,214,000 for the nine-month period ended September 30, 1996 and for the years ended December 31, 1995 and 1994 respectively.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

  Other disclosure

     (l) The disclosure of the following amounts is required under U.S. GAAP:

                                                         YEAR ENDED       NINE MONTH
                                                        DECEMBER 31,     PERIOD ENDED
                                                       --------------    SEPTEMBER 30,
                                                       1994     1995         1996
                                                       -----    -----    -------------
                                                           (THOUSANDS OF DOLLARS)
Research and development expenses....................  3,325    4,159        3,495
Payments under operating leases......................    717      795          799
Payments under capital leases........................    636      975        1,713
Interest paid........................................    730    1,025          631
Income taxes paid....................................  3,614    4,115        3,931

     (m) The company maintains defined contribution pension plans for certain key employees. The plan allows for employee contributions for a maximum of $11,500, subject to certain legal limitations, of which the company contributes 100%. Under both U.S. GAAP and Canadian GAAP, company contributions are expensed when incurred. The company's contributions for the nine-month period ended September 30, 1996 were $105,000 (years ended December 31, 1995 and 1994 $88,000 and $44,000 respectively).

     (n) As at September 30, 1996, accounts receivable included short-term loans to certain key employees of the company for the exercise of stock options amounting to $1,987,000 which were entirely repaid in the following days.

     (o) The company does not maintain a significant allowance for doubtful accounts receivable because most of its accounts receivable are covered by an insurance policy.

     (p) As at September 30, 1996, Circo Caribe had net operating loss carryforwards of approximately U.S. $5,400,000 which expire from 2000 to 2003. Deferred income tax assets consist of the following:

                                                          DECEMBER 31,    SEPTEMBER 30,
                                                              1995            1996
                                                          ------------    -------------
                                                             (THOUSANDS OF DOLLARS)
Tax benefit of net operating loss carryforwards.........       137             331
Less: Valuation allowance...............................      (137)           (331)
                                                              ----            ----
                                                                --              --
                                                              ====            ====

13. CONVERSION OF CANADIAN GAAP AMOUNTS TO U.S. GAAP AMOUNTS IN U.S. DOLLARS (UNAUDITED)

     The following table sets forth in Canadian dollars the historical statement of earnings of the company for the nine-month period ended September 30, 1996, on a historical basis and adjusts the amounts to U.S. GAAP in Canadian dollars. The Canadian dollar amounts are then translated to U.S. dollars based on a translation rate of Canadian $1.36 = U.S.$1.00. Such amounts are shown translated to U.S. dollars for convenience purposes only.

                              CIRCO CRAFT CO. INC.

                        (EXPRESSED IN CANADIAN DOLLARS)

Consolidated Statement of Earnings (unaudited)

                                                          NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                          ---------------------------------------------------------------------------
                                           CANADIAN       U.S. GAAP                      TRANSLATION     U.S. GAAP
                                             GAAP        ADJUSTMENTS       U.S. GAAP        RATE           U.S. $
                                          ----------   ----------------   ------------   -----------     ---------
                                          (EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS)                 (IN THOUSANDS)
Sales...................................    129,633              --          129,633         1.36          95,318
Cost of sales...........................    101,532              --          101,532         1.36          74,656
                                            -------         -------          -------                      -------
Operating margin........................     28,101              --           28,101         1.36          20,662
                                            -------         -------          -------                      -------
Selling, general and administrative
  expenses..............................      7,969             103            8,072         1.36           5,935
                                            -------         -------          -------                      -------
Other expenses (income)
  Depreciation of fixed assets..........      8,456              --            8,456         1.36           6,218
  Interest on long-term debt............        646              --              646         1.36             475
  Interest income.......................       (880)             --             (880)        1.36            (647)
  Expenses related to sale..............      5,907              --            5,907         1.36           4,343
                                            -------         -------          -------                      -------
                                             14,129              --           14,129         1.36          10,389
                                            -------         -------          -------                      -------
Earnings before income taxes and
  non-controlling interest..............      6,003            (103)           5,900         1.36           4,338
Provision for income taxes..............      3,847            (167)           3,680         1.36           2,706
                                            -------         -------          -------                      -------
Earnings before non-controlling
  interest..............................      2,156              64            2,220         1.36           1,632
Non-controlling interest................        182              --              182         1.36             134
                                            -------         -------          -------                      -------
Net earnings for the period.............      1,974              64            2,038         1.36           1,498
                                            =======         =======          =======                      =======

14. SUBSEQUENT EVENT

     On October 1, 1996, the company was acquired and, effective November 8, 1996, was amalgamated with its new parent company, HMTF Canada Acquisition Inc. under the provisions of Part IA of the Companies Act (Quebec). Combined operations have continued under the name of Circo Craft Co. Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Lucent Technologies, Inc.
Berkeley Heights, New Jersey

and

The Board of Directors
Viasystems Group, Inc.
St. Louis, Missouri:

     We have audited the accompanying statements of net assets sold to Viasystems Technologies Corp. ("Viasystems Technologies") of the Interconnection Business (the "Business") of the Microelectronics Group, Interconnection Technologies Unit of Lucent Technologies Inc. ("Lucent") as of December 31, 1995 and November 30, 1996 and the statements of operations for each of the two years ended December 31, 1995 and for the period January 1, 1996 through November 30, 1996. These statements are the responsibility of Lucent's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared to present the net assets of the Business sold to Viasystems Technologies and the results of operations of the Business pursuant to the acquisition agreement described in
Note 1, and are not intended to be a complete presentation of the Business' financial position or cash flows.

     In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the net assets of the Business sold to Viasystems Technologies as of December 31, 1995 and November 30, 1996 and the statements of operations of the Business for each of the two years ended December 31, 1995, and for the period January 1, 1996 through November 30, 1996, sold pursuant to the acquisition agreement referred to in Note 1, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
St. Louis, Missouri
February 21, 1997

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                         STATEMENTS OF NET ASSETS SOLD
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
Inventories.................................................    $ 37,172       $ 42,039
Property and equipment, net of accumulated depreciation and
  amortization..............................................      86,403         97,684
                                                                --------       --------
          Total assets sold.................................     123,575        139,723
                                                                --------       --------

                                       LIABILITIES
Current portion of capital lease obligations................       3,523          4,200
Capital lease obligations...................................       8,075         10,235
                                                                --------       --------
       Total liabilities assumed............................      11,598         14,435
                                                                --------       --------
          Net assets sold...................................    $111,977       $125,288
                                                                ========       ========

    The accompanying notes are an integral part of the financial statements.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                   PERIOD FROM       PERIOD FROM
                                               YEAR ENDED        JANUARY 1, 1996   JANUARY 1, 1996
                                              DECEMBER 31,           THROUGH           THROUGH
                                           -------------------    NOVEMBER 30,        JUNE 30,
                                             1994       1995          1996              1996
                                           --------   --------   ---------------   ---------------
                                                                                     (UNAUDITED)
Net sales................................  $310,559   $325,047      $325,102          $171,299
Operating expenses:
  Cost of goods sold.....................   238,623    274,824       244,313           129,897
  Selling, general and administrative....    30,399     35,246        27,567            16,466
  Research and development...............    12,531      7,199         7,225             4,099
  Depreciation and amortization..........    16,111     16,378        18,317            10,527
                                           --------   --------      --------          --------
          Operating income (loss)........    12,895     (8,600)       27,680            10,310
Other income (expenses):
  Other income...........................        75         94           228               564
  Interest expense.......................        (5)      (204)         (917)             (361)
                                           --------   --------      --------          --------
          Income (loss) before income
            taxes........................    12,965     (8,710)       26,991            10,513
Provision (benefit) for income taxes.....     4,927     (3,310)       10,257             4,205
                                           --------   --------      --------          --------
          Net income (loss)..............  $  8,038   $ (5,400)     $ 16,734          $  6,308
                                           ========   ========      ========          ========

    The accompanying notes are an integral part of the financial statements.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BACKGROUND AND BASIS OF PRESENTATION:

     Pursuant to an Acquisition Agreement (the "Agreement") dated November 26, 1996, between Viasystems Technologies Corp. ("Viasystems Technologies"), a wholly owned subsidiary of Viasystems Group, Inc., and Lucent Technologies, Inc. ("Lucent"), Viasystems Technologies agreed to acquire certain assets and assume certain liabilities from the Microelectronics Group, Interconnection Technologies Unit (the "Business") of Lucent in exchange for consideration totaling $200,000. The Business designs, manufactures and markets printed circuit boards, backpanels and related products and components for the telecommunications and computer-related markets. The effective date of the Agreement is December 1, 1996.

     The Business' financial statements are derived from the historical books and records of the Microelectronics Group, Interconnection Technologies Unit of Lucent and present assets sold and liabilities assumed and the results of operations of the Business related to the acquisition by Viasystems Technologies. The historical operating results may not be indicative of the results after the acquisition by Viasystems Technologies. No statement of cash flows has been presented since any computation of historical cash flow data for the Business would be based on arbitrary assumptions of the financial information necessary to prepare such data and, in the opinion of management, would not be meaningful.

     The Business' financial statements include allocations of certain expenses that have historically been accounted for by Lucent based on allocation methods that depend on the nature of the account. For those costs that are labor intensive, such as research and development, allocations are made based on forecasted head count percentages. Most other costs are allocated based on forecasted sales. Many of the marketing and sales costs are negotiated each year between the department providing the service and the individual business unit. The percentage of the negotiated cost of the business unit to the total negotiated cost for that service is applied to the actual cost each month and allocated to the individual business units. A portion of the operating expenses are incurred at the Richmond Works location, particularly product management, transportation and local research and development. These expenses are allocated to the Business using estimates calculated by the department's manager. Some transportation expense is based on specific service contracts when they can be identified.

     Allocated expenses include certain direct and indirect selling, marketing, and research and development costs from the Microelectronics Group and services from Lucent. Services from Lucent represent the allocated costs for services such as employee benefits, human resources, labor relations, corporate tax and business planning and overhead expenses, public relations, legal services, environmental management, data processing and training.

     Lucent's management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The allocations and other components of cost of sales and selling, general and administrative expenses are as follows:

                                                                                        PERIOD FROM
                                                                        PERIOD FROM     JANUARY 1,
                                                    YEAR ENDED        JANUARY 1, 1996      1996
                                                     JUNE 30,             THROUGH         THROUGH
                                                -------------------    NOVEMBER 30,      JUNE 30,
                                                  1994       1995          1996            1996
                                                --------   --------   ---------------   -----------
                                                                                        (UNAUDITED)
Allocated cost of sales.......................  $  8,019   $  8,878      $  6,004        $  3,807
Other cost of sales...........................   230,604    265,946       238,309         126,090
                                                --------   --------      --------        --------
                                                $238,623   $274,824      $244,313        $129,897
                                                ========   ========      ========        ========
Allocated selling expense.....................  $  4,477   $  6,226      $  3,494        $  2,248
Other selling expense.........................     3,312      3,823         2,472           1,460
Allocated general and administrative..........    12,373     14,187         8,706           5,485
Other general and administrative..............    10,237     11,010        12,895           7,273
                                                --------   --------      --------        --------
                                                $ 30,399   $ 35,246      $ 27,567        $ 16,466
                                                ========   ========      ========        ========
Allocated research and development............  $  2,176   $     --      $     --        $     --
Other research and development................    10,355      7,199         7,225           4,099
                                                --------   --------      --------        --------
                                                $ 12,531   $  7,199      $  7,225        $  4,099
                                                ========   ========      ========        ========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the report period. Actual results could differ from those estimates.

     B. REVENUE RECOGNITION: Sales and related costs of goods sold are included in income when goods are shipped to the customer.

     C. INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out method (FIFO).

     D. PROPERTY AND EQUIPMENT: The Business' investment in property and equipment is stated at cost. Depreciation is calculated on a double-declining method over the estimated useful lives of the assets. Property and equipment are written off of the books and records when fully depreciated. Maintenance and repair expenditures are charged to operations and cost of major renewals and improvements are capitalized. Gains or losses on sales and retirements are reflected in income.

     E. INCOME TAXES: The Business is not a separate taxable entity for federal, state, or local income tax purposes. The Business' operations are included in the consolidated Lucent tax returns. Lucent has historically allocated income taxes to the Business using an assumed statutory tax rate in effect without consideration to segregating current and deferred income taxes. In addition, the statutory tax rate has not been reduced for research and development or other tax credits, if any, as these amounts cannot be separately determined for the Business. Accordingly, the provision for income taxes is based on an assumed combined federal and state statutory rate of 38% for each year presented, but current and deferred portions of the provision have not been determined.

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     F. RESEARCH AND DEVELOPMENT COSTS: Research and development costs are charged to expense when incurred.

     G. INTERIM FINANCIAL PRESENTATION: The unaudited condensed statements of net assets sold and operations as of and for the three months ended March 31, 1996, do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

3. INVENTORIES:

     The components of inventories are as follows:

                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1995            1996
                                                              ------------    ------------
Finished goods..............................................    $14,890         $19,020
Work-in-process and raw materials...........................     22,282          23,019
                                                                -------         -------
                                                                $37,172         $42,039
                                                                =======         =======

4. PROPERTY AND EQUIPMENT:

     The major classes of property and equipment are as follows:

                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1995            1996
                                                              ------------    ------------
Land and improvements.......................................    $  4,219        $  4,219
Buildings and improvements..................................      40,247          40,429
Equipment...................................................     155,960         159,776
Tools, furniture and fixtures...............................       9,248           9,308
Leased equipment............................................      12,366          18,390
                                                                --------        --------
                                                                 222,040         232,122
Less accumulated depreciation and amortization..............     147,331         147,408
                                                                --------        --------
                                                                  74,709          84,714
Construction in progress....................................      11,694          12,970
                                                                --------        --------
                                                                $ 86,403        $ 97,684
                                                                ========        ========

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. CAPITAL LEASE OBLIGATION:

     The Business entered into various equipment leases under an arrangement which is accounted for as a capital lease. At December 31, 1995 and November 30 1996, the Business recorded equipment totaling $12,366 and $18,390, respectively, acquired under capital leases. Accumulated amortization on such equipment at December 31, 1995 and November 30, 1996 totaled $882 and $3,660, respectively. Minimum future rental payments under all capital leases as of December 1, 1996, are as follows:

1996 (one month)............................................  $   423
1997........................................................    5,077
1998........................................................    4,917
1999........................................................    4,314
2000........................................................    1,479
                                                              -------
          Total minimum lease payments......................   16,210
Less -- Imputed interest....................................   (1,775)
                                                              -------
         Present value of minimum lease payments............   14,435
Current portion of obligations under capital leases.........    4,200
                                                              -------
                                                              $10,235
                                                              =======

6. TRANSACTIONS WITH AFFILIATES:

     The Business through the normal course of business, conducts transactions with Lucent and its affiliates. In addition to the various allocated costs and expenses described in Note 1, the majority of the Business' net sales is with Lucent affiliated entities.

     The Business' sales to Lucent and its affiliates were $277,288, $282,971 and $295,189 for the years ended December 31, 1994 and 1995, and for the period January 1, 1996 through November 30, 1996, respectively.

     The cost of sales related to the sales to Lucent and its affiliates were $213,397, $239,624 and $232,276 for the years ended 1994 and 1995, and for the period January 1, 1996 through November 30, 1996, respectively.

     The Business purchases electric and electronic converters from Lucent's affiliated entity, which was sold to Berg Electronics Corp. on May 22, 1994. The Business's purchases were $9,713 for the period January 1, 1994 through May 22, 1994.

     Receipts, disbursements and the net cash position of the Business have been managed by the Microelectronics Group through a centralized treasury system. Accordingly, both cash generated by and cash requirements of the Business flow through the Microelectronics Group. There is no direct interest cost allocation to the Business with respect to borrowings, if any, and, accordingly, the Statements of Operations do not include any financing costs.

7. EMPLOYEE BENEFIT PLANS:

     A. PENSION PLANS: The Business participates in noncontributory defined benefit plans sponsored by Lucent covering substantially all employees. Benefits for management employees are principally based on career average pay. Benefits for occupational employees are not directly pay-

           MICROELECTRONICS GROUP, INTERCONNECTION TECHNOLOGIES UNIT
                          OF LUCENT TECHNOLOGIES INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

related. Information required pursuant to SFAS No. 87, Employer's Accounting for Pensions, including the funded status of the plans is not available for the Business as a separate entity.

     Pension contributions are principally determined using the aggregate cost method and are primarily made to trust funds held for the sole benefit of plan participants. Pension cost is computed using the projected unit credit method and an assumed long-term rate of return on plan assets of 9% in 1994, 1995 and 1996, respectively.

     Based on the latest actuarial valuations of the Lucent plans, the fair value of the net assets available for plan benefits exceeds the projected benefit obligation at December 31, 1995. The projected benefit obligation was determined using weighted average discount rates of 7% for December 31, 1995, and an assumed rate of increase in future compensation levels of 5%. Plan assets consist primarily of listed stocks (including Lucent common stock), corporate and governmental debt, real estate investments, and cash and cash equivalents.

     B. SAVINGS PLANS: The Business participates in savings plans sponsored by Lucent covering the majority of employees. The plans allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. Lucent matches a percentage of the employee contributions up to certain limits.

     C. POSTRETIREMENT BENEFIT PLANS: The Business participates in benefit plans for retirees, which include health care benefits, life insurance coverage and telephone concessions sponsored by Lucent. Lucent adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, effective January 1, 1993. This Standard requires that estimated future retiree benefits be accrued for during the years the employees are working and accumulating these benefits. Information required pursuant to SFAS No. 106, including the net periodic postretirement benefit cost and information on the funded status of the plan, is not available for the Business as a separate entity.

     At December 31, 1995 the accumulated postretirement benefit obligation, exceeded the plan assets at fair value. The postretirement benefit obligation was determined using a weighted average discount rate of 7.0%, an expected long-term rate of return on plan assets of 9.0% and assumed a rate of increase in the per capita cost of covered healthcare benefits of 6.1%.

     Plan assets consist primarily of listed stocks, corporate and governmental debt, cash and cash equivalents and life insurance contracts.

     The costs of these plans were allocated to the Business on the basis of salaries, the majority of which are included in cost of sales. Benefit costs included in cost of sales were approximately $6,600, $7,300 and $6,200 for the years ended December 31, 1994 and 1995, and for the period January 1, 1996 through November 30, 1996, respectively.

8. COMMITMENTS:

     In conjunction with the Agreement, Lucent and Viasystems Technologies have entered into certain contractual arrangements whereby Lucent has agreed to provide to Viasystems Technologies manufacturing, labor and support services. Lucent and Viasystems Technologies have also entered into a supply agreement effective through December 31, 2001, which shall extend through December 31, 2003 in the event Viasystems Technologies has in all material respects satisfied the Performance Metrics (as defined) of the supply agreement. Such agreement shall continue thereafter until terminated by either party upon eighteen months prior written notice.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Forward Group PLC

     We have audited the accompanying consolidated balance sheets of Forward Group PLC and its subsidiaries at 31 January 1996 and 1997 and the related consolidated profit and loss accounts and cash flow statements for each of the years in the three-year period ended 31 January 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Forward Group PLC and its subsidiaries at 31 January 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended 31 January 1997 in conformity with generally accepted accounting principles in the United Kingdom.

     Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the profit for the financial year for each of the years in the three-year period ended 31 January 1997 and equity shareholders' funds at 31 January 1996 and 1997 to the extent summarised in Note 25 to the consolidated financial statements.

KPMG Audit Plc
Chartered Accountants

Birmingham, England
7 April 1997

                               FORWARD GROUP PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                                         SIX          THREE
                                                                                        MONTHS        MONTHS
                                                           YEARS ENDED 31 JANUARY       ENDED         ENDED
                                                          -------------------------    JUNE 30,     MARCH 31,
                                                           1995     1996     1997        1996          1997
                                                   NOTE   (L000)   (L000)   (L000)      (L000)        (L000)
                                                   ----   ------   ------   -------   ----------   ------------
                                                                                             (UNAUDITED)
Turnover
  Continuing operations..........................    2    21,471   66,839    97,001     49,199        25,287
  Acquisitions...................................    2        --       --     8,028        700            --
  Discontinued operations........................    2     2,348       --        --         --            --
                                                          ------   ------   -------     ------        ------
                                                          23,819   66,839   105,029     49,899        25,287
                                                          ------   ------   -------     ------        ------
Operating profit
  Continuing operations..........................    3     2,154    7,976     8,079      7,247         2,853
  Acquisitions...................................    3        --       --     1,022         49            --
  Discontinued operations........................    3       291       --        --         --            --
                                                          ------   ------   -------     ------        ------
                                                           2,445    7,976     9,101      7,296         2,853
  Profit on disposal of discontinued
    operations...................................   11     1,503       --        --         --            --
  Expenses related to sale.......................             --       --        --         --        (1,318)
  Net interest payable...........................    5      (228)    (412)     (996)      (354)         (381)
                                                          ------   ------   -------     ------        ------
Profit on ordinary activities before taxation....    6     3,720    7,564     8,105      6,942         1,154
Tax on profit on ordinary activities.............    8      (744)  (2,641)   (2,707)    (2,291)         (833)
                                                          ------   ------   -------     ------        ------
Profit for the financial period..................          2,976    4,923     5,398      4,651           321
Dividends........................................    9      (494)  (1,089)     (552)        --            --
                                                          ------   ------   -------     ------        ------
Retained profit for the financial period.........   18     2,482    3,834     4,846      4,651           321
                                                          ======   ======   =======     ======        ======

     The results on a historical cost basis are not materially different to those reported above.

     A reconciliation of the movement in shareholders' funds is shown in note
19.

                               FORWARD GROUP PLC

          CONSOLIDATED STATEMENTS OF TOTAL RECOGNIZED GAINS AND LOSSES
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                         SIX MONTHS   THREE MONTHS
                                               YEARS ENDED 31 JANUARY      ENDED         ENDED
                                              ------------------------    JUNE 30,     MARCH 31,
                                               1995     1996     1997       1996          1997
                                              (L000)   (L000)   (L000)     (L000)        (L000)
                                              ------   ------   ------   ----------   ------------
                                                                                (UNAUDITED)

Profit for the financial period.............   2,976    4,923    5,398     4,651          321
Currency translation adjustment.............      --       --      (22)       --            5
                                               -----    -----    -----     -----          ---
                                               2,976    4,923    5,376     4,651          326
                                               =====    =====    =====     =====          ===

                               FORWARD GROUP PLC

                          CONSOLIDATED BALANCE SHEETS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                31 JANUARY
                                                            ------------------     31 MARCH
                                                             1996       1997         1997
                                                    NOTE    (L000)     (L000)       (L000)
                                                    ----    -------    -------    -----------
                                                                                  (UNAUDITED)
Fixed assets
  Tangible assets.................................   10      27,028     36,407       36,707
Current assets
  Stocks..........................................   12       5,476      6,586        7,285
  Debtors.........................................   13      17,831     17,289       19,729
  Cash at bank and in hand........................              789         --           --
                                                            -------    -------      -------
                                                             24,096     23,875       27,014
Creditors: amounts falling due within one year....   14     (22,198)   (26,949)     (30,624)
                                                            -------    -------      -------
Net current assets/(liabilities)..................            1,898     (3,074)      (3,610)
                                                            -------    -------      -------
Total assets less current liabilities.............           28,926     33,333       33,097
Creditors: amounts falling due after more than one
  year............................................   15      (5,698)    (6,574)      (6,417)
Provisions for liabilities and charges............   16      (2,723)    (2,616)      (2,616)
                                                            -------    -------      -------
Net assets........................................           20,505     24,143       24,064
                                                            =======    =======      =======
Capital and reserves
  Called up share capital.........................   17         679      2,754        2,762
  Shares to be issued.............................   17           3         --           --
  Share premium account...........................   18       8,840      6,837        6,908
  Merger reserve..................................   18          65         --           --
  Revaluation reserve.............................   18         578        566          564
  Profit and loss account.........................   18      10,340     13,986       13,830
                                                            -------    -------      -------
Equity shareholders' funds........................           20,505     24,143       24,064
                                                            =======    =======      =======

                               FORWARD GROUP PLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                      SIX MONTHS    THREE MONTHS
                                         YEARS ENDED 31 JANUARY         ENDED          ENDED
                                      ----------------------------     JUNE 30,      MARCH 31,
                                       1995      1996       1997         1996           1997
                               NOTE   (L000)    (L000)     (L000)       (L000)         (L000)
                               ----   ------    -------    -------    ----------    ------------
                                                                             (UNAUDITED)
Net cash inflow from
  operating activities.......  20a     2,722     10,667     18,561       7,362          3,173
Returns on investments and
  servicing of finance
  Interest received..........              4         61         85          50              8
  Interest paid..............           (257)      (464)    (1,018)       (392)          (332)
  Dividends paid.............           (453)      (722)    (1,207)       (435)          (552)
                                      ------    -------    -------     -------        -------
Net cash outflow from returns
  on investments and
  servicing of finance.......           (706)    (1,125)    (2,140)       (777)          (876)
UK tax paid..................           (568)    (1,670)    (3,633)       (109)          (162)
Investing activities
  Purchase of tangible fixed
     assets..................  20f    (2,120)    (4,153)    (7,624)     (4,060)          (488)
  Acquisition of businesses
     (net of cash and cash
     equivalents acquired)...  20d        --     (8,191)    (9,184)     (9,184)            --
  Sale of tangible fixed
     assets..................            151        299        435          --             --
  Disposal of business (net
     of cash and cash
     equivalents disposed
     of).....................  20e     2,490         --         --          --             --
                                      ------    -------    -------     -------        -------
Net cash inflow/(outflow)
  from investing
  activities.................            521    (12,045)   (16,373)    (13,244)          (488)
                                      ------    -------    -------     -------        -------
Net cash inflow/(outflow)
  before financing...........          1,969     (4,173)    (3,585)     (6,768)         1,647
Financing
  Issue of Ordinary share
     capital.................             10      7,550         92          --             78
  Capitalisation issue
     expenses................             --         --        (24)         --             --
  Repayment of bank loan.....             --       (790)      (720)       (360)          (180)
  Capital element of hire
     purchase and finance
     lease payments..........           (669)    (1,170)    (2,393)       (927)          (734)
  Payment of contingent
     consideration...........           (220)        --         --          --             --
                                      ------    -------    -------     -------        -------
Net cash (outflow)/inflow
  from financing.............  20b      (879)     5,590     (3,045)     (1,287)          (836)
                                      ------    -------    -------     -------        -------
Net increase/(decrease) in
  cash and cash equivalents..  20c     1,090      1,417     (6,630)     (8,055)           811
                                      ======    =======    =======     =======        =======

                               FORWARD GROUP PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

1. GENERAL

     As used in the consolidated financial statements and related notes, the term "Company" refers to Forward Group PLC and the term "Group" refers to Forward Group PLC and its subsidiary undertakings as set out in note 24.

PRINCIPAL ACCOUNTING POLICIES

     The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the consolidated financial statements of Forward Group PLC:

  Basis of preparation

     The consolidated financial statements have been prepared under the historical cost convention, modified to include the revaluation of certain freehold property, and in accordance with applicable Accounting Standards.

  Basis of consolidation

     The consolidated financial statements incorporate the financial statements of Forward Group PLC and all of its subsidiary undertakings made up to 31 January 1997 under the acquisition method of accounting. The results of companies or businesses acquired or disposed of during the year are included from the date of acquisition or up to the date of disposal. Internal sales and profits are eliminated on consolidation. Goodwill arising on acquisitions is written off directly against reserves on acquisition. Goodwill previously written off to reserves in respect of businesses disposed of during the year is included in the calculation of any profit or loss on sale.

  Turnover

     Turnover represents the amounts (excluding value added tax) derived from the provision of goods to third party customers and is recognized when goods are shipped and title has passed.

  Government revenue grants

     Government revenue grants are recognised in the profit and loss account in the period during which the expenditure to which they relate is incurred.

  Stocks and work in progress

     Stocks and work in progress are valued on a first in, first out basis at the lower of cost and net realisable value. Cost comprises materials, labour and an appropriate proportion of production overheads.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

  Depreciation

     Depreciation is provided so as to write off the cost or valuation, including commissioning costs, of tangible fixed assets to their estimated residual value on a straight line basis, at the following annual rates:

Freehold buildings..........................................  2.5%
Plant and machinery.........................................  10% -- 20%
Fixtures, fittings, tools and equipment.....................  10% -- 25%
Motor vehicles..............................................  25%

     Freehold land is not depreciated.

  Research and development

     Expenditure on research and development is expensed in the year in which it is incurred.

  Deferred taxation

     Deferred taxation is provided using the liability method in respect of the taxation effect of all timing differences to the extent that it is probable that liabilities will crystallise or assets be realised in the foreseeable future.

  Hire purchase and leased assets

     Assets held under hire purchase or finance lease contracts are capitalised and included in tangible fixed assets at their fair value. Each asset is depreciated over the shorter of the contract term or its estimated useful life. Obligations relating to such contracts, net of finance charges in respect of future periods, are included as appropriate under creditors. Finance charges are allocated to accounting periods over the period of the lease to produce a constant rate of return on the outstanding balance. Rentals under operating leases are charged to the profit and loss account on a straight-line basis over the life of the lease.

  Pensions

     The Group operates both a defined contribution pension scheme and a defined benefit pension scheme. The Group's contributions to the defined contribution scheme are charged against profits on an accruals basis in the year to which they relate. Contributions to the defined benefit scheme are charged against profits so as to spread the cost of pensions over employees' working lives. The funds of both schemes are administered by trustees and are independent of the Group's finances.

  Foreign exchange

     Transactions denominated in foreign currencies are translated at the rate of exchange ruling on the day the transaction occurs or at the contracted rate if the transaction is covered by a forward exchange contract.

     Foreign currency monetary assets and liabilities in the balance sheet are translated into sterling at the rates of exchange ruling at the end of the year or, if appropriate, at the forward contract rate. Any resulting exchange gains or losses are taken to the profit and loss account.

     The assets and liabilities of overseas subsidiary undertakings are translated at the closing exchange rate. The profit and loss accounts of those undertakings are translated using the average

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

rate of exchange during the year. Net exchange differences arising on translation are taken to reserves.

2. SEGMENTAL ANALYSIS

     Turnover is analysed by geographical destination as follows:

                                                         1995      1996      1997
                                                        (L000)    (L000)    (L000)
                                                        ------    ------    -------
United Kingdom........................................  22,569    40,263     55,848
Rest of Europe........................................   1,250    25,200     42,364
Rest of the world.....................................      --     1,376      6,817
                                                        ------    ------    -------
                                                        23,819    66,839    105,029
                                                        ======    ======    =======

     The Group's turnover, profit before taxation and net assets now relate to only one business segment, the electronics division. In 1995 the amounts shown in the consolidated profit and loss account as discontinued operations for turnover and operating profit related to a former specialist chemicals division.

     In the opinion of the Directors an analysis of turnover, profit before taxation and net assets by geographical area of operation would be seriously prejudicial to the interests of the Group and therefore as permitted under SSAP25 no disclosure is made.

3. OPERATING PROFIT

                                                    CONTINUING   DISCONTINUED
                                                    OPERATIONS    OPERATIONS     TOTAL
                       1995                           (L000)        (L000)      (L000)
                       ----                         ----------   ------------   -------
Turnover..........................................    21,471         2,348       23,819
Cost of sales.....................................   (16,907)       (1,112)     (18,019)
                                                     -------        ------      -------
Gross profit......................................     4,564         1,236        5,800
Selling, general and administrative expenses......    (2,462)         (945)      (3,407)
Other income......................................        52            --           52
                                                     -------        ------      -------
Operating profit..................................     2,154           291        2,445
                                                     =======        ======      =======

                                                              CONTINUING
                                                              OPERATIONS
                            1996                                (L000)
                            ----                              ----------
Turnover....................................................    66,839
Cost of sales...............................................   (52,251)
                                                               -------
Gross profit................................................    14,588
Selling, general and administrative expenses................    (6,725)
Other income................................................       113
                                                               -------
Operating profit............................................     7,976
                                                               =======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                   CONTINUING
                                                   OPERATIONS    ACQUISITIONS     TOTAL
                      1997                           (L000)         (L000)       (L000)
                      ----                         ----------    ------------    -------
Turnover.........................................    97,001          8,028       105,029
Cost of sales....................................   (78,339)        (5,916)      (84,255)
                                                    -------         ------       -------
Gross profit.....................................    18,662          2,112        20,774
Selling, general and administrative expenses.....   (10,780)        (1,122)      (11,902)
Other income.....................................       197             32           229
                                                    -------         ------       -------
Operating profit.................................     8,079          1,022         9,101
                                                    =======         ======       =======

     Included in the above for 1997 are the following exceptional charges relating to the restructuring of continuing operations and acquired businesses:

                                                       CONTINUING
                                                       OPERATIONS   ACQUISITIONS   TOTAL
                                                         (L000)        (L000)      (L000)
                                                       ----------   ------------   ------
Cost of sales........................................     546           433           979
Selling, general and administrative expenses.........     168            97           265
                                                          ---           ---         -----
                                                          714           530         1,244
                                                          ===           ===         =====

     Acquisitions in 1997 comprise the former GEC-Marconi hybrid business, Manchester Circuits Limited and TI Technologies (Pty) Limited.

     Discontinued operations comprise the specialist chemicals business disposed of on 16 December 1994.

4. STAFF NUMBERS AND COSTS

     The average number of persons employed by the Group (including executive Directors) during the year, analysed by category, was as follows:

                                                              1995    1996     1997
                                                              ----    -----    -----
Sales.......................................................   22        32       51
Administration..............................................   38        49       80
Production..................................................  398       933    1,642
                                                              ---     -----    -----
                                                              458     1,014    1,773
                                                              ===     =====    =====
Employees at end of year....................................  435     1,454    1,874
                                                              ---     -----    -----

     The aggregate payroll costs of these persons were as follows:

                                                            1995      1996      1997
                                                           (L000)    (L000)    (L000)
                                                           ------    ------    ------
Wages and salaries.......................................   6,647    18,215    30,503
Social security costs....................................     662     1,755     2,916
Other pension costs......................................     212       745     1,239
                                                            -----    ------    ------
                                                            7,521    20,715    34,658
                                                            =====    ======    ======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

5. NET INTEREST PAYABLE

                                                              1995      1996      1997
                                                             (L000)    (L000)    (L000)
                                                             ------    ------    ------
Bank loan and overdrafts...................................   152       216        609
Hire purchase and finance lease contracts..................    80       257        472
                                                              ---       ---      -----
Interest payable and similar charges.......................   232       473      1,081
Interest receivable and similar income.....................    (4)      (61)       (85)
                                                              ---       ---      -----
                                                              228       412        996
                                                              ===       ===      =====

6. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

     Profit on ordinary activities before taxation is stated after charging/(crediting):

                                                              1995      1996      1997
                                                             (L000)    (L000)    (L000)
                                                             ------    ------    ------
Directors' emoluments (see note 7):
  As Directors.............................................    35        33        86
  Remuneration as executives...............................   222       333       333
                                                              ---       ---       ---
                                                              257       366       419
  Compensation for loss of office..........................    --        81        --
Grants receivable..........................................   (15)      (21)      (19)
Property rental income.....................................   (37)      (88)      (87)
Auditors' remuneration.....................................    40        75        84
Research and development expenditure.......................   245       507       764
Payments under operating leases:
  Plant and equipment......................................    22       113       245
  Other assets.............................................   210       187       324
                                                              ===       ===       ===

     In addition, KPMG Audit Plc and its associates received L97,000 (1996:
L91,000; 1995: L22,000) in respect of other services provided during the year.

7. DIRECTORS' EMOLUMENTS

  (a) Remuneration

     The emoluments of the Chairman, excluding pension contributions, were L97,000 (1996: L95,000; 1995: L74,000). The emoluments of the highest paid Director, excluding pension contributions, were L136,000. In 1995 and 1996 the Chairman was also the highest paid director.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     The emoluments of the Directors, excluding pension contributions, were within the following ranges:

                                                        1995    1996    1997
                                                        ----    ----    ----
  L5,001  -  L10,000..................................   --       1      --
 L10,001  -  L15,000..................................   --       2      --
 L15,001  -  L20,000..................................    2      --       1
 L20,001  -  L25,000..................................   --      --       1
 L25,001  -  L30,000..................................   --       2      --
 L40,001  -  L45,000..................................   --      --       1
 L55,001  -  L60,000..................................    1      --      --
 L60,001  -  L65,000..................................    1      --      --
 L70,001  -  L75,000..................................    1       1      --
 L75,001  -  L80,000..................................   --       1      --
 L95,001  -  L100,000.................................   --       1       1
L100,001  -  L105,000.................................   --      --       1
L135,001  -  L140,000.................................   --      --       1
                                                         ==      ==      ==

  (b) Share options over Ordinary shares

                           AT          NUMBER OF OPTIONS          AT
                       1 FEBRUARY     --------------------    31 JANUARY     EXERCISE          NORMAL
                          1996        GRANTED    EXERCISED       1997         PRICE        EXERCISE PERIOD
                       -----------    -------    ---------    -----------    --------    -------------------
DA Bumpsteed.........    100,000          --           --       100,000        88.75p    06.07.98 - 05.07.05
                                                                =======
MJ Glanfield.........     80,000          --      (80,000)           --        56.25p    31.05.96 - 30.05.03
                          20,000          --           --        20,000        61.75p    24.02.98 - 23.02.05
                              --      20,000           --        20,000          180p    13.02.99 - 12.02.06
                                                                -------
                                                                 40,000
                                                                =======

     The figures shown as at 1 February 1996 have been restated to reflect the 3 for 1 capitalisation issue.

     The closing price of the Company's Ordinary shares on the London Stock Exchange on 31 January 1997 was 171.5p. The range during the period was 103.5p to 289.5p.

8. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                             1995      1996      1997
                                            (L000)    (L000)    (L000)
                                            ------    ------    ------
The charge for taxation all arises in
  the UK and comprises:
Corporation tax on profit for the year
  at 33% (1996: 33%; 1995: 33%).........     603       2,486     2,556
Deferred taxation.......................     141         202       439
Prior year adjustments in respect of:
  Corporation tax.......................      --        (111)     (281)
  Deferred taxation.....................      --          64        (7)
                                             ---      ------    ------
                                             744       2,641     2,707
                                             ===      ======    ======

     The 1997 current year charge includes the effect of tax losses which have not been relieved.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     In 1995 no tax charge arose on the sale of the specialist chemicals business.

9. DIVIDENDS

                                           1995      1996      1997
                                          (L000)    (L000)    (L000)
                                          ------    ------    ------
Interim dividend paid...................   206         434     552
Proposed final dividend.................   288         655      --
                                           ---      ------     ---
                                           494       1,089     552
                                           ===      ======     ===

10. TANGIBLE ASSETS

                                          FREEHOLD LAND AND
                                              BUILDINGS                    FIXTURES,
                                          ------------------     PLANT     FITTINGS,
                                             AT         AT        AND      TOOLS AND    MOTOR
                                          VALUATION    COST    MACHINERY   EQUIPMENT   VEHICLES   TOTAL
                                           (L000)     (L000)    (L000)      (L000)      (L000)    (L000)
                                          ---------   ------   ---------   ---------   --------   ------
Cost or valuation
  At beginning of year..................    1,400      5,277    26,594       1,347        717     35,335
  Additions.............................       --        890     9,430       1,130        391     11,841
  Transfers.............................       --         --       295        (315)        20         --
  Acquisitions of businesses............       --        710     1,644          84         85      2,523
  Disposals.............................       --         (4)     (279)       (108)      (322)      (713)
  Translation adjustment................       --         --       (18)         (1)        --        (19)
                                            -----     ------    ------       -----       ----     ------
  At end of year........................    1,400      6,873    37,666       2,137        891     48,967
                                            =====     ======    ======       =====       ====     ======
Depreciation
  At beginning of year..................      195        247     7,073         540        252      8,307
  Charged in year.......................       32        128     4,086         237        211      4,694
  Transfers.............................       --         --        68         (68)        --         --
  Disposals.............................       --         (1)     (238)        (25)      (183)      (447)
  Translation adjustment................       --         --         5           1         --          6
                                            -----     ------    ------       -----       ----     ------
  At end of year........................      227        374    10,994         685        280     12,560
                                            -----     ------    ------       -----       ----     ------
Net book value
  At end of year........................    1,173      6,499    26,672       1,452        611     36,407
                                            =====     ======    ======       =====       ====     ======
  At beginning of year..................    1,205      5,030    19,521         807        465     27,028
                                            =====     ======    ======       =====       ====     ======

     On 25 January 1990 the freehold property then owned at Tamworth was valued at open market value on the basis of existing use at L1,400,000. The historical cost of tangible fixed assets included at a valuation at the end of the year was L874,000 (1996: L874,000). Accumulated historical cost depreciation was L258,000 (1996: L246,000).

     The net book value of Group tangible fixed assets includes L10,412,000 (1996: L7,302,000) in respect of assets held under hire purchase or finance lease contracts, after charging depreciation for the year of L1,286,000 (1996:
L538,000) and L1,439,000 (1996: L1,439,000) of freehold land which is not depreciated.

     Plant and machinery includes L1,143,000 (1996: L992,000) of assets which are under the course of construction.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

11. INVESTMENTS

     (a) Sale of business -- year ended 31 January 1995

     On 16 December 1994 the Group sold the business, assets and certain liabilities of Chemical Express Limited and its subsidiary undertakings for a wholly cash consideration of L2,962,000.

     The following table sets out the effect of the sale on the Group's consolidated balance sheet:

                                           1995
                                          (L000)
                                          ------
Tangible fixed assets...................    (100)
Stocks..................................    (230)
Debtors.................................    (567)
Cash....................................    (214)
Creditors...............................     482
                                          ------
Net assets sold.........................    (629)
Goodwill reinstated on sale of business
  previously written off to reserves....    (572)
Associated costs of sale................    (258)
Cash consideration......................   2,962
                                          ------
Profit on sale..........................   1,503
                                          ======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     (b) Acquisition of businesses -- year ended 31 January 1996

     On 13 March 1995, Technograph Microcircuits Limited purchased the former Ferranti International plc Hybrids Manufacturing and Test Division for a cash consideration of L10,000. Goodwill arising on this acquisition of L67,000 has been written off against merger reserve.

     On 21 June 1995 the Group acquired the entire issued share capital of Exacta Circuits Limited for a total consideration of up to L16,000,000, together with acquisition costs of L766,000.

                                                     BOOK      ACQUISITION     FAIR
                                                     VALUE     ADJUSTMENTS     VALUE
                                                    (L000)       (L000)       (L000)
                                                    -------    -----------    -------
Assets
  Tangible fixed assets...........................   16,673          --        16,673
  Stocks..........................................    2,211          --         2,211
  Debtors.........................................   11,867         (92)       11,775
  Cash............................................        8          --             8
                                                    -------      ------       -------
                                                     30,759         (92)       30,667
                                                    =======      ======       =======
Liabilities
  Bank overdraft..................................     (285)         --          (285)
  Bank loan.......................................   (4,030)         --        (4,030)
  Taxation........................................   (2,665)         --        (2,665)
  Finance lease contracts.........................   (4,016)         --        (4,016)
  Other creditors.................................   (6,590)         --        (6,590)
  Provisions......................................     (655)     (1,445)       (2,100)
                                                    -------      ------       -------
                                                    (18,241)     (1,445)      (19,686)
                                                    =======      ======       =======
  Net assets acquired.............................   12,518      (1,537)       10,981
                                                    =======      ======
  Goodwill written off against merger reserve.....                              5,785
                                                                              -------
                                                                               16,766
                                                                              =======

     The acquisition adjustments reflect an assessment of the fair value of debtors compared to book value together with recognition of the proceeds receivable in respect of Exacta Circuits Limited's unexercised share options (see below) and an adjustment to align Exacta Circuits Limited's accounting policy on deferred taxation with that of the Group.

                                          (L000)
                                          ------
The consideration was satisfied by:
Shares issued and to be issued for
  non-cash consideration:
  Nominal value.........................     122
  Fair value in excess of nominal
     value..............................   5,917
                                          ------
                                           6,039
Cash element of consideration including
  costs of acquisition..................   7,904
Deferred consideration:
  Share options.........................     323
  Contingent............................   2,500
                                          ------
                                          16,766
                                          ======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     On 27 February 1996, 30,966 Ordinary shares in Exacta Circuits Limited were issued under that company's share option scheme, which was then wound up. These shares were immediately acquired by the Company under the terms of the June 1995 Sale and Purchase Agreement. Included in the above consideration are 63,593 Ordinary shares in the Company issued for a non-cash consideration of L157,000 together with cash of L323,000.

     The payment of L2,500,000 deferred consideration was made on 21 June 1996 to the vendors of Exacta Circuits Limited. It was contingent on a target profit before taxation of L5,500,000 being achieved for the calendar year 1995. This target was achieved.

  (c) Acquisition of businesses -- year ended 31 January 1997

     On 26 March 1996 Technograph Microcircuits Limited acquired GEC-Marconi's hybrid business for a total cash consideration of L2,726,000.

     On 7 May 1996 the Company acquired the entire issued share capital of Manchester Circuits Limited for a total consideration of L830,000.

     On 27 June 1996 the Company acquired the entire issued share capital of TI Technologies (Pty) Limited (based in South Africa) for an initial consideration of L510,000. Further consideration, which has not been provided for, of up to L501,000 may become payable upon certain profit targets being achieved in the 22 months ending on 31 January 1998.

     The fair values of the assets and liabilities acquired as a result of the above are as follows:

                                             GEC-                         TI
                                            MARCONI     MANCHESTER   TECHNOLOGIES
                                            HYBRID       CIRCUITS       (PTY)
                                           BUSINESS      LIMITED       LIMITED      TOTAL
                                            (L000)        (L000)        (L000)      (L000)
                                          -----------   ----------   ------------   ------
Fixed assets............................       123         2,098           302       2,523
Stocks..................................     1,525           387           652       2,564
Debtors.................................       463           955           873       2,291
Cash in hand............................        --            --            15          15
Creditors...............................      (431)         (960)       (1,190)     (2,581)
Bank loans and overdrafts...............        --        (1,645)         (698)     (2,343)
Taxation................................       113           (11)           --         102
Hire purchase obligations...............        --          (424)           --        (424)
Deferred tax............................        83           (35)           --          48
                                             -----        ------        ------      ------
Fair value of net assets acquired.......     1,876           365           (46)      2,195
                                             =====        ======        ======      ======

     Fair values are after taking account of adjustments of L755,000 to reflect an assessment of the differences between the book values and fair values of assets acquired, L97,000 of alignments to accord with group accounting policies and the recognition of unprovided liabilities of L265,000 at the relevant dates of acquisition.

     Following the triennial valuation of the Exacta Circuits Pension Plan on 5 April 1996 the provision at 31 January 1996 has been released resulting in an adjustment to the provisional assessment of fair values made at the date of acquisition.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Goodwill written off in the year comprises:

                                                              (L000)
                                                              ------
Fair value of net assets acquired...........................   2,195
Consideration...............................................   4,225
                                                               -----
Goodwill arising on current year acquisitions...............   2,030
Revision to provisional fair value assessment made in
  respect of the acquisition of Exacta Circuits Limited.....    (584)
                                                               -----
                                                               1,446
                                                               =====
The consideration was satisfied by:
Shares issued for non-cash consideration:
  Nominal value.............................................       1
  Fair value in excess of nominal value.....................     191
                                                               -----
                                                                 192
Cash consideration..........................................   3,874
Costs of acquisition........................................     159
                                                               -----
                                                               4,225
                                                               =====

     The following table, which is presented for the purposes of disclosure under US GAAP in accordance with the requirements of Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"), reflects the unaudited pro forma combined results of operations of the Group, together with the companies and businesses acquired during the years ended 31 January 1996 and 1997 on the basis that the acquisitions had taken place on 1 February 1995:

                                                               1996      1997
                                                              -------   -------
                                                              (L000)    (L000)
                                                                 (UNAUDITED)
Turnover....................................................  103,007   107,617
Profit on ordinary activities after taxation................    7,553     5,161

     The following table, which is presented for the purposes of disclosure under US GAAP in accordance with the requirements of APB 16, reflects the unaudited pro forma combined results of continuing operations of the Group, together with the companies and businesses acquired during the years ended 31 January 1996 and 1995 on the basis that the acquisitions had taken place on 1 February 1994:

                                                               1995     1996
                                                              ------   ------
                                                              (L000)   (L000)
                                                                (UNAUDITED)
Turnover....................................................  68,211   90,845
Profit on ordinary activities after taxation................   3,927    7,425

     These unaudited pro forma combined results have been prepared for comparative purposes only. In management's opinion the unaudited pro forma results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of the years presented or of future operations of the combined companies under the ownership and management of the Company.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

12. STOCKS

                                                              31 MARCH
                                           1996     1997        1997
                                          (L000)   (L000)      (L000)
                                          ------   ------    -----------
                                                             (UNAUDITED)
Raw materials and consumables...........   1,689    3,233       3,120
Work in progress........................   2,611    2,465       3,519
Finished goods and goods for resale.....   1,176      888         646
                                           -----    -----       -----
                                           5,476    6,586       7,285
                                           =====    =====       =====

13. DEBTORS

                                           1996      1997
                                          (L000)    (L000)
                                          ------    ------
Trade debtors...........................  16,267    16,368
Other debtors...........................   1,144       454
Prepayments and accrued income..........     420       467
                                          ------    ------
                                          17,831    17,289
                                          ======    ======

14. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                           1996      1997
                                          (L000)    (L000)
                                          ------    ------
Bank overdrafts.........................      --     5,841
Bank loan...............................     720       720
Obligations under hire purchase and
  finance lease contracts...............   1,461     2,400
Payments on account.....................     112        --
Trade creditors.........................   8,832    10,884
Deferred consideration..................   2,823        --
Corporation tax and Advance Corporation
  Tax payable...........................   4,164     2,540
Other taxes and social security.........   1,222     1,448
Other creditors.........................     142       278
Accruals and deferred income............   2,067     2,838
Dividends...............................     655        --
                                          ------    ------
                                          22,198    26,949
                                          ======    ======

     The bank overdrafts and loan are secured by charges over the Group's assets.

15. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                               1996      1997
                                                              (L000)    (L000)
                                                              ------    ------
Bank loan...................................................   2,520     1,800
Obligations under hire purchase and finance lease
  contracts.................................................   3,178     4,774
                                                               -----     -----
                                                               5,698     6,574
                                                               =====     =====
Bank loan and overdrafts are repayable as follows:
Within one year.............................................     720     6,561
Between one and two years...................................     720       720
Between two and five years..................................   1,800     1,080
                                                               -----     -----
                                                               3,240     8,361
                                                               =====     =====

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Obligations under hire purchase and finance lease contracts are payable as follows:

                                                               1996      1997
                                                              (L000)    (L000)
                                                              ------    ------
Within one year.............................................  1,461     2,400
Between one and two years...................................  1,377     4,498
Between two and five years..................................  1,801       276
                                                              -----     -----
                                                              4,639     7,174
                                                              =====     =====

16. PROVISIONS FOR LIABILITIES AND CHARGES

                                                               1996      1997
                                                              (L000)    (L000)
                                                              ------    ------
Deferred taxation...........................................  2,068     2,616
Pension provision...........................................    655        --
                                                              -----     -----
                                                              2,723     2,616
                                                              =====     =====

  (a) Deferred taxation

     Deferred taxation is provided using the liability method at a rate of 33% (1996: 33%) as follows:

                                                               1996      1997
                                                              (L000)    (L000)
                                                              ------    ------
Accelerated capital allowances..............................  1,996     2,413
Short term timing differences...............................    236       203
                                                              -----     -----
                                                              2,232     2,616
Less: ACT recoverable.......................................   (164)       --
                                                              -----     -----
                                                              2,068     2,616
                                                              =====     =====

                                                               1996      1997
                                                              (L000)    (L000)
                                                              ------    ------
At beginning of year........................................    449     2,068
Charged to profit and loss account..........................    266       432
Arising on purchase of businesses...........................  1,445       (48)
Movement in Advance Corporation Tax.........................    (92)      164
                                                              -----     -----
At end of year..............................................  2,068     2,616
                                                              =====     =====

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Unprovided deferred taxation in respect of deferred capital gains amounted to L744,000 (1996: L744,000).

  (b) Pension provision

     The pension provision arose during the year ended 31 January 1996 as a result of the acquisition of Exacta Circuits Limited. This was subsequently released during the year ended 31 January 1997 as a result of the reassessment of provisional fair values referred to in notes 11 and 22.

17. SHARE CAPITAL

                                                          1996               1997
                                                     ---------------   ----------------
                                                     (L000)   (L000)   (L000)    (L000)
                                                     ------   ------   ------    ------
Authorised:
  Ordinary shares of 5p each.......................  19,000    950     72,900     3,645
                                                     ======    ===     ======     =====
Allotted, called up and fully paid:
  Ordinary shares of 5p each.......................  13,577    679     55,088     2,754
                                                     ======    ===     ======     =====
Shares to be issued:
  Ordinary shares of 5p each.......................      64      3         --        --
                                                     ======    ===     ======     =====

     On 19 June 1995 the Company's authorised share capital was increased by the creation of an additional 8,000,000 Ordinary shares of 5p each.

     On 21 June 1995 2,785,961 Ordinary shares with a nominal value of L139,298 were issued for a cash consideration of L2.70 per share pursuant to a placing and open offer, raising L7,522,000.

     On the same date the Company issued 2,381,662 Ordinary shares with a nominal value of L119,083 as part consideration for the 839,506 ordinary L1 shares representing the whole of the issued share capital of Exacta Circuits Limited.

     On 13 March 1996 the Company issued 63,593 Ordinary shares for a non-cash consideration of L157,000 as part of the arrangements regarding the purchase of the remaining shares under option in Exacta Circuits Limited.

     On 20 May 1996 the Company issued 17,597 Ordinary shares in connection with the acquisition of Manchester Circuits Limited for a non-cash consideration of L134,000.

     On 27 June 1996 the Company issued 5,658 Ordinary shares in connection with the acquisition of TI Technologies (Pty) Limited for a non-cash consideration of L59,000.

     On 28 June 1996 the Company's authorised share capital was increased by the creation of an additional 53,900,000 Ordinary shares of 5p each.

     On 28 June 1996 the Company authorised a 3 for 1 capitalisation issue resulting in 40,991,664 new shares being allotted and distributed.

     During the year ended 31 January 1997, and following the capitalisation issue, the Company issued 432,400 Ordinary shares with an aggregate nominal value of L21,620 under the terms of the Forward Group Share Option Scheme for a total cash consideration of L92,000.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     At the end of the year options over 810,000 Ordinary shares have been granted and remain outstanding. These options, which also reflect the capitalisation issue referred to above, are exercisable as follows:

 NUMBER
OF SHARES  EXERCISE PRICE   EXERCISE PERIOD
---------  --------------   ---------------
  140,000       51.5p          1996/2003
   40,000         47p          1997/2004
  280,000      61.75p          1998/2005
  260,000      88.75p          1998/2005
   20,000        180p          1999/2006
   70,000        107p          1999/2006
  -------
  810,000
  =======

18. RESERVES

                                      SHARE                             PROFIT
                                     PREMIUM   MERGER    REVALUATION   AND LOSS
                                     ACCOUNT   RESERVE     RESERVE     ACCOUNT    TOTAL
                                     (L000)    (L000)      (L000)       (L000)    (L000)
                                     -------   -------   -----------   --------   ------
At 1 February 1995.................   1,438        --        591         6,493     8,522
Retained profit for the financial
  year.............................      --        --         --         3,834     3,834
Issue of shares (net of
  expenses)........................   7,402     5,917         --            --    13,319
Goodwill written off on acquisition
  of businesses (note 11)..........      --    (5,852)        --            --    (5,852)
Transfer...........................      --        --        (13)           13        --
                                     ------    ------        ---        ------    ------
At 31 January 1996.................   8,840        65        578        10,340    19,823
Retained profit for the financial
  year.............................      --        --         --         4,846     4,846
Capitalisation issue (including
  expenses of L24,000).............  (2,073)       --         --            --    (2,073)
Issue of shares....................      70       191         --            --       261
Goodwill written off on acquisition
  of businesses (note 11)..........      --      (256)        --        (1,190)   (1,446)
Currency translation adjustment....      --        --         --           (22)      (22)
Transfer...........................      --        --        (12)           12        --
                                     ------    ------        ---        ------    ------
At 31 January 1997.................   6,837        --        566        13,986    21,389
                                     ======    ======        ===        ======    ======

     At the end of the year cumulative goodwill written off against reserves in respect of the acquisition of businesses amounted to L7,447,000 (1996:
L6,001,000).

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

19. RECONCILIATION OF MOVEMENT IN CONSOLIDATED EQUITY SHAREHOLDERS' FUNDS

                                                           1995      1996      1997
                                                          (L000)    (L000)    (L000)
                                                          ------    ------    ------
Profit for the financial year...........................   2,976     4,923     5,398
Dividends...............................................    (494)   (1,089)     (552)
                                                           -----    ------    ------
                                                           2,482     3,834     4,846
Issue of shares.........................................      10    13,432       284
Shares to be issued.....................................      --       157        --
Expenses of capitalisation issue........................      --        --       (24)
Goodwill written off....................................      --    (5,852)   (1,446)
Goodwill reinstated on sale of business.................     572        --        --
Currency translation adjustment.........................      --        --       (22)
                                                           -----    ------    ------
Net increase in equity shareholders' funds..............   3,064    11,571     3,638
At beginning of year....................................   5,870     8,934    20,505
                                                           -----    ------    ------
At end of year..........................................   8,934    20,505    24,143
                                                           =====    ======    ======

20. NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

  (a) Reconciliation of operating profit to net cash inflow from operating activities

                                                          1995      1996      1997
                                                         (L000)    (L000)    (L000)
                                                         ------    ------    ------
Operating profit.......................................   2,445     7,976     9,101
Depreciation...........................................   1,215     2,701     4,694
Profit on sale of tangible fixed assets................     (55)      (15)     (169)
                                                         ------    ------    ------
                                                          3,605    10,662    13,626
Movements in working capital:
(Increase)/decrease in stocks..........................    (266)   (1,552)    1,454
(Increase)/decrease in debtors.........................    (840)     (778)    2,837
Increase in creditors..................................     223     2,335       644
                                                         ------    ------    ------
                                                           (883)        5     4,935
                                                         ------    ------    ------
Net cash inflow from operating activities..............   2,722    10,667    18,561
                                                         ======    ======    ======

  (b) Analysis of changes in financing during the year

                                                        SHARE         HIRE
                                                     CAPITAL AND    PURCHASE      CONTINGENT
                                                       PREMIUM     OBLIGATIONS   CONSIDERATION
                                                       (L000)        (L000)         (L000)
                                                     -----------   -----------   -------------
1995
  At beginning of year.............................     1,840         1,150            220
  Net cash flows on financing......................        10          (669)          (220)
  Inception of hire purchase contracts.............        --           594             --
  Currency adjustment..............................        --            40             --
                                                        -----        ------          -----
                                                        1,850         1,115             --
                                                        =====        ======          =====

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                        SHARE         HIRE
                                                     CAPITAL AND    PURCHASE         BANK
                                                       PREMIUM     OBLIGATIONS       LOAN
                                                       (L000)        (L000)         (L000)
                                                     -----------   -----------   -------------
1996
  At beginning of year.............................     1,850         1,115             --
  Acquisition of businesses........................        --         4,016          4,030
  Net cash flows on financing......................     7,550        (1,170)          (790)
  Issues of shares for non-cash consideration......       119            --             --
  Shares to be issued..............................         3            --             --
  Inception of hire purchase contracts.............        --           658             --
  Currency adjustment..............................        --            20             --
                                                        -----        ------          -----
                                                        9,522         4,639          3,240
                                                        =====        ======          =====

                                                             SHARE         HIRE
                                                          CAPITAL AND    PURCHASE      BANK
                                                            PREMIUM     OBLIGATIONS    LOAN
                                                            (L000)        (L000)      (L000)
                                                          -----------   -----------   ------
1997
  At beginning of year..................................     9,522         4,639       3,240
  Acquisition of businesses.............................        --           424          --
  Net cash flows on financing...........................        68        (2,393)       (720)
  Issues of shares for non-cash consideration...........         1            --          --
  Inception of hire purchase contracts..................        --         4,548          --
  Currency adjustment...................................        --           (44)         --
                                                             -----        ------       -----
                                                             9,591         7,174       2,520
                                                             =====        ======       =====

  (c) Analysis of cash and cash equivalents

                                                 CHANGE             CHANGE             CHANGE
                                         1994    IN YEAR    1995    IN YEAR    1996    IN YEAR    1997
                                        (L000)   (L000)    (L000)   (L000)    (L000)   (L000)    (L000)
                                        ------   -------   ------   -------   ------   -------   ------
Cash at bank and in hand..............       4        (1)       3      786       789      (789)      --
Bank overdrafts.......................  (1,722)    1,091     (631)     631        --    (5,841)  (5,841)
                                        ------    ------     ----    -----      ----    ------   ------
                                        (1,718)    1,090     (628)   1,417       789    (6,630)  (5,841)
                                        ======    ======     ====    =====      ====    ======   ======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

  (d) Acquisition of businesses

     The investing cash flows arising in respect of acquisitions during the year ended 31 January 1996 were as follows:

                                                               1996
                                                              (L000)
                                                              ------
Ferranti International plc Hybrids Manufacturing and Test
  Division
  Cash consideration........................................      10
Exacta Circuits Limited
  Cash consideration including costs of acquisition.........   7,904
  Overdraft.................................................     285
  Cash balances.............................................      (8)
                                                               -----
                                                               8,191
                                                               =====

     The investing cash flows arising in respect of acquisitions during the year ended 31 January 1997 were as follows:

                                                               1997
                                                              (L000)
                                                              ------
Exacta Circuits Limited
  Deferred cash consideration...............................   2,823
GEC-Marconi's hybrid business
  Cash consideration including costs of acquisition.........   2,756
Manchester Circuits Limited
  Cash consideration including costs of acquisition.........     759
  Overdraft.................................................   1,645
TI Technologies (Pty) Limited
  Cash consideration including costs of acquisition.........     518
  Overdraft.................................................     698
  Cash balances.............................................     (15)
                                                               -----
                                                               9,184
                                                               =====

     Further information on the acquisitions is given in note 11.

  (e) Disposal of business

     The divesting cash flows arising in respect of the disposal of the specialist chemicals business in the year ended 31 January 1995 were as follows:

                                                               1995
                                                              (L000)
                                                              ------
Cash consideration..........................................   2,962
Cash and bank balances......................................    (214)
Associated costs of sale....................................    (258)
                                                               -----
                                                               2,490
                                                               =====

  (f) Major non-cash transactions

     Fixed asset additions of L4,548,000 (1996: L658,000; 1995: L594,000) were financed by hire purchase borrowings.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

21.  COMMITMENTS

     Capital commitments for which no provision has been made in these financial statements, are as follows:

                                                                 1996     1997
                                                                (L000)   (L000)
                                                                ------   ------
Contracted but not provided for.............................     2,596    830
                                                                 =====    ===

     Annual commitments under operating leases are as follows:

                                                  LAND AND BUILDINGS         OTHER
                                                  ------------------    ----------------
                                                   1996       1997       1996      1997
                                                  (L000)     (L000)     (L000)    (L000)
                                                  -------    -------    ------    ------
Expiring within one year........................     --          8        25        61
Expiring between two and five years.............      7         30       252       180
Expiring in more than five years................    206        344        --        --

22.  PENSIONS

     Exacta Circuits Limited operates a funded defined benefit pension scheme covering substantially all of its employees. Employer contributions are determined by a qualified actuary on the basis of triennial valuations using the projected unit method.

     The most recent full valuation by William M Mercer Limited was as at 5 April 1996. The assumptions which have the most significant effect on the result of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the investment returns would be 9% per annum, that salary increases would average 7% per annum, that present and future pensions would increase at rates of between 3% and 4.5% per annum and that equity dividend growth would average 5% per annum. The valuation showed that the market value of the scheme's assets at that date was L17,593,000 and that the actuarial value of assets represented 110% of the benefits that has accrued to members, after allowing for expected future increases in earnings. Group contributions to the scheme in the year were L955,000 (1996: L492,000).

     As part of its provisional review of the fair value of the net assets of Exacta Circuits Limited the Group took actuarial advice regarding the current position of the pension scheme. This highlighted uncertainty concerning the impact of equalisation of retirement ages. In view of this uncertainty, the SSAP24 provision of Exacta Circuits Limited of L655,000 at the date of acquisition was replaced by a provision of the same amount. Following the valuation as at 5 April 1996 the provision was released.

     In addition, the Group made contributions of L284,000 (1996: L253,000) during the year to several defined contribution schemes.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

SFAS NO 87 DISCLOSURES (UNAUDITED)

     For the purpose of the disclosure in accordance with US GAAP, the pension cost of the Exacta Circuits Limited pension scheme has been restated in the following tables, in accordance with the requirements of SFAS No 87. The funded status of the scheme, under SFAS No 87 is as follows:

                                                               1996     1997
                                                              (L000)   (L000)
                                                              ------   ------
Projected benefit obligations...............................  16,582   19,380
Plan assets at fair value...................................  16,804   19,864
                                                              ------   ------
Projected benefit obligations less than plan assets.........    (222)    (484)
Unrecognised net gain.......................................     997    1,099
                                                              ------   ------
Accrued pension at end of year..............................     775      615
                                                              ======   ======

     Plan assets consist primarily of investments in UK and overseas equity and fixed interest securities. The principal assumptions used for SFAS No 87 purposes were as follows:

                                                              PER CENT
                                                              --------
Discount rate...............................................    8.5
Long term rate of increase in remuneration..................    6.5
Long term rate of increase in pensions......................    3.5

     The net periodic pension cost for the pension scheme under SFAS No 87 comprised:

                                                               1996     1997
                                                              (L000)   (L000)
                                                              ------   ------
Service cost -- present value of benefits earned in the
  year......................................................     796    1,476
Interest cost on projected benefit obligations..............     736    1,397
Actual return on assets.....................................  (1,746)  (1,893)
Net amortization and deferral...............................     953      328
Contributions by employees..................................    (282)    (513)
                                                              ------   ------
Net periodic pension cost...................................     457      795
                                                              ======   ======

23.  POST BALANCE SHEET EVENT

     On 26 March 1997 the Recommended Cash Offer for Forward Group PLC by Hicks, Muse, Tate and Furst Equity Fund III, L.P. was declared unconditional in all respects and, in due course, the Company will become a wholly owned subsidiary of PCB Investments plc.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

24. SUBSIDIARY UNDERTAKINGS

     The Company has the following trading subsidiary undertakings:

                                COUNTRY OF
                                PRINCIPAL     CLASS OF
           COMPANY              OPERATION      SHARE     HOLDING         PRINCIPAL ACTIVITY
           -------              ----------    --------   -------         ------------------
Forward Circuits Limited       England       L1            100%    Manufacture of printed circuit
                                             Ordinary              boards
Exacta Circuits Limited        Scotland      L1            100%    Manufacture of printed circuit
                                             Ordinary              boards
Technograph Microcircuits      England       L1            100%    Manufacture of ceramic based
  Limited                                    Ordinary              microcircuits
Forward Circuits               England       L1            100%    International trading in
  International Limited                      Ordinary              printed circuit boards
Manchester Circuits Limited    England       L1            100%    Manufacture of printed circuit
                                             Ordinary              boards
                                             L1            100%
                                             Preferred
                                             Ordinary
                                             L1            100%
                                             Cumulative
                                             redeemable
                                             preference
TI Technologies (Pty) Limited  South Africa  R1            100%    Manufacture of printed circuit
                                             Ordinary              boards
Swift International (Pty)      South Africa  R1            100%    Manufacture of printed circuit
  Limited                                    Ordinary              boards
Exacta Circuits (France) SARL  France        FF 100        100%    Sale of printed circuit boards
                                             Ordinary              in France

25. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES OF AMERICA GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Group's consolidated financial statements are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant respects from those applicable in the United States of America (US GAAP). These differences, together with the approximate effects of the adjustments on net profit and equity shareholders' funds, relate principally to the items set out below:

          (a) Goodwill: Under UK GAAP, goodwill arising from acquisitions is written off against equity shareholders' funds. Upon the subsequent disposal of the business, goodwill previously written off is reinstated and considered in the calculation of the gain or loss on disposal. Under US GAAP, goodwill is capitalised and amortised over its estimated useful life. For the purpose of calculating the amortisation of goodwill a life of 40 years has been assumed. Upon the subsequent disposal of the business, unamortised goodwill is considered in the calculation of the gain or loss on disposal.

          (b) Dividends: Under UK GAAP, proposed dividends on ordinary shares, as recommended by the Directors, are deducted from equity shareholders' funds and shown as a liability in the

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     balance sheet at the end of the period to which they relate. Under US GAAP, such dividends are deducted from equity shareholders' funds at the date of declaration of the dividend.

          (c) Deferred taxation: UK GAAP requires that no provision for deferred taxation should be made if there is reasonable evidence that such taxation will not be payable in the foreseeable future. Under US GAAP, deferred taxation is recognised under the full liability method which permits deferred tax assets to be recognised if their realisation is considered more likely than not.

          Deferred taxation also arises in relation to the tax effect of other US GAAP differences.

          (d) Revaluation of properties: UK GAAP allows periodic revaluations of freehold land and buildings and the related depreciation is calculated on the revalued amounts. The surplus on revaluation of property is credited directly to equity shareholders' funds. Under US GAAP, such revaluations are not permitted and depreciation is provided on the original cost.

          (e) Pension costs: Under UK GAAP, the expected cost of pensions is charged to the profit and loss account so as to spread the cost of pensions over the expected service lives of employees. Surpluses arising from the actuarial valuation are similarly spread. Under US GAAP, costs and surpluses are also spread over the expected service lives but based on prescribed actuarial assumptions, allocation of costs and valuation methods, which differ from those used for UK GAAP.

          (f) Cash flows: The principal difference between UK GAAP and US GAAP is in respect of classification. Under UK GAAP, the Group presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, investing activities, and financing activities. US GAAP requires only three categories of cash flow activities which are operating, investing and financing.

          Cash flows arising from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP; dividend payments would be included as a financing activity under US GAAP. In addition, under UK GAAP, cash and cash equivalents include short term borrowings which under US GAAP would be presented as financing activities.

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Under US GAAP, the following amounts would be reported:

                                                                         SIX MONTHS   THREE MONTHS
                                              YEAR ENDED 31 JANUARY        ENDED         ENDED
                                            --------------------------    30 JUNE       31 MARCH
                                             1995     1996      1997        1996          1997
                                            (L000)   (L000)    (L000)      (L000)        (L000)
                                            ------   -------   -------   ----------   ------------
                                                                                (UNAUDITED)
Net cash provided by operating
  activities............................     1,901     8,594    13,995      6,911         2,687
Net cash provided by/(used in) investing
  activities............................       301   (12,045)  (16,373)   (13,244)         (488)
Net cash (used in)/provided by financing
  activities............................    (2,203)    4,237     1,589      5,231        (2,199)
                                            ------   -------   -------    -------        ------
Net (decrease)/increase in cash and cash
  equivalents...........................        (1)      786      (789)    (1,102)           --
                                            ======   =======   =======    =======        ======
Cash and cash equivalents under US
  GAAP..................................         3       789        --         --            --
                                            ======   =======   =======    =======        ======

          (g) Current assets and liabilities: Current assets and liabilities under UK GAAP include amounts which fall due after more than one year. Under US GAAP such assets would be classified as non-current assets. Provisions for liabilities and other charges under UK GAAP include amounts due within one year which would be classified as current liabilities under US GAAP.

     Approximate effects on net profit of differences between UK and US GAAP:

                                                              SIX MONTHS      THREE MONTHS
                                  YEAR ENDED 31 JANUARY         ENDED            ENDED
                                --------------------------     30 JUNE          31 MARCH
                                 1995      1996      1997        1996             1997
                                (L000)    (L000)    (L000)      (L000)           (L000)
                                ------    ------    ------    ----------      ------------
                                                                      (UNAUDITED)
Net profit in conformity with
  UK GAAP.....................   2,976     4,923     5,398      4,651             321
Adjustments:
  Goodwill....................     (17)      (99)     (188)       (85)            (51)
  Profit on disposal of
     businesses...............      20        --        --         --              --
  Revaluation of properties...      13        13        12          6               3
  Pension cost................      --        35       160         70              40
  Tax effect of US GAAP
     adjustments..............    (744)      (11)      (53)       (23)            (13)
                                 -----     -----     -----      -----             ---
Net profit in conformity with
  US GAAP.....................   2,248     4,861     5,329      4,619             300
                                 =====     =====     =====      =====             ===

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Approximate effects on equity shareholders' funds of differences between UK and US GAAP:

                                                       AT 31 JANUARY
                                                      ----------------    AT 31 MARCH
                                                       1996      1997        1997
                                                      (L000)    (L000)      (L000)
                                                      ------    ------    -----------
                                                                          (UNAUDITED)
Equity shareholders' funds in conformity with UK
  GAAP..............................................  20,505    24,143      24,064
Adjustments:
  Goodwill..........................................   5,993     7,690       7,656
  Dividends.........................................     655        --          --
  Deferred taxation.................................    (744)     (744)       (744)
  Revaluation of properties.........................    (578)     (566)       (564)
  Pension cost......................................    (120)     (615)       (588)
  Tax effect of US GAAP adjustments.................      40       203         194
                                                      ------    ------      ------
Equity shareholders' funds in conformity with US
  GAAP..............................................  25,751    30,111      30,018
                                                      ======    ======      ======

26. CONVERSION OF U.K. GAAP AMOUNTS TO U.S. GAAP AMOUNTS IN U.S. DOLLARS (UNAUDITED)

     The following tables set forth in U.K.L the balance sheet and profit and loss account of the Group as of and for the year ended January 31, 1997 and as of and for the three months ended March 31, 1997, on a historical basis and adjusts the amounts to U.S. GAAP in U.K.L. based solely on those adjustments shown in Note 25. The U.K.L amounts are then translated to U.S.$ based on a translation rate of U.K.L.62=U.S.$1.00 at January 31, 1997 and U.K.L.61=U.S.$1.00 at March 31, 1997. Such amounts are shown translated to U.S.$ for convenience purposes only. The U.S. GAAP amounts do not constitute financial information presented in conformity with U.S. GAAP as differences in presentation and classification exist. Furthermore, disclosures required under U.S. GAAP have not been provided.

Consolidated profit and loss account (unaudited)

                                                            YEAR ENDED 31 JANUARY 1997
                                          --------------------------------------------------------------
                                                       U.S. GAAP
                                          U.K. GAAP   ADJUSTMENTS   U.S. GAAP   TRANSLATION   U.S. GAAP
                                           (L000)       (L000)       (L000)        RATE       (U.S.$000)
                                          ---------   -----------   ---------   -----------   ----------
Turnover
  Continuing operations.................    97,001         --         97,001        .62         156,453
  Acquisitions..........................     8,028         --          8,028        .62          12,949
                                           -------        ---        -------                    -------
                                           105,029         --        105,029        .62         169,402
                                           -------        ---        -------                    -------
Operating profit........................
  Continuing operations.................     8,079        (16)         8,063        .62          13,005
  Acquisitions..........................     1,022         --          1,022        .62           1,648
                                           -------        ---        -------                    -------
                                             9,101        (16)         9,085        .62          14,653
  Net interest payable..................      (996)        --           (996)       .62          (1,606)
                                           -------        ---        -------                    -------
Profit on ordinary activities before
  taxation..............................     8,105        (16)         8,089        .62          13,047
Tax on profit on ordinary activities....    (2,707)       (53)        (2,760)       .62          (4,452)
                                           -------        ---        -------                    -------
Profit for the financial year...........     5,398        (69)         5,329        .62           8,595
                                           =======        ===        =======                    =======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                         THREE MONTHS ENDED 31 MARCH 1997
                                          --------------------------------------------------------------
                                                       U.S. GAAP
                                          U.K. GAAP   ADJUSTMENTS   U.S. GAAP   TRANSLATION   U.S. GAAP
                                           (L000)       (L000)       (L000)        RATE       (U.S.$000)
                                          ---------   -----------   ---------   -----------   ----------
Turnover
  Continuing operations.................    25,287         --         25,287        .61          41,454
  Acquisitions..........................        --         --             --        .61              --
                                           -------        ---        -------                    -------
                                            25,287         --         25,287        .61          41,454
                                           -------        ---        -------                    -------
Operating profit........................
  Continuing operations.................     2,853         (8)         2,845        .61           4,665
  Acquisitions..........................        --         --             --        .61              --
                                           -------        ---        -------                    -------
                                             2,853         (8)         2,845        .61           4,665
  Expenses related to sale..............    (1,318)        --         (1,318)       .61          (2,161)
  Net interest payable..................      (381)        --           (381)       .61            (625)
                                           -------        ---        -------                    -------
Profit on ordinary activities before
  taxation..............................     1,154         (8)         1,146        .61           1,879
Tax on profit on ordinary activities....      (833)       (13)          (846)       .61          (1,387)
                                           -------        ---        -------                    -------
Profit for the financial period.........       321        (21)           300        .61             492
                                           =======        ===        =======                    =======

Consolidated balance sheet (unaudited)

                                                                 31 JANUARY 1997
                                          --------------------------------------------------------------
                                                       U.S. GAAP
                                          U.K. GAAP   ADJUSTMENTS   U.S. GAAP   TRANSLATION   U.S. GAAP
                                           (L000)       (L000)       (L000)        RATE       (U.S.$000)
                                          ---------   -----------   ---------   -----------   ----------
Fixed assets
  Intangible assets.....................        --        7,690        7,690        .62          12,403
  Tangible assets.......................    36,407         (566)      35,841        .62          57,808
                                           -------      -------      -------                    -------
                                            36,407        7,124       43,531        .62          70,211
                                           -------      -------      -------                    -------
Current assets
  Stocks................................     6,586           --        6,586        .62          10,623
  Debtors...............................    17,289           --       17,289        .62          27,885
                                           -------      -------      -------                    -------
                                            23,875           --       23,875        .62          38,508
Creditors: amounts falling due within
  one year..............................   (26,949)          --      (26,949)       .62         (43,466)
                                           -------      -------      -------                    -------
Net current liabilities.................    (3,074)          --       (3,074)       .62          (4,958)
                                           -------      -------      -------                    -------
Total assets less current liabilities...    33,333        7,124       40,457        .62          65,253
Creditors: amounts falling due after
  more than one year....................    (6,574)          --       (6,574)       .62         (10,603)
Provisions for liabilities and
  charges...............................    (2,616)      (1,156)      (3,772)       .62          (6,084)
                                           -------      -------      -------                    -------
Net assets..............................    24,143        5,968       30,111        .62          48,566
                                           =======      =======      =======                    =======
Capital and reserves
  Called up share capital...............     2,754           --        2,754        .62           4,442
  Share premium account.................     6,837           --        6,837        .62          11,027
  Revaluation reserve...................       566         (566)          --        .62              --
  Profit and loss account...............    13,986        6,534       20,520        .62          33,097
                                           -------      -------      -------                    -------
Equity shareholders' funds..............    24,143        5,968       30,111        .62          48,566
                                           =======      =======      =======                    =======

                               FORWARD GROUP PLC

                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                 31 MARCH 1997
                                         --------------------------------------------------------------
                                                      U.S. GAAP
                                         U.K. GAAP   ADJUSTMENTS   U.S. GAAP   TRANSLATION   U.S. GAAP
                                          (L000)       (L000)       (L000)        RATE       (U.S.$000)
                                         ---------   -----------   ---------   -----------   ----------
Fixed assets
  Intangible assets....................        --       7,656         7,656        .61          12,551
  Tangible assets......................    36,707        (564)       36,143        .61          59,251
                                          -------      ------       -------                    -------
                                           36,707       7,092        43,799        .61          71,802
                                          -------      ------       -------                    -------
Current assets
  Stocks...............................     7,285          --         7,285        .61          11,943
  Debtors..............................    19,729          --        19,729        .61          32,343
                                          -------      ------       -------                    -------
                                           27,014          --        27,014        .61          44,286
Creditors: amounts falling due within
  one year.............................   (30,624)         --       (30,624)       .61         (50,203)
                                          -------      ------       -------                    -------
Net current liabilities................    (3,610)         --        (3,610)       .61          (5,917)
                                          -------      ------       -------                    -------
Total assets less current
  liabilities..........................    33,097       7,092        40,189        .61          65,885
Creditors: amounts falling due after
  more than one year...................    (6,417)         --        (6,417)       .61         (10,520)
Provisions for liabilities and
  charges..............................    (2,616)     (1,138)       (3,754)       .61          (6,154)
                                          -------      ------       -------                    -------
Net assets.............................    24,064       5,954        30,018        .61          49,211
                                          =======      ======       =======                    =======
Capital and reserves
  Called up share capital..............     2,762          --         2,762        .61           4,528
  Share premium account................     6,908          --         6,908        .61          11,325
  Revaluation reserve..................       564        (564)           --        .61              --
  Profit and loss account..............    13,830       6,518        20,348        .61          33,358
                                          -------      ------       -------                    -------
Equity shareholders' funds.............    24,064       5,954        30,018        .61          49,211
                                          =======      ======       =======                    =======

27. COMPANIES ACT 1985

     These consolidated financial statements do not comprise the Company's statutory accounts within the meaning of Section 240 of the Companies Act 1985 of Great Britain. Statutory accounts have been prepared for each of the years ended 31 January 1997, 1996 and 1995, on which the auditors' reports were unqualified. The statutory accounts for the years ended 31 January 1996 and 1995 have been delivered to the Registrar of Companies for England and Wales. Those for the year ended 31 January 1997 have not yet been so delivered.

                         REPORT OF INDEPENDENT AUDITORS

To: The Directors
    Interconnection Systems (Holdings) Limited

     We have audited the consolidated balance sheets of Interconnection Systems (Holdings) Limited as at March 29, 1996 and April 4, 1997 and the related consolidated profit and loss accounts and statements of total recognized gains and losses and cash flows for the years ended March 31, 1995, March 29, 1996 and April 4, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interconnection Systems (Holdings) Limited as at March 29, 1996 and April 4, 1997, and the consolidated results of its operations and its consolidated cash flows for the years ended March 31, 1995, March 29, 1996 and April 4, 1997 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see
Note 25 of the Notes to the Consolidated Financial Statements).

Ernst & Young
Chartered Accountants
Newcastle upon Tyne, England

May 27, 1997

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                                        SIX       THREE
                                                             YEAR ENDED               MONTHS      MONTHS
                                                  --------------------------------     ENDED      ENDED
                                                  MARCH 31,   MARCH 29,   APRIL 4,   JUNE 29,    APRIL 4,
                                                    1995        1996        1997       1996        1997
                                          NOTES    (L000)      (L000)      (L000)     (L000)      (L000)
                                          -----   ---------   ---------   --------   ---------   --------
                                                                                         (UNAUDITED)
Turnover................................    2      70,805      104,611    141,643     61,834      38,266
  Cost of sales.........................           59,433       90,170    112,980     47,702      33,711
                                                   ------      -------    -------     ------      ------
  Gross profit..........................           11,372       14,441     28,663     14,132       4,555
  Distribution costs....................            1,042        1,148      1,632        669         525
  Administrative expenses...............            5,738        6,913      9,491      3,999       1,557
                                                   ------      -------    -------     ------      ------
                                                    4,592        6,380     17,540      9,464       2,473
  Other operating income................              109           --         44         --          44
                                                   ------      -------    -------     ------      ------
Operating profit........................    3       4,701        6,380     17,584      9,464       2,517
  Interest receivable...................    6          --           --        414         --          48
  Interest payable......................    7        (921)        (807)    (1,232)      (440)       (308)
                                                   ------      -------    -------     ------      ------
Profit on ordinary activities before
  taxation..............................            3,780        5,573     16,766      9,024       2,257
  Tax on profit on ordinary
     activities.........................    8       2,539        4,422      6,874      4,083         668
                                                   ------      -------    -------     ------      ------
Profit for the year after taxation*.....            1,241        1,151      9,892      4,941       1,589
  Dividends.............................    9          94          500        450        200         150
                                                   ------      -------    -------     ------      ------
Retained profit for the period..........   20       1,147          651      9,442      4,741       1,439
                                                   ======      =======    =======     ======      ======

     * A summary of the significant adjustments to profit for the years that would be required if United States generally accepted accounting principles had been applied instead of those generally accepted in the United Kingdom is set forth in Note 25 of the Notes to the Consolidated Financial Statements.

                                                                                       SIX       THREE
                                                             YEAR ENDED               MONTHS     MONTHS
                                                  --------------------------------    ENDED      ENDED
                                                  MARCH 31,   MARCH 29,   APRIL 4,   JUNE 29,   APRIL 4,
                                                    1995        1996        1997       1996       1997
                                                   (L000)      (L000)      (L000)     (L000)     (L000)
                                                  ---------   ---------   --------   --------   --------
                                                                                         (UNAUDITED)
Note of historical cost profits
  Reported profit on ordinary activities before
     taxation...................................    3,780        5,573     16,766      9,024      2,257
  Depreciation charged during the period in
     respect of the excess of valuation over
     historical cost of revalued assets.........    1,581        1,449      1,500        737        375
                                                   ------      -------     ------     ------     ------
  Historical cost profit on ordinary activities
     before taxation............................    5,361        7,022     18,266      9,761      2,632
                                                   ======      =======     ======     ======     ======
  Historical cost profit on ordinary activities
     after taxation and dividends...............    2,728        2,100     10,942      5,478      1,814
                                                   ======      =======     ======     ======     ======

   The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

          CONSOLIDATED STATEMENTS OF TOTAL RECOGNIZED GAINS AND LOSSES
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                        YEAR ENDED
                                             --------------------------------   SIX MONTHS   THREE MONTHS
                                                                                  ENDED         ENDED
                                             MARCH 31,   MARCH 29,   APRIL 4,    JUNE 29,      APRIL 4,
                                               1995        1996        1997        1996          1997
                                     NOTES    (L000)      (L000)      (L000)      (L000)        (L000)
                                     -----   ---------   ---------   --------   ----------   ------------
                                                                                       (UNAUDITED)
Profit on ordinary activities after
  taxation.........................            1,241       1,151       9,892      4,941          1,589
Unrealized surplus on revaluation
  of freehold land and buildings...   10         315          --      (1,564)        --         (1,564)
Unrealized surplus on revaluation
  of plant and machinery...........   10       5,727          --      23,743         --         23,743
                                               -----       -----      ------      -----         ------
Total recognized gains and losses
  relating to the period...........            7,283       1,151      32,071      4,941         23,768
                                               =====       =====      ======      =====         ======

The Notes to the Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                          CONSOLIDATED BALANCE SHEETS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

                                                                       MARCH 29,    APRIL 4,
                                                                         1996         1997
                                                              NOTES     (L000)       (L000)
                                                              -----    ---------    --------
Fixed assets
  Tangible assets...........................................   10        39,895      70,542
                                                                        -------     -------
Current assets
  Stocks....................................................   11         7,447       9,132
  Debtors...................................................   12        17,371      24,003
  Cash at bank and in hand..................................   13         2,636      26,244
                                                                        -------     -------
                                                                         27,454      59,379
Creditors: amounts falling due within one year..............   14       (33,305)    (47,863)
                                                                        -------     -------
Net current (liabilities)/assets............................             (5,851)     11,516
                                                                        -------     -------
Total assets less current liabilities.......................             34,044      82,058
Creditors: amounts falling due after more than one year
  Loans.....................................................   16         9,430      27,336
  Obligations under finance leases..........................   15         4,116       3,203
Accruals and deferred income
  Deferred Government grants................................   18           600          --
                                                                        -------     -------
                                                                         19,898      51,519
                                                                        =======     =======
Capital and reserves*
  Called up share capital...................................   19            --          --
  Share premium account.....................................   20         4,650       4,650
  Revaluation reserve.......................................   20         5,685      26,364
  Other reserves............................................   20           216         216
  Profit and loss account...................................   20         9,347      20,289
                                                                        -------     -------
                                                                         19,898      51,519
                                                                        =======     =======

     *A summary of the significant adjustments to capital and reserves that would be required if United States generally accepted accounting principles had been applied instead of those generally accepted in the United Kingdom is set forth in Note 25 of the Notes to the Consolidated Financial Statements.

The Notes to the Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (EXPRESSED IN THOUSANDS OF BRITISH POUNDS STERLING)

                                                                                            SIX          THREE
                                                                 YEAR ENDED                MONTHS        MONTHS
                                                      --------------------------------     ENDED         ENDED
                                                      MARCH 31,   MARCH 29,   APRIL 4,    JUNE 29,      APRIL 4,
                                                        1995        1996        1997        1996          1997
                                              NOTES    (L000)      (L000)      (L000)      (L000)        (L000)
                                              -----   ---------   ---------   --------   ----------   ------------
                                                                                                (UNAUDITED)
Net cash inflow from operating activities...   3(b)     13,784      22,757     33,842      16,007        12,430
                                                       -------     -------    -------     -------       -------
Returns on investments and servicing of
  finance
  Interest paid.............................              (875)       (776)    (1,077)       (305)          (13)
  Interest received.........................                --          --        414          --            48
  Dividends paid to parent company
    shareholders............................               (94)       (500)      (450)       (200)         (150)
                                                       -------     -------    -------     -------       -------
Net cash outflow from returns on investments
  and servicing of
  finance...................................              (969)     (1,276)    (1,113)       (505)         (115)
                                                       -------     -------    -------     -------       -------
Taxation
  Corporation tax paid......................              (658)     (2,811)    (4,903)     (1,952)       (4,072)
                                                       -------     -------    -------     -------       -------
Tax paid....................................              (658)     (2,811)    (4,903)     (1,952)       (4,072)
                                                       -------     -------    -------     -------       -------
Management of liquid resources
  Investment in term deposit................                --          --    (16,000)         --            --
                                                       -------     -------    -------     -------       -------
Net cash outflow from management of liquid
  resources.................................                --          --    (16,000)         --            --
                                                       -------     -------    -------     -------       -------
Investing activities
  Payments to acquire tangible fixed
    assets..................................           (12,659)    (16,816)   (24,119)     (5,870)       (9,490)
  Purchase of shares in Interconnection
    Systems Limited.........................               (11)         --         --          --            --
                                                       -------     -------    -------     -------       -------
Net cash outflow from investing
  activities................................           (12,670)    (16,816)   (24,119)     (5,870)       (9,490)
                                                       -------     -------    -------     -------       -------
Net cash inflow/(outflow) before
  financing.................................              (513)      1,854    (12,293)      7,680        (1,247)
                                                       =======     =======    =======     =======       =======
Financing
  New loans.................................    16      (5,000)         --    (22,089)        (14)       (6,089)
  Repayment of loans........................    16       2,283         682      1,183         590           529
  Repayment of finance leases...............    15          --         623      1,005       1,757           331
  Receipt of government grants..............    18      (1,250)         --         --          --            --
                                                       -------     -------    -------     -------       -------
Net cash outflow/(inflow) from financing....            (3,967)      1,305    (19,901)      2,333        (5,229)
Increase in cash and cash
  equivalents...............................    13       3,454         549      7,608       5,347         3,982
                                                       -------     -------    -------     -------       -------
                                                          (513)      1,854    (12,293)      7,680        (1,247)
                                                       =======     =======    =======     =======       =======

     The significant differences between the cash flow statement presented above and that required under United States generally accepted accounting principles are described in Note 25 of the Notes to the Consolidated Financial Statements.

The Notes to the Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN BRITISH POUNDS STERLING)

1. ACCOUNTING POLICIES

  Accounting convention

     The financial statements are prepared under the historical cost convention modified to include the revaluation of certain tangible fixed assets.

     The financial statements are prepared in accordance with applicable United Kingdom accounting standards.

  Basis of consolidation

     The consolidated financial statements consolidate the accounts of Interconnection Systems (Holdings) Limited (the "Company") and its subsidiary undertaking Interconnection Systems Limited (together the "Group"). They do not include the financial statements of Interconnection Systems Sales Limited as, in the opinion of the directors, it would be of no real value to the Company's members in view of the insignificant amounts involved. Interconnection Systems Sales Limited has not traded since incorporation. The accounting period for both companies comprises 52 weeks ending on the Friday nearest to March 31. Periodically a 53 week period will be necessary to realign the accounting period with the calendar.

  Revenue Recognition

     Revenue is recognized in the period in which goods are dispatched to customers.

  Goodwill

     Goodwill, both positive and negative, arising on the acquisition of Interconnection Systems Limited has been taken directly to reserves under "Other reserves".

  Depreciation

     Depreciation is provided on all tangible fixed assets, at rates calculated to write off the cost or valuation of each asset evenly over its expected useful life, as follows:

Freehold buildings          -- over 40 years
Plant and machinery         -- over 2 to 10 years
Fixtures and fittings       -- over 3 to 10 years

     The part of the annual depreciation charge on revalued assets which relates to the surplus over cost is transferred from the revaluation reserve to retained profits.

  Stocks

     Stocks are stated at the lower of cost and net realizable value as follows:

     Costs incurred in bringing each product to its present location and condition:

Raw materials                              -- purchase cost on a first-in, first-out
                                              basis
Work in progress and finished goods        -- cost of direct materials and labor plus
                                              attributable overheads based on a normal
                                              level of activity

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Net realizable value is based on estimated selling price less further costs expected to be incurred to completion and disposal.

  Finance leases

     Assets held under finance leases are capitalized in the balance sheet and are depreciated over their useful lives. The interest element of rental obligations is charged to the profit and loss account over the period of the lease in accordance with Statement of Standard Accounting Practice 21.

  Research and development

     Research and development expenditure is written off as incurred.

  Foreign currencies

     Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

  Deferred taxation

     Deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that taxation will be payable.

  Pensions

     Interconnection Systems Limited operates a defined benefit pension scheme which is funded by the payment of contributions to a separately administered fund.

     Contributions to the fund are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives.

     Future variations in pension cost, which are identified as a result of an actuarial valuation, will be amortised over the expected remaining lives of current employees in the scheme. Differences between the amounts funded and the amounts charged to the profit and loss account will be treated as either provisions or prepayments in the balance sheet.

  Condensed Consolidated Financial Data

     The condensed consolidated profit and loss account and statements of total recognized gains and losses and cash flows for the six month period ended June 29, 1996 and the three month period ended April 4, 1997 are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations have been included.

2. TURNOVER

     Turnover represents the net invoiced sales, excluding value added tax, of goods sold during the period.

     The Company's operations are all located in the United Kingdom and its turnover and pre-tax profit is attributable to one continuing activity, the manufacture of printed circuit boards.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     An analysis of turnover by geographical market is given below:

                                                                    YEAR ENDED
                                                         --------------------------------
                                                         MARCH 31,   MARCH 29,   APRIL 4,
                                                           1995        1996        1997
                                                          (L000)      (L000)      (L000)
                                                         ---------   ---------   --------
United Kingdom.........................................   42,525       55,236     61,209
Belgium................................................    9,187       11,539     16,915
Germany................................................    6,756       10,931     19,524
Sweden.................................................      978        8,065     21,630
Other Continental Europe...............................   11,359       18,840     22,365
                                                          ------      -------    -------
                                                          70,805      104,611    141,643
                                                          ======      =======    =======

     Of the total turnover, 16.3% related to one customer (1996: 17.3%; 1995:
23.9%) and 15.8% to another (1996: 11.5%; 1995: 14.0%).

3. OPERATING PROFIT

     (a) This is stated after charging/(crediting):

                                                                   YEAR ENDED
                                                       ----------------------------------
                                                       MARCH 31,    MARCH 29,    APRIL 4,
                                                         1995         1996         1997
                                                        (L000)       (L000)       (L000)
                                                       ---------    ---------    --------
Directors' remuneration (see note 4).................       24           42          192
Auditors' remuneration for audit services............       27           31           35
Auditors' remuneration for non audit services........       23           63           75
Depreciation of tangible fixed assets................   10,822       17,302       19,123
Exceptional depreciation charge......................       --           --           --
Research and development expenditure.................      769          549          475
Exchange gains.......................................      451           41         (431)
Hire of plant and machinery..........................       45           42           18
Regional Selective Assistance........................     (600)        (600)        (600)
                                                        ======       ======       ======

     (b) Reconciliation of operating profit to net cash inflow from operating activities

                                                                   YEAR ENDED
                                                       ----------------------------------
                                                       MARCH 31,    MARCH 29,    APRIL 4,
                                                         1995         1996         1997
                                                        (L000)       (L000)       (L000)
                                                       ---------    ---------    --------
Operating profit.....................................    4,701        6,380       17,584
Depreciation.........................................   10,822       17,302       19,123
Loss on disposal of tangible fixed assets............       --           --           --
Government grants released...........................     (600)        (600)        (600)
Increase in debtors..................................   (3,754)      (2,691)      (6,632)
Increase in stocks...................................   (1,037)      (3,301)      (1,685)
Increase in creditors................................    3,652        5,667        6,052
                                                        ------       ------       ------
Net cash inflow from operating activities............   13,784       22,757       33,842
                                                        ======       ======       ======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

4. DIRECTORS' REMUNERATION

                                                                  YEAR ENDED
                                                       --------------------------------
                                                       MARCH 31,   MARCH 29,   APRIL 4,
                                                         1995        1996        1997
                                                        (L000)      (L000)      (L000)
                                                       ---------   ---------   --------
Fees.................................................       --          --          --
Other emoluments (including pension contributions)...       24          42         192
                                                        ------      ------     -------
                                                            24          42         192
                                                        ======      ======     =======
Emoluments of the chairman (excluding pension
  contributions) were:...............................   23,814      23,547       9,078
                                                        ======      ======     =======
Emoluments of the highest paid director (excluding
  pension contributions) were:.......................   23,814      23,547     181,413
                                                        ======      ======     =======

     Directors emoluments (excluding pension contributions) fell within the following ranges:

                                                                      YEAR ENDED
                                                           --------------------------------
                                                           MARCH 31,   MARCH 29,   APRIL 4,
                                                             1995        1996        1997
                                                           ---------   ---------   --------
LNil -- L5,000                                                 1           1          --
L5,001 -- L10,000                                             --          --           1
L15,001 -- L20,000                                            --           1          --
L20,001 -- L25,000                                             1           1          --
L180,001 -- L185,000                                          --          --           1

5. STAFF COSTS

                                                                      YEAR ENDED
                                                           --------------------------------
                                                           MARCH 31,   MARCH 29,   APRIL 4,
                                                             1995        1996        1997
                                                            (L000)      (L000)      (L000)
                                                           ---------   ---------   --------
Wages and salaries.......................................   14,121      19,320      26,429
Social security costs....................................    1,284       1,706       2,185
Other pension costs......................................      183         232         212
                                                            ------      ------      ------
                                                            15,588      21,258      28,826
                                                            ======      ======      ======

     The average weekly number of employees during the period was made up as follows:

                                                                      YEAR ENDED
                                                           --------------------------------
                                                           MARCH 31,   MARCH 29,   APRIL 4,
                                                             1995        1996        1997
                                                           ---------   ---------   --------
Sales and administration.................................       67          78         67
Manufacturing............................................      789       1,050      1,332
                                                            ------      ------      -----
                                                               856       1,128      1,399
                                                            ======      ======      =====

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

6. INTEREST RECEIVABLE

                                                                    YEAR ENDED
                                                         --------------------------------
                                                         MARCH 31,   MARCH 29,   APRIL 4,
                                                           1995        1996        1997
                                                          (L000)      (L000)      (L000)
                                                         ---------   ---------   --------
Bank deposit interest..................................       --          --        414
                                                           =====       =====      =====

7. INTEREST PAYABLE

                                                                      YEAR ENDED
                                                           --------------------------------
                                                           MARCH 31,   MARCH 29,   APRIL 4,
                                                             1995        1996        1997
                                                            (L000)      (L000)      (L000)
                                                           ---------   ---------   --------
Bank overdraft...........................................      171         141          10
Other loans wholly repayable within five years (net of
  rebate)................................................      476         389         478
Other loans not wholly repayable within five years.......       72          77         544
Loan stock...............................................      200         200         200
Other interest...........................................        2          --          --
                                                            ------      ------      ------
                                                               921         807       1,232
                                                            ======      ======      ======

8. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                    YEAR ENDED
                                                         --------------------------------
                                                         MARCH 31,   MARCH 29,   APRIL 4,
                                                           1995        1996        1997
                                                          (L000)      (L000)      (L000)
                                                         ---------   ---------   --------
The taxation charge is made up as follows:
Based on the profit for the period
Corporation tax at 33%.................................    2,613       4,422      6,463
Deferred taxation......................................      (93)         --         --
                                                           -----       -----      -----
                                                           2,520       4,422      6,463
Corporation tax under/(over) provided in previous
  periods..............................................       19          --        411
                                                           -----       -----      -----
                                                           2,539       4,422      6,874
                                                           =====       =====      =====

     If full recognition had been made in respect of deferred taxation for the period in respect of capital allowances in advance of depreciation and other timing differences the taxation charge would have decreased by L2,252,930 (1996: decreased by L1,466,000; 1995: increased by L392,000).

9. DIVIDENDS

                                                                    YEAR ENDED
                                                         --------------------------------
                                                         MARCH 31,   MARCH 29,   APRIL 4,
                                                           1995        1996        1997
                                                          (L000)      (L000)      (L000)
                                                         ---------   ---------   --------
  Ordinary-- interim paid..............................       94         500        450
          -- final proposed............................       --          --         --
                                                           -----       -----      -----
                                                              94         500        450
                                                           =====       =====      =====

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

10. TANGIBLE FIXED ASSETS

                                                                    PLANT AND
                                                                    MACHINERY
                                                  FREEHOLD LAND    AND FIXTURES
                                                  AND BUILDINGS    AND FITTINGS     TOTAL
                                                     (L000)           (L000)       (L000)
                                                  -------------    ------------    -------
Cost or valuation:
At April 2, 1994................................      3,804           33,511        37,315
Additions.......................................      1,771           12,706        14,477
Revaluation.....................................        136               --           136
                                                     ------          -------       -------
At March 31, 1995...............................      5,711           46,217        51,928
Additions.......................................      2,710           22,834        25,544
                                                     ------          -------       -------
At March 29, 1996...............................      8,421           69,051        77,472
Additions.......................................      8,605           18,986        27,591
Revaluation.....................................     (1,957)              --        (1,957)
Reclassification................................       (960)             960            --
                                                     ------          -------       -------
At April 4, 1997................................     14,109           88,997       103,106
                                                     ------          -------       -------
Depreciation:
At April 2, 1994................................        120           15,240        15,360
Provided during the period......................        113           10,709        10,822
Revaluation.....................................       (179)          (5,728)       (5,907)
                                                     ------          -------       -------
At March 31, 1995...............................         54           20,221        20,275
Provided during the period......................        947           16,355        17,302
                                                     ------          -------       -------
At March 29, 1996...............................      1,001           36,576        37,577
Provided during the period......................        352           18,771        19,123
Revaluation.....................................       (393)         (23,743)      (24,136)
Reclassification................................       (960)             960            --
                                                     ------          -------       -------
At April 4, 1997................................         --           32,564        32,564
                                                     ------          -------       -------
Net book value
At March 31, 1995...............................      5,657           25,996        31,653
                                                     ======          =======       =======
At March 29, 1996...............................      7,420           32,475        39,895
                                                     ======          =======       =======
At April 4, 1997................................     14,109           56,433        70,542
                                                     ======          =======       =======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     The historical cost of assets included at valuation is as follows:

                                                                    PLANT AND
                                                                    MACHINERY
                                                  FREEHOLD LAND    AND FIXTURES
                                                  AND BUILDINGS    AND FITTINGS    TOTAL
                                                     (L000)           (L000)       (L000)
                                                  -------------    ------------    ------
Historical cost:
At April 1, 1994................................      1,914            1,141        3,055
Historical cost of assets revalued in period....      1,771           38,284       40,055
                                                      -----           ------       ------
At March 31, 1995 and March 29, 1996............      3,685           39,425       43,110
Historical cost of additions revalued in
  period........................................      2,796           40,684       43,480
                                                      -----           ------       ------
At April 4, 1997................................      6,481           80,109       86,590
                                                      =====           ======       ======
Depreciation based on cost:
At April 1, 1994................................         90              152          242
Provided during period..........................         70            9,171        9,241
Depreciation on prior year asset additions
  revalued in period............................         --            9,108        9,108
                                                      -----           ------       ------
At March 31, 1995...............................        160           18,431       18,591
Provided during the period......................         83            6,504        6,587
                                                      -----           ------       ------
At March 29, 1996...............................        243           24,935       25,178
Provided during the period......................        131           17,474       17,605
Depreciation on prior year asset additions
  revalued in period............................         48            8,258        8,306
                                                      -----           ------       ------
At April 4, 1997................................        422           50,667       51,089
                                                      =====           ======       ======

     Included in the valuation of freehold land and buildings is land valued at L670,000 which is not depreciated.

     The net book value within plant and machinery and fixtures and fittings in respect of assets held under finance leases and hire purchase contracts is as follows:

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Plant and machinery.........................................    4,230       2,936
                                                                =====       =====
Fixtures and fittings.......................................       --          --
                                                                =====       =====

     The freehold land and buildings and all of the plant and machinery and fixtures and fittings were revalued for existing use at depreciated replacement cost on November 1, 1994 by Weatherall, Green & Smith (Chartered Surveyors). The freehold land and buildings valuation of L5,600,000 resulted in a valuation surplus of L315,000. The plant and machinery and fixtures and fittings valuation of L28,271,000 resulted in a valuation surplus of L5,727,000.

     The freehold land and buildings and all of the plant and machinery and fixtures and fittings at the South Shields plant excluding computer software were revalued for existing use at depreciated replacement cost on April 1, 1997 by Weatherall, Green & Smith (Chartered Surveyors). The South Shields freehold land and buildings valuation of L6,550,000 resulted in a valuation deficit of L1,564,000. The South Shields plant and machinery and fixtures and fittings valuation of

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

L53,685,975 resulted in a valuation surplus of L23,743,000. If the revalued assets were sold at their valuation a taxation liability of L8,720,000 would arise.

11. STOCKS

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Raw materials and consumables...............................    3,966        5,401
Work in progress............................................    1,842        2,492
Finished goods for resale...................................    1,639        1,239
                                                               ------       ------
                                                                7,447        9,132
                                                               ======       ======

12. DEBTORS

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Trade debtors...............................................   17,109       20,910
Other debtors...............................................       57        2,499
Prepayments and accrued income..............................      205          594
                                                               ------       ------
                                                               17,371       24,003
                                                               ======       ======

13. CASH AND CASH EQUIVALENTS

     Analysis of balances as shown in the consolidated balance sheet and changes during the periods:

                                                                              CHANGE
                                                            1994     1995    IN PERIOD
                YEAR ENDED MARCH 31, 1995                  (L000)   (L000)    (L000)
                -------------------------                  ------   ------   ---------
Cash at bank and in hand.................................      27    2,087     2,060
Bank overdraft...........................................  (1,394)      --     1,394
                                                           ------   ------     -----
                                                           (1,367)   2,087     3,454
                                                           ======   ======     =====

                                                                              CHANGE
                                                            1995     1996    IN PERIOD
                YEAR ENDED MARCH 29, 1996                  (L000)   (L000)    (L000)
                -------------------------                  ------   ------   ---------
Cash at bank and in hand.................................   2,087    2,636       549
                                                           ======   ======     =====

                                                                               CHANGE
                                                             1996     1997    IN PERIOD
                 YEAR ENDED APRIL 4, 1997                   (L000)   (L000)    (L000)
                 ------------------------                   ------   ------   ---------
Cash at bank and in hand..................................   2,636   10,244     7,608
Short-term deposits.......................................      --   16,000    16,000
                                                             -----   ------    ------
                                                             2,636   26,244    23,608
                                                             =====   ======    ======

     Included within liquid resources are term deposits of less than one year.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

14. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Current installment due on loan (note 16)...................    1,183        4,183
Trade creditors.............................................   15,179       21,021
Amounts under finance leases (note 15)......................      970        1,032
Current corporation tax.....................................    5,262        7,233
Other taxes and social security costs.......................      578          702
Other creditors.............................................      453          361
Accruals....................................................    9,680       13,331
                                                               ------       ------
                                                               33,305       47,863
                                                               ======       ======

15. OBLIGATIONS UNDER FINANCE LEASES AND HIRE PURCHASE CONTRACTS

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Amounts payable:
  Within one year...........................................    1,254        1,371
  In two to five years......................................    4,804        3,654
                                                               ------       ------
                                                                6,058        5,025
Less: finance charges allocated to future periods...........      972          790
                                                               ------       ------
                                                                5,086        4,235
                                                               ======       ======
Finance leases and hire purchase contracts are analyzed as
  follows:
  Current obligations (note 14).............................      970        1,032
  Noncurrent obligations....................................    4,116        3,203
                                                               ------       ------
                                                                5,086        4,235
                                                               ======       ======

     Analysis of changes in finance leases and hire purchase contracts:

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Opening balance.............................................       --        5,086
Inception of finance lease contracts........................    5,709          154
Capital element on finance lease rental payments............     (623)      (1,005)
                                                                -----       ------
Closing balance.............................................    5,086        4,235
                                                                =====       ======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

16. LOANS

                                                              MARCH 29,    APRIL 4,
                                                                1996         1997
                           GROUP                               (L000)       (L000)
                           -----                              ---------    --------
Wholly repayable within five years:
  Bank loan Bank of Scotland(1).............................    4,500        3,500
  Loan stock................................................    2,000        2,000
  European Coal and Steel Community (ECSC) loan(1)..........      250          125
  European Coal and Steel Community (ECSC) loan(2)..........    3,000        3,000
  European Coal and Steel Community (ECSC) loan(3)..........       --        6,000
Not wholly repayable within five years:
  Medium term loan at 1.75% over Libor per annum repayable
     in 80 quarterly installments of L14,375 from June 28,
     1991...................................................      863          805
  Bank loan Barclays repayable in 10 six monthly
     installments of L450,000 commencing July 31, 1999......       --        6,500
  Bank loan Bank of Scotland(2) repayable in 10 six monthly
     installments of L450,000 commencing July 31, 1999......       --        6,500
  DTI loan at variable interest rates repayable in one
     installment on April 15, 2016..........................       --        2,431
  English Partnerships loan at variable interest rates
     repayable in one installment on September 30, 2016.....       --          658
                                                               ------       ------
                                                               10,613       31,519
Less: included in current liabilities (see note 14).........   (1,183)      (4,183)
                                                               ------       ------
                                                                9,430       27,336
                                                               ======       ======
For loans not wholly repayable within five years the amounts repayable by installments are:
  Within five years.........................................      288        8,090
  After five years..........................................      575        8,804
                                                               ------       ------
                                                                  863       16,894
                                                               ======       ======

                                                                1996         1997
                                                               (L000)       (L000)
                                                              ---------    --------
Loans are repayable as follows:
Amounts falling due: --
  Within one year...........................................    1,183        4,183
  Between one and two years.................................    6,183        3,058
  Between two and five years................................    2,672       15,474
  In five years or more.....................................      575        8,804
                                                               ------       ------
                                                               10,613       31,519
                                                               ======       ======

     The first ECSC loan is secured by a first fixed charge over Interconnection Systems Limited's tangible fixed assets and book debts and a floating charge over its other assets.

     The second ECSC loan is secured by chattel mortgages over Interconnection Systems Limited's plant and machinery, assignment of the book debts insurance policy and assignment of key persons' life policies.

     The first Bank of Scotland loan is secured by a fixed and floating charge over all of Interconnection Systems Limited's assets.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     The medium term loan is secured by a fixed charge over Interconnection Systems Limited's freehold land and buildings.

     The second Bank of Scotland loan, the Barclays loan and the third ECSC loan are secured by a first charge over the assets of Interconnection Systems Limited excluding the property at Balliol Business Park and excluding assets acquired under finance leases, and a second charge over the property at Balliol Business Park.

     The DTI loan and the English Partnerships' loan are secured by a first charge over the property at Balliol Business Park.

     The loan stock is unsecured. The loan stock holders have indicated that redemption will not be sought before April 5, 1998.

     An analysis of changes in loan financing is as follows:

                                                       MARCH 31,    MARCH 29,    APRIL 4,
                                                         1995         1996         1997
                                                        (L000)       (L000)       (L000)
                                                       ---------    ---------    --------
Opening balance......................................    8,578       11,295       10,613
New loans raised.....................................    5,000           --       22,089
Repayment of loans...................................   (2,283)        (682)      (1,183)
                                                        ------       ------       ------
Closing balance......................................   11,295       10,613       31,519
                                                        ======       ======       ======

17. DEFERRED TAXATION

     Deferred taxation provided in the financial statements and the amounts not provided are as follows:

                                                              PROVIDED             NOT PROVIDED
                                                        --------------------   --------------------
                                                        MARCH 29,   APRIL 4,   MARCH 29,   APRIL 4,
                                                          1996        1997       1996        1997
                                                         (L000)      (L000)     (L000)      (L000)
                                                        ---------   --------   ---------   --------
Capital allowances in advance of depreciation.........       --         --        (837)        725
Other timing differences..............................       --         --        (629)     (2,978)
Taxation on valuation surplus.........................       --         --       2,137       8,720
                                                          -----      -----       -----      ------
                                                             --         --         671       6,467
                                                          =====      =====       =====      ======

     The directors consider that the valuation surplus will not be realized in the foreseeable future and therefore no provision for deferred tax on the valuation surplus has been made.

18. DEFERRED GOVERNMENT GRANTS

                                                                      YEAR ENDED
                                                           --------------------------------
                                                           MARCH 31,   MARCH 29,   APRIL 4,
                                                             1995        1996        1997
                                                            (L000)      (L000)      (L000)
                                                           ---------   ---------   --------
Opening balance..........................................      550       1,200        600
Received in the period...................................    1,250          --         --
Released during the period...............................     (600)       (600)      (600)
                                                             -----       -----       ----
Closing balance..........................................    1,200         600         --
                                                             =====       =====       ====

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

19. SHARE CAPITAL

     The authorised and allotted, called up and fully paid share capital at April 1, 1994, March 31, 1995, March 29, 1996 and April 4, 1997 was L200,
consisting of 200 ordinary shares of L1 each.

20. RECONCILIATION OF SHAREHOLDERS' FUNDS AND MOVEMENTS ON RESERVES

                                                     SHARE                            PROFIT AND
                                           SHARE    PREMIUM   REVALUATION    OTHER       LOSS
                                          CAPITAL   ACCOUNT     RESERVE     RESERVE    ACCOUNT     TOTAL
                                          (L000)    (L000)      (L000)      (L000)      (L000)     (L000)
                                          -------   -------   -----------   -------   ----------   ------
At April 2, 1994........................      --     4,650       2,673         227       4,519     12,069
Revaluation during the period...........      --        --       6,042          --          --      6,042
Transfer to retained profits............      --        --      (1,581)         --       1,581         --
Retained profit for the period..........      --        --          --          --       1,147      1,147
Arising on acquisition..................      --        --          --         (11)         --        (11)
                                           -----     -----      ------       -----      ------     ------
At March 31, 1995.......................      --     4,650       7,134         216       7,247     19,247
Transfer to retained profits............      --        --      (1,449)         --       1,449         --
Retained profit for the period..........      --        --          --          --         651        651
                                           -----     -----      ------       -----      ------     ------
At March 29, 1996.......................      --     4,650       5,685         216       9,347     19,898
Revaluation during the period...........      --        --      22,179          --          --     22,179
Transfer to retained profits............      --        --      (1,500)         --       1,500         --
Retained profit for the period..........      --        --          --          --       9,442      9,442
                                           -----     -----      ------       -----      ------     ------
At April 4, 1997........................      --     4,650      26,364         216      20,289     51,519
                                           =====     =====      ======       =====      ======     ======

21. CAPITAL COMMITMENTS

                                          MARCH 29,    APRIL 4,
                                            1996         1997
                                           (L000)       (L000)
                                          ---------    --------
Contracted for but not provided.........       --           --
                                            =====       ======
Authorized but not contracted for.......    7,069       32,429
                                            =====       ======

22. PENSION COMMITMENTS

     Interconnection Systems Limited operates a defined benefit pension scheme which is funded by the payment of contributions to a separately administered fund.

     The contributions to the scheme are determined on behalf of the company with the advice of an independent qualified actuary on the basis of a triennial valuation using the Projected Unit Method. The most recent valuation was carried out as at January 1, 1996. The actuary's valuation used the following main assumptions:

Long term investment return.................................  8.5% per annum
Increase in pensionable salaries............................  6.5% per annum
Increase in pensions in payment.............................  3.0% per annum

     This valuation showed that the market value of the Scheme's assets at January 1, 1996 amounted to L5,660,314 and the actuarial value was sufficient to cover 103% of the benefits that had accrued to members after projecting pensionable salaries to the assumed date of retirement or death.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

     Included within accruals under "Creditors -- amounts falling due within one year" is a pension scheme accrual of L515,877 (1996 -- L402,327).

     The net periodic pension cost for each fiscal year is as follows:

                                                                   YEAR ENDED
                                                      MARCH 31,     MARCH 29,     APRIL 4,
                                                        1995          1996          1997
                                                          L             L            L
                                                      ---------    -----------    --------
Service cost.......................................      168           176           263
Interest cost......................................      291           385           443
Actual return on plan assets.......................      228          (830)         (509)
Net amortization and deferral......................     (689)          375           (57)
                                                        ----          ----          ----
Net periodic pension cost..........................       (2)          106           140
                                                        ====          ====          ====

23. DIRECTORS' INTERESTS

     I H Bradbury has an interest in payments of L389,933 (1996 -- L383,640; 1995 -- L382,800) made by Interconnection Systems Limited to Interconnection Systems (Holdings) Limited in the period ended 4 April 1997 in respect of consultancy services provided to Interconnection Systems Limited by I H Bradbury.

     In addition, the company purchased a property during the year at its market value of L145,000 from T P Robinson, a director of Interconnection Systems Limited and Interconnection Systems (Holdings) Limited.

24. COMPANIES ACT 1985

     These financial statements do not comprise the Company's statutory accounts within the meaning of section 240 of the Companies Act 1985 of Great Britain. Statutory accounts for the years ended March 29, 1996 and March 31, 1995, have been, and for the year ended April 4, 1997, will be, delivered to the Registrar of Companies for England and Wales. The auditors' reports on these accounts were unqualified.

25. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ from United States generally accepted accounting principles ("US GAAP"). The significant differences as they apply to the Group are summarized below.

  Pension costs

     The Group provides for the cost of retirement benefits based upon consistent percentages of employees' pensionable pay as recommended by independent qualified actuaries. US GAAP require that the projected benefit obligation (pension liability) be matched against the fair value of the plan's assets and be adjusted to reflect any unrecognized obligations or assets in determining the pension cost or credit for the year. For the purposes of the reconciliations below, US GAAP have been adopted as of April 1, 1994. The Company has not implemented FAS 87 as of the effective date specified in the standard for a foreign plan (fiscal years beginning after December 15, 1988) due to the unavailability of actuarial data. A portion of the transition liability at April 1, 1994 has been

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

allocated to shareholders' funds based on a ratio of 5/15, being the number of years elapsed between the effective date of FAS 87 and April 1, 1994 over the 15 year period being used to amortize the transition liability.

     Summary of principal assumptions made by the actuary:

                                                   MARCH 31,    MARCH 29,     APRIL 4,
                                                     1995         1996          1997
                                                       %            %             %
                                                   ---------    ---------     --------
Discount rate....................................     8.0%         9.0%          8.5%
Salary growth....................................     6.0          7.0           6.5
Long-term return on assets.......................     9.0          9.0           9.0
Pension increases................................     3.0          3.0           3.0

     The following table details the funded status of the plan under US GAAP:

                                          MARCH 29,    APRIL 4,
                                            1996         1997
                                           (L000)       (L000)
                                          ---------    --------
Vested benefit obligation...............    4,650       5,800
Accrued benefit obligation..............    4,650       5,800
Projected benefit obligation............    5,206       6,520
Assets at market value..................    5,660       6,368
Funded status...........................      454        (152)
Unrecognized transition asset...........     (452)       (395)
Other unrecognised net loss.............      275         787
Prepaid pension cost....................      277         240

     Amounts funded to the pension are primarily invested in equity and fixed income securities.

  Goodwill and negative goodwill

     Under UK GAAP, goodwill and negative goodwill arising on acquisitions is set off against or credited to shareholders' funds in the year of acquisition. Under US GAAP, such goodwill would be capitalized and amortized over its estimated useful life which in the case of the acquisition of Interconnection Systems Limited is estimated to be 10 years. Under US GAAP, negative goodwill would be eliminated by reducing the value of the interest in the noncurrent assets acquired.

     Accordingly, under US GAAP the carrying value of the additional 20% interest in the tangible fixed assets of Interconnection Systems Limited acquired in 1994 would have been reduced by L1,067,000 and subsequent depreciation would have been reduced by L201,000 per annum.

  Revaluation of fixed assets

     Under UK GAAP, the Group's tangible fixed assets are carried at valuations and depreciation is computed based on the revalued amounts. Under US GAAP, such revaluations are not permitted and all tangible assets would be carried at cost subject to any impairment write down and the depreciation charge would be based on such carrying amount. The gain or loss arising on the disposal of tangible assets under US GAAP would differ from that arising under UK GAAP by the amount of the revaluation gain thus realized, which in the years ended March 31, 1995, March 29, 1996 and April 4, 1997 is not material.

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

  Deferred taxation

     Under UK GAAP, deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that taxation will be payable. Under US GAAP, deferred taxation would be computed on all temporary differences between the tax and book bases of assets and liabilities which will result in taxable or tax deductible amounts in future years. Deferred taxation assets would be recognized to the extent that it is more likely than not that they will be realized.

     Deferred taxation also arises in relation to the tax effect of other UK GAAP to US GAAP adjustments.

     Approximate effects on net income of differences between UK GAAP and US
GAAP:

                                                         YEAR ENDED              SIX MONTHS   THREE MONTHS
                                              --------------------------------     ENDED         ENDED
                                              MARCH 31,   MARCH 29,   APRIL 4     JUNE 29,      APRIL 4,
                                                1995        1996        1997        1996          1997
                                               (L000)      (L000)      (L000)      (L000)        (L000)
                                              ---------   ---------   --------   ----------   ------------
                                                                                        (UNAUDITED)
Profit for the year as reported in the
  consolidated profit and loss account......    1,241       1,151       9,892       4,941         1,589
Pension costs...............................      130          58          77          41            19
Amortization of Goodwill....................      (84)        (84)        (84)        (42)          (21)
Depreciation of tangible fixed assets.......    1,782       1,634       1,685         829           421
Deferred taxation -- methodology............      501       1,858         787         464           322
                   -- on adjustments........      (42)        (20)        (25)        (14)           (6)
                                               ------      ------      ------      ------        ------
Net income for the year as adjusted to
accord with US GAAP.........................    3,528       4,597      12,332       6,219         2,324
                                               ======      ======      ======      ======        ======

     Approximate effects on shareholders' funds of differences between UK GAAP and US GAAP:

                                                                    YEAR ENDED
                                                         --------------------------------
                                                         MARCH 31,   MARCH 29,   APRIL 4,
                                                           1995        1996        1997
                                                          (L000)      (L000)      (L000)
                                                         ---------   ---------   --------
Shareholders' funds as reported in the consolidated
  balance sheet........................................   19,247      19,898      51,519
Intangible fixed assets -- goodwill:
  Cost.................................................      840         840         840
  Amortization.........................................     (388)       (472)       (556)
Tangible fixed assets:
  Cost.................................................   (3,875)     (4,076)     (2,304)
  Amortization.........................................   (4,125)     (2,491)    (24,942)
Current assets/liabilities:
  Pension costs........................................      621         679         756
  Deferred taxation -- methodology.....................       --       1,466       2,253
                       -- on adjustments...............       --        (224)       (249)
Provisions for liabilities and charges:
  Deferred taxation -- methodology.....................     (392)         --          --
                       -- on adjustments...............     (204)         --          --
                                                          ------      ------     -------
Shareholders' equity as adjusted to accord with US
  GAAP.................................................   11,724      15,620      27,317
                                                          ======      ======     =======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

  Consolidated statement of cash flows

     The consolidated statement of cash flows prepared under UK GAAP presents substantially the same information as that required under US GAAP. The statements differ however with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

     Under US GAAP, cash and cash equivalents would not include bank overdrafts. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and financing. US GAAP require only three categories of cash flow activity to be reported; operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP.

     The categories of cash flow activity under US GAAP can be summarized as follows:

                                                                         SIX       THREE
                                              YEAR ENDED               MONTHS      MONTHS
                                   --------------------------------     ENDED      ENDED
                                   MARCH 31,   MARCH 29,   APRIL 4,   JUNE 29,    APRIL 4,
                                     1995        1996        1997       1996        1997
                                    (L000)      (L000)      (L000)     (L000)      (L000)
                                   ---------   ---------   --------   ---------   --------
                                                                          (UNAUDITED)
Cash inflow from operating
  activities.....................    10,763      18,670     27,826     13,550       8,243
Cash outflow on investing
  activities.....................   (12,670)    (16,816)   (24,119)    (5,870)     (9,490)
Cash (outflow)/inflow from
  financing activities...........     3,967      (1,305)    19,901     (2,333)      5,229
                                    -------     -------    -------     ------     -------
Increase in cash and cash
  equivalents....................     2,060         549     23,608      5,347       3,982
Cash and cash equivalents:
  Opening balance................        27       2,087      2,636         --      22,262
                                    -------     -------    -------     ------     -------
  Closing balance................     2,087       2,636     26,244      5,347      26,244
                                    =======     =======    =======     ======     =======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

26. CONVERSION OF UK GAAP AMOUNTS TO US GAAP AMOUNTS IN US DOLLARS (UNAUDITED)

     The following tables set forth in UKL the historical balance sheet and profit and loss accounts of the Company as of and for the year ended April 4, 1997, on a historical basis and adjusts the amounts to US GAAP in UKL. The UKL amounts are then translated to US$ based on a translation rate of UKL.61 = US$1.00. Such amounts are shown translated to U.S.$ for convenience purposes only.

Consolidated profit and loss account (unaudited)

                                                                  YEAR ENDED APRIL 4, 1997
                                              ----------------------------------------------------------------
                                                 U.K.       U.S. GAAP
                                                 GAAP      ADJUSTMENTS   U.S. GAAP    TRANSLATION   U.S. GAAP
                                                (L000)       (L000)        (L000)        RATE       (U.S.$000)
                                              ----------   -----------   ----------   -----------   ----------
Turnover....................................   141,643           --       141,643         .61        232,202
  Cost of sales.............................   112,980       (1,685)      111,295         .61        182,451
                                               -------       ------       -------                    -------
  Gross profit..............................    28,663        1,685        30,348         .61         49,751
  Distribution costs........................     1,632            7         1,639         .61          2,687
  Administrative expenses...................     9,491           --         9,491         .61         15,559
  Other operating income....................       (44)          --           (44)        .61            (72)
                                               -------       ------       -------                    -------
Operating profit............................    17,584        1,678        19,262         .61         31,577
  Interest receivable.......................       414           --           414         .61            679
  Interest payable..........................    (1,232)          --        (1,232)        .61         (2,020)
                                               -------       ------       -------                    -------
Profit on ordinary activities before
  taxation..................................    16,766        1,678        18,444         .61         30,236
  Tax on profit on ordinary activities......     6,874         (762)        6,112         .61         10,020
                                               -------       ------       -------                    -------
Profit on ordinary activities after
  taxation..................................     9,892        2,440        12,332         .61         20,216
                                               =======       ======       =======                    =======

                                                        THREE MONTHS ENDED APRIL 4, 1997 (UNAUDITED)
                                              ----------------------------------------------------------------
                                                 U.K.       U.S. GAAP
                                                 GAAP      ADJUSTMENTS   U.S. GAAP    TRANSLATION   U.S. GAAP
                                                (L000)       (L000)        (L000)        RATE       (U.S.$000)
                                              ----------   -----------   ----------   -----------   ----------
Turnover....................................    38,266           --        38,266        0.61         62,731
  Cost of sales.............................    33,711         (408)       33,303        0.61         54,595
                                               -------        -----       -------                    -------
  Gross profit..............................     4,555          408         4,963        0.61          8,136
  Distribution costs........................       525           --           525        0.61            862
  Administrative expenses...................     1,557          (11)        1,546        0.61          2,535
  Other operating income....................       (44)          --           (44)       0.61            (72)
                                               -------        -----       -------                    -------
Operating profit............................     2,517          419         2,936        0.61          4,811
  Interest receivable.......................        48           --            48        0.61             79
  Interest payable..........................      (308)          --          (308)       0.61           (505)
                                               -------        -----       -------                    -------
Profit on ordinary activities before
  taxation..................................     2,257          419         2,676        0.61          4,385
  Tax on profit on ordinary activities......       668         (316)          352        0.61            576
                                               -------        -----       -------                    -------
Profit on ordinary activities after
  taxation..................................     1,589          735         2,324        0.61          3,809
                                               =======        =====       =======                    =======

                   INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

                     (EXPRESSED IN BRITISH POUNDS STERLING)

Consolidated balance sheet (unaudited)

                                                                       APRIL 4, 1997
                                              ----------------------------------------------------------------
                                                 U.K.       U.S. GAAP
                                                 GAAP      ADJUSTMENTS   U.S. GAAP    TRANSLATION   U.S. GAAP
                                                (L000)       (L000)        (L000)        RATE       (U.S.$000)
                                              ----------   -----------   ----------   -----------   ----------
Fixed assets
  Intangible assets.........................        --           284          284         .61            466
  Tangible assets...........................    70,542       (27,246)      43,296         .61         70,977
                                                ------       -------       ------                    -------
                                                70,542       (26,962)      43,580         .61         71,443
Current assets
  Stocks....................................     9,132            --        9,132         .61         14,970
  Debtors...................................    24,003         2,493       26,496         .61         43,436
  Cash at bank and in hand..................    26,244            --       26,244         .61         43,023
                                                ------       -------       ------                    -------
                                                59,379         2,493       61,872         .61        101,429
Creditors: amounts falling due within one
  year......................................    47,863          (267)      47,596         .61         78,026
                                                ------       -------       ------                    -------
Net current assets..........................    11,516         2,760       14,276         .61         23,403
                                                ------       -------       ------                    -------
Total assets less current liabilities.......    82,058       (24,202)      57,856         .61         94,846
Creditors: amounts falling due after more
  than one year
  Loans.....................................    27,336            --       27,336         .61         44,813
  Obligations under finance leases..........     3,203            --        3,203         .61          5,251
Accruals and deferred income
  Deferred Government grants................        --            --           --         .61             --
                                                ------       -------       ------                    -------
                                                51,519       (24,202)      27,317         .61         44,782
                                                ======       =======       ======                    =======
Capital and reserves*
  Called up share capital...................        --            --           --         .61             --
  Share premium account.....................     4,650            --        4,650         .61          7,623
  Revaluation reserve.......................    26,364       (26,364)          --         .61             --
  Other reserves............................       216          (216)          --         .61             --
  Profit and loss account...................    20,289         2,378       22,667         .61         37,159
                                                ------       -------       ------                    -------
                                                51,519       (24,202)      27,317         .61         44,782
                                                ======       =======       ======                    =======

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE NEW NOTES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

------------------------------------------------------------

TABLE OF CONTENTS

Available Information..........................      i
Certain Definitions and Industry Data..........     ii
Summary........................................      1
Risk Factors...................................      8
Use of Proceeds................................     18
Selected Financial Data........................     19
Unaudited Pro Forma Financial Information......     27
Management's Discussion and Analysis of Results
  of Operations and Financial Condition........     36
Business.......................................     47
Management.....................................     53
Security Ownership of Certain Beneficial
  Owners.......................................     59
Certain Transactions...........................     61
Description of Senior Credit Facilities........     64
The Exchange Offer.............................     67
Description of New Notes.......................     74
Certain Federal Income Tax Considerations......    103
Plan of Distribution...........................    104
Legal Matters..................................    104
Experts........................................    105
Changes In and Disagreements with Accountants
  on Accounting and Financial Disclosure.......    105
Index to Financial Statements..................    F-1

------------------------------------------------------------

    UNTIL FEBRUARY 11, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                        9 3/4% SENIOR SUBORDINATED NOTES
                                  DUE 2007 FOR
                        9 3/4% SENIOR SUBORDINATED NOTES
                                    DUE 2007

                            [VIASYSTEMS, INC. LOGO]
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               NOVEMBER 13, 1997